As filed with the Securities and Exchange Commission on February 12, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

__________________

NTL INCORPORATED

(On January 10, 2003, the name of the registrant was changed from NTL Communications Corp. to NTL Incorporated)

(Exact Name of Registrant as Specified in its Charter)

Delaware	4899	52-1822078
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

__________________

110 East 59th Street, 26th Floor
New York, New York 10022
(212) 906-8440

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Richard J. Lubasch, Esq	Thomas H. Kennedy, Esq
Executive Vice President	Adrian J. S. Deitz, Esq
General Counsel and Secretary	Skadden, Arps, Slate, Meagher &
NTL Incorporated	Flom LLP
110 East 59th Street, 26th Floor	Four Times Square
New York, New York 10022	New York, New York 10036
(212) 906-8470	(212) 735-3000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

     Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this registration statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    [  ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    [  ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    [  ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    [  ]

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	To be	Offering	Aggregate	Registration
Securities to be Registered	Registered(1)	Price Per Security	Offering Price	Fee

Common Stock, par value $0.01 per share, including associated rights to purchase Series A Junior Participating Preferred Stock(2)	17,205,157	$12.15(3)	$209,042,657.55	$19,231.92

(1)	The amount to be registered includes 6,370,689 shares of our common stock issuable upon exercise of our Series A warrants. Pursuant to Rule 416 under the Securities Act, such number of shares of our common stock registered hereby shall also include an indeterminate number of additional shares of our common stock that may be issued from time to time upon exercise of our Series A warrants by reason of adjustment of the conversion price in certain circumstances specified in the agreement governing the Series A warrants.

(2)	The rights to purchase shares of our Series A Junior Participating Preferred Stock initially are attached to and trade with the shares of our common stock being registered hereby. Upon the occurrence of specified events, our Series A Junior Participating Preferred Stock will be evidenced separately from the shares of our common stock. Value attributed to these rights, if any, is reflected in the market price of our common stock.

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) and 457(c) of the Securities Act on the basis of the average of the high and low price of our shares of common stock on the Nasdaq National Market on February 11, 2003.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated February 12, 2003

PROSPECTUS

NTL Incorporated

____________________

7,069,294 Shares of Common Stock

____________________

     On January 10, 2003, the “Effective Date” of the Second Amended Joint Reorganization Plan of NTL Incorporated and Certain Subsidiaries, we emerged from Chapter 11 reorganization. As part of our reorganization plan, we issued to certain of our stakeholders 50,000,969 shares of our common stock, par value $0.01 per share, and 8,750,496 Series A warrants, each of which entitles the holder thereof to purchase one share of our common stock at an initial exercise price of $309.88, subject to adjustment. In addition, we issued 500,000 shares of our common stock to the initial purchasers of our 19% senior secured notes due 2010, referred to in this prospectus as the Exit Notes. Pursuant to a registration rights agreement signed on the Effective Date, certain former creditors who received certain of those securities, and who are identified as the selling securityholders in this prospectus, are entitled to have the common stock which they received (or which they are entitled to purchase pursuant to the Series A warrants they received) registered.

     This prospectus relates to the offer and sale by the selling securityholders identified in this prospectus of 7,069,294 shares of our common stock, including shares of our common stock issuable upon exercise of Series A warrants.

     The selling securityholders will receive all of the net proceeds from sales of the shares registered hereby and will pay all underwriting discounts and selling commissions, if any, applicable to those sales. We will not receive any proceeds from sales of any of these shares.

     This prospectus contains a general description of the shares of common stock which may be offered and sold. The selling securityholders may periodically sell these shares directly or through agents, underwriters or dealers. If required, each time a selling securityholder sells shares of common stock, we will provide a prospectus supplement that will contain specific information about the terms of that transaction. We urge you to carefully read this prospectus and any accompanying prospectus supplement before you make an investment decision.

     Our common stock is currently listed on the Nasdaq National Market under the symbol “NTLI.” On February 11, 2003, the last bid price for our common stock on the Nasdaq National Market was $12.00.

     We urge you to carefully read the “Risk Factors” section beginning on page 13 where we describe risks associated with our common stock, before you make your investment decision.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2003

The audited consolidated financial statements and related notes of NTL Incorporated (formerly NTL Communications Corp.) and Subsidiaries, including the report of independent auditors dated April 16, 2002, were included in our Annual Report on Form 10-K/A filed on October 15, 2002. These financial statements and related notes have not been updated for events relating to our completed restructuring and our emergence from Chapter 11 reorganization. In addition, the condensed consolidated financial statements and related notes of NTL Incorporated (formerly NTL Communications Corp.) and Subsidiaries were included in our Quarterly Report on Form 10-Q filed on November 14, 2002. These financial statements and related notes have not been updated for events relating to our completed restructuring and our emergence from Chapter 11 reorganization.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

     Certain statements contained herein constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. When used herein, the words, “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by such forward-looking statements. Such factors include, among others, those set forth in the section of this prospectus captioned “Risk Factors” beginning on page 13, as well as: the impact of our organizational restructuring and integration actions; our ability to maintain contracts that are critical to our operations; potential adverse developments with respect to our liquidity or results of operations; our ability to fund and execute our business plan; our ability to attract, retain and compensate key executives and associates; our ability to attract and retain customers; general economic and business conditions; technological developments; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, all in a timely manner at reasonable costs and on satisfactory terms and conditions; assumptions about customer acceptance, churn rates, overall market penetration and competition from providers of alternative services; the impact of new business opportunities requiring significant up-front investment; and interest rate and currency exchange rate fluctuations. We assume no obligation to update the forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting such statements.

PROSPECTUS SUMMARY

     This summary highlights information about us which is contained elsewhere in this prospectus. This summary may not contain all the information that is important to you. You should read the entire prospectus, including the section entitled “Risk Factors” and the financial statements and related notes, carefully before making an investment decision. Various statements in this prospectus are forward-looking statements. Please refer to the section of this prospectus entitled “Special Note Regarding Forward-Looking Statements.”

     The terms “NTL,” the “Company,” “we,” “our” and “us” refer to NTL Incorporated and its consolidated subsidiaries unless the context suggests otherwise. The term “you” refers to a prospective purchaser of our common stock and/or Series A warrants.

ABOUT NTL

Overview

     We are a leading broadband communications company in the UK and the Republic of Ireland based on aggregate subscriber numbers as of September 30, 2002.

     Our predominant lines of business are:

•	CONSUMER SERVICES, including residential telephony, cable television, Internet access and interactive services;

•	BUSINESS SERVICES, including data, voice and Internet services;

•	BROADCAST TRANSMISSION AND TOWER SERVICES, including digital and analog television and radio broadcasting, wireless network management, tower and site leasing, satellite distribution services and radio communication services; and

•	NETWORK SERVICES, including national and international carrier telecommunications services and managing our UK national network infrastructure.

     In addition to these communications operations, we have investments in a virtual Internet service provider (ISP), VirginNet, a pay-per-view content provider, Front Row, and joint ventures relating to UK digital television and radio and a calling card business.

     Our principal executive offices are located at 110 East 59th Street, New York, New York 10022, and our telephone number is (212) 906-8440. The address of our website is www.ntl.com. The information on our website is not part of this prospectus.

NTL’s Completed Restructuring

     On May 8, 2002, NTL Incorporated (then known as NTL Communications Corp.), NTL Europe, Inc. (then known as NTL Incorporated) and certain of our and NTL Europe, Inc.’s subsidiaries filed a pre-arranged joint reorganization plan, referred to in this prospectus as the Plan, under Chapter 11 of the US Bankruptcy Code. Our operating subsidiaries and those of NTL Europe, Inc. were not included in the Chapter 11 filing. The Plan became effective on January 10, 2003, at which time we emerged from Chapter 11 reorganization.

     Pursuant to the Plan, the entity formerly known as NTL Incorporated and its subsidiaries and affiliates were split into two separate groups, and we and NTL Europe, Inc. each emerged as independent public companies. The entity formerly known as NTL Communications Corp. (the registrant) was renamed “NTL Incorporated” and became the holding company for the former NTL group’s principal UK and Ireland assets. Prior to consummation of the Plan, we were a wholly-owned subsidiary of the entity then known as NTL Incorporated, which, pursuant to the Plan, was renamed “NTL Europe, Inc.” and which became the holding company for the former NTL group’s continental European and certain other assets. Pursuant to the Plan, all of the outstanding securities of our former parent company (NTL Europe, Inc.) and certain of its subsidiaries, including us, were cancelled, and we issued shares of our common stock and Series A warrants and NTL Europe, Inc. issued shares of its common stock and preferred stock to various former creditors and stockholders of our former parent company and its subsidiaries, including us. The precise mix of new securities received by holders of each particular type of security of our former parent company and its subsidiaries was set forth in the Plan.

Historical Structure of the Company

     We were incorporated in 1993 as a Delaware corporation and continued as a publicly-traded holding company until February 1999. From February 1999 until the Effective Date, we were a wholly-owned subsidiary of NTL (Delaware), Inc., a Delaware corporation, which was incorporated in February 1999, to effect a reorganization into a holding company structure under Section 251(g) of the Delaware General Corporation Law. The holding company structure was implemented to pursue opportunities outside of the UK and Ireland, and was accomplished through a merger. Our stockholders at the time became stockholders of the new holding company, NTL (Delaware), Inc., and we became a wholly-owned subsidiary of the new holding company. The new holding company took the name NTL Incorporated until May 2000 when it was changed to NTL (Delaware), Inc., its current name.

     In May 2000 another new holding company structure was implemented in connection with the acquisition of the residential assets of Cable & Wireless Communications plc, referred to in this prospectus as CWC (the operations acquired from CWC are called ConsumerCo), and was similarly accomplished through a merger. The stockholders of NTL (Delaware), Inc. became stockholders of the new holding company, and NTL (Delaware), Inc. became a subsidiary of the new holding company, and we remained a subsidiary of NTL (Delaware), Inc., referred to in this prospectus as NTL Delaware. The new holding company then took the name NTL Incorporated, which remained its name until the Effective Date of the Plan (January 10, 2003), at which time its name was changed to NTL Europe, Inc., referred to in this prospectus as NTL Europe. We remained a subsidiary of those two holding companies until the Effective Date, at which time NTL Europe and its wholly owned subsidiary NTL Delaware were separated from us pursuant to the Plan and we took the name NTL Incorporated.

     On February 21, 2001, our former parent company contributed the assets of ConsumerCo to us and NTL Delaware contributed the assets of NTL Business Limited (formerly Workplace Technologies plc and referred to in this prospectus as NTL Business) to us. NTL Group Limited, a wholly-owned indirect subsidiary of ours, which was acquired in 1996, has a 30-year history in the UK as a provider of reliable communications services.

     We conduct our operations through direct and indirect wholly-owned subsidiaries.

Summary Corporate Structure

     The following chart shows on a condensed basis the corporate structure of NTL through which our operations are conducted, as of January 10, 2003. This chart does not show our operating or other intermediate companies.

*	Includes Diamond Holdings Limited, the issuer of the 10% Senior Notes due 2008 and 9-1/8% Senior Notes due 2008, and Diamond Cable Communications Limited, the guarantor of those series of notes and the parent company of Diamond Holdings Limited

**	Includes the subsidiaries which secure our Senior Credit Facility and Working Capital Credit Facility

***	Includes NTL (Triangle) LLC, the issuer of the 11.2% Senior Discount Debentures due 2007

THE OFFERING

Issuer	NTL Incorporated (formerly NTL Communications Corp.)
Securities Offered by the Selling Securityholders	7,069,294 shares of common stock, par value $0.01 per share (including shares of common stock issuable upon exercise of Series A warrants, subject to adjustment).
Common stock outstanding	50,584,214 shares as of February 11, 2003

Voting Rights	Holders of our common stock have one vote per share.
Use of Proceeds	We will not receive any proceeds from the sale of common stock sold pursuant to this prospectus. The selling securityholders will receive all the proceeds from the sale of common stock sold pursuant to this prospectus.

Nasdaq Symbol	Our common stock currently trades under the symbol “NTLI” on the Nasdaq National Market.
Risk Factors	Please refer to the section of this prospectus entitled “Risk Factors” beginning on page 13 for a discussion of risks that you should consider carefully before deciding to invest in shares of our common stock.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
OF NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)

     The summary consolidated financial information of NTL Incorporated (formerly NTL Communications Corp.) presented below under the captions income statement data for the years ended December 31, 2001, 2000 and 1999, and balance sheet data at December 31, 2001, was derived from our audited consolidated financial statements. Interim data at September 30, 2002 and for the nine months ended September 30, 2002 and 2001 are unaudited, but include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of that data. Results for the nine months ended September 30, 2002 are not necessarily indicative of the results that may be expected for any other interim period or for the year as a whole.

     The summary consolidated financial information as of September 30, 2002 and for the period from May 8, 2002 to September 30, 2002 was prepared in accordance with accounting principles generally accepted in the United States for interim financial information, including American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code”. Pursuant to SOP 90-7, we discontinued accruing interest expense on certain pre-petition obligations that were canceled pursuant to the Plan from May 8, 2002, the date the Plan was filed. Contractual interest on those obligations payable in that period was $746.0 million, which was $389.5 million in excess of reported interest expense.

     We will adopt fresh-start reporting in accordance with SOP 90-7. For financial reporting purposes, we will record the effects of the consummation of the Plan and the adjustments for fresh-start reporting as of December 31, 2002. Under fresh-start reporting, we will determine the reorganization value of our assets and the present value of our liabilities as of December 31, 2002. We are still in the process of determining our reorganization value. The estimates of our reorganization value that are used in the unaudited pro forma financial information were prepared on a preliminary basis, and are subject to change as we complete the valuation.

     As of December 31, 2001, $14,203.0 million of our long-term debt was classified as current due to the uncertainties about compliance with the terms and conditions of the instruments and agreements governing our debt that would give the holders of the debt the right to accelerate payment. In the fourth quarter of 2001, we recorded asset impairments totaling $8,161.6 million including goodwill of $8,077.8 million, license acquisition costs of $58.8 million, customer lists of $9.1 million, other intangibles of $14.9 million and investments in affiliates of $1.0 million. In addition, in 2001 we recorded restructuring costs of $202.8 million, integration and consulting costs of $95.1 million and a loss on the sale of the ConsumerCo off-net indirect access customers of $88.5 million.

     In March 1999, we purchased Diamond Cable Communications plc, referred to in this prospectus as Diamond, for an aggregate purchase price of approximately $984.6 million, including intangibles of approximately $1.3 billion. In July 1999, we purchased Cablelink Limited, referred to in this prospectus as Cablelink, for an aggregate purchase price of approximately $700.5 million, including intangibles of approximately $669.6 million. In September 1999, NTL Delaware purchased NTL Business for an aggregate purchase price of $175.0 million, including intangibles of approximately $176.9 million. We subsequently acquired NTL Business from NTL Delaware. In May 2000, NTL Europe purchased ConsumerCo for an aggregate purchase price of approximately $13.1 billion, including intangibles of approximately $4.8 billion. We subsequently acquired ConsumerCo from NTL Europe. As previously described, NTL Europe and NTL Delaware are no longer affiliates of ours as a result of the implementation of the Plan. The net assets and results of operations of Diamond, Cablelink, NTL Business and ConsumerCo are included in the consolidated financial statements from March 1999, July 1999, September 1999 and May 2000, their respective dates of acquisition. In August 1999, Telewest Communications plc exercised its right to purchase all of our shares of Cable London PLC and all of our related rights and interests for a purchase price of approximately £428.0 million.

     The summary pro forma financial information is derived from the unaudited pro forma financial information which gives effect to our emergence from Chapter 11 reorganization and the estimated effect of our adoption of fresh-start reporting. The unaudited pro forma financial information does not purport to present our financial position or results of operations had our emergence from Chapter 11 reorganization and the estimated effect of our adoption of fresh-start reporting occurred on the dates specified, nor are they necessarily indicative of the financial position or results of operations that we may report in the future. The following information should be read in conjunction with our consolidated financial statements and related notes and the unaudited pro forma financial information and related notes, in each case, appearing elsewhere in this prospectus.

	Nine Months Ended
	September 30,			Year Ended December 31,

	Pro Forma			Pro Forma
	2002	2002	2001	2001	2001	2000	1999

	(in millions, except per share data)
Income Statement Data:
Revenues	$2,426.0	$2,426.0	$2,363.4	$3,189.6	$3,189.6	$2,484.2	$1,537.1
Costs and expenses
Operating	1,128.7	1,128.7	1,180.3	1,564.3	1,564.3	1,223.2	761.5
Selling, general and administrative	565.6	565.6	775.1	973.2	973.2	969.1	562.9
Asset impairments	—	—	—	—	8,160.6	—	—
Franchise fees	—	—	—	—	—	—	16.5
Non-cash compensation	—	—	30.6	30.6	30.6	—	—
Other charges	32.2	32.2	53.2	297.9	297.9	92.7	16.2
Corporate expenses	301.3	301.3	13.8	24.3	24.3	23.7	25.3
Depreciation	832.3	1,050.0	923.6	1,071.1	1,361.4	874.4	475.5
Amortization	—	46.9	953.5	—	1,178.9	826.3	290.2

Total costs and expenses	2,860.1	3,124.7	3,930.1	3,961.4	13,591.2	4,009.4	2,148.1

Operating (loss)	(434.1)	(698.7)	(1,566.7)	(771.8)	(10,401.6)	(1,525.2)	(611.0)
Other income (expense)
Interest income and other, net	21.8	19.7	21.2	41.7	34.7	25.8	48.2
Interest expense	(437.0)	(652.3)	(895.7)	(516.5)	(1,240.8)	(886.3)	(678.1)
Loss from early extinguishment of debt	—	—	—	—	—	—	(3.0)
Share of losses from equity investments	(3.0)	(3.0)	(10.7)	(23.3)	(23.3)	(24.2)	(18.4)
Other (losses) gains	—	—	—	(88.5)	(88.5)	—	493.1
Foreign currency transaction gains (losses)	46.0	(47.4)	4.3	(39.8)	0.6	(58.1)	22.8

(Loss) before recapitalization items and income taxes	(806.3)	(1,381.7)	(2,447.6)	(1,398.2)	(11,718.9)	(2,468.0)	(746.4)
Recapitalization items, net	—	(95.8)	—	—	—	—	—

(Loss) before income taxes	(806.3)	(1,477.5)	(2,447.6)	(1,398.2)	(11,718.9)	(2,468.0)	(746.4)
Income tax (expense) benefit	33.0	33.0	3.7	(118.1)	(118.1)	79.9	29.9

Net (loss)	$(773.0)	$(1,444.5)	$(2,443.9)	$(1,516.3)	$(11,837.0)	$(2,388.1)	$(716.5)

Basic and diluted net (loss) per common share	$(15.31)			$(30.03)

Weighted average shares	50.5			50.5

	September 30, 2002
	Pro Forma	September 30, 2002	December 31, 2001

	(in millions)
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$628.5	$475.7	$251.1
Working capital	(311.1)	(6,262.1)	(15,073.6)
Fixed assets	7,447.6	11,137.1	10,840.3
Total assets	8,990.7	13,550.6	13,026.1
Long-term debt(1)	6,186.9	15,313.6	14,203.0
Shareholders’ equity (deficiency)	1,062.5	(4,208.6)	(3,179.0)

(1)	As of September 30, 2002, there was $5,595.7 million of long-term debt classified as current due to substantially all of our debt being in default, as well as uncertainties about compliance with the terms and conditions of our debt that would give the holders of the debt the right to accelerate payment. In addition, as of September 30, 2002, there was $9,717.9 million of long-term debt included in liabilities subject to compromise. As of December 31, 2001, there was $14,203.0 million of long-term debt classified as current.

RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below before deciding to invest in our common stock. In assessing these risks, you should also refer to the other information in this prospectus, including our financial statements and the related notes. Various statements in this prospectus, including some of the following risk factors, constitute forward-looking statements.

Risks Related to the Company

Our business is capital intensive and we have historically incurred losses and generated negative cash flows and cannot assure you that we will be profitable in the future or that we will have sufficient liquidity to fund our working capital and capital expenditures and to meet our obligations under our existing debt instruments.

     Our business is very capital intensive and has always required significant amounts of cash. Historically, construction, operating expenditures and interest costs have resulted in negative cash flow, which we expect will continue for the foreseeable future. We have also incurred and expect to continue to incur substantial losses. We cannot be certain that we will achieve or sustain profitability in the future. Failure to achieve profitability could diminish our ability to sustain operations, meet financial covenants, obtain additional required funds and make required payments on any indebtedness we have incurred or may incur.

     We had net losses for the nine months ended September 30, 2002 of $1,444.5 million, and for the years ended December 31:

•	2001: $11,837.0 million (including an asset impairment charge of $8,160.6 million)

•	2000: $2,388.1 million

•	1999: $716.5 million

•	1998: $534.6 million

•	1997: $333.1 million

     As of September 30, 2002, our accumulated deficit was $17.6 billion.

     Moreover, we currently expect that we will require approximately $650 million to fund our working capital and capital expenditures, net of cash from operations, and certain payments we were required to make upon consummation of the Plan (namely the settlement of recapitalization costs with NTL Europe, the repayment or purchase of the £90 million loan from NTL Delaware to NTL (UK) Group Inc. and the UK credit facilities amendment fee) in the twelve months from October 1, 2002 to September 30, 2003. We believe that cash, cash equivalents and marketable securities on hand of $475.7 million at September 30, 2002, and the $500 million in cash from the issuance of the Exit Notes and shares of our common stock to the purchasers of the Exit Notes will be sufficient for our cash requirements during the twelve months from October 1, 2002 to September 30, 2003. It is possible that these sources of cash will be insufficient resulting in our having to raise additional funds for liquidity. There can be no assurance we will have the requisite access to new funding if the need arises.

     In addition, beginning in 2005, a series of principal payments will come due on our existing debt instruments as they approach their respective maturity dates. Our ability to make these payments and meet our ongoing funding requirements is dependent upon a number of factors, including our existing cash balances, the cash flow generated by our operating subsidiaries, and our ability to obtain additional financing in the future. Failure to achieve profitability or maintain or achieve various other financial performance levels could in the future diminish our ability to sustain operations, meet financial covenants, obtain additional funds, and make required payments on our indebtedness.

We are a holding company that is dependent upon cash flow from our subsidiaries to meet our obligations; our ability to access that cash flow may be limited in some circumstances.

     We are a holding company with no independent operations or significant assets other than our investments in and advances to our subsidiaries. We depend upon the receipt of sufficient funds from our subsidiaries to meet our obligations. In addition, the terms of existing and future indebtedness of us and our subsidiaries and the laws of the jurisdictions under which those subsidiaries are organized limit the payment of dividends, loan repayments and other distributions to us under many circumstances.

We have historically had a deficiency of earnings to fixed charges and our earnings in the future may not be sufficient to cover those fixed charges.

     For the nine months ended September 30, 2002 and the years ended December 31, 2001, 2000, 1999, 1998 and 1997, our earnings were insufficient to cover fixed charges by approximately $1,515.8 million, $11,786.6 million, $2,563.1 million, $785.2 million, $535.0 million and $350.9 million, respectively. Fixed charges consist of interest expense, including capitalized interest, amortization of fees related to debt financing and rent expense deemed to be interest. Our earnings in the future may not be sufficient to cover those fixed charges.

Our substantial leverage could adversely affect our financial health and diminish shareholder value.

     We are, and, for the foreseeable future will continue to be, highly leveraged. On a pro forma basis as of September 30, 2002, the accreted value of our total long-term indebtedness was $6,186.9 million. This debt represents approximately 85.3% of our estimated total capitalization on a pro forma basis as of September 30, 2002. Cash interest payments by us and our subsidiaries are expected to be approximately $590 million in 2003.

     Our substantial indebtedness, coupled with the relatively high effective interest rate on our Exit Notes, could adversely affect our financial health and, consequently, erode shareholder value, by, among other things:

•	increasing our vulnerability to adverse changes in general economic conditions or increases in prevailing interest rates particularly for any borrowings at variable interest rates,

•	limiting our ability to obtain additional financing, if needed, and

•	requiring us to dedicate a substantial portion of our cash flow from operations to service our debt, which reduces the funds available for operations and future business opportunities.

     In addition, the significant cash payments required as a result of the relatively high interest rates of our debt, if left outstanding, could negatively impact shareholder value.

We are subject to restrictive debt covenants pursuant to our indebtedness.

     As part of our implementation of the Plan, we issued $558.249 million principal amount of Exit Notes to certain of our creditors under the terms of an indenture. In addition, we amended the terms of our existing Senior Credit Facility and Working Capital Credit Facility.

     The indentures governing our outstanding notes, including our Exit Notes, among other things, significantly restrict and, in some cases, prohibit our ability and the ability of most of our subsidiaries to:

•	incur additional debt;

•	create or incur liens;

•	pay dividends or make other equity distributions;

•	purchase or redeem share capital;

•	create restrictions on the payment of dividends or other amounts by our subsidiaries;

•	make investments;

•	sell assets;

•	issue or sell share capital of certain subsidiaries;

•	engage in transactions with affiliates; and

•	effect a merger or consolidation of, or sell all or substantially all of our assets.

     Similar restrictive covenants are contained in our Senior Credit Facility and Working Capital Credit Facility which are applicable to us and most of our subsidiaries. In addition, under our credit facilities, we and our subsidiaries must comply with certain financial covenants specifying various financial performance levels that we are required to meet. In the event we were to fail to meet any such covenant and were unable to cure such breach or otherwise renegotiate such covenant, the lenders under those facilities would have significant rights to seize control of most of our assets. Such a default, or a breach of any of the other obligations in the indenture governing our Exit Notes, could also trigger a default under our Exit Notes.

     The covenants in our credit facilities and the indentures governing our outstanding notes and any future debt may significantly restrict our future operations. Furthermore, upon the occurrence of any event of default under the indentures governing our notes, our credit facilities or the agreements governing any other debt of our subsidiaries, the lenders could elect to declare all amounts outstanding under such indentures, credit facilities or agreements, together with accrued interest, to be immediately due and payable. If those lenders accelerate the payment of those amounts, we cannot assure you that our assets and the assets of our subsidiaries will be sufficient to repay in full those amounts.

Our Chapter 11 reorganization and uncertainty over our financial condition may harm our business and our brand name.

     Adverse publicity or news coverage regarding our recent Chapter 11 reorganization and financial condition could have an adverse effect on parts of our business. Similarly, negative press about the financial condition of other cable and pay television operations and alternative telecom carriers in general may affect our reputation. For example, one of our key strategies is to increase our penetration of higher value small to medium size enterprises, or SMEs, and provide increased retail services of bundled voice, data and Internet services for SMEs. However, due to the negative publicity surrounding our Chapter 11 reorganization and our financial condition and the potential effect of that publicity on our brand name, we may find it difficult to convince SMEs to take up our services. Although we have successfully consummated the Plan, there is no assurance that such negative publicity will not adversely impact our results of operations or have a long-term effect on our brand.

     In addition, uncertainty during our recapitalization process may have adversely affected our relationships with our suppliers. If suppliers become increasingly concerned about our financial condition, they may demand faster payments or refuse to extend normal trade credit, both of which could further adversely affect our cash conservation measures and our results of operations. We may not be successful in obtaining alternative suppliers if the need arises and this would adversely affect our results of operations.

The telecommunications industry is subject to rapid technological changes and we cannot predict the effect of any changes on our businesses.

     The telecommunications industry is subject to rapid and significant changes in technology and the effect of technological changes on our businesses cannot be predicted. Our core offerings may become outdated due to technological breakthroughs rendering our products out of date. In addition, our business plan contemplates the introduction of services using new technologies. Our investments in those new services, such as those related to the 3G mobile network, may prove premature and we may not realize anticipated returns on these new products. The cost of implementation for emerging and future technologies could be significant, and our ability to fund such implementation may depend on our ability to obtain additional financing. We cannot be certain that we would be successful in obtaining any additional financing required.

We are subject to significant competition in each of our business areas and we expect that competition will intensify – if we are unable to compete successfully, our financial conditions and results of operations could be adversely affected.

     We face significant competition from established and new competitors in each of our businesses. In particular, in two of our three key lines of business – telephony and television — the markets are dominated by our competitors (BT and BSkyB, respectively), who have very large market shares and generally have less financial and operating constraints than we do. As existing technology develops and new technologies emerge, we believe that competition will intensify in each of our business areas, particularly business telecommunications and the Internet. Some of our competitors have substantially greater financial and technical resources than we do. Moreover, we may also be required to reduce prices if our competitors reduce prices, or as a result of any other downward pressure on prices for telecommunications services, which could have an adverse effect on us.

     In addition, BSkyB has access to various movie and sports programming content, with which they create some of the most popular pay TV channels in the UK. We carry several of those channels on our systems. Although there are competing channel providers, the position of programming supplier to NTL undoubtedly is an advantage to BSkyB, not only because the Sky brand is a feature of our cable TV service, but also because we are dependant upon the supply of these Sky premium channels allowing BSkyB to influence pricing and bundling. Thus far, regulators have not disturbed the pricing arrangements imposed on us by BSkyB.

     If we are unable to compete successfully, our financial condition and results of operations could be adversely affected.

Our growth has been curtailed by funding constraints.

     We have significantly decreased the amount we are spending on capital expenditures due to liquidity constraints during the recapitalization process and expect to further reduce capital expenditures during 2003. The decrease in capital expenditure is the result of our need to divert increasing amounts of our financial resources to meet liquidity requirements. As a result, we may be unable to increase our customers in the short term and our near-term revenue and future revenue growth may be adversely affected.

We remain subject to the risks of successfully integrating the acquisitions through which we have historically grown our business. In particular, we are in the process of integrating our various billing and operation platforms – if we do not complete this integration, we could experience an adverse effect on our customer service, churn rate and operating costs.

     We have historically grown our business through acquisitions. This has resulted in our being exposed to the risk of successfully integrating those acquisitions. This impacts various areas of our business, including successfully integrating workforce, management, network and systems. A significant result of our growth through acquisitions is that we have inherited a variety of distinct billing and customer service systems from various companies that we have acquired. We are in the process of integrating our various billing systems and customer databases in an effort to improve one of the main tools we use to provide customer service; however, we do not as yet have an integrated billing and operational platform. We cannot be certain that this integration project will be successful. If the full integration of our billing and customer service systems is not successful, we could experience an adverse effect on our customer service, churn rate and costs of maintaining these systems going forward.

One of our key strategies is to reduce customer churn. However there can be no assurance that we will successfully accomplish this or that our churn rate will not increase.

     We have experienced rapid growth and development in a relatively short period, either through acquisitions or connecting customers to our network. One of our biggest challenges as we have grown has been to limit our customer churn. The successful implementation of our business plan depends upon a reduction in the percentage of our customers that stop using our services.

     In order to reduce churn in the future, we aim to improve our customer service. This improvement will be difficult to obtain without an integrated billing system and a customer database across our entire network. If the integration of our various billing system is not successful, we could experience an adverse effect on customer service and, in turn, our churn rate.

     We plan to increase our customer and revenue generating unit (referred to in this prospectus as an RGU) base in 2003. If demand for our products and services is greater than anticipated, our customer service call centers could experience a higher than expected volume of calls. If customer service suffered as a result, it could contribute to churn. Our business plan also includes the migration of our customers from analog to digital service. The migration process could also increase churn levels.

     Our ability to reduce churn could also be adversely affected by the availability of competing services, such as the digital satellite and digital terrestrial television services offered by BSkyB and the BBC in the UK.

     Another part of our strategy to reduce churn is to increase take up of broadband services by our existing customers. If this increased level of take up does not materialize we may have difficulties in reducing churn levels, which would adversely impact our results of operations.

Our prospects will depend in part on our ability to control our costs while maintaining and improving our service levels following our restructuring.

     As a result of capital constraints imposed on our business during our restructuring, we have been engaged in a process of reducing expenditures in a variety of areas, including by way of a substantial reduction in capital expenditure, a reduction in the number of our employees and the outsourcing of some functions. Our prospects will depend in part on our ability to continue to control costs and operate more efficiently, while maintaining and improving our existing service levels. In particular, in order to reduce costs we are in the process of negotiating with several of our vendors for better terms under existing and future agreements. We cannot be certain that such negotiations will conclude successfully.

Failure to successfully market broadband to our existing customer base will adversely impact our revenue and results of operations.

     A significant component of our strategy is to successfully market broadband products to our existing consumer customer base. We believe that our “triple play” offering of telephony, broadband access to the Internet and digital television will prove attractive to our existing customer base and allow us to increase our average revenue per user. However, we face significant competition in these markets, through digital satellite and digital terrestrial television and through alternative Internet access media, such as the DSL service offered by BT. Additionally, some of our competitors have substantially greater financial and technical resources than we do. If we are unable to charge prices for broadband services that are anticipated in our business plan in response to competition or if our competition delivers a better product to our customers, our results of operations will be adversely affected.

We may be required to increase our operating expenses for the year ended December 31, 2002 as a result of an ongoing reassessment of our capitalization of expenses during that time.

     As a result of capital constraints imposed on our business, we have been engaged in a process of reducing our expenditures in a variety of areas, including those related to expanding our customer base, and those related to service arrangements with third parties that provide capital improvements as part of their services. These measures, as well as the significant restructuring of our business in 2002 in terms of headcount reduction and departmental reorganization, have caused us to reassess whether for some 2002 expenditures, assumptions and estimates relating to the allocation of those costs between capital and operating expense need to be revised. This assessment is expected to be completed for the reporting of the fourth quarter of 2002, and could result in up to an approximate £45 million increase in expense (and the resulting equivalent reduction in Operating EBITDA and fixed assets) for the twelve months ended December 31, 2002. However, ongoing reviews of certain balance sheet accounts have indicated that there may be provisions that may no longer be necessary in light of the resolution of the issues and other liabilities that such provisions sought to address. Any reversal of such provisions which resulted from this determination would be a one-time adjustment, limited to the period under review. The process of making this determination is also expected to be completed for the reporting of the fourth quarter of 2002, and could result in at least an approximate £30 million increase in Operating EBITDA for the twelve months ended December 31, 2002. The net effect of these adjustments would be an increase in expense and corresponding decrease in Operating EBITDA and fixed assets.

We are dependent upon a small number of key personnel.

     A small number of key executive officers manage our businesses. The loss of one or more of these executive officers could have a material adverse effect on us. We believe that our future success will depend in large part on our continued ability to attract and retain highly skilled and qualified personnel. Although we have entered into employment contracts with all of our executive officers, those contracts cannot prevent such individuals from resigning. If an individual does resign, he or she is bound by certain non-compete clauses which may or may not discourage the individual from leaving.

Our principal businesses are subject to government regulation, including pricing regulation, and changes in current regulations may adversely affect us.

     Our principal business activities are regulated and supervised by various governmental bodies. Changes in laws, regulations or governmental policy or the interpretations of those laws or regulations affecting our activities and those of our competitors, such as licensing requirements, changes in price regulation and deregulation of interconnection arrangements, could have a material adverse effect on us.

     We are also subject to regulatory initiatives of the European Commission. Changes in EU Directives may reduce our range of programming and increase the costs of purchasing television programming or require us to provide access to our cable network infrastructure to other service providers, which could have a material adverse effect on us.

We are dependent upon many critical systems and processes, many of which are dependent upon hardware that is concentrated in a small number of locations. If a catastrophe were to occur at one or more of those locations, it could have a material adverse effect on our business.

     Our business is dependent on many sophisticated critical systems, which support all of the various aspects of our operations from our network to our billing and customer service systems. The hardware supporting a large number of critical systems are housed in a relatively small number of locations. If one or more of these locations were to be subject to fire, natural disaster, terrorism, power loss, or other catastrophe, it could have a material adverse effect on and cause irreparable harm to our business. We are currently studying ways to improve our disaster recovery to prevent or mitigate such a potential failure. However, despite any disaster recovery, security and service continuity protection measures we have or may in the future take we cannot assure you that these measures will be sufficient.

We do not insure the underground portion of our cable network.

     We obtain insurance of the type and in the amounts that we believe are customary for similar companies. Consistent with this practice, we do not insure the underground portion of our cable network. Substantially all of our cable network is constructed underground. Any catastrophe that affects our underground cable network could result in substantial uninsured losses.

We are subject to currency risk because we obtained significant financing and may in the future obtain additional financing in U.S. dollars but generally generate revenues and incur expenses in pounds sterling and Euros.

     We encounter currency exchange rate risks because we generate revenues and incur construction and operating expenses in pounds sterling and Euros while we pay interest and principal obligations with respect to a significant amount of our existing indebtedness in U.S. dollars. We cannot assure you that any hedging transactions we might enter into will be successful or that shifts in the currency exchange rates will not have a material adverse effect on us. For example, to the extent that the pound sterling declines in value against the U.S. dollar, and we have not fully hedged against such declines, the effective cost of servicing our U.S. dollar debt will be higher and we will incur currency losses.

Our broadcast services business is dependent upon ITV and other contracts.

     Our broadcast services business has contracts for the provision of television broadcasting transmission services with the ITV national network of 15 affiliated television stations, Channel 4/S4C and Channel 5. The majority of the prices that we may charge these companies for transmission services are subject to regulation by the UK Office of Telecommunications (referred to in this prospectus as OFTEL). Although, historically, the ITV companies and Channel 4/S4C have renewed their contracts with us, we cannot assure you that they will do so upon expiration of the current contracts, that they will not negotiate terms for provision of transmission services by us on a basis less favorable to us or that they would not seek to obtain from third parties a portion of the transmission services that we currently provide. The loss of any one of these contracts could have a material adverse effect on us.

Our broadcast services business is dependent upon site sharing arrangements with our principal competitor.

     As a result of, among other factors, a natural shortage of potential transmission sites and the difficulties in obtaining planning permission for erection of further masts, Crown Castle U.K. Ltd. and NTL have made arrangements to share a large number of tower sites. We cannot assure you that the site sharing arrangements will not be terminated. Termination of the site sharing arrangements would have a material adverse effect on us.

     Under the present arrangements, one of the parties is the owner, lessor or licensor of each site and the other party is entitled to request a license to use specified facilities at that site. Each site license granted pursuant to the site sharing agreement is for an initial period expiring on December 31, 2005, subject to title to the site and to the continuation in force of the site sharing agreement. Each site sharing agreement provides that, if requested by the sharing party, it will be extended for further periods. Either party may terminate the agreement by giving 5 years’ written notice until December 31, 2005 or at any date which is a date 10 years or a multiple of 10 years after December 31, 2005.

Some provisions of the agreements governing our indebtedness and the indebtedness of our subsidiaries, our stockholder rights plan and certain provisions of our certificate of incorporation could delay or prevent transactions involving a change of control of NTL Incorporated.

     We may, under some circumstances involving a change of control, be obligated to offer to repurchase substantially all of our outstanding notes, and repay other indebtedness (including our bank facilities). We cannot assure you that we will have available financial resources necessary to repurchase those notes or repay that indebtedness in those circumstances.

     If we cannot repurchase and repay this indebtedness in the event of a change of control, the failure to do so would constitute an event of default under the indentures and agreements under which that indebtedness was incurred and could result in a cross-default under other indebtedness. The threat of this could have the effect of delaying or preventing transactions involving a change of control of NTL Incorporated, including transactions in which stockholders might otherwise receive a substantial premium for their shares over then current market prices, and may limit the ability of our stockholders to approve transactions that they may deem to be in their best interest.

     Our stockholder rights plan and certain provisions of our certificate of incorporation may have the effect, alone or in combination with each other or with the existence of authorized but unissued common stock and preferred stock, of preventing or making more difficult transactions involving a change of control of NTL Incorporated.

Risks Related to our Common Stock

We do not expect to pay dividends on our common stock in the foreseeable future.

     We have never paid cash dividends on our common stock and do not expect to pay dividends on our common stock in the foreseeable future. The payment of any dividends by us in the future will be at the discretion of our board of directors and will depend upon, among other things, future earnings, operations, capital requirements, our general financial condition and the general financial condition of our subsidiaries. In addition, under Delaware law, unless a corporation has available surplus it cannot declare or pay dividends on its capital stock.

     Furthermore, the indentures governing the outstanding notes issued by us and our subsidiaries Diamond Holdings Limited and NTL (Triangle) LLC and the terms of our Senior and Working Capital Credit Facilities impose limitations on the payment of dividends to us by our subsidiaries and the distribution of earnings or making of other payments to us by our subsidiaries, which consequently limits amounts available for us to pay dividends on our common stock. Additionally, the indenture governing the Exit Notes directly limits our ability to pay dividends on our common stock. The terms of any future indebtedness of our subsidiaries may generally restrict the ability of some of our subsidiaries to distribute earnings or make other payments to us.

The market price of the common stock is subject to volatility as well as trends in the telecommunications industry in general.

     The current market price of our common stock may not be indicative of prices that will prevail in the trading markets in the future. The market price of the common stock could be subject to wide fluctuations in response to numerous factors, many of which are beyond our control. These factors include, among other things, actual or anticipated variations in our operation results and cash flow, our earnings releases and our competitors’ earnings releases, announcements of technological innovations, changes in financial estimates by securities analysts, market conditions in the industry and the general state of the securities markets and the market for telecommunications stocks, changes in capital markets that affect the perceived availability of capital to communications companies, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as recessions. In particular, valuations of telecommunication companies have generally fallen over the past two years. Trends in this industry are likely to have a corresponding impact on the price of our common stock.

Sales of large amounts of our common stock or the perception that sales could occur may depress our stock price.

     On the Effective Date, we issued an aggregate of 50,000,969 shares of our common stock to former holders of our debt securities and former holders of debt securities of NTL Europe, NTL Delaware and Diamond Cable Communications Limited pursuant to the Plan and 500,000 shares of our common stock to the purchasers of our Exit Notes. These shares represented substantially all of our outstanding common stock as of the Effective Date. None of these shares are subject to any lock up restrictions and may be sold at any time, subject to compliance with applicable law, including the Securities Act.

     Sales of large blocks of shares of our common stock acquired pursuant to the Plan in the public market could lower our stock price and impair our ability to raise funds in future stock offerings.

We may in the future seek to raise funds through equity offerings, which would have a dilutive effect on our common stock.

     In the future we may determine to raise capital through offerings of our common stock, securities convertible into our common stock, or rights to acquire such securities or our common stock. In any such case, the result would ultimately be dilutive to our common stock by increasing the number of shares outstanding. We cannot predict the effect such dilution may have on the price of our common stock.

SELLING SECURITYHOLDERS

     The following chart sets forth certain information with respect to the amount of common stock held by each of the selling securityholders. The chart shows the number of shares of common stock beneficially owned by the selling securityholders as of the date indicated for each, the percentage of the class, the maximum number of shares of common stock being offered hereby, the number of shares of our common stock owned by each of the selling securityholders after the offering is completed and the percentage of the class. The chart also indicates the nature of any position, office, or other material relationship which the selling securityholder has had within the past three years with us or any of our predecessors or affiliates.

	Number of Shares			Maximum Number of	Number of Shares
	Beneficially Owned			Shares to be Offered	Beneficially Owned
	Prior to the Offering(1)			Hereby	After the Offering(3)

	Number		Percentage		Number	Percentage
Selling Securityholder	of Shares		of Class(2)		of Shares	of Class

Entities affiliated with Appaloosa Management LP(4)
Appaloosa Investment Limited Partnership I	2,151,403	(5)	3.63%	26,650	—	—
Palomino Fund Ltd	1,887,119	(6)	3.18%	23,350	—	—
Entities associated with W.R. Huff Asset Management Co., L.L.C.(7)	6,619,267		11.16%	6,619,267	—	—
Entities affiliated with Angelo Gordon & Co. LP(8)	85,000		0.14%	85,000	—	—
Entities managed by Capital Research & Management Co.(9)					—	—
Cudd & Co. for the benefit of American High Income Trust	29,500		0.05%	29,500	—	—
Cudd & Co. for the benefit of Bond Fund of America	78,402		0.13%	15,500	—	—
Fidelity Summer Street Trust: Fidelity Capital & Income Fund(10)	50,000		0.08%	50,000	—	—
Entities affiliated with Franklin Mutual Advisors, LLC(11)
Mutual Shares Fund	1,182,343		1.99%	31,871	—	—
Mutual Qualified Fund	601,168		1.01%	16,072	—	—
Mutual Beacon Fund	736,122		1.24%	19,701	—	—
Mutual Discovery Fund	852,697		1.44%	21,021	—	—
Mutual European Fund	403,752		0.68%	10,806	—	—
Mutual Shares Securities Fund	230,176		0.39%	5,753	—	—
Mutual Discovery Securities Fund	41,022		0.07%	1,041	—	—
Mutual Beacon Fund (Canada)	32,127		0.05%	840	—	—
Franklin Mutual Beacon Fund	82,012		0.14%	2,121	—	—
Franklin Mutual European Fund	29,132		0.05%	801	—	—
Entities affiliated with Oaktree Capital Management LLC(12)
Gryphon Domestic VI LLC (separate account)	78,920		0.13%	1,000	—	—
OCM Opportunities Fund III, L.P.	1,415,623		2.39%	17,000	—	—
OCM Opportunities Fund IV, L.P.	1,804,708		3.04%	20,500	—	—
OCM Opportunities Fund IVb, L.P.	1,073,421		1.81%	11,500	—	—
Fiduciary accounts of Salomon Brothers Asset Management(13)
Citistreet Diversified Bond Fund	3,398		0.01%	425	—	—
CITI FCP – Citibond US Dollar High Yield Fund	9,115		0.02%	1,000	—	—
Manulife Strategic Bond Fund	12,907		0.02%	1,550	—	—
MSMM Global High Yield	750		0.00%	750	—	—
SB Global Horizons Fund: Global High Yield Bond Fund	3,125		0.01%	650	—	—
Smith Barney Premium Total Return	624,375		1.05%	20,000	—	—
Citigroup Global Credit Trust	1,767		0.00%	125	—	—
The Salomon Brother Capital Fund	672,000		1.13%	15,000	—	—
Salomon Brothers Variable Strategic Bond	1,618		0.00%	225	—	—
Salomon Brothers Variable High Yield Bond	1,746		0.00%	225	—	—
Salomon Brothers Strategic Bond	6,705		0.01%	600	—	—
Salomon Brothers Series High Yield Bond	52,987		0.09%	4,950	—	—
The Salomon Brothers Institutional High Yield Bond Fund	10,780		0.02%	1,100	—	—
Salomon Brothers High Income	6,292		0.01%	500	—	—
Salomon Brothers High Income II	152,459		0.26%	10,225	—	—
NE England Zenith Strategic Bond	4,167		0.01%	475	—	—
Salomon Brothers/JNL High Yield Bond Series	3,079		0.01%	200	—	—
Salomon Brothers/JNL Global Bond Series	4,938		0.01%	450	—	—
Salomon Brothers Global Partners Income Fund	17,310		0.03%	1,550	—	—

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock and securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of February 11, 2003, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The common stock is the only outstanding class of equity securities of the Company.

(2)	Applicable percentage of ownership for each selling securityholder is based on 50,584,214 shares of common stock outstanding as of February 11, 2003, together with securities which are presently exercisable or convertible into 8,750,496 shares of common stock.

(3)	Because the selling securityholders may offer all or some portion of the above referenced security pursuant to this prospectus or otherwise, no estimate can be given as to the amount or percentage of such securities that will be held by the selling securityholders upon termination of any such sale. In addition, the selling securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of such securities since the date for which beneficial ownership information was provided to us in transactions exempt from the registration requirements of the Securities Act of 1933. The selling securityholders may sell all, part or none of the securities listed above.

(4)	One of our directors, James Bolin, is a consultant to and was formerly a General Partner of Appaloosa Management, LP. Mr. Bolin disclaims beneficial ownership of the shares of common stock owned by the discretionary accounts managed by Appaloosa Management, LP, except to the extent of his pecuniary interest in that stock, if any. The beneficial ownership of these selling securityholders is as of February 5, 2003.

(5)	Includes 172,331 shares of our common stock issuable upon exercise of Series A warrants.

(6)	Includes 150,991 shares of our common stock issuable upon exercise of Series A warrants.

(7)	The chairman of our board of directors, William R. Huff, is the Principal and President of W.R. Huff Asset Management Co., L.L.C. (“WRHAM”). WRHAM is an investment manager with discretionary authority over separate accounts that own the shares. The beneficial ownership of these selling securityholders is as of February 10, 2003.

(8)	The beneficial ownership of these selling securityholders is as of February 11, 2003.

(9)	The beneficial ownership of these selling securityholders is as of February 11, 2003.

(10)	Held in nominee name of Cede & Co. Fidelity Summer Street Trust: Fidelity Capital & Income Fund (“FSST”) is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company (“FMR Co.”). FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to FSST, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly-owned subsidiary of FMR Corp., a Delaware corporation. The beneficial ownership of this selling securityholder is as of February 6, 2003.

(11)	These selling securityholders are open or closed-end investment companies or other managed accounts which are advised by Franklin Mutual Advisers, LLC (“FMA”), an investment adviser registered under the Investment Advisers Act of 1940. FMA is an indirect wholly-owned subsidiary of Franklin Resources, Inc. (“FRI”), a diversified financial services organization. Investment advisory agreements between FMA and the selling securityholder listed above grant to FMA all investment and voting power over the common stock (the “Shares”) listed above. Neither FRI nor FMA have any interest in dividends or proceeds from the sale of the Shares and they disclaim beneficial ownership of any of the Shares. The beneficial ownership of these selling securityholders is as of February 7, 2003.

(12)	Although Oaktree Capital Management LLC is the general partner or investment manager of the entities listed below its name, it disclaims beneficial ownership of our common stock except to the extent of its pecuniary interest in those shares. The beneficial ownership of these selling securityholders is as of February 11, 2003.

(13)	Salomon Brothers Asset Management Inc. acts as discretionary investment advisor with respect to the entities listed under the caption “Fiduciary accounts of Salomon Brothers Asset Management”. The beneficial ownership of these selling securityholders is as of February 6, 2003.

USE OF PROCEEDS

     We will not receive any proceeds from the sale of the common stock sold by the selling securityholders pursuant to this prospectus. The selling securityholders will receive all of the proceeds from such sales.

DIVIDEND POLICY

     Since our inception, we have not declared or paid any cash dividends on our common stock. We currently intend to retain our earnings for use in the operation and expansion of our business and for debt service and, therefore, we do not anticipate paying cash dividends in the foreseeable future. Please refer to the section of this prospectus entitled “Risk Factors — We do not expect to pay dividends on our common stock in the foreseeable future.” for a discussion of the legal and contractual restrictions on our ability to declare and pay cash dividends.

REGISTRATION RIGHTS

     The following summary of selected provisions of the Equity Registration Rights Agreement pursuant to which the selling securityholders are entitled to registration of the shares of our common stock being sold pursuant to this prospectus is subject to, and is qualified in its entirety by reference to, all the provisions of the Equity Registration Rights Agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

     We entered into the Equity Registration Rights Agreement pursuant to which we agreed, at our expense, to file with the Securities and Exchange Commission, referred to in this prospectus as the Commission, a registration statement covering resale of the offered securities, within 45 days after the Effective Date, for the benefit of certain holders of the following securities, collectively referred to in this prospectus as the Registrable Securities:

•	shares of our common stock issued pursuant to the Plan;

•	shares of our common stock issued upon exercise of the Series A warrants issued pursuant to the Plan;

•	shares of our common stock issued to the purchasers of our Exit Notes; and

•	any shares issued with respect to the above shares of our common stock by way of a stock dividend, stock split or reverse stock split or in connection with a combination of shares, recapitalization, merger or consolidation.

     The registration statement only covers Registrable Securities:

•	of holders who beneficially own 10% or more of our common stock;

•	of holders who provide to NTL a written statement indicating that such holder is deemed, or might reasonably be considered to be, an “underwriter” within the meaning of Section 1145(b)(1) of the Bankruptcy Code; or

•	issued to the purchasers of our Exit Notes.

     We will use our best efforts to keep the registration statement effective until the earlier of:

•	the date all holders of Registrable Securities could sell shares free of any volume limitations imposed by Rule 144 of the Securities Act;

•	the date all holders have disposed of all Registrable Securities; or

•	three years from the date on which the registration statement is declared effective.

     We will be permitted to suspend the effectiveness of the registration statement under some circumstances relating to pending corporate developments and similar events.

     We may require the holders of Registrable Securities who wish to register their securities pursuant to the Equity Registration Rights Agreement to furnish to us such information regarding such holders and the distribution of the Registrable Securities we may from time to time reasonably request in writing. We are not be obligated to effect the registration of any Registrable Securities of a particular participating holder unless such information regarding such holder is provided to us.

     The purchasers of our Exit Notes are also entitled to registration rights with respect to such notes pursuant to the Exchange and Registration Rights Agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

CAPITALIZATION

     The following table shows our cash, cash equivalents and marketable securities and capitalization as of September 30, 2002 and as adjusted to give effect to our emergence from Chapter 11 reorganization and the estimated effect of our adoption of fresh-start reporting. As of September 30, 2002, $9,717.9 million of our long-term debt was classified as liabilities subject to compromise in accordance with SOP 90-7. In addition, $5,595.7 million of our long-term debt was classified as current due to substantially all of our debt being in default, as well as uncertainties about compliance with the terms and conditions of our debt that would give the holders of the debt the right to accelerate payment. Upon our emergence from Chapter 11 reorganization and in accordance with the Plan, all of our outstanding capital stock and all of the outstanding public notes of the entity formerly known as NTL Communications Corp. were cancelled and the outstanding public notes of Diamond were transferred to us (on February 3, 2003, Diamond was released from any further obligations to pay interest and/or principal on such notes) and we issued to certain of our former creditors and stockholders: (1) 50,000,969 shares of our common stock together with associated preferred stock purchase rights and (2) Series A warrants to purchase 8,750,496 shares of common stock at an exercise price of $309.88 per share, subject to adjustment. In addition, we issued 500,000 shares of our common stock to the initial purchasers of our Exit Notes. You should read this table together with our consolidated financial statements and related notes included in this prospectus and the information in “Unaudited Pro Forma Financial Information of NTL Incorporated” and “— Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

	As of September 30, 2002
	Actual	As Adjusted

	(unaudited)
	(dollars in millions)
Cash, cash equivalents and marketable securities	$475.7	$624.5

Current portion of long-term debt:
Communications Cable Funding Corp.:
DIP Facility	$229.0	$—
NTL Communications Limited and subsidiaries:
Senior Credit Facility	4,372.2	—
Working Capital Credit Facility	641.0	—
Other	60.1	0.3
NTL (Triangle) LLC (“NTL Triangle”):
11.2% Senior Discount Debentures	517.3	—
Other	3.7	0.9
Diamond and subsidiaries:
Other	3.0	0.4

Total current portion of long-term debt	$5,826.3	$1.6

	As of September 30, 2002
	Actual	As Adjusted

	(unaudited)
	(dollars in millions)
Liabilities subject to compromise:
Long-term debt:
NTL Incorporated (formerly NTL Communications Corp.) (1):
12 3/4% Senior Deferred Coupon Notes	$277.8	$—
11 1/2% Senior Deferred Coupon Notes	1,050.0	—
10% Senior Notes	400.0	—
9 1/2% Senior Sterling Notes, less unamortized discount	195.8	—
10 3/4% Senior Deferred Coupon Sterling Notes	428.4	—
9 3/4% Senior Deferred Coupon Notes	1,193.3	—
9 3/4% Senior Deferred Coupon Sterling Notes	430.8	—
11 1/2% Senior Notes	625.0	—
12 3/8% Senior Deferred Coupon Notes	380.6	—
7% Convertible Subordinated Notes	489.8	—
9 1/4% Senior Euro Notes	247.0	—
9 7/8 Senior Euro Notes	345.8	—
11 1/2% Senior Deferred Coupon Euro Notes	156.5	—
11 1/2% Senior Notes, less unamortized discount	491.5	—
12 3/8% Senior Euro Notes, plus unamortized premium	297.1	—
6 3/4% Convertible Senior Notes	1,150.0	—
Diamond (2):
13 1/4% Senior Discount Notes	285.1	—
11 3/4% Senior Discount Notes	531.0	—
10 3/4% Senior Discount Notes	420.5	—
Diamond Holdings Limited (“Diamond Holdings”):
10% Senior Sterling Notes	211.9	—
9 1/8% Senior Notes	110.0	—

Total long-term debt in liabilities subject to compromise	9,717.9	—

	As of September 30, 2002
	Actual	As Adjusted

	(unaudited)
	(dollars in millions)
Long-term debt not subject to compromise:
NTL Incorporated (formerly NTL Communications Corp.):
19% Senior Secured Notes due 2010 (Exit Notes) (net of $68.7 million discount)	—	489.5
NTL Communications Limited and subsidiaries:
Senior Credit Facility	—	4,372.2
Working Capital Credit Facility	—	641.0
Other	—	59.8
NTL Triangle:
11.2% Senior Discount Debentures (net of $144.8 million discount)	—	372.5
Other	—	2.8
Diamond Holdings:
10% Senior Sterling Notes (net of $42.4 million discount)	—	169.5
9 1/8% Senior Notes (net of $33.0 million discount)	—	77.0
Other	—	2.6

Total long-term debt	—	6,186.9

Shareholders’ equity (deficiency):
Preferred stock — $.01 par value; authorized none (actual) and 5,000,000 (as adjusted); none issued and outstanding
Common stock — $.01 par value; authorized 100 shares (actual) and 400,000,000 shares (as adjusted); issued and outstanding 13 shares (actual) and 50,500,969 shares (as adjusted) (3)	—	0.5
Additional paid-in capital	14,047.2	1,062.0
Accumulated other comprehensive (loss)	(619.1)	—
(Deficit)	(17,636.7)	—

Total shareholders’ equity (deficiency)	(4,208.6)	1,062.5

Total capitalization	$5,509.3	$7,249.4

(1)	These notes were cancelled on the Effective Date pursuant to the Plan.

(2)	These notes were transferred to us on the Effective Date pursuant to the Plan. On February 3, 2003, our board of directors approved the release of Diamond from any further obligation to pay principal and/or interest on such notes. As a result, they are no longer publicly outstanding.

(3)	Excludes shares issuable upon the exercise of Series A warrants to purchase 8,750,496 shares of common stock at an exercise price of $309.88 per share, subject to adjustment, which expire on January 10, 2011 and an aggregate of 83,245 shares of our common stock that were issued in escrow to certain of our executive officers pursuant to their employment agreements. Under the terms of the escrow, the shares will be delivered to each of the executive officers only if on October 10, 2003, he or she is an employee of NTL or, on or before such date, was terminated, actually or constructively, without cause. We have reserved 5,000,000 shares of common stock for issuance upon exercise of the management incentive options authorized for grant under our management incentive plan. As of the date of this prospectus, there have been no options granted under this plan.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The selected consolidated financial information of NTL Incorporated (formerly NTL Communications Corp.) presented below under the captions income statement data for the years ended December 31, 2001, 2000, 1999, 1998 and 1997, and balance sheet data at December 31, 2001, 2000, 1999, 1998 and 1997 was derived from our consolidated financial statements audited by Ernst & Young LLP. Interim data at September 30, 2002 and for the nine months ended September 30, 2002 and 2001 are unaudited, but include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of that data. Results for the nine months ended September 30, 2002 are not necessarily indicative of the results that may be expected for any other interim period or for the year as a whole.

     The selected consolidated financial information as of September 30, 2002 and for the period from May 8, 2002 to September 30, 2002 was prepared in accordance with accounting principles generally accepted in the United States for interim financial information, including SOP 90-7. Pursuant to SOP 90-7, we discontinued accruing interest expense on certain pre-petition obligations that were canceled pursuant to the Plan from May 8, 2002, the date the Plan was filed. Contractual interest on those obligations payable in that period was $746.0 million, which was $389.5 million in excess of reported interest expense.

     We will adopt fresh-start reporting in accordance with SOP 90-7. For financial reporting purposes, the effects of the consummation of the Plan and the adjustments for fresh-start reporting will be recorded as of December 31, 2002. Under fresh-start reporting, we will determine the reorganization value of our assets and the present value of our liabilities as of December 31, 2002. We are still in the process of determining our reorganization value.

     As of December 31, 2001, $14,203.0 million of our long-term debt was classified as current due to the uncertainties about compliance with the terms and conditions of the instruments and agreements governing our debt that would give the holders of the debt the right to accelerate payment. In the fourth quarter of 2001, we recorded asset impairments totaling $8,161.6 million including goodwill of $8,077.8 million, license acquisition costs of $58.8 million, customer lists of $9.1 million, other intangibles of $14.9 million and investments in affiliates of $1.0 million. In addition, in 2001 we recorded restructuring costs of $202.8 million, integration and consulting costs of $95.1 million and a loss on the sale of the ConsumerCo off-net indirect access customers of $88.5 million.

     In March 1999, we purchased Diamond for an aggregate purchase price of approximately $984.6 million, including intangibles of approximately $1.3 billion. In July 1999, we purchased Cablelink for an aggregate purchase price of approximately $700.5 million, including intangibles of approximately $669.6 million. In September 1999, NTL Delaware purchased NTL Business for an aggregate purchase price of $175.0 million, including intangibles of approximately $176.9 million. We subsequently acquired NTL Business from NTL Delaware. In May 2000, NTL Europe purchased ConsumerCo for an aggregate purchase price of approximately $13.1 billion, including intangibles of approximately $4.8 billion. We subsequently acquired ConsumerCo from NTL Europe. As previously described, NTL Europe and NTL Delaware are no longer affiliates of ours as a result of the implementation of the Plan. The net assets and results of operations of Diamond, Cablelink, NTL Business and ConsumerCo are included in the consolidated financial statements from March 1999, July 1999, September 1999 and May 2000, their respective dates of acquisition. In August 1999, Telewest Communications plc exercised its right to purchase all of our shares of Cable London PLC and all of our related rights and interests for a purchase price of approximately £428.0 million.

     In June and September 1998, we purchased ComTel and Telecential Communications, which we refer to collectively as ComTel, for an aggregate purchase price of approximately $969.0 million, including intangibles aggregating approximately $224.0 million. In October 1998, we purchased Comcast UK Cable Partners Limited (now known as NTL (Triangle) LLC), referred to in this prospectus as NTL Triangle, for an aggregate purchase price of approximately $600.4 million, including intangibles of approximately $129.8 million. In December 1998, we purchased EGT for an aggregate purchase price of approximately $151.0 million, including intangibles of approximately $45.0 million. The net assets and results of operations of ComTel, NTL Triangle and EGT are included in the consolidated financial statements from September 1998, October 1998 and December 1998, their respective dates of acquisition.

	Nine Months Ended
	September 30,		Year Ended December 31,

	2002	2001	2001	2000	1999	1998	1997

	(in millions)
Income Statement Data:
Revenues	$2,426.0	$2,363.4	$3,189.6	$2,484.2	$1,537.1	$747.0	$491.8
Costs and expenses
Operating	1,128.7	1,180.3	1,564.3	1,223.2	761.5	400.9	301.7
Selling, general and administrative	565.6	775.1	973.2	969.1	562.9	270.7	169.1
Asset impairments	—	—	8,160.6	—	—	—	—
Franchise fees	—	—	—	—	16.5	25.0	23.6
Non-cash compensation	—	30.6	30.6	—	—	—	—
Other charges	32.2	53.2	297.9	92.7	16.2	(4.2)	20.6
Corporate expenses	301.3	13.8	24.3	23.7	25.3	17.1	18.4
Depreciation	1,050.0	923.6	1,361.4	874.4	475.5	207.5	124.7
Amortization	46.9	953.5	1,178.9	826.3	290.2	58.6	25.8

Total costs and expenses	3,124.7	3,930.1	13,591.2	4,009.4	2,148.1	975.6	683.9

Operating (loss)	(698.7)	(1,566.7)	(10,401.6)	(1,525.2)	(611.0)	(228.6)	(192.1)
Other income (expense)
Interest income and other, net	19.7	21.2	34.7	25.8	48.2	52.6	33.3
Interest expense	(652.3)	(895.7)	(1,240.8)	(886.3)	(678.1)	(328.8)	(202.6)
Loss from early extinguishment of debt	—	—	—	—	(3.0)	(30.7)	(4.5)
Share of losses from equity investments	(3.0)	(10.7)	(23.3)	(24.2)	(18.4)	(6.6)	(4.9)
Other (losses) gains	—	—	(88.5)	—	493.1	—	21.5
Foreign currency transaction gains (losses)	(47.4)	4.3	0.6	(58.1)	22.8	4.2	0.6

(Loss) before recapitalization items and income taxes	(1,381.7)	(2,447.6)	(11,718.9)	(2,468.0)	(746.4)	(537.9)	(348.7)
Recapitalization items, net	(95.8)	—	—	—	—	—	—

(Loss) before income taxes	(1,477.5)	(2,477.6)	(11,718.9)	(2,468.0)	(746.4)	(537.9)	(348.7)
Income tax (expense) benefit	33.0	3.7	(118.1)	79.9	29.9	3.3	15.6

Net (loss)	$(1,444.5)	$(2,443.9)	$(11,837.0)	$(2,388.1)	$(716.5)	$(534.6)	$(333.1)

		December 31
	September 30,
	2002	2001	2000	1999	1998	1997

	(in millions)
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$475.7	$251.1	$423.5	$1,079.2	$996.9	$103.9
Working capital	(6,262.1)	(15,073.6)	(946.3)	423.9	600.5	(52.3)
Fixed assets	11,137.1	10,840.3	10,916.8	5,348.4	3,854.4	1,757.0
Total assets	13,550.6	13,026.1	23,146.5	9,733.0	6,194.1	2,421.6
Long-term debt(1)	15,313.6	14,203.0	11,843.4	7,598.0	5,043.8	2,015.1
Redeemable preferred stock	—	—	—	—	124.1	108.5
Shareholder’s equity (deficiency)	(4,208.6)	(3,179.0)	9,012.2	1,066.0	355.2	(61.7)

(1)	As of September 30, 2002, there was $5,595.7 million of long-term debt classified as current due to substantially all of our debt being in default, as well as uncertainties about compliance with the terms and conditions of our debt that would give the holders of the debt the right to accelerate payment. In addition, as of September 30, 2002, there was $9,717.9 million of long-term debt included in liabilities subject to compromise. As of December 31, 2001, there was $14,203.0 million of long-term debt classified as current.

UNAUDITED PRO FORMA FINANCIAL INFORMATION OF NTL INCORPORATED
(FORMERLY NTL COMMUNICATIONS CORP.)

     On January 10, 2003 we emerged from Chapter 11 reorganization. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2002 gives effect to our emergence from Chapter 11 reorganization as if it had occurred on September 30, 2002. The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2002 and for the year ended December 31, 2001 give effect to our emergence from Chapter 11 reorganization as if it had occurred on January 1 of each period presented.

     We will adopt fresh-start reporting in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code”. For financial reporting purposes, the effects of the consummation of the Plan and the adjustments for fresh-start reporting will be recorded as of December 31, 2002. Under fresh-start reporting, we will determine the reorganization value of our assets and the present value of our liabilities as of December 31, 2002. We are still in the process of determining our reorganization value. Our estimates of reorganization value used in the unaudited pro forma financial information were prepared on a preliminary basis, and are subject to change as we complete the valuation.

     The reorganization and fresh-start adjustments are based upon available information and assumptions that we believe were reasonable at the time made. The unaudited pro forma financial information does not purport to present our results of operations and financial position had our emergence from Chapter 11 reorganization occurred on the dates specified, nor are they necessarily indicative of the results of operations or financial position that we may report in the future.

     The unaudited pro forma financial information should be read in conjunction with our historical consolidated financial statements (including the notes and schedules thereto) included in this prospectus.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries
Pro Forma Condensed Consolidated Balance Sheet
(Unaudited)
September 30, 2002
(in millions)

		Reorganization		Fresh-Start
	Historical	Adjustments		Adjustments		Pro Forma

ASSETS
Current assets:
Cash and cash equivalents	$471.7	$152.8	B, C			$624.5
Marketable securities	4.0					4.0
Accounts receivable, net	421.3					421.3
Due from affiliates	20.7	(9.5)	A, C			11.2
Other	279.3					279.3
Loans to affiliates	11.3	(11.3)	C			—

Total current assets	1,208.3	132.0				1,340.3
Fixed assets, net	11,137.1			$(3,689.5)	K	7,447.6
Intangible assets, net	783.2			(783.2)	K	—
Investments in and loans to affiliates, net	7.0					7.0
Other assets, net	415.0	(219.2)	A, B, C			195.8

Total assets	$13,550.6	$(87.2)		$(4,472.7)		$8,990.7

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIENCY)
Liabilities not subject to compromise
Current liabilities:
Accounts payable	$395.9	$0.4	A			$396.3
Accrued expenses and other	725.0	5.3	A, C			730.3
Accrued construction costs	84.0	—				84.0
Interest payable	102.3	—	A, C			102.3
Deferred revenue	336.9	—				336.9
Current portion of long-term debt	5,826.3	(5,824.7)	A, B			1.6

Total current liabilities	7,470.4	(5,819.0)				1,651.4
Long-term debt	—	6,407.1	A, B	$(220.2)	K	6,186.9
Other	5.5	—				5.5
Loan payable to NTL (Delaware), Inc.	148.9	(148.9)	C			—
Commitments and contingent liabilities
Deferred income taxes	84.4	—				84.4
Liabilities subject to compromise	10,050.0	(10,050.0)	A			—
Shareholders’ equity (deficiency)	(4,208.6)	9,523.6	A, B, C	(4,252.5)	K	1,062.5

Total liabilities and shareholders’ equity (deficiency)	$13,550.6	$(87.2)		$(4,472.7)		$8,990.7

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries
Pro Forma Condensed Consolidated Statement of Operations
(Unaudited)
For the Nine Months Ended September 30, 2002
(in millions, except per share data)

		Reorganization		Fresh-Start
	Historical	Adjustments		Adjustments		Pro Forma

REVENUES	$2,426.0					$2,426.0

COSTS AND EXPENSES
Operating expenses	1,128.7					1,128.7
Selling, general and administrative expenses	565.6					565.6
Other charges	32.2					32.2
Corporate expenses	301.3					301.3
Depreciation	1,050.0			$(217.7)	M	832.3
Amortization	46.9	$(21.9)	E	(25.0)	N	—

	3,124.7	(21.9)		(242.7)		2,860.1

Operating loss	(698.7)	21.9		242.7		(434.1)

OTHER INCOME (EXPENSE)
Interest income and other, net	19.7	2.1	F			21.8
Interest expense	(652.3)	250.4	D, G	(35.1)	O	(437.0)
Share of (losses) from equity investments	(3.0)					(3.0)
Foreign currency transaction (losses)	(47.4)	93.4	H			46.0

Loss before recapitalization items, gain from cancellation of debt and income taxes	(1,381.7)	367.8		207.6		(806.3)
Recapitalization items, net	(95.8)	(5.5)	D, F	101.3	P	—
Gain from cancellation of debt	—	8,068.2	I	(8,068.2)	Q	—

Loss before income taxes	(1,477.5)	8,430.5		(7,759.3)		(806.3)
Income tax benefit	33.0					33.0

Net (loss)	$(1,444.5)	$8,430.5		$(7,759.3)		$(773.3)

Basic and diluted net loss per common share	$—					$(15.31)

Weighted average shares	—	50.5	J			50.5

NTL Incorporated (formerly NTL Communications Corp.) and Subsidiaries
Pro Forma Condensed Consolidated Statement of Operations
(Unaudited)
For the Year Ended December 31, 2001
(in millions, except per share data)

		Reorganization		Fresh-Start
	Historical	Adjustments		Adjustments		Pro Forma

REVENUES	$3,189.6					$3,189.6

COSTS AND EXPENSES
Operating expenses	1,564.3					1,564.3
Selling, general and administrative expenses	973.2					973.2
Asset impairments	8,160.6			$(8,160.6)	L	—
Non-cash compensation	30.6					30.6
Other charges	297.9					297.9
Corporate expenses	24.3					24.3
Depreciation	1,361.4			(290.3)	M	1,071.1
Amortization	1,178.9	$(27.4)	E	(1,151.5)	N	—

	13,591.2	(27.4)		(9,602.4)		3,961.4

Operating loss	(10,401.6)	27.4		9,602.4		(771.8)

OTHER INCOME (EXPENSE)
Interest income and other, net	34.7	7.0	F			41.7
Interest expense	(1,240.8)	770.8	G	(46.5)	O	(516.5)
Share of (losses) from equity investments	(23.3)					(23.3)
Other losses	(88.5)					(88.5)
Foreign currency transaction gains	0.6	(40.4)	H			(39.8)

Loss before recapitalization items, gain from cancellation of debt and income taxes	(11,718.9)	764.8		9,555.9		(1,398.2)
Recapitalization items, net	—	(4.8)	D	4.8	P	—
Gain from cancellation of debt	—	6,534.4	I	(6,534.4)	Q	—

Loss before income taxes	(11,718.9)	7,294.4		3,026.3		(1,398.2)
Income tax (provision)	(118.1)					(118.1)

Net (loss)	$(11,837.0)	$7,294.4		$3,026.3		$(1,516.3)

Basic and diluted net loss per common share	$—					$(30.03)

Weighted average shares	—	50.5	J			50.5

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries
Notes to the Pro Forma Financial Information
(in millions)

Reorganization Adjustments
A.     Cancel public notes issued by NTL Communications Corp. and transfer the public notes of Diamond to us, including accrued interest in accordance with the Plan, write-off unamortized deferred financing costs related to these notes and reclassify liabilities subject to compromise:

Due from affiliates	$(25.3)
Other assets, net	(134.4)
Accounts payable	(0.4)
Accrued expenses and other	(5.5)
Interest payable	(21.0)
Current portion of long-term debt	5,595.7
Long-term debt	(5,917.6)
Liabilities subject to compromise	10,050.0
Common stock and additional paid in capital	(1,052.0)
Gain from cancellation of debt	(8,489.5)

$—

B.     Issue the 19% Senior Secured Notes due 2010 (Exit Notes) and repay the DIP Facility, including write-off of unamortized deferred financing costs:

Cash and cash equivalents	$500.0
Long-term debt	(489.5)
Additional paid-in capital	(10.5)
Cash and cash equivalents	(46.3)
Other assets, net	(188.3)
Current portion of long-term debt	229.0
Deficit	5.6

$—

We received $500.0 million in cash in exchange for $558.2 million in principal amount 19% Senior Secured Notes due 2010 and 500,000 shares of our common stock with an estimated value of $21.04 per share based on the average of the high and low prices as reported on the Nasdaq Stock Market’s National Market on January 13, 2002. The adjustment to other assets, net of $188.3 million includes $182.7 million of restricted cash borrowed under the DIP Facility and the write-off of unamortized deferred financing costs related to the DIP Facility of $5.6 million.

C.     Payments or cancellation of certain receivables from and payables to NTL Europe, and certain other payments, all in accordance with the Plan:

Cash and cash equivalents	$(300.9)
Due from affiliates	15.8
Loans to affiliates	(11.3)
Other assets, net	103.5
Accrued expenses and other	0.2
Interest payable	21.0
Loan payable to NTL (Delaware), Inc.	148.9
Additional paid in capital	18.0
Deficit	4.8

$—

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and
Subsidiaries

Notes to the Pro Forma Financial Data

(in millions)

The adjustment to other assets, net of $103.5 million is the £64.4 million paid in connection with the restatement of the Senior and Working Capital Credit Facilities, including modifications to certain principal repayment dates, which has been added to deferred financing costs.

D.     Write-off of DIP Facility unamortized deferred financing costs and payment of certain costs in accordance with the Plan:

For the year ended December 31, 2001
Recapitalization items, net	$(4.8)

For the nine months ended September 30, 2002
Interest expense	$(5.6)
Recapitalization items, net	(4.8)

$(10.4)

E.     Reversal of historical amortization of deferred financing costs:

For the year ended December 31, 2001	$(27.4)

For the nine months ended September 30, 2002	$(21.9)

F.     Adjustments to interest income as a result of changes in cash on hand at 1.14%:

For the year ended December 31, 2001 Increase in interest income as a result of:
Reduction in cash interest payments	$2.5
Increase in excess cash from issuance of the 19% Senior Secured Notes due 2010 (Exit Notes)	4.5

$7.0

For the nine months ended September 30, 2002 Increase (decrease) in interest income as a result of:
Reduction in cash interest payments	$0.8
Increase in excess cash from issuance of the 19% Senior Secured Notes due 2010 (Exit Notes)	1.5
Decrease in excess cash from DIP Facility	(0.2)

$2.1

Decrease in excess cash from DIP Facility, interest income included in Recapitalization items, net	$(0.7)

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries
Notes to the Pro Forma Financial Data
(in millions)

G.     Adjustments to interest expense:

For the year ended December 31, 2001
Reversal of historical amortization of deferred financing costs	$16.0
Adjustment to amortization of deferred financing costs over approximately 5 to 7 years related to the Senior and Working Capital Credit Facilities as a result of the payment of £64.4 million for the restatement of the facilities including modifications to certain principal repayment dates	(32.8)
19% Senior Secured Notes due 2010 (Exit Notes)	(116.7)
Reduction of interest expense due to cancellation of debt	904.3

$770.8

For the nine months ended September 30, 2002
Reversal of historical amortization of deferred financing costs	$22.5
Adjustment to amortization of deferred financing costs over approximately 5 to 7 years related to the Senior and Working Capital Credit Facilities as a result of the payment of £64.4 million for the restatement of the facilities including modifications to certain principal repayment dates	(26.7)
19% Senior Secured Notes due 2010 (Exit Notes)	(86.1)
Reduction of interest expense due to cancellation and repayment of debt	346.3

$256.0

H.     Adjustments to foreign currency transaction gains (losses):

Reversal of historical foreign currency transaction gains (losses) on canceled public notes
For the year ended December 31, 2001	$(40.4)

For the nine months ended September 30, 2002	$93.4

I.     Gain from cancellation of debt:

For the year ended December 31, 2001
Carrying value of canceled notes at beginning of period	$7,586.4
Estimated fair value of shares issued	(1,052.0)

$6,534.4

For the year ended September 30, 2002
Carrying value of canceled notes at beginning of period	$9,120.2
Estimated fair value of shares issued	(1,052.0)

$8,068.2

The fair value of shares issued was estimated by multiplying the approximately 50,000,000 shares issued in accordance with the Plan by the average of the high and low prices of $21.04 per share as reported on the Nasdaq Stock Market’s National Market on January 13, 2003.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and
Subsidiaries
Notes to the Pro Forma Financial Data
(in millions)

J.     Common stock issued:

In accordance with the Plan	50.0
In connection with the issuance of 19% Senior Secured Notes due 2010 (Exit Notes)	0.5

50.5

Fresh-Start Adjustments
K.     Adjustments to reflect the estimated reorganization value of our assets and the estimated present value of our liabilities:

Fixed assets, net	$(3,689.5)
Intangible assets, net	(783.2)
Long-term debt	220.2
Shareholders’ equity	4,252.5

$—

The reorganization value of our assets and the present value of our liabilities were estimated as follows:

•	The value of our shareholders’ equity was estimated to be $1,062.5 million based on approximately 50,500,000 outstanding shares multiplied by the average of the high and low prices of $21.04 per share as reported on the Nasdaq Stock Market’s national market on January 13, 2003.

•	The value of our long-term debt was estimated to be $6,186.9 million based on quoted market prices for the Diamond Holdings notes and the NTL Triangle notes, plus the carrying values of our other long-term debt which approximates their present values.

•	The resulting reduction in total liabilities and shareholders’ equity of $4,472.7 million reduced our intangible assets to zero and the remainder reduced our fixed assets.

Based on the assumptions and estimates used to prepare the unaudited pro forma financial information, as of September 30, 2002, we would recognize a loss from the adoption of fresh-start reporting of $4,252.5 million. This loss is a nonrecurring item and is therefore excluded from the pro forma condensed consolidated statements of operations.

Our estimates were prepared on a preliminary basis, and are subject to change as we complete a valuation of our assets and liabilities.

L.     Adjustment to asset impairment charge:

For the year ended December 31, 2001	$(8,160.6)

The historical asset impairment charge in the year ended December 31, 2001 would have been partially or entirely superceded by the adoption of fresh-start reporting as of January 1, 2001. We have assumed that the charge is entirely superceded for the pro forma condensed consolidated statement of operations.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and
Subsidiaries
Notes to the Pro Forma Financial Information
(in millions)

M.     Reduction in depreciation expense due to the reduction in carrying value of fixed assets based on a weighted average useful life of approximately 13 years:

For the year ended December 31, 2001	$(290.3)

For the nine months ended September 30, 2002	$(217.7)

N.     Reduction in amortization expense due to the reduction in carrying value of intangible assets:

For the year ended December 31, 2001	$(1,151.5)

The reduction in amortization expense for the year ended December 31, 2001 assumes that all intangible assets were written-off at the beginning of period upon the adoption of fresh-start reporting For the nine months ended September 30, 2002	$(25.0)

O.     Increase in interest expense due to the adjustment of the carrying value of Diamond Holdings and NTL Triangle public notes to their estimated fair values:

For the year ended December 31, 2001	$(46.5)

For the nine months ended September 30, 2002	$(35.1)

P.     Reversal of recapitalization items, net:

For the year ended December 31, 2001	$(4.8)

For the nine months ended September 30, 2002	$101.3

Q.     Reversal of gain from cancellation of debt:

For the year ended December 31, 2001	$(6,534.4)

For the nine months ended September 30, 2002	$(8,068.2)

The gain from cancellation of debt is a nonrecurring item and is therefore reversed from the pro forma condensed consolidated statement of operations

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Reorganization under Chapter 11 of the US Bankruptcy Code

     On May 8, 2002, NTL Incorporated (then known as NTL Communications Corp.), NTL Europe (then known as NTL Incorporated) and certain of our and NTL Europe’s subsidiaries filed a pre-arranged joint reorganization plan under Chapter 11 of the US Bankruptcy Code. Our operating subsidiaries and those of NTL Europe were not included in the Chapter 11 filing. The Plan became effective on January 10, 2003, at which time we emerged from Chapter 11 reorganization.

     Pursuant to the Plan, the entity formerly known as NTL Incorporated and its subsidiaries and affiliates were split into two separate groups, and we and NTL Europe each emerged as independent public companies. The entity formerly known as NTL Communications Corp. (the registrant) was renamed “NTL Incorporated” and became the holding company for the former NTL group’s principal UK and Ireland assets. Prior to consummation of the Plan, we were a wholly-owned subsidiary of the entity then known as NTL Incorporated, which, pursuant to the Plan, was renamed “NTL Europe, Inc.” and which became the holding company for The former NTL group’s continental European and certain other assets. Pursuant to the Plan, all of the outstanding securities of our former parent company (NTL Europe) and certain of its subsidiaries, including us, were cancelled, and we issued shares of our common stock and Series A warrants and NTL Europe issued shares of its common stock and preferred stock to various former creditors and stockholders of our former parent company and its subsidiaries, including us. The precise mix of new securities received by holders of each particular type of security of our former parent company and its subsidiaries was set forth in the Plan.

Background of Restructuring

     Both the equity and debt capital markets experienced periods of significant volatility in 2001 and 2002, particularly for securities issued by telecommunications and technology companies. As a result, the ability of our former parent company and its subsidiaries to access those markets as well as its ability to obtain financing from its bank lenders and equipment suppliers became severely restricted. In addition, our former parent company and its subsidiaries, including us, had no further funds available, or were unable to draw upon funds under our credit facilities. As a result of these factors, together with its substantial leverage, on January 31, 2002, our former parent company announced that it had appointed professional advisors to advise on strategic and recapitalization alternatives to strengthen its balance sheet, reduce debt and put an appropriate capital structure in place for its business.

     Promptly upon obtaining the requisite waivers from the lenders under its credit facilities, in March 2002, our former parent company and certain of its subsidiaries commenced negotiations with a steering committee of the unofficial committee of its bondholders and the committee’s legal and financial advisors.

     Our former parent company and its subsidiaries failed to make interest payments on some of the outstanding notes starting on April 1, 2002. As a result of the payment defaults as well as the voluntary filing under Chapter 11 by our former parent company and certain of its subsidiaries on May 8, 2002, there was an event of default under all of our former parent company and its subsidiaries’ credit facilities and the indentures governing all of their publicly traded debt, other than debt of NTL Triangle.

     Our former parent company also failed to declare or pay dividends on certain series of its outstanding preferred stock, due to a lack of available surplus under Delaware law.

     On April 16, 2002, our former parent company announced that it and the unofficial committee of its public bondholders had reached an agreement in principle on a comprehensive recapitalization of the former NTL group. To implement the proposed recapitalization plan, on May 8, 2002, we, our former parent company and certain of our former parent company’s other subsidiaries filed cases and a pre-arranged joint reorganization plan under Chapter 11 of the US Bankruptcy Code. In connection with the filing, some members of the unofficial creditors’ committee of bondholders entered into a credit facility agreement, referred to in this prospectus as the DIP facility, committing to provide a wholly-owned subsidiary of ours with up to $500 million in new debt financing (NTL Delaware committed to provide up to $130 million under the DIP facility).

     The Plan was confirmed by the Bankruptcy Court on September 5, 2002. During the fall of 2002, our former parent company negotiated with a group of lenders to enter into a new financing arrangement to repay the DIP facility, to repay certain obligations and to provide liquidity to us and our subsidiaries. In connection with our emergence from Chapter 11 reorganization, we and certain of our subsidiaries issued $558.249 million aggregate principal face amount of 19% Senior Secured Notes due 2010 (the Exit Notes) on the Effective Date. Initial purchasers of our Exit Notes also purchased 500,000 shares of our common stock on the Effective Date. The gross proceeds from the sale of our Exit Notes and such shares totaled $500 million. The proceeds were used in part to repay amounts outstanding under the DIP facility (which has now been repaid) and to purchase a £90 million note of NTL (UK) Group Inc. from NTL Delaware and to repay certain other obligations. Also on the Effective Date, we and our lending banks amended our existing credit facilities.

Liquidity and Capital Resources

     We have historically incurred operating losses and negative operating cash flow. In addition, we required and expect to continue to require significant amounts of capital to finance construction of our networks, connection of customers to the networks, other capital expenditures and for working capital needs including debt service requirements.

     We currently expect that we will require approximately $650 million to fund our working capital and capital expenditures, net of cash from operations, and certain payments required upon consummation of the Plan (namely the settlement of recapitalization costs with NTL Europe, the repayment or purchase of the £90 million loan from NTL Delaware to NTL (UK) Group Inc. and the UK credit facilities amendment fee) in the twelve months from October 1, 2002 to September 30, 2003. We believe that cash, cash equivalents and marketable securities on hand of $475.7 million at September 30, 2002, and the $500 million cash available from the issuance of our Exit Notes and shares of our common stock to the purchasers of the Exit Notes will be sufficient for our cash requirements during the twelve months from October 1, 2002 to September 30, 2003.

     Over the long term, we will continue to require cash to fund operations, service our debt and implement our strategy. In order to fund these requirements, we anticipate that we will use cash flow from operations and may also need to issue additional debt or equity securities or may need to secure additional bank financing. Given the restrictions on incurring additional debt in the indentures governing our outstanding notes, there can be no assurance that these sources of funds will be available to us.

     The indentures governing our outstanding notes, among other things, restrict and, in some cases, prohibit our ability and the ability of most of our subsidiaries to incur additional debt, create or incur liens, and sell assets. In addition, we and our subsidiaries must comply with certain financial covenants in these debt instruments. The Senior Credit Facility and Working Capital Credit Facility also impose restrictions on our ability and the ability of most of our subsidiaries to incur additional debt and other extensive restrictions on most of our subsidiaries, including restrictions on the ability of such subsidiaries to create or incur liens and sell assets. In addition, we and most of our subsidiaries must comply with and meet certain financial covenants in these credit facilities.

     Our ability to meet our funding requirements is dependent upon a number of factors, including our existing cash balances, the cash flow generated by our operating subsidiaries, and our ability to obtain additional financing in the future. Failure to achieve profitability or maintain or achieve various other financial performance levels could in the future diminish our ability to sustain operations, meet financial covenants, obtain additional funds, and make required payments on our indebtedness.

     Based on preliminary details from the valuations of our pension plans, as of December 31, 2002, we believe the projected benefit obligations of certain of our defined benefit plans exceeded the fair value of plan assets by an aggregate of approximately £75 million. We will need to fund this deficit in accordance with the laws and regulations in the UK. We currently believe we will have to use cash of approximately £7 million per year beginning in 2003 to meet the UK requirements. The valuation of our pension plans requires the use of assumptions and estimates. Changes in these assumptions as well as future investment returns could potentially have a material impact, either upwards or downwards, on this estimated funding requirement.

     We are a holding company with no independent operations or significant assets other than our investments in and advances to our subsidiaries. We depend upon the receipt of sufficient funds from our subsidiaries to meet our obligations. However, the terms of existing and future indebtedness of us and our subsidiaries and the laws of the jurisdictions under which those subsidiaries are organized limit the payment of dividends, loan repayments and other distributions to us.

Description of Outstanding Notes and Credit Facilities

     The following summarizes the terms of the significant notes and credit facilities issued by us and our subsidiaries as of the date hereof:

NTL Incorporated:

(1)	19% Senior Secured Notes (Exit Notes) due January 1, 2010; principal amount at maturity of $558.249 million; redeemable at the Company’s option after January 10, 2003; interest payable in cash semiannually from July 1, 2003; with respect to the interest payment due on July 1, 2003, we may elect to pay any portion of the interest in cash or by issuance of additional “pay-in-kind” notes; with respect to the interest payments due on January 1, 2004 and July 1, 2004, we may make a similar election based on our Available Cash, as defined;

NTL Communications Limited:

(2)	Working Capital Credit Facility originally dated May 30, 2000 (and subsequently amended and restated) of approximately £408.3 million ($641.0 million), all of which was outstanding as of September 30, 2002; originally for £1,300.0 million ($2,041.0 million); following the issuance of new debt beginning in October 2000, the commitment has been reduced to the aforementioned amount; interest payable at least every six months at LIBOR plus mandatory costs plus a margin rate which commenced at 4.50% per annum and increases by 0.50% per annum at the end of each quarter after the date upon which the facility was first utilized (subject to a cap on total interest of 16% per annum and a cap on total interest payable in cash of 14% per annum (any excess being added to principal)); effective interest rate of 11.26% per annum at September 30, 2002; principal is due in full on March 31, 2006;

NTL Investment Holdings Limited (a wholly owned subsidiary of NTL Communications Limited):

(3)	Senior Credit Facility originally dated May 30, 2000 (and subsequently amended and restated) of £2,784.8 million ($4,372.2 million), all of which was outstanding as of September 30, 2002; comprising a revolving facility of £2,584.8 million ($4,058.2 million) and a term facility of £200.0 million ($314.0 million); interest payable at least every six months at LIBOR plus mandatory costs plus a margin rate which, in the case of the revolving facility, is fixed at 3.50% per annum for six months from January 10, 2003 and which then varies, depending upon satisfaction of a financial covenant over six monthly periods, between 4.00% and 2.50% per annum and which, in the case of the term facility, is fixed at 5.50% per annum; effective interest rate on the revolving facility of 6.26% per annum at September 30, 2002; effective interest rate on the term facility of 7.76% per annum at September 30, 2002; the unused portion of the commitment to make the revolving facility available is subject to a commitment fee of 0.75% payable quarterly, which is reduced to 0.50% when over 50% of the commitment is utilized; principal then outstanding under the revolving facility is due in full on September 30, 2005; principal under the term facility is due in six quarterly installments beginning on June 30, 2006 and increasing from £5 million repayments due on the first two repayment dates to £10 million repayments due on the next three repayment dates with the balance being due on September 30, 2007;

NTL Triangle:

(4)	11.2% Senior Discount Debentures due November 15, 2007, principal amount at maturity of $517.3 million, interest payable semiannually from May 15, 2001, redeemable at NTL Triangle’s option after November 15, 2000;

Diamond Holdings:

(5)	10% Senior Sterling Notes due February 1, 2008; principal amount at maturity of £135.0 million ($211.9 million); interest payable semiannually from August 1, 1998; redeemable at Diamond Holdings’ option on or after February 1, 2003; and

(6)	9% Senior Notes due February 1, 2008; principal amount at maturity of $110.0 million; interest payable semiannually from August 1, 1998; redeemable at Diamond Holdings’ option on or after February 1, 2003.

Contractual Obligations and Commercial Commitments

     The following table includes aggregate information about our contractual obligations as of September 30, 2002, as adjusted to give effect to our emergence from Chapter 11 reorganization, and the periods in which payments are due.

Payments Due by Period

Contractual		Less than	1-3	4-5	After
Obligations	Total	1 Year	Years	Years	5 Years

		(in millions)
Long-Term Debt	$6,413.7	$1.0	$4,059.0	$1,473.1	$880.6
Capital Lease Obligations	198.4	7.1	13.9	13.2	164.2
Operating Leases	701.1	77.3	125.2	102.8	395.8
Unconditional Purchase Obligations	1,374.3	323.8	216.5	210.9	623.1
Other Long-Term Obligations	none

Total Contractual Cash Obligations	$8,687.5	$409.2	$4,414.6	$1,800.0	$2,063.7

     The following table includes aggregate information about our commercial commitments as of September 30, 2002. Commercial commitments are items that we could be obligated to pay in the future. They are not required to be included in the consolidated balance sheet.

Amount of Commitment Expiration Per Period

Other Commercial	Total Amounts	Less than	1-3	4-5	Over
Commitments	Committed	1 Year	Years	Years	5 Years

(in millions)
Guarantees	$30.0	$3.4	$14.2	$0.2	$12.2
Lines of Credit	none
Standby Letters of Credit	none
Standby Repurchase Obligations	none
Other Commercial Commitments	none

Total Commercial Commitments	$30.0	$3.4	$14.2	$0.2	$12.2

Consolidated Statements of Cash Flows

     Cash provided by (used in) operating activities was $100.7 million and $(469.6) million in the nine months ended September 30, 2002 and 2001, respectively. Cash paid for interest exclusive of amounts capitalized in the nine months ended September 30, 2002 and 2001 was $375.4 million and $638.7 million, respectively. In addition, the change in cash used in operating activities is also due to changes in working capital as a result of the timing of receipts and disbursements.

     Purchases of fixed assets were $505.5 million and $1,345.6 million in the nine months ended September 30, 2002 and 2001, respectively, as a result of the continuing fixed asset purchases and construction. We continued to minimize purchases of fixed assets in 2002 in an effort to conserve cash.

     Proceeds from borrowings from NTL Delaware of $133.2 million in the nine months ended September 30, 2002 is the £90.0 million loan to NTL (UK) Group, Inc. Proceeds from borrowings, net of financing costs, of $662.8 million in the nine months ended September 30, 2002 includes $456.1 million borrowed under the NTL Communications Limited Working Capital Credit Facility, net of costs of $9.7 million and $229.0 borrowed under the Communications Cable Funding Corp. DIP facility, net of costs of $12.6 million.

     Cash used in operating activities was $558.7 million and $170.3 million in the years ended December 31, 2001 and 2000, respectively. Cash provided by operating activities was $73.7 million in the year ended December 31, 1999. Cash paid for interest, exclusive of amounts capitalized in the years ended December 31, 2001, 2000 and 1999 was $776.6 million, $363.9 million and $180.3 million, respectively. In addition, the change in cash used in operating activities is also due to changes in working capital as a result of the timing of receipts and disbursements.

     Cash used in investing activities was $1,858.0 million, $9,505.4 million and $909.4 million in the years ended December 31, 2001, 2000 and 1999, respectively. In each of these years, cash used in investing activities was primarily used for purchases of fixed assets and acquisitions, net of cash acquired.

     Cash used for acquisitions, net of cash acquired, of $7,514.9 million and proceeds from borrowings, net of financing costs of $5,009.8 million in the year ended December 31, 2000 were primarily for the acquisition of ConsumerCo including the credit agreements entered into with a group of banks.

     Purchases of fixed assets were $1,653.0 million, $1,961.8 million and $1,198.3 million in the years ended December 31, 2001, 2000 and 1999, respectively, as a result of the continuing fixed asset purchases and construction, including purchases and construction by acquired companies.

     Cash used in investing activities in the year ended December 31, 2001 also includes cash used for a loan to our former parent company of $150.0 million. On September 28, 2001, we loaned our former parent company $150.0 million in exchange for 15.0% Promissory Notes due September 30, 2004. Interest was payable monthly in cash at a rate of 15.0% per annum beginning on October 31, 2001. These notes were canceled pursuant to the Plan.

     Cash provided by financing activities was $2,252.1 million, $9,050.6 million and $1,180.5 million in the years ended December 31, 2001, 2000 and 1999, respectively. In each of these years, cash provided by financing activities includes proceeds from borrowings, net of financing costs, and net of principal payments.

     Proceeds from borrowings, net of financing costs, of $2,643.4 million in the year ended December 31, 2001 include $838.5 million borrowed under the Senior Credit Facility, $431.8 million borrowed under the Working Capital Credit Facility, $1,150.0 million from the issuance of our 6-3/4% Convertible Senior Notes and $277.9 million from the issuance of our 12-3/8% Senior Euro Notes, net of aggregate financing costs of $54.8 million.

     Principal payments of $421.5 million in the year ended December 31, 2001 include optional repayments of $395.8 million under the NTLCL credit agreements and repayments of an aggregate of $25.7 million of other debt.

     Proceeds from borrowings, net of financing costs, of $5,009.8 million in the year ended December 31, 2000 were primarily for the acquisition of ConsumerCo including the credit agreements entered into with a group of banks. Included in proceeds from borrowings, net of financing costs, is $1,494.9 million of borrowings that was not related to the ConsumerCo acquisition.

     Principal payments of $1,263.9 million in the year ended December 31, 2000 include optional repayments of $1,168.2 million of amounts borrowed under credit agreements.

     Proceeds from borrowings, net of financing costs, of $1,846.0 in the year ended December 31, 1999 was from the issuance of various notes, including $808.6 million in notes issued in connection with the acquisition of Cablelink.

     Principal payments of $758.2 million in the year ended December 31, 1999 were primarily from the repayment of $716.5 million of notes issued in connection with the acquisition of Cablelink from the proceeds of the notes issued in 1999.

     Cash provided by financing activities also includes the following. Contributions from NTL Delaware were $40.8 million, $5,227.2 million and $167.6 million in the years ended December 31, 2001, 2000 and 1999, respectively. The contributions of $5,227.2 million in the year ended December 31, 2000 include cash used to acquire ConsumerCo.

Results of Operations

     The following discussion of our results of operations reflects our business segments up to December 31, 2002, after which time we performed an internal organizational restructuring which resulted, among other things, in the transfer of our national and international carrier telecommunications services and certain of our managed network services from our business group to our network services group and the transfer of our public safety line of business from our business services group to our broadcast transmission and tower services group.

     We provide a broad range of communication services, including: (i) consumer telecommunications and television, (ii) business telecommunications and (iii) broadcast transmission and other related services. Our consumer telecommunications and television services comprise broadband services to consumer markets including residential telephone, analog and digital cable television, narrowband and broadband Internet access, and interactive services. Our business telecommunications services include broadband services to business markets, comprising business telecommunications, national and international carrier telecommunications, narrowband and broadband Internet services, and managed network services. Our broadcast transmission and other services include digital and analog television and radio broadcast transmission services, satellite and media services for programmers, news agencies, sports broadcasters and production companies and tower site rental and associated services to a variety of carriers operating wireless networks.

     CONSUMER SERVICES: In our consumer telecommunications and television segment, known as “ntl: home,” we derive revenues principally from monthly fees and usage charges for (i) telephone service, (ii) cable television service and (iii) Internet access. Our packaging and pricing are designed to encourage our customers to use multiple services such as dual telephone and broadband, dual telephone and narrowband, dual telephone and TV, or triple telephone, TV and Internet access. Only telephone, with its relatively low capital expenditure requirements and relatively high margins, is available widely as a stand-alone single product.

     BUSINESS SERVICES: In our business telecommunications segment, known as “ntl: business,” we derive revenues principally from (i) monthly fees and usage charges for inbound and outbound voice and data telephony, (ii) charges for voice, data and Internet services provided to managed network customers and (iii) charges for various outstanding arrangements provided to public safety customers.

     BROADCAST TRANSMISSION AND TOWER SERVICES: In our broadcast transmission and other services segment, known as “ntl: broadcast,” we derive revenues principally from charges for (i) site leasing services, (ii) national and regional television broadcasting, (iii) national, regional and local radio broadcasting and (iv) satellite up-linking for program and content distribution.

     The principal components of our expenses include (i) costs to connect our network to other networks (referred to as interconnection), (ii) television programming costs, (iii) payroll and other employee related costs, (iv) repairs and maintenance, (v) facility related costs, such as rent, utilities and rates, (vi) marketing and selling costs and (vii) provisions for bad debts.

     As expected, our growth in 2002 was curtailed by funding constraints. Cash constraints present many challenges to the successful execution of our business plan. We are conserving cash by minimizing capital expenditures including expenditures to connect new customers to our network. In order to maintain revenues and cash from operations, we must reduce and limit customer churn. We continue to focus on improving our customer service and increasing our service offering to customers in an effort to curtail and reduce churn. We are in the process of integrating our various billing systems and customer databases in an effort to improve one of the main tools we use to provide customer service. This effort is at an early stage although four franchise areas have been partially migrated through September 30, 2002. Although the new system does not yet support our full suite of services, we expect to substantially complete the project by the third quarter of 2004. The total project cost is estimated to be approximately £75.0 million, of which we have incurred approximately £14.2 million through September 30, 2002. We cannot be certain that this project will be successful. If the full integration is not successful, we could experience an adverse effect on customer service, our churn rate and our costs of maintaining these systems going forward.

     Our plan to reduce churn and to increase average revenues per user (referred to in this prospectus as ARPU) includes an increase in broadband services to our existing customers. We believe that our “triple play” offering of telephony, broadband access to the Internet and digital television will continue to prove attractive to our existing customer base, which will result in higher ARPU as revenues per existing customer increase. However, there is still significant competition in our markets, through digital satellite and digital terrestrial television and through alternative Internet access media, such as DSL offered by BT. If we are unable to charge the prices for these services in the future that we anticipate in our business plan in response to competition or if our competition is able to attract our customers, our results of operations will be adversely affected.

     We incurred restructuring charges in the fourth quarter of 2002 of approximately £50.0 million as part of our continuing effort to reduce operating costs and re-size certain business units. The charges included employee severance and related costs and other costs to exit business activities.

     Media speculation regarding our recent Chapter 11 reorganization and financial condition could have an adverse effect on parts of our business. Similarly, negative press about the financial condition of alternative telecom carriers in general may adversely affect our reputation. One of the key strategies in our business plan is to increase our penetration of higher value small to medium size enterprises (or SMEs) and provide increased retail services of bundled voice, data and Internet services for SMEs. However, due to the negative publicity surrounding our recent Chapter 11 reorganization and financial condition and the potential effect of that publicity on our brand name, we may find it difficult to increase market share. We believe our recapitalization process and the general unfavorable climate for alternative telecom carriers affected our revenues in the first nine months of 2002 as prospective customers began deferring orders beginning in the fourth quarter of 2001. Even though we have successfully completed the recapitalization process, there is no assurance that such negative publicity will not adversely impact our results of operations or have a long-term effect on our brand.

     In addition, this uncertainty may adversely affect our relationships with suppliers. If suppliers become increasingly concerned about our financial condition, they may demand faster payments or refuse to extend normal trade credit, both of which could further adversely affect our cash conservation measures and our results of operations. However, this did not have a significant effect on results of operations or cash flows in the first nine months of 2002.

     Ongoing reviews of certain balance sheet accounts have indicated that there may be provisions that may no longer be necessary in light of the resolution of the issues and other liabilities that such provisions sought to address. The process of making this determination is expected to be completed for the reporting of the fourth quarter of 2002, and could result in at least an approximate £30 million increase in Operating EBITDA for the twelve months ended December 31, 2002.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the use of estimates, assumptions and judgments that have an impact on the assets, liabilities, revenue and expense amounts reported, as well as disclosures about contingencies, risk and financial condition. Our determination of the amount of labor and overhead to capitalize in connection with the design and installation of fixed assets, and our recording of provisions for liabilities, requires the use of such estimates, assumptions and judgments.

     As a result of capital constraints imposed on our business, we have been engaged in a process of reducing our expenditures in a variety of areas, including those related to expanding our customer base, and those related to service arrangements with third parties that provide capital improvements as part of their services. These measures, as well as the significant restructuring of our business in 2002 in terms of headcount reduction and departmental reorganization, have caused us to reassess whether for some 2002 expenditures, assumptions and estimates relating to the allocation of those costs between capital and operating expense need to be revised. This assessment is expected to be completed for the reporting of the fourth quarter of 2002, and could result in up to an approximate £45 million increase in expense (and the resulting equivalent reduction in Operating EBITDA and fixed assets) for the twelve months ended December 31, 2002.

Nine Months Ended September 30, 2002 and 2001

     Consolidated revenues increased by 2.6% to $2,426.0 million in the nine months ended September 30, 2002, as compared to $2,363.4 million in the nine months ended September 30, 2001. Consolidated revenues in UK pounds decreased to £1,635.2 million from £1,643.2 million.

     In the nine months ended September 30, 2002 and 2001, the UK accounted for 97.3% and 98.1%, respectively, and Ireland accounted for 2.7% and 1.9%, respectively, of total consolidated revenues.

     In the nine months ended September 30, 2002 and 2001, consumer telecommunications and television revenues were 63.4% and 65.0%, respectively, business telecommunications revenues were 27.0% and 26.2%, respectively, and broadcast transmission and other revenues were 9.6% and 8.8%, respectively, of total consolidated revenues.

     Consumer telecommunications and television revenues increased to $1,538.5 million from $1,537.1 million as a result of changes in foreign currency exchange rates. These revenues in UK pounds decreased to £1,039.9 million from £1,068.7 million. The decrease in revenues was primarily due to the sale of part of our indirect access telephony business in October 2001 that accounted for £42.5 million of consolidated revenues in the nine months ended September 30, 2001. Consumer telecommunications and television revenues have also been affected by a reduction in the customer base due to disconnects, lower telephony usage and fewer premium package television customers. This decrease was partially offset by price increases and upselling new services to customers.

     Business telecommunications revenues increased to $655.6 million from $618.5 million primarily as a result of the acquisition of the assets and contracts of Viatel UK in the third quarter of 2001. Business telecommunications revenues in UK pounds increased to £443.2 million from £430.0 million. The increase in revenue was offset by a reduction in revenue from a lack of major installations and orders and a decline in carrier revenues as compared to the nine months ended September 30, 2001.

     Broadcast transmission and other revenues increased to $231.9 million from $207.8 million. These revenues in UK pounds increased to £152.1 million from £144.5 million. The increase reflects increases in the number of broadcast television and FM radio customers and accounts, which exceeded price cap reductions in our regulated services, and increases in satellite and media services used by broadcast and media customers. We expect longer term growth in broadcast services to be driven primarily by contracts related to the increased demand for wireless infrastructure by wireless services operators expanding and upgrading their networks for wireless broadband, the digitalization of analog television and radio signals and the further development of programming for the European markets requiring satellite and terrestrial distribution services.

     Operating expenses (including network expenses) decreased to $1,128.7 million from $1,180.3 million primarily as a result of decreases in telephony interconnection and television programming costs. Operating expenses as a percentage of revenues declined to 46.5% in 2002 from 49.9% in 2001.

     Selling, general and administrative expenses decreased to $565.6 million from $775.1 million, which reflects various cost savings efforts including restructurings announced in the third and fourth quarters of 2001. Selling, general and administrative expenses as a percentage of revenues decreased to 23.3% in 2002 from 32.8% in 2001.

     Other charges of $32.2 million in the nine months ended September 30, 2002 include asset impairment charges of $26.6 million and restructuring charges of $5.6 million. Other charges of $53.2 million in the nine months ended September 30, 2001 were for information technology integration and for business rationalization consulting. Asset impairment charges of $26.6 million in 2002 are non-cash charges to write-down certain fixed assets of our consumer segment to their estimated fair values based on its assessment that their carrying value was not recoverable. Restructuring charges of $5.6 million in 2002 include severance and related expenses of $4.2 million, agreement modification costs of $0.3 million and costs of $1.1 million to shutdown a non-critical operation in the UK.

     We recognized non-cash compensation expense of $30.6 million in the third quarter of 2001 as a result of a modification of the expiration date of certain options to purchase the common stock of our former parent company.

     Corporate expenses increased to $301.3 million from $13.8 million as a result of non-cash charges of $287.7 million for allowances for potentially uncollectible receivables from our former parent company (then called NTL Incorporated) and certain of its subsidiaries. Corporate expenses would otherwise have decreased due to a decrease in legal, accounting, other professional and employee related costs.

     Depreciation expense increased to $1,050.0 million from $923.6 million primarily due to an increase in depreciation of telecommunications and cable television equipment.

     Amortization expense decreased to $46.9 million from $953.5 million due to the adoption of SFAS No. 142 on January 1, 2002 which ended the amortization of goodwill and other indefinite lived intangible assets. Amortization expense in the nine months ended September 30, 2001, after deducting the amortization of goodwill and other indefinite lived intangible assets of $898.4 million, would have been $55.1 million.

     Interest expense decreased to $652.3 million from $895.7 million as a result of the application of AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code.” Pursuant to SOP 90-7, interest expense is included in the results of operations only to the extent that it will be paid during the proceeding or that it is probable that it will be an allowed priority, secured or unsecured claim. In accordance with the Plan, we did not intend to make future interest payments on our outstanding publicly traded notes, except notes issued by NTL Triangle (a non-debtor) and, upon emergence from the Chapter 11 reorganization, Diamond Holdings Limited. Our contractual interest for the nine months ended September 30, 2002 was $1,041.8 million. The increase in contractual interest expense in 2002 as compared to 2001 is primarily due to additional borrowings under credit facilities subsequent to September 30, 2001 and the issuance of new notes in May 2001. Interest of $413.7 million and $694.1 million was paid in cash in the nine months ended September 30, 2002 and 2001, respectively.

     Foreign currency transaction (losses) gains were losses of $47.4 million in the nine months ended September 30, 2002 and gains of $4.3 million in the nine months ended September 30, 2001. The change is primarily due to the effect of changes in exchange rates. We and certain of our subsidiaries have cash, cash equivalents and debt denominated in non-U.S. dollar currencies that are affected by changes in exchange rates. In addition, certain of our foreign subsidiaries whose functional currency is not the U.S. dollar have cash, cash equivalents and debt denominated in U.S. dollars which are affected by changes in exchange rates.

     Recapitalization items, net were $95.8 million in the nine months ended September 30, 2002 including $28.3 million for employee retention related to substantially all of our UK employees and $68.4 million for financial advisor, legal, accounting and consulting costs. These costs are net of $0.9 million of interest earned on accumulated cash since the Chapter 11 filing on May 8, 2002. We expect to incur, together with our former ultimate parent company and its subsidiary NTL Delaware, approximately $26.0 million in additional recapitalization costs.

     Net loss was $1,444.5 million and $2,443.9 million in the nine months ended September 30, 2002 and 2001, respectively. This change was the result of the factors discussed above, particularly the $906.6 million reduction in amortization expense and the $243.4 million reduction in interest expense offset by the $287.5 million increase in corporate expenses.

Years Ended December 31, 2001 and 2000

     As a result of the completion of the acquisition of the consumer cable telephone, Internet and television operations of ConsumerCo on May 30, 2000, we consolidated the results of operations of this business from the date of acquisition.

     Consolidated revenues increased by 28.4% to $3,189.6 million in 2001, as compared to $2,484.2 million in 2000. Revenue growth was achieved through acquisitions and by improving our product offers, increasing our broadband and digital TV customer base, raising prices and by serving new customers and signing new contracts in our Broadcast and Business telecommunications divisions.

     In 2001 and 2000, the UK accounted for 98.0% and 97.5%, respectively, of total consolidated revenues. Ireland accounted for the remainder of the consolidated revenues, or 2.0% and 2.5% in 2001 and 2000, respectively.

     Consumer telecommunications and television revenues were 64.9% and 61.1% of total consolidated revenues in 2001 and 2000, respectively. Business telecommunications revenues were 26.2% and 28.3% of total consolidated revenues in 2001 and 2000, respectively. Broadcast transmission and other revenues were 8.9% and 10.6% of total consolidated revenues in 2001 and 2000, respectively.

     Consumer telecommunications and television revenues increased to $2,069.2 million from $1,518.2 million as a result of the ConsumerCo acquisition, price increases, upselling new services to customers and from growth in our customer base. The 2001 and 2000 revenue includes $956.6 million and $532.2 million, respectively, from ConsumerCo. Upselling to existing customers, new digital and cable modem customers and the price increases implemented in the first and second quarters of 2001 resulted in ARPU increases that contributed to the revenue increase.

     Business telecommunications revenues increased to $836.8 million from $702.2 million as a result of acquisitions and from the growth in our customer base. The acquisition of the assets and contracts of Viatel UK in the third quarter of 2001 accounted for $65.3 million of the revenue in 2001. The 2001 and 2000 revenue includes $97.4 million and $62.1 million, respectively, from ConsumerCo.

     Broadcast transmission and other revenues increased to $283.6 million from $263.8 million. The increase reflects increases in the number of broadcast television and FM radio customers and accounts, which exceeded price cap reductions in our regulated services, and increases in satellite and media services used by broadcast and media customers.

     Operating expenses (including network expenses) increased to $1,564.3 million from $1,223.2 million as a result of increases in interconnection and programming costs due to revenue growth. The 2001 and 2000 expense includes $491.5 million and $281.4 million, respectively, from ConsumerCo.

     Selling, general and administrative expenses increased to $973.2 million from $969.1 million. The 2001 and 2000 expense includes $293.3 million and $213.1 million, respectively, from ConsumerCo. Selling, general and administrative expenses as a percentage of revenues decreased to 30.5% in 2001 from 39.0% in 2000. The percentage decrease reflects various cost savings efforts.

     Asset impairments in 2001 of $8,160.6 million are related to intangible assets. During 1999 and 2000, acquisitions were made against a background of increasing consolidation and record valuations in the telecommunications industry. In 2001, we performed a review of the recoverability of our long-lived assets and associated goodwill. This review was initiated because of the decline in our former ultimate parent company’s stock price and significantly lower valuations for companies within our industry. Additionally, at the time of our review, the book value of our former ultimate parent company’s net assets significantly exceeded its market capitalization. Accordingly, the fair value of our assets was determined by discounting our estimates of the expected future cash flows related to these assets when the non-discounted cash flows indicated that the long-lived assets would not be recoverable. We recorded a write-down of $8,161.6 million in the fourth quarter of 2001 as a result of this analysis and review, of which $8,160.6 million is included in asset impairments and $1.0 million is included in share of losses from equity investments. The asset impairment charge of $8,160.6 million included goodwill of $8,077.8 million, license acquisition costs of $58.8 million, customer lists of $9.1 million and other intangibles of $14.9 million. The aggregate asset impairment charge of $8,161.6 million related to our business segments as follows: $6,048.1 million Consumer, $2,113.0 million Business and $0.5 million Broadcast.

     Non-cash compensation of $30.6 million in 2001 was due to modifications to certain stock options approved by the Compensation and Option Committee of the Board of Directors of our former ultimate parent company in July 2001. The latest possible expiration date of options to purchase an aggregate of approximately 4.7 million shares of our former parent company’s common stock with exercise prices from $.17 to $14.76 per share was extended from July 30, 2001 to October 2004, as applicable, to January 30, 2006. We recognized non-cash compensation expense based on the excess of the quoted market price of our former ultimate parent company’s common stock on the date of the modification of $12.05 per share over the exercise price per share. All options to purchase shares of our former ultimate parent company’s common stock were cancelled on the Effective Date pursuant to the Plan.

     Other charges of $297.9 million in 2001 include restructuring charges of $202.8 million and costs of $95.1 million incurred primarily to integrate the acquired companies, mostly related to information technology integration, as well as costs incurred for business rationalization consulting. Other charges of $92.7 million in 2000 include restructuring charges of $65.9 million and costs of $26.8 million incurred primarily to integrate the acquired companies, mostly related to information technology integration, as well as costs incurred for business rationalization consulting. The increase in the information technology integration and consulting costs was the result of an acceleration of a number of these projects, and the associated fees to the consultants and advisors, in order to achieve the cost savings earlier than projected.

     Restructuring charges of $202.8 million and $65.9 million for the years ended December 31, 2001 and 2000, respectively, relate to our announcements in the fourth quarter of 2001 and in November 2000 that we were taking additional actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas. An aggregate of $57.9 million of the 2001 reorganization costs are for the write-off of equipment and other assets that are not used and will not require any future cash outlays. The employee severance and related costs in 2000 were for approximately 2,300 employees to be terminated, approximately 550 of whom were still employed by us as of December 31, 2001. These costs in 2001 are for approximately 5,200 employees to be terminated, of which approximately 2,900 employees were still employed by us as of December 31, 2001. The following table summarizes the restructuring charges incurred and utilized in 2000 and 2001:

	Employee Severance		Agreement
	and Related Costs	Lease Exit Costs	Modifications	Fixed Assets	Total

			(In millions)
Charged to expense	$47.9	18.0	$—	$—	$65.9
Utilized	—	—	—	—	—

Balance, December 31, 2000	47.9	18.0	—	—	65.9
2000 provision utilized	(41.3)	(9.6)	—	—	(50.9)
2000 provision released	(6.6)	(7.3)	—	—	(13.9)
Charged to expense	98.7	32.4	27.7	57.9	216.7
2001 provision utilized	(26.2)	—	—	(57.9)	(84.1)

Balance, December 31, 2001	$72.5	$33.5	$27.7	$—	$133.7

     Corporate expenses increased to $24.3 million from $23.7 million primarily due to the increase in various overhead costs.

     Depreciation and amortization expense increased to $2,540.3 million from $1,700.7 million due to an increase in amortization on acquisition related intangibles and an increase in depreciation of telecommunications and cable television equipment. The 2001 and 2000 expense includes $1,466.0 million and $802.0 million, respectively, from ConsumerCo, including amortization of the acquisition related intangibles.

     Interest expense increased to $1,240.8 million from $886.3 million due to the issuance of additional debt, and the increase in the accretion of original issue discount on the deferred coupon notes. The 2001 and 2000 expense includes $273.2 million and $135.0 million, respectively related to ConsumerCo. Interest of $844.3 million and $459.0 million was paid in cash in the years ended December 31, 2001 and 2000, respectively.

     Other losses of $88.5 million in 2001 are from the sale of the ConsumerCo off-net indirect access customers.

     Foreign currency transaction gains (losses) were gains of $0.6 million in 2001 and losses of $58.1 million in 2000 primarily due to the effect of changes in exchange rates. We and certain of our subsidiaries have cash, cash equivalents and debt denominated in non-U.S. dollar currencies that are affected by changes in exchange rates. In addition, our foreign subsidiaries whose functional currency is not the U.S. dollar hold cash, cash equivalents and debt denominated in U.S. dollars which are affected by changes in exchange rates.

     Income tax expense in 2001 of $118.1 million is primarily the result of an increase in the deferred tax liability attributable to separate company profits of a foreign subsidiary offset to some extent by a decrease in net deferred tax liabilities attributable to operating losses of other foreign subsidiaries. The increase in deferred tax liabilities includes an adjustment related to 1997 through 2000 of approximately $116.1 million that is primarily attributable to additional tax depreciation being claimed during 2001 on original and amended income tax returns.

     Consolidated net loss increased to $11,837.0 million in 2001 from $2,388.1 million in 2000. The increase in net loss was primarily a result of the asset impairment charge in 2001 of $8,160.6 million relating to our intangible assets.

Years Ended December 31, 2000 and 1999

     As a result of the completion of the acquisitions of Diamond in March 1999, Cablelink in July 1999, NTL Business in September 1999 and ConsumerCo in May 2000, we consolidated the results of operations of these businesses from the dates of acquisition.

     Consolidated revenues increased by 61.6% to $2,484.2 million in 2000, as compared to $1,537.1 million in 1999. Revenue growth was achieved through acquisitions and by increasing our consumer customer base and by serving new customers and signing new contracts in our Broadcast and Business telecoms divisions.

     In 2000 and 1999, the UK accounted for 97.5% and 98.0%, respectively, of total consolidated revenues. Ireland accounted for the remainder of the consolidated revenues, or 2.5% and 2.0% in 2000 and 1999, respectively.

     Consumer telecommunications and television revenues were 61.1% and 53.9% of total consolidated revenues in 2000 and 1999, respectively. Business telecommunications revenues were 28.3% and 29.4% of total consolidated revenues in 2000 and 1999, respectively. Broadcast transmission and other revenues were 10.6% and 16.7% of total consolidated revenues in 2000 and 1999, respectively.

     Consumer telecommunications and television revenues increased to $1,518.2 million from $827.3 million as a result of acquisitions and from customer growth that increased our current revenue stream. The 2000 and 1999 revenue includes $773.6 million and $162.4 million, respectively, from acquired companies.

     Business telecommunications revenues increased to $702.2 million from $452.5 million as a result of acquisitions, customer growth and increases in carrier services revenues. The 2000 and 1999 revenue includes $234.3 million and $92.8 million, respectively, from acquired companies. Carrier services revenues increased due to growth in services provided by our wholesale operation to other telephone companies.

     Broadcast transmission and other revenues increased to $263.8 million from $257.3 million due to increases in broadcast television and FM radio customers and accounts, which exceeded price cap reductions in our regulated services, and increases in satellite and media services used by broadcast and media customers.

     Operating expenses (including network expense) increased to $1,223.2 million from $761.5 million as a result of increases in interconnection costs and programming costs due to customer growth. Operating expenses as a percentage of revenues decreased to 49.2% from 49.5%. The 2000 and 1999 expense includes $502.5 million and $141.9 million respectively, from acquired companies.

     Selling, general and administrative expenses increased to $969.1 million from $562.9 million as a result of increases in telecommunications and cable television sales and marketing costs and increases in additional personnel and overhead to service the increasing customer base. The 2000 and 1999 expense includes $377.9 million and $52.5 million respectively, from acquired companies.

     Pursuant to the terms of various UK licenses, we incurred license fees paid to the Independent Television Commission, referred to in this prospectus as the ITC, to operate as the exclusive service provider in certain of our franchise areas. Upon a request by us in 1999, the ITC converted all of our fee bearing exclusive licenses to non-exclusive licenses at the end of 1999, and our liability for license payments ceased upon the conversion. Franchise fees were $16.5 million in 1999.

     Other charges of $92.7 million in 2000 include restructuring costs of $65.9 million and costs of $26.8 million incurred primarily to integrate the acquired companies, mostly related to information technology integration, as well as costs incurred for business rationalization consulting. Our restructuring provision includes employee severance and related costs of $47.9 million for approximately 2,300 employees to be terminated and lease exit costs of $18.0 million. As of December 31, 2000, approximately 360 of the employees had been terminated. None of the provision had been utilized through December 31, 2000. Other charges of $16.2 million in 1999 were incurred for the cancellation of certain contracts.

     Corporate expenses decreased to $23.7 million from $25.3 million due to a decrease in various overhead costs.

     Depreciation and amortization expense increased to $1,700.7 million from $765.7 million due to an increase in depreciation of telecommunications and cable television equipment. The 2000 and 1999 expense includes $1,066.3 million and $190.5 million respectively, from acquired companies, including amortization of acquisition related intangibles.

     Interest income and other, net decreased to $25.8 million from $48.2 million as a result of a decline in cash available for investment.

     Interest expense increased to $886.3 million from $678.1 million due to the issuance of additional debt, and the increase in the accretion of original issue discount on the deferred coupon notes. The 2000 and 1999 expense includes $298.7 million and $133.8 million, respectively, from acquired companies. Interest of $459.0 million and $222.1 million was paid in the years ended December 31, 2000 and 1999, respectively.

     Other gains of $493.1 million in 1999 are from the sale of our investment in Cable London.

     Foreign currency transaction (losses) gains decreased to losses of $58.1 million from gains of $22.8 million primarily due to the effect of unfavorable changes in exchange rates. We and certain of our subsidiaries have cash, cash equivalents and debt denominated in foreign currencies that are affected by changes in exchange rates. In addition, our foreign subsidiaries whose functional currency is not the U.S. dollar hold cash, cash equivalents and debt denominated in U.S. dollars which are affected by changes in exchange rates.

     We recorded an extraordinary loss from the early extinguishment of debt of $3.0 million in 1999 as a result of the repayment of the bridge loan incurred in connection with the Cablelink acquisition.

     Consolidated net loss increased to $2,388.1 million in 2000 from $716.5 million in 1999 as a result of the factors discussed above.

Critical Accounting Policies

     Our consolidated financial statements and related financial information are based on the application of accounting principles generally accepted in the United States (referred to as GAAP). GAAP requires the use of estimates, assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue and expense amounts reported, as well as disclosures about contingencies, risk and financial condition. The following critical accounting policies have the potential to have a more significant impact on our financial statements, either because of the significance of the financial statement item to which they relate, or because they require more judgment and estimation due to the uncertainty involved in measuring, at a specific point in time, transactions which are continuous in nature.

•	We maintain allowances for doubtful accounts and notes receivable for estimated losses resulting from the potential inability of its customers or the other parties to make payments. These allowances are estimated based on the current aging of receivables, prior collection experience and future expectations of conditions that might impact the collectibility. If the financial condition of our customers or the other parties were to deteriorate resulting in an impairment in their ability to make payments, additions to the allowances may be required.

•	Our determination of the treatment of contingent liabilities in the financial statements is based on a view of the expected outcome of the applicable contingency. We consult legal counsel on matters related to litigation. We consult experts both within and outside the company with respect to other matters that arise in the ordinary course of business. Examples of such matters that are based on assumptions, judgments and estimates are the amount to be paid to terminate certain agreements included in restructuring charges and the amounts to be paid to settle certain other liabilities. A liability is accrued if the likelihood of occurrence of an adverse outcome is probable and the amount is capable of estimation.

•	We review long-lived assets and goodwill for impairment as described in the Notes to Consolidated Financial Statements. We obtained a valuation as of December 31, 2001 to assist with the determination of the fair value of long-lived assets and goodwill. In analyzing potential impairments, we use projections of future cash flows from the asset. The projections are based on assumptions, judgments and estimates of growth rates for the related business, anticipated future economic, regulatory and political conditions, the assignment of discount rates relative to risk and estimates of terminal values. Changes to these variables in the future may necessitate impairment charges to reduce the carrying value to fair value.

•	We assign fixed assets and intangible assets useful lives which impact the annual depreciation and amortization expense. The assignment of useful lives involves significant judgments and the use of estimates. Changes in technology or changes in intended use of these assets may cause the estimated useful life to change.

•	We have recorded restructuring charges as a result of additional actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas. These charges, for both severance and exit costs, required the use of estimates. Actual results could differ from those estimated for restructuring.

•	The valuation of our pension plans requires the use of assumptions and estimates that are used to develop actuarial valuations of expenses, projected benefit obligations and funding requirements. These assumptions include, among others, discount rates, investment returns and projected salary increases. Changes in assumptions and future investment returns could potentially have a material impact on our pension expense and funding requirements.

Recent Accounting Pronouncements

     On July 30, 2002, the Financial Accounting Standards Board (referred to in this prospectus as FASB) issued Statement of Financial Accounting Standards (referred to in this prospectus as SFAS) No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 replaces Emerging Issues Task Force Issue No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity is recognized when the liability is incurred. Under Issue No. 94-3, a liability for an exit cost as defined is recognized at the date of a commitment to an exit or disposal plan. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of this standard is not expected to have a significant effect on our results of operations, financial condition or cash flows.

     In April 2002, the FASB issued SFAS No. 145, “Recession of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections”, which is effective for us on January 1, 2003. The adoption of SFAS No. 145 will require any gain or loss recognized on the extinguishment of debt to be classified as income or loss from continuing operations. Prior to SFAS No. 145, gain or loss from the extinguishment of debt was classified as an extraordinary item.

     In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” effective for us on January 1, 2002. This Statement superceded SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” and other related accounting guidance. The adoption of this new standard had no effect on our results of operations, financial condition or cash flows.

     In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” effective for us on January 1, 2003. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible fixed assets and the associated asset retirement costs. We are in the process of evaluating the financial statement impact of the adoption of SFAS No. 143.

     In June 2001, the FASB issued SFAS No. 141, “Business Combinations,” and No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination that is completed after June 30, 2001. SFAS No. 142 ends the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement. This impairment test uses a fair value approach rather than the undiscounted cash flow approach previously required by SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” We adopted SFAS No. 142 on January 1, 2002. Primarily due to the significant impairment charge that we recorded in 2001, the adoption of this new standard did not have a significant effect on our results of operations, financial condition or cash flows.

     Upon the adoption of SFAS No. 142, we performed an analysis of our intangible assets acquired before July 1, 2001 to determine whether they should be classified and accounted for as part of or separate from goodwill. We reclassified the carrying value of workforce in place included in other intangibles to goodwill. We determined that license acquisition costs and customer lists should continue to be classified separate from goodwill. We determined that license acquisition costs would no longer be subject to amortization since they are deemed to have an indefinite useful life. We also determined that no changes in the remaining useful lives of the customer lists were required.

     We also performed an evaluation for impairment of our goodwill and license acquisition costs as of January 1, 2002 and determined that no impairment charge was required. Our next evaluation of impairment is the annual test as of October 1, 2002.

     Estimated aggregate amortization expense for each of the five succeeding fiscal years from December 31, 2001 is as follows: $64.9 million in 2002, $63.7 million in 2003, $45.0 million in 2004, $39.2 million in 2005 and $31.4 million in 2006. This does not reflect the impact of the adoption of fresh-start reporting because we have not yet completed our valuation analysis.

     The following table shows our net loss as adjusted for the adoption of SFAS No. 142, had SFAS No. 142 been in effect on January 1 of each period (unaudited) (in millions).

	Nine Months Ended			Year Ended
	September 30,			December 31,

	2002	2001	2001	2000	1999

Net (loss) – as reported	$(1,444.5)	$(2,443.9)	$(11,837.0)	$(2,388.1)	$(716.5)
Amortization of:
Goodwill	—	859.2	1,067.3	668.5	154.7
License acquisition costs	—	38.0	36.9	81.1	72.7
Other	—	1.2	0.7	0.7	17.1

	—	898.4	1,104.9	750.3	244.5

Net (loss) – as adjusted	$(1,444.5)	$(1,545.5)	$(10,732.1)	$(1,637.8)	$(472.0)

Quantitative and Qualitative Disclosures About Market Risk

     We are exposed to various market risks, including changes in foreign currency exchange rates and interest rates. Market risk is the potential loss arising from adverse changes in market rates and prices, such as foreign currency exchange and interest rates. We do not enter into derivative financial instruments for trading or speculative purposes. We have entered into derivative financial instruments to hedge exposure to movements in the British pound/U.S. dollar exchange rate and the Euro to British pound exchange rate, and interest rates related to certain of our floating interest rate debt. The counterparties were major financial institutions.

Foreign Exchange Contracts

     To the extent we obtain financing in U.S. dollars and incur construction and operating costs in various other currencies, we will encounter currency exchange rate risks. Furthermore, our revenues are generated in foreign currencies while our interest and principal obligations with respect to a significant portion of our existing indebtedness are payable in U.S. dollars.

     In 2001, we entered into a British pound forward exchange agreement consisting of twenty-six accumulating forward contracts to reduce our exposure to movement in the British pound/U.S. dollar exchange rate in accordance with our market risk strategies. In March 2002, this agreement was closed out, and we received cash of £0.5 million.

     We had cross currency swaps to hedge exposure to movements in the Euro to British pound exchange rate. In May 2002, we closed out our cross currency swaps for a cash payment of $2.0 million, and recognized a loss of $2.0 million.

Interest Rates

     The fair market value of long-term fixed interest rate debt and the amount of future interest payments on floating interest rate debt are subject to interest rate risk. Generally, the fair market value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates rise.

     In 2001, we entered into interest rate swaps, with a notional amount of £100.0 million, to hedge exposure to the floating rate indebtedness incurred under the NTLCL £200.0 Term Facility. In March 2002, these swaps were sold, and we received cash of £0.2 million.

     The following table provides information about our long-term fixed and floating interest rate debt that are sensitive to changes in interest rates and foreign currency exchange rates.

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.) AND SUBSIDIARIES

	Year	Year	Year	Year	Year			Fair
	Ending	Ending	Ending	Ending	Ending			Value
	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07	Thereafter	Total	12/31/02

Long-term Debt Including Current Portion
U.S. Dollars Fixed Rate	—	—	—	—	$517.3	$668.2	$1,185.5	$1,007.7
Average Interest Rate					11.20%	17.37%
UK Pound Fixed Rate	—	—	—	—	—	£135.0	£135.0	£108.0
Average Interest Rate						10.00%
Average Forward Exchange Rate						1.4316
UK Pound
Variable Rate	—	—	£2,584.8	£408.3	—	—	£2,993.1	£2,993.1
Average Interest Rate			LIBOR plus 2.0%	LIBOR plus 7.5%
Average Forward Exchange Rate			1.5440	1.5366
UK Pound
Variable Rate	—	—	—	£20.0	£180.0	—	£200.0	£200.0
Average Interest Rate				LIBOR plus 3.5%	LIBOR plus 3.5%
Average Forward Exchange Rate				1.5366	1.5311

OUR BUSINESS

     We are a leading broadband communications company in the UK and the Republic of Ireland based on aggregate subscriber numbers as of September 30, 2002.

     The following description of our principal lines of business reflects certain organizational changes that became fully effective on January 1, 2003:

•	CONSUMER SERVICES, including residential telephony, cable television, Internet access and interactive services;

•	BUSINESS SERVICES, including data, voice and Internet services;

•	BROADCAST TRANSMISSION AND TOWER SERVICES, including digital and analog television and radio broadcasting, wireless network management, tower and site leasing, satellite distribution services and radio communications services; and

•	NETWORK SERVICES, including national and international carrier telecommunications services and managing NTL’s UK national network infrastructure.

     In addition to these communications operations, we have investments in a virtual ISP, VirginNet, a pay-per-view content provider, Front Row and joint ventures relating to UK digital television and radio and a calling card business.

     In the first nine months of 2002, prior to our internal organizational restructuring, Consumer Services accounted for 63.4% of our consolidated revenues, Business Services accounted for 27.0% of our consolidated revenues and Broadcast and Transmission and Tower Services accounted for 9.6% of our revenues. In the first nine months of 2002, 97.3% of our consolidated revenues were generated from our operations in the UK and 2.7% of our consolidated revenues were generated from our operations in Ireland. We believe that our operational success to date has been due largely to our focus on customer service and the development of services that emphasize value rather than simply low prices. Our product offerings incorporate our fundamental proposition of providing our customers with a full range of choices.

     Our business is underpinned by the $14.0 billion investment we, and companies we have acquired, have made in our network infrastructure. We provide our broad range of services over local, national and international networks. This network infrastructure, as of January 1, 2003, consists of:

•	Broadband Communications Networks in the UK that currently pass approximately 8.4 million homes. These high-capacity two-way local broadband fiber networks serve entire communities throughout these regional franchise areas. Our fiber optic cables pass a significant number of businesses in these areas and are connected to distribution points, or nodes, which are typically within approximately 500 meters of each of the 500 homes typically served by each node. Each home is then connected by a cable allowing us to deliver telephone, cable television and Internet services over a single integrated network.

Additionally, we have broadband cable networks in the Republic of Ireland that currently pass approximately 450,000 homes. Digital television service is currently available to approximately 90% of our customer base in the Republic of Ireland and we are currently conducting trials for broadband services.

•	A National/International Synchronous Digital Hierarchy, known as SDH, and Wavelength Division Multiplex Fiber Optic Telecommunications Network in the UK which connects all of the major population centers in the UK and Ireland. SDH allows high-speed data transmission and redirects transmissions in the event of a problem to prevent any disruption. This backbone network utilizes Asynchronous Transfer Mode, known as ATM, technology, a high speed, high bandwidth technology, and was built with sufficient duct capacity to accommodate over 2,300 fibers on the majority of the network. We designed this network to enable us to place the active components, such as routing devices, close to our customers, allowing us to offer a broad range of voice and data services. The backbone transmission network connects all NTL’s voice switches and broadband IP network.

We do not insure the underground portion of our cable network. As substantially all of our cable network is constructed underground, any catastrophe that affects our underground cable network could result in substantial uninsured losses.

•	National Broadcast Transmission and Tower Network Infrastructure in the UK, which provide national, regional and local broadcast and wireless communications coverage. We own, lease, manage or have access to over 2,300 multi-user sites in the UK. Our fixed line and tower networks in the UK are interconnected at numerous sites.

NTL’s Completed Restructuring

     On May 8, 2002, NTL Incorporated (then known as NTL Communications Corp.), NTL Europe (then known as NTL Incorporated) and certain of our and NTL Europe’s subsidiaries filed a pre-arranged joint reorganization plan under Chapter 11 of the US Bankruptcy Code. Our operating subsidiaries and those of NTL Europe were not included in the Chapter 11 filing. The Plan became effective on January 10, 2003, at which time we emerged from Chapter 11 reorganization.

     Pursuant to the Plan, the entity formerly known as NTL Incorporated and its subsidiaries and affiliates were split into two separate groups, and we and NTL Europe each emerged as independent public companies. The entity formerly known as NTL Communications Corp. (the registrant) was renamed “NTL Incorporated” and became the holding company for the former NTL group’s principal UK and Ireland assets. Prior to consummation of the Plan, we were a wholly-owned subsidiary of the entity then known as NTL Incorporated, which, pursuant to the Plan, was renamed “NTL Europe, Inc.” and which became the holding company for The former NTL group’s continental European and certain other assets. Pursuant to the Plan, all of the outstanding securities of our former parent company (NTL Europe) and certain of its subsidiaries, including us, were cancelled, and we issued shares of our common stock and Series A warrants and NTL Europe issued shares of its common stock and preferred stock to various former creditors and stockholders of our former parent company and its subsidiaries, including us. The precise mix of new securities received by holders of each particular type of security of our former parent company and its subsidiaries was set forth in the Plan.

NTL’s Businesses in the UK

     Our UK operations made steady progress during 2002 in improving the products and services we offer in the UK, continued with the decentralization of our business structure and made substantial progress in reducing our churn rate. We spent 2001 restructuring and integrating our UK operations following several years of acquisition and growth. Between 1998 and 2000, we expanded our UK operations significantly, predominantly through acquisitions. Between June 1998 and July 1999, we acquired the UK broadband operations of Comcast UK Cable Partners, Diamond Cable and ComTel as well as the Westminster and Milton Keynes cable franchises of British Telecommunications, or BT. In December 1998, we acquired Eastern Group Telecoms Limited, which owned a fiber optic network across portions of England and a radio sites service serving mobile phone operators, and in September 1999, NTL Delaware acquired Workplace Technologies plc, a data network service integrator in the UK and Ireland which has since been integrated with NTL Business. In May 2000, we further increased our UK operations by completing our acquisition of the residential broadband and business cable operations of Cable & Wireless Communications, also known as Consumer Co.

     In the UK, we provide a broad range of communication services:

•	ntl: home, delivering broadband services to residential markets comprising residential telephone, analog and digital cable television, narrowband and broadband Internet access and interactive services;

•	ntl: business, comprising business data, voice and Internet services;

•	ntl: broadcast, delivering digital and analog television and radio broadcast transmission services, wireless network management, tower site rental and satellite and media services and radio communications to the public safety sector; and

•	ntl: networks, delivering national and international carrier telecommunications services and managing the UK national network infrastructure.

I. ntl: home

     Our ntl: home division provides residential cable television, Internet and telephony services. We are the largest direct provider of broadband services in the UK. As of September 30, 2002, we had approximately 2.67 million residential cable television and telephony customers, 867,000 broadband and narrowband Internet customers and over 4.87 million revenue generating units, which we refer to as RGUs. At such date, our penetration rates were approximately 32% telephone penetration, 27% cable television penetration and over 34% overall customer penetration.

     Throughout 2002, our primary objective was to conserve capital, reduce customer churn, focus on customer upsell and complete the decentralization of our consumer business. As we entered 2002, we decided to preserve capital and curtailed our sales and marketing activities which yielded a decline in our gross activation rate from 112,000 additions in the fourth quarter of 2001 to 54,000 and 49,000 additions in the first and second quarters of 2002, respectively. The reduction in activity surrounding new customers permitted us to focus on existing customers and subsequently our churn rate declined from 21.3% in the fourth quarter of 2001 to 15.9% in the third quarter of 2002. In addition to providing our customers with better service, we also continued our efforts to upsell customers with Internet and Digital TV packages, ending the third quarter of 2002 with over 380,000 broadband Internet subscribers and nearly 71% of our digital TV customers taking our Family Pack bundle. The decentralization of our consumer business has given ownership of the customer back to the local level managers and is predominantly responsible for the improvements in churn reduction and customer experience. Our six regional business units are; London, East South East, South, North East, North West and Celtic (Wales, Scotland and Northern Ireland).

     Broadband Internet (which refers to Internet access at speeds at or greater than 128Kb/s) usage by residential customers is a relatively new and undeveloped market. However, we believe the most effective strategy to maximize revenues and penetration for our residential offerings is to bundle together telephone, cable television and Internet services, which includes broadband Internet services. Our product and pricing strategies emphasize choice, value and quality and are designed to encourage subscription to multiple services to maximize customer retention and average revenue per customer.

     Our core local access network typically consists of optical fiber connected to distribution points, or nodes, each serving up to 500 homes, from which we provide coaxial cable and two copper pair telephone wires into each home. This cabling enables the provision of two telephone lines, an analog or digital television service and a high speed cable modem service to each customer’s home.

     Our fiber network has the capability to carry telephone services as well as high speed data services. The fiber network is capable of supporting digital subscriber lines, or DSL, which consist of a bi-directional 2Mb/s (megabytes per second, a measure of the speed of data transfer) connection capable of supporting 30 voice channels and enable the provision of higher capacity services to business customers. We are able to support digital and interactive services as well as advanced video services over our network through cable modems that enable Internet access at almost 20 times the speed of conventional dial up access.

     Our cable modem broadband Internet service has been engineered to provide high quality residential high speed Internet access service. It is therefore able to support small businesses and people who work from home, including enabling a link to a company’s local area network, or LAN. We have in place the next generation of network technology using Internet protocol, or IP, over optic fiber cable technology in our core backbone network. This technology, in which data is broken up into discrete packets for transmission, enables more efficient use of network capacity, meeting growth at lower unit cost and positioning NTL to provide high speed broadband access on a mass scale.

Internet access

     In March 2000, we launched a free, unmetered Internet access service for residential customers to supplement our existing, metered (1pence/minute) dial-up access service offering. Both products were marketed under the name ‘ntlworld’. The free unmetered service proved popular and over 650,000 customers subscribed for this service.

     Throughout 2001, Internet penetration and usage (hours online/week) both increased and customers have continued to migrate to flat-rate, unlimited access packages, demonstrating a willingness to pay more for superior access services.

     In January 2002 we announced the replacement of our free, unmetered service with a flat-rate, unmetered package called ‘ntl Unlimited Internet’. The metered service ‘ntl Pay as you Go Internet’ continues.

     From February to October 2002, we migrated over 425,000 customers from the free unmetered service to the paid-for metered or unmetered or broadband packages, with approximately 171,000 customers of the free unmetered service discontinuing service in October 2002. As of September 30, 2002, NTL had approximately 126,000 customers on our metered ‘Pay as you Go’ dial-up Internet service, and approximately 347,000 customers on our unmetered ‘Unlimited’ service.

Broadband Internet access

     In 1999, we were the first communications provider in the UK to launch a high-speed cable modem Internet service, which links customers of our local cable franchise networks to the Internet at up to twenty times the speed possible over standard telephone lines.

     As of December 31, 2002, we had over 500,000 broadband customers. Approximately 85% of our networks are currently able to provide this service to our customers.

     When we launched our broadband Internet service, we offered a single tier of service: 512 kilobytes per second (Kb/s). We have since added two additional tiers: a competitively priced 128Kb/s tier and a 1024Kb/s (1Mb/s), the fastest Internet access available to residential UK customers. We also upgraded our 512Kb/s service to 600Kb/s, to provide a distinct advantage over competing DSL services, which are currently limited to 512Kb/s. The service is an “always on” service, eliminating logging-on delays and the need to log off while using the telephone. It uses the hybrid fiber coaxial cable portion of our broadband network, which allows customers who also subscribe to a telephony service to simultaneously make or receive telephone calls while accessing the Internet. The 128Kb/s and 600Kb/s services are currently offered at flat rates of £14.99 and £24.99 per month, respectively, including the rental of a cable modem. This compares with the current prices a 512Kb/s ADSL service from Freeserve (£27.99 per month) and BT Broadband (£27 per month), each of which require the customer to purchase a DSL modem at a cost of approximately £85. In the first quarter of 2002, we were the first to launch a 1Mb/s service at a price of £49.99 per month. On January 1, 2003, this price was reduced to £34.99 per month.

Franchise customers

     We first introduced a bundled cable service to our franchise customers in 1996, when we implemented a promotional pricing and packaging structure called “Choices.” Since then, we have continued to refine and enhance our offerings. The packages we currently offer to the majority of our UK residential franchise customers, comprise:

•	telephone service, including a second telephone line for an additional charge unless the customer decides not to take television;

•	narrowband Internet access service, if the customer takes a telephone service;

•	broadband Internet access service;

•	all of the current terrestrial television channels and access to multi-channel television, including pay per view; and

•	interactive television services.

     Our packaging and pricing are designed to encourage our customers to use multiple services such as dual telephone and broadband Internet access, dual telephone and narrowband Internet access, dual telephone and TV, or triple telephone, TV and Internet access. Only telephone, with its low capital expenditure requirements and high margins, is available widely as a stand-alone single product. Of our competitors, only Telewest, which does not offer its cable services in our franchise areas, is able to offer the full range of services we provide (see table below).

	Internet	TV	Telephone

NTL	✓	✓	✓
BT	✓	X	✓
BskyB	X	✓	✓
Telewest	✓	✓	✓

Cable television

     The selection of analog cable channels that we currently offer to our customers varies based on the particular network area. This variation is a result of the different channel offerings we have inherited as a result of our acquisitions of various cable networks over the past several years. Variations between network areas will increasingly be removed as digital cable television is rolled out offering the same channels, subject to regional programming variations. In addition to offering many of the popular channels available on BSkyB’s satellite platform, we also offer to all of our customers, through our joint venture with Telewest, a cable-only movie, sport and special events pay per view television service called “Front Row” that we rolled out to our customers beginning in March 1998. Our joint venture with Telewest represented the first ever alternative in the UK to BSkyB in the provision of films and sports events through pay television. Front Row has signed content output contracts with major Hollywood studios, including Warner Brothers, Sony Pictures Entertainment (Columbia/Tri-Star), the Walt Disney Company (Walt Disney Studios, Miramax, Hollywood Pictures and Touchstone), Dreamworks, MGM and Universal.

Interactive services

     We have moved rapidly to take advantage of the convergence between the Internet and television and the advent of digital cable television. We are currently aggregating a broad range of interactive content into a service that can be deployed as part of our interactive television offering to our residential customers. Our interactive offering comprises a free television e-mail service, a “walled garden” of partner websites that have been specially redesigned for television and an online customer service application that allows select customers to see their NTL bill via the television.

     We have established relationships with over 75 content providers to deliver a wide range of interactive services, including education, shopping and banking, finance, travel, entertainment, games, news, sports and local content. Interactive content is organized into channels, including news, sports, travel, lifestyle, money, entertainment and shopping. Our partners include Sainsburys, Iceland, QVC, WHSmith and Domino’s Pizza. The travel channel includes content partners such as Thomas Cook Travel Select and Teletext and the money channel features content partners such as Abbey National, The Halifax and Bloomberg.

     We also offer additional channels providing up to date news and weather information, games and educational content. Where appropriate, our contracts with content providers require the payment of tenancy fees as well as commissions on e-commerce transactions. We also derive revenues from the advertising opportunities that exist across our interactive service offering.

Telephony

     In 1999, we launched the NTL “3-2-1” call plan for our residential franchise customers pursuant to which national and local calls cost only three pence per minute during the day, evening calls cost two pence per minute and weekend calls cost one pence per minute. A five pence connection charge is payable with each call under the NTL “3-2-1” plan. We are able to offer this plan by using our national telecommunications and local networks and bypassing a portion of the wholesale long distance fees which would otherwise be charged by BT and other carriers for carrying calls to and from our local franchise networks. In 2002, we launched our new “Talk” plans, which include “Talk Unlimited” with unlimited local and national calls on evenings and weekends for £8 per month and “Talk Unlimited 24” which includes unlimited local and national calls at anytime for £15.50 per month. The price of our Talk plans is in addition to standard line rental. Although the number of calls are unlimited under these plans, the duration of each call must be 60 minutes or less to qualify.

Indirect access

     As of September 30, 2002, we had approximately 97,000 off-net customers (customers who are not directly connected to NTL’s network) of which approximately 75,000 were also customers of our ntlworld Internet service.

Customer management systems

     For most of our franchise areas, we use billing and customer management systems which enable us to control all aspects of a customer’s account for both telecommunication and television products. We currently operate a number of billing systems inherited from the different operations we have acquired. We are in the process of merging these different systems onto a single Internet-based platform, which we expect will reduce costs, improve customer call center efficiencies, provide customers with on-line access to their accounts and improve overall customer satisfaction.

II.     ntl: business

     The primary objective of our business services division, “ntl: business,” is to provide a comprehensive range of voice, data and application based communications services for our business customers. We also offer wholesale Internet access solutions including network services, call center operations and customer provisioning and billing to UK Internet service providers, or ISPs, and other corporate customers that would like to expand their Internet presence. This service was launched in 1995.

     Our existing customer base includes both private and public sector organizations such as Virgin.net, AOL, Cambridge County Council, TXU and TUI.

     Our business strategy is to fully exploit our superior network capability and place an increasing emphasis on broadband products and services. Rather than simply offering our customers a lower price for their existing service, we offer a package of standard services designed to address all their communications needs at a price which offers good value. For our smaller business customers, we are providing a range of bundled packages based on our standard services and standard terms and conditions. For our larger customers, we offer services which are tailored for their specific needs.

     ntl: business has developed a diverse portfolio of skills and services through both product development and a number of significant acquisitions. Beginning in 2000, we commenced a program to integrate the skills and abilities of employees from NTL Business, X-tant and ConsumerCo’s small business team with those of the existing business telecom operations, to create a single integrated portfolio and customer support organization. Another example of this strategy is our acquisition in the third quarter of 2001 of the UK assets and contracts of Viatel UK. Viatel was a provider of managed data and voice services to UK based corporate companies and also provided voice services to resellers, voice and Internet services to wholesalers and managed data services to other European managed service providers.

     During 2002, we continued to focus on customer service improvement, developing customer support systems, and enhancing our product line-up. In addition, we are increasingly focusing specific sales and marketing efforts on winning business customers in our franchise areas and increasing revenue from our existing customers.

     Our network already passes within approximately 200 meters of more than 570,000 business premises in the UK. We believe that the architecture and reach of our network infrastructure has positioned ntl: business to play a leading role in the delivery of broadband services to UK businesses going forward. We plan to exploit demand for broadband services primarily through our broadband cable modem product which was launched in the second quarter of 2001, and our E-1 Direct Internet Access Service. We will continue to market our standard products and services ranging from telephony and Internet access to data and managed services. We will deliver these services via copper wire, coaxial cable, fiber and wireless.

     Our focus is on small to medium sized businesses. In 2003 we intend to implement a new strategy in which there will be an ever increasing focus on cash generation and the exploitation of the local network. The business is currently being re-structured into 4 regions, centered on existing franchise networks, which will be Northern, London and the South-East, Southern and Celtic.

     In October 2000, we opened a new small business call center which uses telephone account management techniques to sell and service a range of simple business bundles for smaller businesses across the UK. Under this business model, we have developed sophisticated marketing programs for our target customer base. In the second quarter of 2001, we added broadband services to the business bundle. In December 2001 we launched our new web site allowing customers to self provision a range of products and view their bills on-line. In 2002, we continued to expand the reach of our broadband services and launched three important new products:

•	Carrier Pre-Select – allowing access to NTL’s network for off-net business customers;

•	Business Essentials Advance – a package of fast voice and data connections and high speed Internet access for medium to large businesses, building on the Business Essentials service launched for the SME market in 2001; and

•	Intelligent Contact Management – allowing business customers to create ‘intelligent’ call or contact centers.

     We will continue to utilize our national capabilities and the expertise of our locally focused account management and technical support teams to target on-net customers and increase penetration.

     We offer the following business products and services to our business customers:

•	Access Services that connect our customers to us for inbound and outbound voice and data calls. These access services include additional analog business exchange lines, or BELs, and digital business exchange lines, or DELs. DEL services include basic rate access, also known as ISDN2, and primary rate access, also known as ISDN30. We believe these and other direct and indirect access services are priced competitively and are often in competition with similar services provided by a number of other direct and indirect suppliers. In the second quarter of 2001, we launched a business cable modem service that enables the delivery of broadband services to our business customers.

•	Managed Voice Services/Virtual Private Networks that are best illustrated by our central exchange “Centrex” service. Through this service we provide our customers with business exchange lines configured as a “virtual PABX,” where we provide the services normally associated with a traditional PABX (a device which routes calls through the internal lines at a customer’s premises) located at a customer’s premises. We provide these services on a rental basis which allows our customers to avoid the expense associated with an outright capital purchase and maintenance costs.

•	Managed Data Services that include point to point private circuits at speeds of multiples of 64Kb/s and individually tailored 100Mb/s and 155Mb/s services. Other services include the provision of inter-site data services with particular transmission protocols, such as Internet Protocol also known as TCP/IP, Frame Relay and ATM.

•	Managed Local Area Networks (LANs), in order to support the developing needs of our business market, we have established significant capabilities that enable us to fully manage LANs or to design, project manage and integrate new LAN platforms for our customers.

•	08xx Services that include free local and national call services together with a range of other routing features based on our network. These services enable our customers to manage inbound calls and establish varying tariffs for their customers to contact them.

•	Internet Services, that include E-1 Direct Internet Access and high-speed cable modems. The range of services we provide also includes the provision of simple, inexpensive software to enable our customers to begin doing business over the Internet.

     We have a variety of alternative methods to carry our national telecommunications network over the “last mile” to the premises of those customers which are located outside of our franchise area:

•	Obtaining permits to construct telecommunications networks, and building out our network to reach our customers. Although this is often the most costly means of reaching a customer, the expense can be justified in the case of larger customers or where a significant level of traffic is obtained from a customer.

•	Leasing circuits on the local networks of other service providers to connect to our customer’s premises. Although this may reduce the operating margin on a particular account, it requires significantly less capital expenditure than a direct connection, can often be put in place relatively quickly and can be replaced at a later date if traffic volumes justify it.

•	Connecting customers to our national telecommunications network via our extensive tower infrastructure by implementing point-to-point microwave radio links between tower sites and our customers.

Wholesale Internet

     Our wholesale Internet access group provides solutions including network services, call center operations and customer provisioning and billing to leading UK ISPs, including AOL, Virgin.net and Tesco.net. We initially launched this service with a dial-up Internet offering in 1995 and in December 2002 we added wholesale cable modem services to the line-up via an arrangement with AOL.

III. ntl: broadcast

     We own and operate wireless communication and broadcast transmission infrastructure in the UK. We provide our customers with enhanced products and services through our broadcast network, state of the art equipment, and innovative facilities management expertise. Our customer base includes over 1,000 companies, including all of the leading UK mobile wireless operators and all major commercial television and radio broadcasters.

     We have a proven history of developing new products and services to meet the needs of our customers and drive the growth of our business. These developments include the implementation of Teletext, a text based data service transmitted with the analog television signal, the implementation of NICAM (a standard for stereo reproduction in television broadcasts utilized in the UK and Europe) in the 1980s enabling the transmission of digital stereo and Dolby audio over analog television transmissions, and most recently the design and implementation of the world’s first digital terrestrial television and digital audio broadcasting networks and services for our UK broadcast customers.

     We provide products and services to four distinct market areas:

•	Site Leasing and Services. We operate the second largest independent portfolio of wireless towers and sites available for lease in the UK. As of December 31, 2002, we operated a total of over 2,300 multi-user sites in the UK up from approximately 600 sites in May 1996. We also offer unique services such as “In-Building”: a wireless connectivity that provides enhanced cellular coverage in high-traffic areas such as shopping malls, office buildings and conference centers, and “CityCell”: a distributed street-level antenna system connected to fiber, providing 2G and 3G cellular coverage in dense urban areas. As of December 31, 2002, we leased these facilities to nearly 4,500 tenants including all of the major wireless operators in the UK, of which approximately 9% of these tenants represented Universal Mobile Telecommunications System (UMTS), or 3G, providers.

•	Broadcast Transmission and Services. We own and operate one of two television broadcasting infrastructure networks in the UK. Additionally, we have national, regional, and local radio broadcast infrastructure networks in the UK. We developed the first commercial digital terrestrial television service in 1998 and the first commercial digital radio station in 1999. Because, unlike broadcasters in the United States, we own and operate not only the towers but also the broadcast transmission infrastructure, our broadcast customers rely on our network and package of integrated turn-key services to distribute and broadcast their content. Our broadcast and wireless customers generally hold long term licenses and enter into service agreements with us that typically last 10 to 15 years.

•	Satellite and Media Services. We provide satellite and media services in the UK and value-added services such as playout, fixed and mobile satellite up-linking, and a wide range of occasional & outside broadcast services to generate incremental revenue. Our ability to offer a full range of services from content gathering, distribution & transmission is unique in the UK market.

•	Public Safety. We offer to customers who provide public safety services a full range of communications services, including the design and operation of radio networks, voice and data services and the provision of support, maintenance and facility management services.

Site Leasing and Services

     We operate a UK wireless infrastructure network of over 2,300 multi-user tower sites as of December 31, 2002. We own, lease or manage approximately 1,500 UK tower sites and have options to access or acquire to approximately 785 undeveloped sites. Our primary business is the leasing of antenna space on our sites to a diverse range of wireless service providers, including providers of mobile telephony, paging, specialized mobile radio, or PMR, and wireless local loop services. We have also developed a range of complementary services that utilizes our tower expertise, including infrastructure services, site selection and acquisition, design and construction, antenna installation, network planning and management, and tower maintenance.

     Our network in the UK is national in scope and includes most of the major population centers and highways. Our wireless customers currently include all of the UK mobile telephony operators, including Vodafone AirTouch, O2 (formerly known as BT Cellnet UK), Orange, T-Mobile (formerly One2One), 3 (formerly Hutchison

3G) and Airwaves (part of O2), all the major paging companies, and many of the UK’s largest wireless telephony carriers, including BT, Cable & Wireless, and Thus plc. We also serve several utility companies and emergency service organizations including British Gas, London Ambulance and Her Majesty’s Customs and Excise.

     Second generation wireless services have been the major driver of our growth to date, but the advent of third generation wireless services is expected to drive further revenue growth. During 2000, the UK government awarded five national UMTS licenses each for a duration of 20 years, commencing January 2002. These licenses have been awarded to four existing operators, all of whom are existing wireless customers of ours, and to one new entrant. Under the terms of these licenses, each operator will provide services to at least 80% of the UK population by December 2007. Construction of these networks commenced in 2001 and is expected to generate further demand for suitable existing and new sites over the next few years. The increased demand for suitable sites is driven by the greater bandwidth and different range characteristics of 3G technology, inherently requiring a greater number of sites than 2G technology.

     The dramatic growth of wireless communications necessitates good cellular coverage in all commercial areas, leading to a requirement for reliable wireless communications infrastructure inside buildings. We believe this creates a new type of radio site which, unlike towers, will exist within commercial buildings, transport hubs, shopping malls and other large buildings. As of December 31, 2002, we had 51 agreements in place for large public access buildings, 38 of which have been installed with shared coverage systems. The remainder are currently under development. Agreements include Bluewater, Britain’s largest shopping complex, Excel, a conference center in London, and Canada Square, part of London’s Canary Wharf complex. There is currently an average of approximately 1.9 tenants per system, with up to four 2G sharers occupying prestigious locations such as Canary Wharf.

     Building on the technology we developed for In-Building services, we have developed a system using our franchise fiber network to solve the coverage and high bandwidth problems associated with 2G and 3G rollout in dense urban areas. We believe that this solution — utilizing small low-profile antennas, positioned on buildings and other street level infrastructure and connected via our fiber network to remote base stations — will improve coverage and service quality compared to more traditional rooftop sites. This system is currently undergoing a pilot activity in the Glasgow Commercial Business District with a UK mobile telephone operator.

Broadcast Transmission and Services

     We have been involved in broadcast television since the 1950s when we designed and built the television transmission system for the UK’s first independent commercial television network. Through our national infrastructure of owned and shared transmission sites and our owned network of transmitters in the UK, we provide broadcast signals for the three commercial national television channels in the UK (ITV1, Channel 4, Channel 5), a number of more recently established commercial channels through the UK Digital Broadcast multiplexes, and many of the UK’s independent local, regional and national radio broadcasters.

     An attractive feature of our broadcast contracts is our ownership of both towers and transmission equipment responsible for generating the broadcast signal. As a result, the contracts increasingly have become end to end solutions including all technical and service aspects of providing the transmission for the broadcaster. In essence, TV and radio station owners are programmers and we provide a significant proportion of the technical infrastructure to enable them to broadcast their material. We have used this as an opportunity to develop strong relationships with our customers, which in turn has helped us to better understand their needs and customize new services for them.

     Television broadcasting. We provide digital and analog broadcast transmission services for national and regional television broadcasters. The analog network provides coverage to 99.8% of the UK population, with approximately 3,500 broadcast transmitters. Our extensive television broadcast customer base includes all of the UK commercial terrestrial television broadcast companies consisting of the ITV national network of 15 affiliated stations, the national services of Channel 4 and Channel 5, as well as the regional service S4C in the UK.

     We provide digital terrestrial broadcast transmission for two commercial national digital television multiplex operators in the UK. These services carry up to 12 separate channels, including the ITV network, Channel

4, Channel 5 and a range of new digital channels. As of December 2002, we were operating 80 digital terrestrial television transmitting stations reaching a significant proportion of the UK population.

     Digital broadcast systems require a more complex engineering design than their analog predecessors. We have exploited this by extending our range of services to include tower leasing and transmission services (as with analog) plus “end-to-end” system integration and service ranging from studio playout centers to terrestrial transmission. This has the twin benefits of enlarging the total market available from broadcasting and further differentiating us as a unique provider able to offer towers, transmission and system integration services for digital television.

     Radio broadcasting. We are one of two major companies providing transmission sites and services to the radio industry in the UK. We offer a range of services to radio broadcasters including: target service area planning; site location; installation and commissioning; and equipment selection, procurement, operation, monitoring and maintenance. We believe that we are a supplier of transmission services to a substantial portion of the addressable market. Our radio broadcast customer base includes two of the three national commercial stations: Classic FM and Talk Radio, over 200 metropolitan, regional and local stations and the first national digital radio multiplex operator, Digital One, of which we are a founding equity partner with a 37% equity interest. We have a contract for the transmission of Digital One with a lifetime value in excess of $75 million. The UK government has embarked on a program of licensing a number of new regional and local digital radio multiplexes. As of December 31, 2001 we had secured contracts to build transmission and supporting network for 24 of the 27 licenses awarded so far.

Satellite and media services

     We own and operate satellite up-linking facilities consisting of over 30 fixed satellite up-link dishes able to access over 50 satellites with global coverage, a network of mobile and transportable up-links, management and control systems and all associated operations and maintenance. We provide our satellite customers with program and content distribution services for over 160 full-time channels via satellite and fiber. In addition, we have facilities for playout services, remote satellite news, and full outside broadcast. Through an alliance with Williams Vyvx, a Williams Co. company, our customers also have access to 48 cities in the United States.

     We have expanded our service offerings over time to meet the growing needs of our customer base as new technologies create new broadcast markets. As a way to add incremental revenue, we have begun to integrate backwards with our existing customers by offering value added services. Such service developments include:

•	establishment of playout services, which enable us to take ownership of the customer’s transmission needs from the point that it delivers the program or content and needs a channel to be created. We then are responsible for all the operational issues related to the broadcast of that content. We have a state of the art playout facility outside of London designed to meet expected rising demand from broadcasters across Europe.

•	offering a range of occasional use broadcast services that allow media content providers to outsource their off-site broadcasting needs, whether it be for breaking news, sports events or music concerts, and still deliver the desired content to their customers via our mobile equipment.

     Our Satellite and Media customers include programmers who own and operate packages of content or channels, news agencies, sports broadcasters and production companies. Our customer list includes such market leaders as AOL/Time Warner (CNN, Turner, Cartoon Network), BBC, Discovery Channel, QVC, Reuters, the Associated Press and British Sky Broadcasting.

Public Safety

     NTL’s Public Safety business offers a full range of communications services, including the design and operation of radio networks, voice and data services and the provision of support, maintenance and facility management services to customers who provide public safety services to the community. Our customers include primary providers such as Police Forces, Fire Brigades and Ambulance Services and other providers such as H.M.

Prison Service, the Coast Guard and the Royal National Lifeboat Institution (a charity). We (and our predecessors) have been supporting a substantial portion of the radio installation and maintenance market for public safety in the UK for more than 40 years and our public safety customers have provided us with a relatively steady, but growing source of revenue and profit.

     In the last approximately two years we have re-positioned ourselves to increase our activities in the public safety sector moving up the value chain from facilities and maintenance activities into complete outsourcing arrangements, with resultant increases in both revenues and profitability. We believe we are at the forefront of managed communication services in the public safety sector, and we believe that the majority of the UK public safety services will move from their current service arrangements into outsourcing and the provision of fully managed services. We believe we have already established a strong position in outsourcing services and facility management for these mission critical customers, and plan to continue to build on our existing relationships with current customers. An example is the Metropolitan Police Authority (New Scotland Yard), for which we manage communications services for over 25,000 police officers.

IV.     ntl: networks

     The ntl: networks group services both our own network needs as well as those of outside customers. It is a national network provider, transporting our telephone, high-speed data and digital TV services across the UK for delivery to regionally-managed local access networks. We own and operate the UK’s biggest broadband network and second-biggest local telephone network, monitored and maintained 24 hours a day, seven days a week. The networks group governs the architecture of all of our networks and plans, implements network capacity (where and when it is needed) and operates our backbone telephone, data and transmission networks.

     As of September 30, 2002, our network passed 8.1 million telephony homes, had more than 3.1 million telephony lines in use and handled more than 1.5 billion minutes of telephone conversations a month. The network passed a total of 8.4 million analog TV homes and 7.7 million digital TV homes. It has been upgraded to deliver broadband services to over 6.7 million homes and as of September 30, 2002, served 380,000 broadband customers and handled more than 1.2 billion minutes of Internet use a month. The core network has a fiber backbone that is more than 13,500 kilometers long of which 10,800 kilometers are owned or operated by NTL and 2,700 kilometers are leased fiber from other network owners. It has 122,000 kilometers of copper/coaxial connections. A total of 109 telephone switches direct telephony traffic around the core and local networks and it has more than 300 hub sites.

     When we first started building our network in the early-1990s, the UK became the first country in the world where TV, phone and Internet could all be connected to the home via a single cable. Almost a decade later, that same network design is being used to service today’s growth in broadband services.

     The ntl: networks group’s prime internal customers are ntl: home and ntl: business, which run their products across the network.

Carrier Services and Mobile

     External customers are managed by our networks group’s Carrier Services and Mobile group, whose main focus is the supply of dark fiber (fiber optic cable that is in place and available to carry a user’s data when needed) and transmission capacity to both national and international telecommunications operators. The national and local networks are used to interconnect these carriers to cities in the UK and Ireland. The Carrier Services and Mobile group has successfully positioned itself as a credible supplier of such services. We also have connectivity to the UK’s international cable landing stations. There are shore-based locations where major submarine cable operators land their sea cables. NTL has developed products to address the need to connect between the cable landing sites and the major UK international nodes such as Telehouse, London. These services are also known as ‘backhaul’ services. The group expects to continue serving the wholesale marketplace through its strategy of providing high quality and competitively priced services, customized to meet the needs of other telecommunications operators (licensed by OFTEL to conduct telecommunications business in the UK), who need to expand their network within the UK or connect customers to their existing network.

     Customers include fixed wire line and mobile telecommunications operators, such as Worldcom, BT, Energis and FT. A dedicated team addresses the needs of the UK mobile operators and Carrier Services is a major supplier to Vodafone, Hutchinson and Orange. The group has developed a successful business supplying core inter-switch network capacity to UK mobile operators and has commercial relationships with the four incumbent mobile operators.

     In addition, the group has been instrumental in developing a new commercial and technical model for the supply of networks to the mobile operators. These developments culminated in the award, in April 2000, of a five-year £150 million contract by Orange that encompasses the design, build and maintenance of the network.

     The wholesale market saw a shake out of many of the new entrant operators in 2002, especially those companies whose focus had been on serving carriers. As a result of this, several customers that had signed contracts with NTL running through 2003 are no longer in business. While this will have some effect on this group’s revenue for 2003, most of our existing contracts are now with telecommunications companies with high volumes of retail traffic. Furthermore, our sales focus is on UK telecommunications companies who service the retail rather than the wholesale markets. Commercial arrangements are structured to minimize any financial exposure to another operator.

     Within the Networks division, the Carrier Services team also negotiates and manages the commercial agreements with other communications operators such as BT and Cable and Wireless where NTL egresses its own voice or IP traffic across their networks or purchases leased line services from them. In addition the team also manages the ingress relationships with other telecommunications operators.

     The Carrier Services team also sells voice termination services to a wider mix of operators. These relationships allow us to reduce our cost for carriage of our international telephony traffic.

Architecture & Standards

     The development of NTL’s networks is the responsibility of the Architecture and Standards group. This group sets network strategy and creates architecture for national and local access networks, setting technical standards for the whole network. It also manages the RF spectrum on the broadband local access network. The group is also responsible for network economics; this year the focus is on defining a set of product unit costs that will help us measure our financial performance more accurately.

     During 2003, the group will continue the 18-month rollout of a £17 million network records management system. This system is intended to help the business to exploit the network by ensuring that network information is quickly and accurately available – from cables in the ground to street cabinets – to help support customers’ requirements.

Capacity Management

     Capacity on the data, optical and voice networks is planned by the Capacity Management groups for Data & Optical and Voice, using customer forecasts to implement expansion. The groups also provide network support for all standard data products through its Demand and Delivery team, as well as maintaining an up-to-date inventory of all data and optical network resources and forecasts for capital budgets. The Voice Capacity group also monitors and manages the capacity of buildings that contain NTL network hardware. The group maintains an up-to-date inventory of all voice network resources and provide forecasts for capital budget plans for internal customers. The group also provides network support for all standard voice products.

Network Operations

     The Network Operations group operates, manages and maintains the core network infrastructure that transports our voice, Internet, data, optical and DTV services. It is developing operational support systems for this infrastructure and extending visibility of network status and performance data into the business units. The group also determines support strategies for this infrastructure, including the establishment and management of maintenance and support contracts with internal and external suppliers. Another key role is to establish and manage network security.

NTL’s Businesses and Investments in the Republic of Ireland

     In July 1999, we acquired Cablelink Ltd. in the Republic of Ireland, which then had over 400,000 homes in network service areas in Dublin, Galway and Waterford. The company’s name was changed to NTL Communications (Ireland) Limited in May 2000, and is referred to in this prospectus as NTL Ireland. NTL Ireland is managed independently from ntl: home but is considered part of the consumer services segment of our business.

     As of September 30, 2002, NTL Ireland provided cable television services in Dublin, Galway and Waterford to over 370,000 subscribers and had an 82.3% penetration rate over its cable network, which passed over 450,000 homes. Part of that cable network has been upgraded to deliver broadband which passed 25,000 homes. The company holds cable and MMDS licenses to provide analog and digital television services in its network service areas for the next 11 years. It also has a full service license allowing it to provide public telephony, Internet and other value-added services throughout Ireland. Business services provided in the Republic of Ireland include business telecommunications and Internet services. Based on the nine months ended September 30, 2002, NTL’s revenue in the Republic of Ireland was derived approximately 86% residential customers and 14% business customers.

     Among our recent highlights, NTL Ireland:

•	secured regulatory approval and implemented a 33% price increase for cable TV from October 2001 in exchange for relinquishing the exclusivity franchise over the cable network service areas in March 2002;

•	agreed to a revised MMDS network digital TV roll out schedule with ComReg to be implemented by June 2003; and

•	has issued advance notice to appropriate regulatory authorities and cable TV customers of a 9% price increase effective from January 2003.

     Strict regulatory price control over NTL cable TV in the network service areas ceased to apply from the surrender of the cable exclusivity in March 2002.

     As in the UK, product and pricing strategies emphasize choice, value and quality and are designed to encourage subscription to multiple services and to maximize customer retention and average revenue per customer.

Cable Television

     In the Republic of Ireland, we currently offer both an analog and digital television service within our three network service areas. The analog service has a basic pack of 15 television channels and is considered very competitive with the emphasis on the quality of the service offered. It carries every Irish and UK terrestrial channel and a selection of quality satellite channels. Analog subscribers have the option to upgrade their analog service to include premium sports packs.

     Our digital television service in the Republic of Ireland was launched in September 2001 in all network service areas and is currently available to 90% of our customer base. The digital service packaging and pricing strategy encourages our analog subscribers to upgrade to the digital service while retaining the basic analog entry pack. We provide a single digital television pack offering a wide selection of digital channels with a low entry price point. If subscribers upgrade to digital, further revenue can be generated by encouraging uptake of additional services such as digital premium sports and movie services, special interest channels, and a movies-on-demand service called “Front Row.” As of September 30, 2002, NTL Ireland had 29,000 digital subscribers.

Telephony

     We provide an indirect Carrier pre-Select (CPS) telephony product to approximately 5,900 customers in the Republic of Ireland. This service is available to both residential and business customers. We plan to upgrade these customers to direct telephony as our network is upgraded. We suspended marketing and promoting residential CPS telephony in December 2002 for commercial and strategic regulatory reasons but continue to expand our market share of the Business CPS telephony markets. Currently, we also offer direct telephony to a limited number of customers.

     In addition, we offer business customers a primary rate ISDN service. We deliver this service via a 2Mb/s circuit over fiber directly into the customers’ premises. It is suitable for larger customers requiring a minimum of 30 lines.

Internet

     We provide a dial-up Internet service to 2,500 existing telephony customers (both direct and indirect) in the Republic of Ireland. We are currently conducting trials for a broadband Internet service in West Dublin, offering a 128Kb/s and a 512Kb/s service. Customers have the option to rent the cable modem for €5 a month, with a monthly charge of €25 or €35, depending on the option chosen. To date, we have achieved a 20% penetration level within the specific trial area, with 1,200 customers subscribing to the service as of September 30, 2002.

     We provide dedicated lines to business customers in our Dublin franchise for Internet access with speeds ranging from 64Kb/s to 34Mb/s. We also sell leased lines in Dublin to customers requiring connectivity. One of our business objectives is to achieve higher penetration within large corporate businesses based in the Dublin region.

NTL’s Network In The Republic Of Ireland

     The network which we acquired in the Republic of Ireland upon the acquisition of Cablelink Limited consisted of coaxial copper cable. During 2000, several fiber optic rings were added to the network in Dublin which will enable approximately 10% of residential homes on the network to receive our broadband Internet service.

NTL’s Customer Statistics as of September 30, 2002

     The following table illustrates our residential customer statistics as of September 30, 2002:

	NTL	NTL
	(UK)	(Ireland)	Total

	(Subscriber totals in thousands)
RESIDENTIAL
Ownership Interest	100%	100%	100%
Homes in Franchise	11,411.2	472.8	11,884.0
Homes passed	8,404.1	472.8	8,876.9
Homes marketed (Telco)	7,506.4	40.0	7,546.4
Homes marketed (CATV)	7,733.0	472.8	8,205.8
Customers	2,667.0	368.0	3,035.0
Dual/Triple RGU	1,907.3	5.9	1,913.2
Single RGU	759.3	362.1	1,121.4
Cable Television (CATV)	2,065.3	368.0	2,433.3
Digital	1,207.8	29.0	1,236.8
Analog	857.5	319.4	1,176.9
Antenna	—	19.6	19.6
Telephone	2,425.0	5.9	2,430.9
Internet (INT)	1,038.2	3.7	1,041.9
Dial-Up (ntlworld and other)	459.8	2.5	462.3
Dial-Up (non fee paying) (1)	171.0	—	171.0
Digital TV Access	26.8	—	26.8
Broadband (BB)	380.6	1.2	381.8
RGUs (CATV, Telco, BB)	4,870.9	375.1	5,246.0
Service Units (CATV, Telco, INT)	5,528.5	377.6	5,906.1
RGUs/Customer	1.83x	1.02x	1.73x
Service Units/Customer	2.07x	1.03x	1.95x
Penetration:
CATV	26.7%	77.8%	29.7%
Telephone	32.3%	14.8%	32.2%
Customer	34.5%	77.8%	37.0%
RGU	63.0%	79.3%	63.9%
Service Unit	71.5%	79.9%	72.0%
Dual/Triple	71.5%	1.6%	63.0%
Quarterly Growth:
Customers	(29.2)	(3.6)	(32.8)
RGUs	33.3	(1.7)	31.6
Off-Net Telephony	97.6	4.2	101.8
Telephone	22.9	—	22.9
Telephone and Internet	74.7	4.2	78.9

Other Operations

     In addition to our communications operations described above, we have investments in a virtual ISP, VirginNet, a pay-per-view content provider, Front Row, joint ventures with UK digital television and radio license holders and a calling card business.

Competition in the UK

     We face significant competition from established and new competitors in the areas of residential telephony, business telecommunications services, Internet and cable television.

Consumer Services

     We compete primarily with BT in providing telephone services to residential customers in the UK. BT occupies an established market position and manages fully built networks and has resources substantially greater than ours. According to the Office of Telecommunications, or OFTEL, in September 2002, BT serviced 79% of UK residential telephone exchange line customers. Our growth in telecommunications services, therefore, depends upon our ability to convince BT’s customers to switch to our telecommunications services. We believe that value for money is currently one of the most important factors influencing the decision of UK customers to switch from BT to a competing telecommunications service. BT has, however, introduced price reductions in some categories of calls and, due to regulatory price controls, BT will be making further reductions in its telecommunications prices. Accordingly, although we intend to remain competitive, in the future we may be unable to offer residential telephone services at rates lower than those offered by BT. In this case, we may not achieve desired penetration rates and may experience a decline in total revenues. There can be no assurance that any such decline in revenues or penetration rates will not adversely affect us. In addition to BT, other telecommunications competitors could prevent us from increasing our share of the residential telecommunications market. In particular, carrier pre-selection for all calls (except for some special categories) was launched in 2001 which may increase the appeal of indirect access operators, whose discounted call charges may undercut us.

     We also compete with mobile networks. This technology may grow to become a competitive threat to our networks, particularly if call charges are reduced further on the mobile networks. Our tower services group may enable us to benefit from the growth in this technology. There can be no assurance, however, that we will be able to compete successfully with such telecommunications operators.

     We believe that we have a competitive advantage in the residential market because we offer integrated telephone, cable television, telecommunications services (including Internet, interactive and on-line services) and multi-product packages designed to encourage customers to subscribe to multiple services. The packages we currently offer to the majority of our UK residential franchise customers comprise telephone service, narrowband Internet access service, broadband Internet access services, all of the current terrestrial television channels and access to multi-channel television, including pay per view and interactive television services. Our packaging and pricing are designed to encourage our customers to use multiple services such as dual telephone and broadband, dual telephone and narrowband, dual telephone and TV, or triple telephone, TV and Internet access. Of our competitors, only Telewest, which does not offer its services in our franchise areas, is able to offer the full range of services we provide. However, there can be no assurance that this competitive advantage will continue. Indeed, BT and all other operators have been permitted to provide and convey cable television services throughout the UK from January 1, 2001, and exclusive franchises will no longer be awarded.

     British Sky Broadcasting Limited, or BSkyB, currently markets telecommunications services on an indirect access basis, which requires the customer to dial additional digits before entering the primary telephone number, thus diverting calls onto another operator’s network.

     Our cable television systems compete with direct reception over-the-air terrestrial broadcast television, DTH satellite services (i.e., BSkyB) and satellite master antenna systems. In addition, pay television and pay-per-view services offered by us compete to varying degrees with other communications and entertainment media, including home video, cinema exhibition of feature films, live theater and newly emerging multimedia services. We expect that, in the future, we may face competition from programming provided by video-on-demand services. In addition, BSkyB has access to various movie and sports programming content, with which they create some of the most popular pay TV channels in the UK. Although there are competing channel providers, the position of programming supplier to NTL undoubtedly is an advantage to BSkyB, not only because the Sky brand is a feature of our cable TV service, but also because we are dependant upon the supply of these Sky premium channels allowing BskyB, subject to applicable regulation, to influence pricing and bundling.

     We offer our broadband Internet service at flat rates of £14.99, £24.99 and £34.99 per month for 128Kb/s, 600Kb/s and 1Mb/s, respectively, including the rental of a cable modem. This compares with a 512Kb/s ADSL service from BT Broadband and Freeserve at £27 and £27.99 per month plus purchase of the modem, respectively.

Business Telecommunications

     BT and Cable & Wireless are our principal competitors in providing business telecommunications services. In the future, we may compete with additional entrants to the business telecommunications market. Competition is based on price, range and quality of services, and we expect price competition to intensify if existing and other new market entrants compete aggressively. Most of these competitors have substantial resources and there can be no assurance that these or other competitors will not expand their businesses in our existing markets or that we will be able to continue to compete successfully with such competitors in the business telecommunications market.

Broadcast Transmission and Tower Services

     Crown Castle UK Ltd, a subsidiary of Crown Castle International Corp., referred to in this prospectus as Crown, is our primary competition in the terrestrial broadcast transmission market in the UK. Crown provides analog transmission services to the BBC and digital transmission services to the BBC. Crown has diversified from its core television broadcasting business using its transmission infrastructure to enter into the radio transmission and telecommunications sectors.

     Although Crown is our direct competitor, we each have reciprocal rights to use each other’s sites for broadcast transmission usage in order to enable each of us to achieve the necessary countrywide coverage. This relationship is formalized by the site-sharing agreement entered into in 1991 when those towers were privatized.

     Crown also offers site rental on a significant number of its sites (some of which are managed on behalf of third parties). Like us, Crown offers a full range of site-related services to its customers, including installation and maintenance. In November 2000, Crown entered into an agreement with BT to deliver roof space and grounds at an initial 4,000 BT exchange sites around the UK. We believe our towers to be at least as well situated as Crown’s and that we will be able to continue expanding our own third-party site-sharing penetration.

     All four UK mobile operators own site infrastructure and lease space to other users. Their openness to sharing with direct competitors varies by operator. BT Cellnet (now called O2) and Vodafone have agreed to cut site costs by jointly developing and acquiring sites in the Scottish Highlands. BT and Cable & Wireless are both major site-sharing customers but also compete by leasing their own sites to third parties. BT’s position in the market is even larger when considered in combination with its interest in O2.

     Several other companies compete in the market for site rental. These include British Gas, Racal Network Systems, Aerial Sites Plc, Relcom Aerial Services and the Royal Automobile Club. Some companies own sites initially developed for their own networks, while others are developing sites specifically to exploit this market.

Network Services

     BT and Cable & Wireless are our principal competitors across all areas of both the Carrier Services and Mobile markets. Competition is based on price, range and quality of services. The ubiquity of BT’s local access network across the UK also puts it in a strong competitive position. Competition is most intense on key city-to-city routes where new entrants have increased the number of suppliers and had a significant negative impact on prices. Where opportunities are closer aligned to our franchise geography, the number of competitors is significantly reduced.

Competition in the Republic of Ireland

     Since 1998, Sky Digital has had a presence in the Irish pay-TV market. In the past two years Sky Digital has been aggressively marketing its digital television service to Irish consumers and it is estimated that it is the second largest pay-television operator in the Irish market after NTL with 250,000 customers. Sky closed a deal in April 2002 with Irish free to air broadcasters to carry the television stations RTE1, Network 2, TV3 and TG4 on its second tier package. At present Sky Digital is not regulated in Ireland and NTL, which is subject to regulation, may be at a competitive disadvantage in the Irish television market.

     The principal competitors to our business operations in the Republic of Ireland are Worldcom, Eircom and ESAT Telecom. For residential telephony, the incumbent fixed line operator, Eircom that provides direct telephony and Carrier Pre Select services and ESAT Telecom are our main competitors. We have decided to suspend marketing of our residential CPS telephony service because it is our view that the current regulatory framework for CPS is not being rigorously enforced and needs to be changed if such services are to be commercially viable and sustain competition.

Patents, Trademarks, Copyrights and Licenses

     We do not have any material patents or copyrights nor do we believe that patents play a material role in our business. We own and have the right to use registered trademarks, which are, or may be, of material import to our business, including the “ntl:” logo. We are substantially dependent on the licenses and franchises granted by the legislative agencies, which regulate our respective businesses. The loss of any one or more of our licenses or franchises could have a material adverse effect on our business and financial condition.

Customers

     Except for our broadcast services business and ntl: business, no material part of our business is dependent upon a single customer or a few customers, the loss of any one or more of which would have a materially adverse effect on us. In our broadcast services business, 39% of revenues from the broadcast services business in 2001 was derived from contracts with the ITV companies (not including ITV Digital), Channel 4/S4C and Channel 5 in the UK, the loss of one or more of which may have a material adverse effect on the broadcast business. AOL, Orange, Virgin.net, Vodafone, the Metropolitan Police, TXU and TUI are all customers of ntl: business who provide long term revenues to NTL and the loss of a number of them may have an adverse effect on ntl: business.

Employees

     At December 31, 2002, we had approximately 14,600 employees, approximately 13,600 of whom are permanent and approximately 1,000 of whom are temporary or contract employees. We believe that our relationship with our employees is good.

Properties

     In the UK and Ireland, we own, lease or occupy under license 144 (UK) business unit and regional offices, our corporate head offices in each of Hook and Dublin, and 5 retail shops. In addition, we own or lease approximately 700 switching centers/head-ends and operational hub-sites together with warehouses and other non-operational properties, as well as various cable television, telephone and telecommunications equipment housed on public and private sites.

     In addition, in the UK, for the purposes of our site leasing and broadcast transmission businesses, we own, lease, contract to lease, or occupy under license approximately 1,362 properties. For these businesses, we also are the licensee of approximately 680 transmitter sites which are owned by Castle Transmission and shared between the two organizations pursuant to a site sharing agreement.

     We maintain offices under lease for our corporate staff in New York City. We believe that our facilities are presently adequate for their current use.

Legal Proceedings

     In connection with the now consummated Chapter 11 cases, proofs of claim were filed against us and other debtors in those cases by Morgan Stanley Senior Funding Inc. for $11,400,000. These claims are asserted by Morgan Stanley Senior Funding Inc. to be in respect of alleged unpaid fees for commitments of capital made to various companies within the former NTL group of companies in 1999. We believe we have grounds for challenging this claim.

     NTL Europe, our former parent company prior to our emergence from Chapter 11 on January 10, 2003, and certain of its officers, including our President – Chief Executive Officer, have been named as defendants in a number of purported securities class action lawsuits. The complaints in those cases generally allege that the defendants failed to accurately disclose NTL Europe’s financial condition, finances and future prospects in press releases and other communications with investors prior to filing its Chapter 11 case in federal court. We do not know of any facts that would support these allegations, and the defendants intend to defend the lawsuits vigorously. NTL Europe has been released from liability in these actions as a result of the consummation of the Plan, while the case remains pending against the individuals named as defendants. We have never been named as a defendant. The cases have been consolidated for all purposes before the U.S. District Court for the Southern District of New York.

     We are involved in certain other disputes and litigation arising in the ordinary course of our business. None of these matters are expected to have a material adverse effect on our financial position, results of operations or cash flows.

GOVERNMENT REGULATION

     We are subject to both UK and European Union competition regulations which prohibit companies from engaging in anti-competitive behavior in violation of these regulations. In addition as a provider of telecommunications services, we are subject to the regulatory oversight of OFTEL, which regulates telecommunications in the UK. OFTEL regulations are designed to ensure the fair and efficient delivery of such services to customers. We must be compliant with these regulations in our product offerings and in our dealings with customers and suppliers. If we fail to comply with these regulations we could be subject to administrative or other legal proceedings, as a result of which we could be ordered to stop those activities which violate the applicable regulations, modify our behavior to comply with applicable regulations or could be subject to fines or civil damages.

Regulation in the UK

     Telecommunications service industries in the UK are governed by legislation under the Telecommunications Act 1984, the Broadcasting Act 1990, and the Broadcasting Act 1996. The operator of a full-service telecommunications system in the UK requires the following two principal non-exclusive licenses:

•	a telecommunications license, granted under the Telecommunications Act by the Secretary of State and supervised by the Department of Trade and Industry, or DTI, and OFTEL, which authorizes the installation and operation of the telecommunications network used to provide cable television and cable telephone services; and

•	a cable television license granted under the Broadcasting Act and supervised by the Secretary of State and the Independent Television Commission, or ITC, which authorizes the provision of broadcasting services.

     Each type of license described above contains various conditions, and in the event of the breach of such conditions, the Director General of Telecommunications (the head of OFTEL) or the ITC, as appropriate, could issue an enforcement order and ultimately commence proceedings to require compliance or to revoke such licenses.

Price Regulation

     BT is currently subject to controls over the prices it may charge customers. In particular, BT may not increase charges for certain services by more than the amount of the percentage change in the retail price index. In July 2002, OFTEL confirmed that BT would be subject to a requirement to introduce a new wholesale indirect access product designed to stimulate competition in the calls market. A safeguard price cap of RPI-RPI to prevent increases in the bills of the lowest spending 80% of residential customers by spend would remain in place until this product was fully implemented by BT and was being used by other operators to provide services. After that, a safeguard cap of RPI+0 would remain in place to peg prices to the rate of inflation, pending a further review of the retail market in 2004.

     We are not subject to the same scrutiny and control by OFTEL of our retail telephone prices as BT, given our non-dominant status in the market. However, we are subject to prohibitions on undue preference and undue discrimination in our cable television pricing. We are also required to publish our standard prices, terms and conditions for cable television services.

Number Portability

     The European Union agreed in 1998 to a revision to the Interconnection Directive that made it a requirement for Member States to mandate number portability. Implementing regulations came into force on January 19, 2000 requiring that number portability should be provided on request to all customers switching between different operators and providers of fixed telecommunications services. We have a process in place to comply with our existing obligations and we are now in the process of negotiating more service establishment arrangements with other operators.

Local Loop Unbundling

     In November 1999, an OFTEL policy statement mandated the unbundling of BT’s local loop to rival providers, enabling them to offer a range of higher bandwidth services using Digital Subscriber Line (DSL) technology. On August 8, 2000, conditions in BT’s license were brought into force setting out the requirements under which BT must provide services necessary for local loop unbundling. OFTEL published the wholesale prices for BT’s unbundled local loops on December 2000 and prices for shared access were published in 2001 although discussions continue as to the appropriate wholesale charges. In addition, BT is currently rolling out ADSL over its own network. ADSL will allow consumers access to high-speed information services.

     Local loop unbundling could allow us to increase our broadband off-net subscriber base, although we are not currently pursuing this initiative. Local loop unbundling could also increase competition for us as it will also allow other providers of broadband Internet access services to provide services to current or potential customers of ours. A number of companies, such as Freeserve, have started to market broadband services using BT’s local loop.

     In February 2002, BT announced reductions in its wholesale charges to ISPs (including its own tied ISP) for wholesale ADSL services. These reductions will lead to commensurate reductions in retail rates.

Interconnection

     NTL Group Ltd. and National Transcommunications Limited have Annex II status giving them rights of interconnection at wholesale rates to other operators with similar status.

Open Access to Cable Infrastructure

     In April 2001, OFTEL issued a statement on regulated access to cable infrastructure (referred to as “open access”). The conclusion reached by OFTEL was that no case existed for mandating open access to cable infrastructure at that time.

BSkyB

     In December 2002, the Office of Fair Trading, referred to in this prospectus as OFT, announced that it had concluded its investigation of whether BSkyB has acted in breach of the UK Competition Act 1998, in particular by:

•	Exerting an anti-competitive ‘margin squeeze’ on rival distributors of Pay TV;

•	Pricing its channels in the form of anti-competitive ‘mixed bundling’;

•	Giving anti-competitive discounts to distributors.

The conclusion of the OFT’s analysis are that:

•	BSkyB has a dominant position for the wholesale supply of certain premium sports and film channels;

•	With a borderline result, there are insufficient grounds for finding that BSkyB had abused a dominant position by exerting an anti-competitive margin squeeze against rival distributors of Pay TV;

•	There are insufficient grounds for finding that BSkyB had abused a dominant position in respect of the mixed bundling of its channels;

•	BSkyB had not been found in breach of competition law.

     In February 2002, the OFT announced that it had decided not to give a decision on whether an agreement entered into by us with BSkyB for the carriage of programming at discounted rates, notice of which was given to the OFT in October 2000, was anti-competitive. As a result, we have not been able to proceed under this agreement and will not be able to do so until the OFT renders a favorable decision. The terms of this agreement provided that the agreement would not come into effect unless OFT approval was granted within six months of the agreement. Although extended for a period, this deadline has now passed. Therefore, even if the OFT approval is granted, we will not be obligated to perform this agreement and as a result, we may negotiate a different agreement with BSkyB or may elect not to enter into any agreement with BSkyB.

Competition Act 1998

     The Competition Act, which came into force in March 2000, introduced a prohibition on the abuse of a dominant position and on anti-competitive agreements and introduced third party rights, stronger investigative powers, interim measures and effective enforcement powers (including fines of up to 10% of UK turnover). The Competition Act enables third parties to bring enforcement actions directly against telecommunications operators who are in breach of the prohibitions and seek damages, rather than have to wait for the Director General of Telecommunications to make an enforcement order.

     In February 2000, OFTEL issued specific guidance on the application of the Competition Act in the telecommunications sector. This guidance states that OFTEL would follow closely the general principles of competition law in its application of the new prohibitions. In addition, the regulators must not reach decisions which are inconsistent with EC law.

     The Competition Act, as well as OFTEL’s regulations, limit the types of agreements and arrangements we can enter into. For example, we may be prohibited from establishing pricing arrangements or purchasing arrangements which have the effect of reducing competition in the market or forcing companies to behave in a certain way dictated by us.

The Enterprise Act

     The Enterprise Act received Royal Assent on 7 November 2002. It covers a range of measures to enhance business through strengthening the UK’s competition law framework, transforming the approach to bankruptcy and corporate rescue, and empowering consumers.

     The main reforms in the Act are:

     Competition. To a large extent rather than the Secretary of State, independent, competition bodies will now take decisions on merger and market investigations using competition-based tests. This competition-based test will replace the existing public interest test and will assess whether the merger will lead to a “substantial lessening of competition”. A new jurisdictional threshold on turnover replaces the old gross assets test. The acquisition of a business with annual sales in the UK of £70 million or more will qualify for investigation.

     The competition authorities will issue comprehensive guidance on the new regime. They will be obliged to consult on and give reasons for all significant decisions. There will be a new right of appeal to the Competition Appeals Tribunals, referred to in this prospectus as the CAT, in merger and market inquiries. Inquiries will have to be completed within statutory maximum timetables. Reforms to the Competition Commission’s procedures will allow for a more transparent and better-informed remedy-setting phase following the publication of provisional competition findings.

     Individuals who cause or encourage the making of agreements between competitors designed to fix prices, share markets, limit supply or production and rig bids within the UK, can be prosecuted and imprisoned for up to 5 years. Victims of anti-competitive behavior will have greater opportunities to gain redress, and will now find it easier to bring claims for damages for losses suffered due to anti-competitive behavior. Where infringement has already been established by the OFT, CAT or the European Commission, the CAT can award damages for that infringement. Where no prior decision is available, claims may be pursued in the High Court.

     Consumer Protection. Stop Now Orders will now be extended to protect consumers from traders (including companies like NTL) who do not meet their legal obligations. The new enforcement regime will apply to infringements of a wide range of legislation protecting the economic interests of consumers, such as failing to carry out a service to a reasonable standard. This will also ensure that honest traders, especially small businesses, do not face unfair competition from those who engage in unlawful conduct.

     Designated consumer bodies will be empowered to make ‘super-complaints’ to the OFT about features of a market which are harming consumers. The aim is to address situations were markets have failed to work for consumers, rather than the conduct of particular companies. The OFT will be required to specify what action it intends to take within 90 days. This will significantly strengthen the voice of consumers on competition matters.

     Insolvency. The Act reforms corporate insolvency law by streamlining the administration procedures; making them quicker, more flexible, easier to access and fairer.

Mobile Phone Termination Charges

     On December 12, 2001, OFTEL announced that it had referred to the Competition Commission its proposal to impose a cap on the amount mobile phone operators can charge for receiving calls on their networks. OFTEL’s conclusion was that mobile termination rates were substantially in excess of cost and that there was little incentive for operators to reduce the charges. Accordingly, OFTEL proposed a charge cap on future termination rates of RPI -12% over four years.

     It was announced on 22 January 2003, that the Competition Commission’s findings supported OFTEL’s view that consumers pay too much for calls to mobile phones and that the mobile operators must cut their termination charges for these calls. Following the Director General’s reference to the Competition Commission in January 2002, the Competition Commission has reached the following conclusions:

•	operators are overcharging customers by up to 40 percent for terminating calls onto their networks;

•	callers to mobile phones have no choice but to pay the termination charge set by the mobile operator, which means that there is little incentive for the operators to reduce their charges towards their actual cost;

•	there should be a 15 percent cut in call termination charges for all mobile operators by 25 July 2003; and

•	further charge controls for termination rates should be introduced after July: RPI-15%for O2 and Vodafone, and RPI-14% for Orange and T-Mobile. The charge controls should run for three years until 2005-06.

     The OFTEL has accepted the Competition Commission’s conclusions and will now consult on the amendment to each mobile operator’s license in the light of these recommendations.

Broadcast Services

     A portion of our total revenue is attributable to the provision of television and radio transmission and distribution services. In the UK, the provision of such services is governed by the Telecommunications Act 1984 and the Wireless Telegraphy Act 1949.

Telecommunications Act and Broadcasting Act Licenses

     Our licenses contain conditions and provisions which, among other things:

•	require us to publish our charges and terms and conditions of business and not to show undue preference to or exercise undue discrimination against particular persons in the provision of certain telecommunications services;

•	impose on us an obligation to share our transmission sites with other transmission operators;

•	restrict the prices which we are allowed to charge for the provision of some services;

•	prohibit us from cross-subsidizing the unregulated side of our business; and

•	impose a requirement for separate accounts to be produced in relation to both the regulated and unregulated parts of our business. However, we are not obliged to do anything “not reasonably practicable.”

Price Cap Review

     Our regulated business may be divided into two categories: Price Regulated Business and Applicable Rate Business. Price Regulated Business comprises those telecommunication services which we are obliged to provide pursuant to our Transmission License and in respect of which price controls are imposed. Our Applicable Rate Business comprises those telecommunications services which we are obliged to provide but which do not fall within the definition of Price Regulated Business. Charges for Applicable Rate Business are agreed between us and the relevant customer. If despite all reasonable efforts an agreement cannot be reached between us and a significant proportion of our customers in respect of any particular telecommunications service, the charge will be determined by the Director General.

     In respect of any services provided by us which are not Price Regulated Business or Applicable Rate Business, our prices are wholly unregulated, except for the overriding duty not to engage in any pricing policy which constitutes undue preference or undue discrimination against any person or class of persons in respect of telecommunications services. Our unregulated income would include, for example, charges for site rentals to PCN operators.

     Our Price Regulated Business consists of the television transmission service provided to the ITV (Channel 3) companies and Channel 4/S4C including the operation and maintenance of transmission equipment and the provision to third party transmission operators of the accommodation, masts and antennae necessary for the operation of broadcast transmission services.

     On December 24, 1996, the Director General of Telecommunications issued the formal modification to our Telecommunications Act Licenses to effect the price controls which are to apply to us for the period from January 1, 1997 to December 31, 2002. The Price Cap Review had two purposes: (1) to establish a new “P0” (allowable revenues for the first year of the next control period, 1997, in respect of our Maximum Price Regulated Business) and (2) to establish a new “X” (the percentage by which such revenues must, after allowing for consumer price inflation, be reduced each year thereafter). The Director General’s review concluded that, on assumptions at the time (1996), the new P0 was (UK Pound) 53.4 million and the new X was 4.0%.

     In April 2002, OFTEL agreed with us to extend the existing price control until July 31, 2003. A review is expected to take place in early 2003 to examine whether any additional price control beyond that point is justified.

Communications Bill

     In December 2002, the UK Government introduced a Communications Bill intended to incorporate into UK law a series of EU Directives, and create a new body ‘OFCOM’ to regulate the communications industry. This will merge the functions of, among others, OFTEL, the Radiocommunications Agency and ITC and it is intended that it will provide a more flexible framework for regulating a converging industry.

     The proposed legislation includes a number of other significant changes to the existing regulatory regime, including:

•	The abolition of individual network licenses, to be replaced with ‘general authorizations’;

•	A new framework for imposing access rules on all platforms which have ‘Significant Market Power’ – closely related to the market dominance principle;

•	Rights and obligations currently applied to infrastructure-based operators only will be extended to service providers; and

•	Content rules will be applied in a ‘light touch’ fashion and Internet content is not intended to be regulated at all.

Regulation in the Republic of Ireland

Legislation and Licensing

     NTL Communications (Ireland) Limited has a General Telecommunications License granted under the Telecommunications Act 1983 and separate cable television and Multi-channel Multi-point Distribution System, referred to in this prospectus as MMDS, licenses for each of its cable and MMDS network service areas in Dublin, Galway and Waterford, granted under the Wireless Telegraphy Acts 1926 to 1988. In addition the cable television industry in the Republic of Ireland is governed by the Wireless Telegraphy (Programme Service Distribution) Regulations 1999. The Office of the Director of Telecommunications Regulation, referred to in this prospectus as ODTR, regulates the telecommunications and cable industries in the Republic of Ireland. The Communications Regulations Act 2002 replaced the ODTR with the Commission for Communications Regulation, referred to in this prospectus as ComReg, as the Irish regulatory body responsible for regulation of the communications industry.

     The ODTR granted our licenses in 1999. The telecommunications license enables us to provide voice, data and Internet services throughout the Republic of Ireland by interconnecting with other operators. To date, we have concluded an interconnection agreement with the incumbent operator, Eircom. The cable and MMDS TV licenses require us to provide television services in a digital format to all customers by 2004. To date, we have met our digital roll out obligations for cable and have reached agreement with the regulator with respect to MMDS digital TV roll out.

     The 1999 Regulations require cable/MMDS operators to obtain prior consent of the ODTR for price increases. As a condition of being granted a 34% price increase by the ODTR in October 2001, we agreed to surrender exclusivity in our franchise areas with effect from March 1, 2002 and are accordingly not subject to the requirement to obtain prior consent from ComReg for future price increases. However, ODTR advised us that it would review the retail price control regime in mid 2002. The ODTR submitted revised draft Regulations to the Irish Government during the course of 2002 in an attempt to retain their powers of strict price control. The Minister responsible did not approve the draft regulations.

     However, ComReg continue to retain retrospective price control under Section 15(4) of the 1999 Regulations which empowers it to investigate retail prices and direct that such prices be altered. The regulations also require cable operators to pay a levy of 3.5% of annual gross revenue.

     Section 4 of the cable/MMDS licenses obliges us to seek the consent of ComReg to any changes in our basic analog television line up. Section 8 of the 1999 license obliges cable/MMDS operators to maintain separate accounts in respect of distribution of licensed program services.

     Under the new EU Authorisations Directive published in the Official Journal of the EU, the current Irish licensing regime will be replaced by a system of non-prescriptive authorizations by May 2003.

MMDS Business

     Our MMDS business in the Republic of Ireland provides analog television to over 21,000 customers in our Dublin, Galway and Waterford franchise areas. We were obliged under our MMDS licenses to provide MMDS services in a digital format by January 1, 2001, with a grace period until June 30, 2001. Failure to meet these milestones could have resulted in revocation of our MMDS licenses.

     In December 2000, we informed ComReg that we did not intend to provide television services in a digital format on our MMDS networks and accordingly undertook to transfer the licenses and the customer base to a third party. However, a sale was not completed during the period December 2000 to November 2002 and so we reached an agreement with ComReg to implement a revised digital rollout schedule. As part of this agreement, we have undertaken to make digital TV services available to 95% of customers within our MMDS franchise areas by 1st June 2003. Failure to meet this deadline will trigger payment of a €100,000 bond to ComReg. In addition, we accepted a two year reduction in the term of our MMDS license now due to expire in 2012 but were able to retain exclusivity to 2004. This exclusivity may go in 2003 due to new EU Directives which aim to liberalize the entire European communications market.

European Union Legislation

     Our business is further regulated by the EU under various European Commission Directives. In February 2002, the European Union adopted a package of legislative measures which set out a new framework for electronic communication and ensures that the legislation is more technology neutral. The new framework consists of five harmonization Directives, including a framework Directive and four specific Directives on authorization, access and interconnection, universal service and users’ rights, and data protection in telecommunications services, a Regulation on unbundling the local loop, a draft liberalization Directive and a decision on Community radio spectrum policy.

MANAGEMENT AND EXECUTIVE COMPENSATION

Directors and Executive Officers

     The following table provides information about our directors and executive officers:

Name	Age	Title

William R. Huff	52	Chairman of the Board

Barclay Knapp	46	President, Chief Executive Officer, Director

Richard J. Lubasch	56	Executive Vice President, General Counsel and Secretary

Bret Richter	32	Senior Vice President – Finance and Acting Chief Financial Officer

Lauren Hochman Blair	40	Vice President – Deputy General Counsel

Gregg N. Gorelick	44	Vice President – Controller

Jeffrey D. Benjamin	41	Director

James E. Bolin	44	Director

David Elstein	58	Director

George R. Zoffinger	54	Director

     Our charter provides for a classified board of directors consisting of three classes as nearly equal in number as possible with the directors in each class serving staggered three-year terms. The term of the initial Class I Directors which are comprised of Mr. Bolin and Mr. Knapp, shall terminate on the date of our 2003 annual meeting of stockholders; the term of the initial Class II Directors which are comprised of Mr. Benjamin and Mr. Elstein shall terminate on the date of our 2004 annual meeting of stockholders; and the term of the initial Class III Directors which are comprised of Mr. Huff and Mr. Zoffinger shall terminate on the date of our 2005 annual meeting of stockholders. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. The following is a brief description of the present and past business experience of each of the persons who serve as our directors (including the chairman of the board, who is not an executive officer of the Company) and executive officers.

Directors:

Jeffrey D. Benjamin

     Mr. Benjamin became a director of the Company on January 10, 2003. He is currently a Senior Advisor to Apollo Management, LP, and has held that position since September 2002. From May 1998 to September 2002, Mr. Benjamin was employed by Libra Securities LLC and its predecessors in various positions, including co-CEO. Prior to his affiliation with Libra Securities LLC, he was a Managing Director at UBS Securities LLC. Mr. Benjamin currently serves on the boards of directors of Exco Resources, Inc (EXCO), an independent oil and gas company, Chiquita Brands International, Inc. (CQB), McLeod USA (MCLD) and Dade Behring Holdings Inc. (DBEH).

James E. Bolin

     Mr. Bolin became a director of the Company on January 10, 2003. He is currently a consultant to and was formerly a General Partner of Appaloosa Management, L.P. Prior to his employment with Appaloosa, Mr. Bolin was a Vice President at Goldman Sachs & Co and formerly with Smith Barney, Harris Upham. He is currently a director of Inamed Corporation, a global medical device company and Kindred Healthcare, a leading nursing home operator.

David Elstein

     Mr. Elstein became a director of the Company on January 10, 2003. He owns Brook Productions Ltd., a television consulting and production company, and is currently the chairman of the following organizations: the British Screen Advisory Council, the National Film and Television School, Really Useful Theatres Ltd, and Civilian Content plc. He is also a director of Sport and Leisure plc. He is Deputy Chairman of Silicon Media Group and has been a visiting professor of Broadcasting at Oxford, Westminster, and Stirling Universities. Mr. Elstein was formerly CEO of

Channel 5 broadcasting in Britain and head of Programming at BSkyB as well as Director of Programmes of Thames Television.

William R. Huff

Mr. Huff became chairman of the board of directors of the Company on January 10, 2003. He is Principal and President of W.R. Huff Asset Management Co., L.L.C., an investment adviser and a large independent manager in the high yield market and private equity boutique. Mr. Huff founded the firm in 1984.

Barclay Knapp

Barclay Knapp is President, CEO and a director of the Company and has held these positions since its formation with the exception that Mr. Knapp was Chief Operating Officer until October 1996 when he was appointed Chief Executive Officer. Mr. Knapp co-founded NTL in 1993 with George Blumenthal. Prior to NTL, Mr. Knapp was a co-founder of Cellular Communications, Inc. (CCI) in 1982, serving first as CFO and then later as President and COO. CCI was a pioneering US cellular telephone company that grew to become one of the industry’s leading players at the time of its sale to Airtouch in 1996 for $2.5 billion. In addition, CCI was the parent, and Mr. Knapp was COO, of Cellular Communications of Puerto Rico (CCPR) and Cellular Communications International (CCII) – the latter a founding partner of Omnitel in Italy. These companies were spun off from CCI in 1991 and ultimately sold to SBC (1999) and Mannesman (1998), respectively. Mr. Knapp is currently Chairman of ATX Communications, the successor to CoreComm, a US-based CLEC which also had its roots in the CCI companies and NTL.

George R. Zoffinger

Mr. Zoffinger became a director of NTL Incorporated on January 10, 2003. He is the President and CEO of the New Jersey Sports and Exposition Authority. He previously served as President and CEO of Constellation Capital Corporation and as President and CEO of Value Property Trust, a publicly owned REIT. Mr. Zoffinger also served as Chairman of CoreStates New Jersey National Bank and as President and CEO of Constellation Bancorp. Further, Mr. Zoffinger was the Commissioner of Commerce and Economic Development for the State of New Jersey in 1990. Mr. Zoffinger is currently a director of New Jersey Resources Inc., Admiralty Bancorp and Commercial Federal Bancorp.

Other Executive Officers Who Are Not Directors:

Lauren Hochman Blair

Lauren Hochman Blair is the Company’s Vice President – Deputy General Counsel. Ms. Blair has been with the Company since its formation in 1993, serving as the Company’s Senior Assistant General Counsel. She also served in this capacity at CCI, CCPR and CCII until such companies were sold in 1996, 1999 and 1999, respectively.

Gregg N. Gorelick

Gregg N. Gorelick is the Company’s Vice President – Controller, and has held this position since the Company’s formation. From 1981 to 1986 he was employed by Ernst & Whinney (now known as Ernst & Young LLP). Mr. Gorelick is a certified public accountant and was Vice President – Controller of CCI from 1986 until the sale of CCI. Mr. Gorelick was also Senior Vice President – Controller and Treasurer of ATX Communications, Inc. from 1996 to 2002. He was also Vice President – Controller of CCII prior to its sale in March 1999 and at CCPR prior to its sale in August 1999.

Richard J. Lubasch

Richard J. Lubasch is the Company’s Executive Vice President – General Counsel and Secretary, and has held those positions since 2002. Prior to that time, he had been the Company’s Senior Vice President – General Counsel and Secretary since its formation. Mr. Lubasch was also Senior Vice President – General Counsel and Secretary of CCPR prior to its sale in August 1999. Mr. Lubasch also held these titles, as well as Treasurer, at CCII prior to its sale in March 1999.

Bret Richter

Bret Richter is the Company’s Senior Vice President — Finance and Acting Chief Financial Officer. Mr. Richter is responsible for the Company’s finance activities, strategic initiatives, investor relations and capital raising efforts. Mr. Richter joined NTL in September 1994, and prior to his current responsibilities he held various positions in the Company’s Corporate Development group including Vice President — Corporate Finance and Development. Prior to joining NTL, Mr. Richter was a member of the media and telecommunications investment banking group at Salomon Brothers Inc.

Executive Compensation

     The following table discloses compensation received by our Chief Executive Officer and our four other most highly paid executive officers for the year ended December 31, 2002.

Summary Compensation Table(1)

					Long-Term Compensation

					Awards(3)
	Annual Compensation						Payouts
					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Compensation($)	Awards(s)($)	Options/SARs(#)	Payouts($)	Compensation($)(4)

Barclay Knapp	2002	369,763	408,100	—	—	—	—	7,334
President and Chief	2001	277,260	561,138	—	—	5,000,000	—	7,000
Executive Officer	2000	243,833	249,813	—	—	7,250,000	—	17,200
George S. Blumenthal(5)	2002	369,763	408,100	—	—	—	—	7,334
Chairman and	2001	277,260	561,138	—	—	5,000,000	—	7,000
Treasurer	2000	243,833	249,813	—	—	7,250,000	—	17,200
Richard J. Lubasch	2002	467,290	470,000	—	—	—	—	7,334
Executive Vice	2001	233,692	384,875	—	—	—	—	7,000
President — General	2000	205,517	178,438	—	—	500,000	—	17,200
Counsel and Secretary
John F. Gregg(5)	2002	449,500	450,000	—	—	—	—	7,334
Chief Financial	2001	240,220	591,250	—	—	—	—	7,000
Officer and Senior	2000	214,960	228,125	—	—	1,000,000	—	17,200
Vice President
Stephen A. Carter(5)	2002	413,188	1,750,405	18,723 (2)	—	—	—	952,030 (6)
Senior Vice President and	2001	431,790	278,112	—	—	—	—	6,738
Chief Operating Officer	2000	60,636	—	—	—	400,000	—	38,384
UK and Ireland operations

(1)	All amounts reflect the compensation paid to each listed employee in respect of such employee’s position at the Company, the Company’s former parent, NTL Europe, Inc. (formerly) NTL Incorporated) and the Company’s former intermediate parent, NTL Delaware, as the case may be.

(2)	Mr. Carter’s other annual compensation represents an automobile allowance he received from the Company.

(3)	Options granted were options to purchase shares of our ultimate parent company. All such remaining options were cancelled upon our emergence from Chapter 11 on the January 10, 2003, in accordance with the Plan.

(4)	All other compensation reflects the Company’s match of employee contributions to a 401(k) plan or in the case of Stephen Carter, contributions to Mr. Carter’s UK executive pension scheme.

(5)	Messrs. Blumenthal and Gregg terminated their employment with the Company effective January 10, 2003. Mr. Carter terminated his employment with the Company effective November 30, 2002.

(6)	Includes severance payments in the amount of $901,500.

Employment Arrangements

Overview

     Our executive compensation program is designed to be closely linked to corporate performance. To this end, we have developed an overall compensation strategy that links compensation directly to the achievement of operational goals. The overall objective of this strategy is to attract and retain the best possible executive talent and to motivate these executives to achieve the goals inherent in our business strategy, thereby seeking to enhance our profitability and value.

     In furtherance of our incentive-oriented compensation goals, historically cash compensation such as annual base salary and bonus has generally been set below levels paid by comparable sized telecommunications companies and was supplemented by equity-based option grants. However, in part due to the significant downturn in the financial markets, the elimination of value associated with stock options generally, as well as the uncertainty and changes relating to our business in this environment, we have increased the level of cash compensation paid to several of our senior executives in order to retain them. In assessing these compensation levels, the compensation committee, which is composed of independent directors, recognizes the fact that some executives have participated in the development of our business from its earliest stages, have preserved significant value in an extremely challenging environment, and are very important to retain for the future success of our business.

Management Incentive Plan

     The Plan provides that on or after the Effective Date, the compensation committee of our board of directors is authorized to, and will, adopt a management incentive plan. The purpose of the management incentive plan is to provide incentives to certain of our employees and the employees of our subsidiaries, as well as to incentivize their efforts in fostering and promoting our long term growth and performance and to better align such employees’ interests with those of our stockholders. Under the management incentive plan, options to purchase up to 10% of the issued and outstanding shares of our common stock as of the Effective Date may be granted from time to time to certain of our employees and the employees of our subsidiaries. Accordingly, on the Effective Date pursuant to the Plan, we reserved 5 million shares of our common stock for issuance under the management incentive plan.

     The management incentive plan has not yet been adopted, as the compensation committee of our board of directors has not convened since the Effective Date. The form of management incentive plan approved in the Plan has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Employment Agreements

     All of our senior executives received contracts of employment in connection with our emergence from Chapter 11. The following represent the principal terms of those employment agreements, which became effective on the Effective Date (January 10, 2003).

Barclay Knapp:

Term:	January 10, 2003 through December 31, 2003; if the contract is not renewed and the executive leaves within first two weeks of 2004, the executive is entitled to two times base salary

Title:	President and Chief Executive Officer

Base salary:	$700,000

Bonuses:	Annual discretionary cash bonus of up to 200% of base salary; bonus upon consummation of the Plan consisting of the number of shares of common stock of the Company with a value equal to base salary

Options:	Eligible to receive options to purchase common stock of the Company at such exercise prices, schedules as to exercisability and other terms and conditions as determined by the board of directors

Benefits:	Entitled to participate in all employee benefit plans, programs, policies and arrangements (including fringe benefit and executive perquisite programs and policies) made available by the Company to its senior executive officers

Termination without cause:	Entitled to three times base salary if terminated without cause

Non-competition:	Non-competition provision survives for eighteen months following termination of employment with the Company

Richard J. Lubasch:

Term:	January 10, 2003 through December 31, 2003; if the contract is not renewed and the executive leaves within first two weeks of 2004, the executive is entitled to two times base salary

Title:	Executive Vice President – General Counsel

Base salary:	$477,000

Bonuses:	Annual discretionary cash bonus of up to 200% of base salary; bonus upon consummation of the Plan consisting of the number of shares of common stock of the Company with a value equal to base salary

Options:	Eligible to receive options to purchase common stock of the Company at such exercise prices, schedules as to exercisability and other terms and conditions as determined by the board of directors

Benefits:	Entitled to participate in all employee benefit plans, programs, policies and arrangements (including fringe benefit and executive perquisite programs and policies) made available by the Company to its senior executive officers

Termination without cause:	Entitled to three times base salary if terminated without cause

Non-competition:	Non-competition provision survives for eighteen months following termination of employment with the Company

Bret Richter:

Term:	January 10, 2003 through December 31, 2003; if the contract is not renewed and the executive leaves within first two weeks of 2004, the executive is entitled to two times base salary

Title:	Senior Vice President – Finance

Base salary:	$345,000

Bonuses:	Annual discretionary cash bonus of up to 200% of base salary; bonus upon consummation of the Plan consisting of the number of shares of common stock of the Company with a value equal to base salary

Options:	Eligible to receive options to purchase common stock of the Company at such exercise prices, schedules as to exercisability and other terms and conditions as determined by the board of directors

Benefits:	Entitled to participate in all employee benefit plans, programs, policies and arrangements (including fringe benefit and executive perquisite programs and policies) made available by the Company to its senior executive officers

Termination without cause:	Entitled to three times base salary if terminated without cause

Non-competition:	Non-competition provision survives for eighteen months following termination of employment with the Company

Gregg N. Gorelick:

Term:	January 10, 2003 through December 31, 2003; if the contract is not renewed and the executive leaves within first two weeks of 2004, the executive is entitled to two times base salary

Title:	Vice President – Controller

Base salary:	$300,000

Bonuses:	Annual discretionary cash bonus; bonus upon consummation of the Plan consisting of the number of shares of common stock of the Company with a value equal to base salary

Options:	Eligible to receive options to purchase common stock of the Company at such exercise prices, schedules as to exercisability and other terms and conditions as determined by the board of directors

Benefits:	Entitled to participate in all employee benefit plans, programs, policies and arrangements (including fringe benefit and executive perquisite programs and policies) made available by the Company to its senior executive officers

Termination without cause:	Entitled to three times base salary if terminated without cause

Non-competition:	Non-competition provision survives for eighteen months following termination of employment with the Company

Lauren Hochman Blair:

Term:	January 10, 2003 through December 31, 2003; if the contract is not renewed and the executive leaves within first two weeks of 2004, the executive is entitled to two times base salary

Title:	Vice President — Deputy General Counsel

Base salary:	$265,000

Bonuses:	Annual discretionary cash bonus of up to 200% of base salary; bonus upon consummation of the Plan consisting of the number of shares of common stock of the Company with a value equal to base salary

Options:	Eligible to receive options to purchase common stock of the Company at such exercise prices, schedules as to exercisability and other terms and conditions as determined by the board of directors

Benefits:	Entitled to participate in all employee benefit plans, programs, policies and arrangements (including fringe benefit and executive perquisite programs and policies) made available by the Company to its senior executive officers

Termination without cause:	Entitled to three times base salary if terminated without cause

Non-competition:	Non-competition provision survives for eighteen months following termination of employment with the Company

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

     The following table provides, as of February 11, 2003, information regarding the beneficial ownership of our common stock by (a) each of our executive officers and directors, (b) all those directors and executive officers as a group and (c) each person known by us to be the beneficial owner of more than 5% of any class of our voting securities as calculated in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, referred to in this prospectus as the Exchange Act.

	Amount and Nature of Beneficial Ownership

			Presently
Executive Officers, Directors	Common		Exercisable			Percentage of
and Principal Stockholders(1)	Stock		Warrants	Total		Class(2)

Barclay Knapp	32,609	(3)	3,990	3,990		*
Richard J. Lubasch	22,220	(3)	531 (4)	531		*
Bret Richter	16,071	(3)	2	2		*
Gregg N. Gorelick	0		739	739		*
Lauren Hochman Blair	12,345	(3)	248	248		*

Executive Officers	83,245		5,510	88,755		*

Jeffrey D. Benjamin	39,174		0	39,174		*
James E. Bolin	0		0	0		*
David Elstein	0		0	0		*
William R. Huff	6,619,267	(5)	0	6,619,267	(5)	11.16%
George R. Zoffinger	0		0	0		*

NTL Directors	6,658,441		0	6,658,441		*

Directors and Officers as a group	6,741,686		5,510	6,747,196		11.37%
France Telecom (6)	0		6,040,347	6,040,347		10.18%
Appaloosa Management L.P. (7)	3,715,201		323,342	4,038,543		6.80%
Appaloosa Partners Inc. (7)	3,715,201		323,342	4,038,543		6.80%
David A. Tepper (7)	3,715,201		323,342	4,038,543		6.80%
Capital Research and Management Company (8)	3,036,940		236,610	3,273,550		5.52%

*	Represents less than one percent.

(1)	Unless otherwise noted, the business address of each person is 110 East 59th Street, New York, New York 10022.

(2)	Includes 50,584,214 shares of common stock issued and outstanding as of February 11, 2003 and 8,750,496 presently exercisable Series A warrants.

(3)	The shares of common stock beneficially owned by our Executive Officers have been issued in escrow pursuant to such Executive Officers’ respective employment agreements. Under the terms of the escrow, the shares will be delivered to each of the Executive Officers only if on October 10, 2003, he or she is an employee of NTL or, on or before such date, was terminated, actually or constructively, without cause.

(4)	Includes two Series A warrants owned by Mr. Lubasch as custodian for his child, as to which warrants Mr. Lubasch disclaims beneficial ownership.

(5)	Based solely upon Form 4, dated January 21, 2003, filed by William R. Huff with the Commission on January 28, 2003. Includes ownership of our common stock by certain entities of which Mr. Huff is an affiliate or separate accounts for which one or more affiliates act as investment manager, including among others, W.R. Huff Asset Management Co., L.L.C. William R. Huff possesses sole power to vote and direct the disposition of all shares of our common stock beneficially owned by him, subject to applicable securities law compliance procedures. Mr. Huff’s address is c/o W.R. Huff Asset Management Co., L.L.C., 67 Park Place, Morristown, NJ 07960.

(6)	Based solely upon Schedule 13G, dated January 16, 2003, filed by France Telecom with the Commission on January 17, 2003. France Telecom holds Series A warrants exercisable for 6,040,347 shares of our common stock through its indirect wholly owned subsidiary Rapp 26, a societe anonyme organized under the laws of France. France Telecom possesses sole power to vote and direct the disposition of all shares of our common stock beneficially owned by it. The address of France Telecom is 6 Place d’Alleray, 75505 Paris Cedex 15, France.

(7)	Based solely upon Schedule 13G, dated January 21, 2003, jointly filed by Appaloosa Investment Limited Partnership I, Palomino Fund Ltd., Appaloosa Management L.P., Appaloosa Partners Inc. and David A. Tepper with the Commission on January 21, 2003. The beneficial ownership of Appaloosa Management L.P., Appaloosa Partners Inc. and David A. Tepper includes ownership of our common stock and Series A warrants by their affiliates Appaloosa Investment Limited Partnership I and Palomino Fund Ltd. Appaloosa Investment Limited Partnership I has shared voting and dispositive power with respect to 2,152,543 shares of our common stock. Palomino Fund Ltd. has shared voting and dispositive power with respect to 1,886,000 shares of our common stock. Appaloosa Management L.P., Appaloosa Partners Inc. and David A. Tepper each have shared voting and dispositive power with respect to 4,038,543 shares of our common stock. The address of Appaloosa Management L.P., Appaloosa Partners Inc. and David Tepper is c/o Appaloosa Partners Inc., 26 Main St., First Floor, Chatham, NJ 07928.

(8)	Based solely upon Schedule 13G, dated February 10, 2003, filed by Capital Research and Management Company (“Capital”). Capital has sole dispositive power with respect to the shares of our common stock beneficially owned by it. Capital’s address is 333 South Hope Street, Los Angeles, CA 90071.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We have entered into several transactions with related parties as described below. Each of these transactions is as favorable to us as could be obtained with an unrelated third party.

Our Relationship with NTL Europe

     In connection with the consummation of the Plan, we have entered into several agreements with NTL Europe including a Tax Sharing Agreement, a Transitional Services Agreement, a De-Merger Agreement and a Novation Agreement.

Transitional Services Agreement

     On the Effective Date, we entered into a Transitional Services Agreement with NTL Europe. Under the Transitional Services Agreement, we have agreed to provide certain administrative and technical support services to NTL Europe for a limited period of time where our personnel had previously been providing the services to the companies now comprised within the NTL Europe group of companies. The services provided by us include accounting, payroll and financial reporting support, technical assistance to NTL Europe’s Spanish business, access to our internal legal and tax advisors with respect to historic matters and continued support in the management and monitoring of certain of the joint ventures owned by NTL Europe. This agreement provides that our employees shall, as appropriate, prioritize work performed for us ahead of work performed on behalf of NTL Europe.

     In addition, under the Transitional Services Agreement, we provide the services of five of our employees to NTL Europe seconded on a full-time basis for a period of up to two years (at NTL Europe’s option) and permit NTL Europe and its group companies to continue to use the “NTL” name for a period of up to one year, in the case of NTL Europe, and three years, in the case of certain other of its subsidiaries.

     NTL Europe pays us pre-determined charges set out in the Transitional Services Agreement in respect of the services provided by us and our subsidiaries under the agreement based on the amount of time spent by the relevant personnel in carrying out such work.

De-Merger Agreement

     On the Effective Date, we also entered into a De-Merger Agreement with NTL Europe. This agreement enables us and NTL Europe to have access to records and documents which we and they require but which are held by or in the control of the other. In addition the agreement ensures, to the extent possible, that all warranties, indemnities or liabilities relating to assets or companies which we currently own (directly or indirectly), but which were originally acquired by NTL Europe or one of its subsidiaries before being transferred to us or one of our subsidiaries, are transferred to us with effect from the date of the agreement.

     Under the De-Merger Agreement, NTL Europe agrees that it holds and that it shall procure that each of its group companies holds in trust for us the benefit of warranties and representations and the benefit of covenants to pay or indemnities under contracts entered into by members of NTL Europe’s group of companies prior to the date of the agreement relating to the acquisition of assets which on the date of the agreement were held by us and/or our subsidiaries.

     There is no specified list of contracts to which the De-Merger Agreement applies. Instead it is agreed that the De-Merger Agreement will not apply to the agreements dealt with under the Novation Agreement described below.

Novation Agreement

     In May 2000, our former ultimate parent company (now known as NTL Europe) completed the acquisition of ConsumerCo, the residential cable business of Cable & Wireless Communications PLC, referred to in this prospectus as Old CWC. Old CWC was a publicly listed company in the UK whose largest shareholder was C&W.

     The deal was recorded in a Transaction Agreement originally signed in July 1999. When the deal closed, NTL Europe acquired ConsumerCo. ConsumerCo is a UK cable business and it was always intended that it would be operationally integrated with the rest of NTL’s UK business.

     NTL Europe (then known as NTL Incorporated) transferred ConsumerCo to us and our subsidiaries in February 2001.

     On January 10, 2003, we, NTL Europe and C&W and certain of their respective subsidiaries entered into a Novation Agreement which transfers the remaining rights and obligations under the Transaction Agreement and other related ancillary transaction documents (other than those relating to C&W’s rights as a shareholder in NTL Europe or relating to securities of NTL Europe) from NTL Europe to us. Those rights and obligations include representations and warranties given by C&W in respect of ConsumerCo, mutual tax indemnities related to certain tax matters concerning ConsumerCo and the transfer of certain properties between ConsumerCo and C&W where the relevant properties are owned by C&W or ConsumerCo but used by the other.

Tax Sharing Agreement

     Until consummation of the Plan, we were a part of a federal consolidated income tax group having NTL Europe as the common parent corporation. Under the Plan, we separated from the NTL Europe group, becoming a separate federal consolidated tax group after the Effective Date. On the Effective Date, we entered into a Tax Sharing Agreement which allocates rights and responsibilities for tax matters between us, on the one hand, and NTL Europe and its affiliates, on the other hand.

     In general, we will have control over, and be responsible for, the preparation and filing of our own tax returns and also any joint tax returns that include us and NTL Europe companies. NTL Europe will reimburse us for 14.5% of the costs associated with our preparation of joint returns, including the federal income tax returns for 2002 and 2003.

     Although it is not anticipated that there will be any federal income tax liability for 2002 or the portion of 2003 during which we are included in a joint return with NTL Europe, we have the right to reasonably apportion any tax liability between us and NTL Europe, and NTL Europe will be liable for any such apportioned tax liability attributable to NTL Europe and its affiliates. Any refunds of taxes paid with respect to joint returns will likewise be reasonably allocated by us to NTL Europe and its affiliates on a similar basis.

     NTL Europe’s UK affiliates are required, as we may direct, to surrender group relief up to the maximum permitted by law to certain of our UK affiliates for tax periods before, or that include, the Effective Date as we may direct. Such group relief allow our UK affiliates to use deductions from NTL Europe’s UK affiliates to reduce foreign taxable income. We also have the ability to amend any claims or returns to give effect to NTL Europe’s UK affiliates’ surrenders of group relief.

     We have the exclusive right to control, contest and represent our interests and NTL Europe’s interest in any audit relating to a joint tax return and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with any joint return if the matter involved could effect us. However, NTL Europe has the exclusive authority to handle audits that relate solely to NTL Europe or its affiliates to the extent the asserted liability or matter either does not exceed any amounts escrowed by NTL Europe for taxes or could not otherwise create liability for us or our affiliates. We have an obligation to provide NTL Europe with information, to keep NTL Europe informed and to give NTL Europe an opportunity to participate in discussions with tax authorities regarding tax issues that involve NTL Europe or its affiliates. We have the right to reasonably apportion any costs associated with responding to an audit, claim or asserted deficiency to NTL Europe.

     NTL Europe’s ability to perform its continuing obligations under the tax sharing agreement could be affected by a sale of some or all of its assets or by a change of control. Therefore, NTL Europe is required to provide us with notice of any change of control of it or any of its affiliates. Finally, we and NTL Europe have customary rights and obligations to cooperate, exchange information, provide notice and resolve disputes with respect to tax matters.

NTL’s Relationship with ATX Communications, Inc.

     Our President – Chief Executive Officer, Barclay Knapp, is also the Chairman of ATX Communications, Inc. (formerly known as CoreComm Holdco, Inc. and referred to in this prospectus as ATX. Until January 2003, ATX shared resources with us related specifically to corporate activity, including corporate employees and a corporate office. In conjunction with these arrangements, we provided ATX with management, financial, legal and administrative support services through the use of employees, as well as access to office space and equipment and use of supplies and related office services. The salaries of employees providing services to ATX were charged to ATX by us based on the allocations of their time spent providing services to ATX.

     Amounts charged to ATX by us consist of direct costs allocated to ATX where identifiable and a percentage of the portion of our corporate overhead which cannot be specifically allocated to us. Effective January 1, 2001, the percentage used to allocate corporate overhead was reduced. Our charges to ATX commenced in October 1998. It is not practicable to determine the amounts of these expenses that would have been incurred had ATX operated as an unaffiliated entity. In the opinion of management, this allocation method is reasonable. For the years ended December 31, 2002, 2001 and 2000, we charged ATX $385,000, $446,000 and $1,186,000, respectively, which reduced our corporate expenses.

     On April 12, 2001, our former ultimate parent company purchased $15.0 million of an unsecured convertible note from ATX and received warrants to purchase 770,000 shares of ATX common stock at an exercise price of $.01 per share that expire in April 2011. In addition, concurrently with the note purchase and without additional compensation, we entered into a network and software agreement with ATX. Under the agreement, ATX will provide U.S. network access for Internet traffic from our UK customers for three years, as well as a royalty free license to use certain billing and provisioning software and know-how.

     We obtain billing and software development services from ATX. ATX billed us $2.9 million, $3.4 million and $5.9 million in the years ended December 31, 2002, 2001 and 2000, respectively, for these services. In 2001, we entered into a license agreement with ATX whereby we were granted an exclusive, irrevocable, perpetual license to billing software developed by ATX for telephony rating, digital television events rating, fraud management and other tasks. The sales price was cash of $9.8 million for the development costs expended by ATX plus a fixed amount of $3.0 million representing the one-time perpetual license fee. The billing software was being used by us at the time of this agreement, and was being maintained and modified by ATX under an ongoing software maintenance and development outsourcing arrangement between the companies.

     In March 2000, we and ATX announced that we had entered into an agreement to link our networks in order to create an international Internet backbone that commenced operations in February 2001. We incurred costs of $0.3 million for network usage in the year ended December 31, 2001. We have not incurred any additional costs subsequent to 2001.

NTL’s Relationship with Certain Financial Advisors

     On May 2, 2002, our former parent company, NTL Europe, its subsidiary NTL Delaware, and its former subsidiary NTL Communications Limited (also a subsidiary of ours), on behalf of themselves and their respective subsidiaries (collectively referred to in this prospectus as the Advised Companies), the steering committee of the unofficial committee of noteholders of Old NTL that was convened during our Chapter 11 reorganization, J.P. Morgan plc, J.P. Morgan Chase, Morgan Stanley Dean Witter Bank Limited and Morgan Stanley Senior Funding, Inc. entered into a letter agreement to amend the existing engagement provisions contained in an engagement letter dated May 17, 2000, by and among the Advised Companies, J.P. Morgan plc, J.P. Morgan Chase, Morgan Stanley Dean Witter Bank Limited and Morgan Stanley Senior Funding, Inc. (referred to as the Modified Engagement Letter) as follows:

     (1)  J.P. Morgan plc and J.P. Morgan Chase (collectively referred to as the J.P. Morgan parties), and Morgan Stanley Dean Witter Bank Limited and Morgan Stanley Senior Funding, Inc. (collectively referred to as the Morgan Stanley parties) shall each be engaged on a non-exclusive basis by the Advised Companies and their respective subsidiaries as joint book running managers in any capital market financing entered into by the Advised Companies or any of their respective subsidiaries, the proceeds of which are used to refinance all or any portion of our Working Capital Credit Facility. In connection with their engagement as joint book running managers, each of the J.P. Morgan parties and the Morgan Stanley parties shall be entitled to receive 30% of the underwriting discount of the aggregate principal amount of such issuance of securities (referred to as the book running fee);

     (2)  the J.P. Morgan parties and the Morgan Stanley parties shall each also be engaged on a non-exclusive basis by the Advised Companies and their respective subsidiaries as co-managers in any capital markets financing the proceeds of which are used to refinance the Exit Notes. In connection with their engagement as co-managers, each of the J.P. Morgan parties and the Morgan Stanley parties shall be entitled to receive 10% of the underwriting discount of the aggregate principal amount of such capital markets issuance (referred to as the managing fee); and

     (3)  each of the Advised Companies agreed that after the refinancing of the Exit Notes and/or the Working Capital Credit Facility, if the aggregate of the book running fee and the managing fee paid to each of the J.P. Morgan parties and the Morgan Stanley parties pursuant to paragraphs (1) and (2) above is less than $3,000,000 per institution, each of the Advised Companies shall, on a joint and several basis, pay to or procure that there is paid to each of the J.P. Morgan parties and the Morgan Stanley parties an amount equal to the amount by which $3,000,000 exceeds the aggregate of the fees paid to each such institution pursuant to paragraphs (1) and (2) above.

     As of the Effective Date (January 10, 2003), the provisions of the Modified Engagement Letter are a joint and several obligation of NTL Europe and NTL Delaware (which are no longer affiliated with us) and NTL Communications Limited, a subsidiary of ours.

Employment Arrangements

     A summary of the terms of employment arrangements between each of Barclay Knapp, our President and Chief Executive Officer and a director, Richard J. Lubasch, our Executive Vice President, General Counsel and Secretary, Gregg N. Gorelick, our Vice President – Controller, Bret Richter, our Senior Vice President – Finance, and Lauren Hochman Blair, our Vice President and Deputy General Counsel, are described in the section “Management and Executive Compensation — Employment Arrangements.”

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

     Our authorized capital stock consists of 400,000,000 shares of our common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of February 11, 2003, we had (1) 50,584,214 shares of common stock issued and outstanding, which were held of record by approximately 42 stockholders and (2) no shares of preferred stock issued or outstanding. The currently outstanding shares of common stock are validly issued, fully paid and non-assessable. The number of authorized shares of any of our preferred stock or our common stock may be increased or decreased, but not below the then number of shares outstanding, by the vote of the holders of a majority of our voting power and no vote of the holders of any of our preferred stock or our common stock voting separately as a class is required. The descriptions which follow are subject to and qualified in their entirety by reference to the full terms of each security, as set forth in our Amended and Restated Certificate of Incorporation (referred to in this prospectus as our “charter”), our Amended and Restated By-Laws (referred to in this prospectus as our “by-laws”), our Series A Warrant Agreement and our Stockholder Rights Agreement, each of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

     The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders and do not have cumulative voting rights in the election of directors. The holders of our common stock are not entitled to vote on any amendment to our charter that relates solely to the terms of one or more outstanding series of our preferred stock if the holders of the affected series of our preferred stock are entitled, either separately or together with the holders of one or more other series of our preferred stock, to vote thereon under our charter or under the Delaware General Corporation Law, referred to in this prospectus as the DGCL.

     Generally, a majority of the votes cast at a meeting of stockholders by holders of shares entitled to vote on the proposal is required for stockholder action. However, our charter provides that the affirmative vote of the holders of at least two-thirds of the outstanding shares of our capital stock which by its terms may be voted on all matters submitted to our stockholders generally, voting together as a single class, is required for stockholder action relating to (a) amendments to the by-laws and (b) the amendment or repeal of the provisions of our charter relating to (i) the classification of directors, (ii) the removal of directors, (iii) the prohibition on action by written consent of stockholders, (iv) special meetings of stockholders, (v) certain liabilities of directors, (vi) amendments to the by-laws, (vii) indemnification of directors and officers, (viii) the applicability of Section 203 of the DGCL to us and (ix) Article XIII of our charter which imposes these voting requirements. These voting requirements, as well as the classification of directors on our board of directors, the super-majority voting requirements applicable in the event of certain extraordinary corporate transactions and certain other provisions of our charter, as more fully described in the section herein relating to “Special Charter Provisions” may have the effect, alone or in combination with each other, of delaying, deferring or preventing a change in control of the Company.

     Subject to all rights and preferences of holders of any outstanding shares of our preferred stock, holders of our common stock are entitled to receive proportionately such dividends as may from time to time be declared by our board of directors out of funds legally available for the payment of dividends.

     In the event of our liquidation, dissolution or winding up, holders of our common stock would be entitled to share proportionately in all of our assets available for distribution to holders of our common stock remaining after payment of liabilities and liquidation preference of any of our outstanding preferred stock. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities, and there are no redemption or sinking-fund provisions contained in our charter with respect to the common stock. There is no liability for further calls or for assessments by us.

     As of the date of the registration statement of which this prospectus forms a part, our charter contains no provisions modifying the voting or dividend rights of holders of our common stock described above. We have no preferred stock outstanding. The rights, preferences and privileges of holders of our common stock may be adversely affected by the rights of the holders of shares of any series of preferred stock that may be issued in the future.

     Our common stock is currently listed, and trades, under the symbol “NTLI” on the Nasdaq National Market.

Preferred Stock

     Our board of directors has the authority to issue preferred stock in one or more series and to fix as to any series of preferred stock the designation, title, voting powers and any other preferences, and relative, participating, optional or other special rights and qualifications, limitations or restrictions, without any further vote or action by our stockholders.

     The ability of the board of directors to issue one or more series of preferred stock provides increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise. The authorized shares of our preferred stock, as well as shares of our common stock, are available for issuance without further action by our stockholders, unless any action is required by applicable law or the rules of any exchange, automated quotation system or regulated quotation system on which our securities may be listed or quoted, as the case may be, or applicable rules of any self-regulatory organization. Our board of directors will make any determination to issue the shares based on its judgment as to our best interests and the best interests of our stockholders. Our board of directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their shares over the then current market price of our common stock.

Series A Junior Participating Preferred Stock

     In connection with the adoption of our stockholder rights plan, referred to in this prospectus as the Stockholder Rights Agreement, which is described below, we have designated and reserved for issuance a total of one million (1,000,000) shares of our Series A Junior Participating Preferred Stock, par value $0.01 per share, referred to in this prospectus as the Series A Junior Participating Preferred Stock. When issued and paid for in accordance with the Stockholder Rights Agreement, the Series A Junior Participating Preferred Stock will be fully paid and nonassessable. We will appoint a transfer agent for the Series A Junior Participating Preferred Stock if and when any shares are issued.

     Dividends and Ranking. Each share of Series A Junior Participating Preferred Stock will entitle its holder to receive dividends out of our funds legally available for the payment of dividends when, as and if declared by our board of directors. With respect to those dividends, the Series A Junior Participating Preferred Stock will rank:

•	senior to all classes of the common stock and to each other class of capital stock or series of our preferred stock that are designated to rank junior to the Series A Junior Participating Preferred Stock;

•	junior to all classes of our preferred stock that are designated to rank senior to the Series A Junior Participating Preferred Stock; and

•	equal to all classes of preferred stock that is designated to rank equally with the Series A Junior Participating Preferred Stock.

     Dividends are payable quarterly in cash on the fifteenth day of March, June, September and December of each year, in an amount per share (subject to adjustment for a stock dividend on, or a subdivision or combination of, our common stock) equal to the greater of:

•	$10.00; and

•	1,000 times the aggregate amount per share of all dividends declared on the common stock since the immediately preceding dividend payment date.

     Liquidation, Dissolution or Winding up. Upon our liquidation, dissolution or winding up, the holders of outstanding shares of Series A Junior Participating Preferred Stock will be entitled to be paid out of the assets available for distribution to our stockholders after payment of any liquidation values of any securities senior in liquidation rights to the Series A Junior Participating Preferred Stock. After payment of the liquidation values of senior securities, the holders of the Series A Junior Participating Preferred Stock will be entitled to receive (subject to adjustment for a stock dividend on, or a subdivision or combination or consolidation of, our common stock) the greater of:

•	$1,000.00 for each share of Series A Junior Participating Preferred Stock they hold, plus any accrued and unpaid dividends or distributions on those shares; and

•	the aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of the common stock.

     If, upon any liquidation, dissolution or winding up of the Company, the remaining assets available for distribution are insufficient to pay the holders of the Series A Junior Participating Preferred Stock and all other securities ranking equally with the Series A Junior Participating Preferred Stock with respect to liquidation the full amount to which they are entitled, the holders of Series A Junior Participating Preferred Stock will share those remaining assets ratably, together with the holders of the securities ranking equally with the Series A Junior Participating Preferred Stock. Following the payment of the liquidation value in full with respect to each share of Series A Junior Participating Preferred Stock, no additional distributions will be made to the holders of the Series A Junior Participating Preferred Stock.

     Voting Rights. Subject to adjustment for a stock dividend on, or a subdivision or combination of, our common stock, each share of Series A Junior Participating Preferred Stock will entitle the holder to 1,000 votes on all matters submitted to a vote of holders of our common stock. The holders of the Series A Junior Participating Preferred Stock will vote together as a single class with the holders of our common stock.

     If dividends on the Series A Junior Participating Preferred Stock are in arrears in an amount equal to six quarterly dividends, whether or not consecutive, all holders of our preferred stock which have such provision in our charter governing their terms, including holders of the Series A Junior Participating Preferred Stock, whose dividends are in arrears with respect to six quarterly periods will, voting as a single class, be entitled to elect two new directors to our board of directors. The directors will serve until successors to them have been elected or until dividends on the Series A Junior Participating Preferred Stock are no longer in arrears.

     Redemption. The Series A Junior Participating Preferred Stock will not be redeemable.

     Conversion. The Series A Junior Participating Preferred Stock will not be convertible.

Series A Warrants

     Each of our Series A warrants entitles its holder to purchase one share of common stock at an exercise price of $309.88 per share, subject to adjustment. The Series A warrants are exercisable for an aggregate of approximately 8,750,496 shares of common stock, subject to adjustment. The Series A warrants expire on January 10, 2011, referred to in this prospectus as the Expiration Date. The Series A warrants are represented by certificates. The agreement governing the Series A warrants is governed by New York law. The Series A warrants are eligible for trading on the Nasdaq National Market.

     Payment of the aggregate exercise price for all shares of common stock being acquired upon exercise of a Series A warrant must be made in United States Dollars or by certified or official bank check for United States Dollars made payable to the order of “NTL Incorporated.” In lieu of payment of the aggregate exercise price and subject to applicable law, the holder of a Series A warrant may request that we pay the “spread” that will be delivered by us by delivering to such holder a number of shares of our common stock equal to

•	the product of the current market price per share of common stock (as of the date of our receipt of such request), multiplied by the number of shares of common stock underlying the Series A warrants being exercised, minus

•	the product of the exercise price, multiplied by the number of shares of common stock underlying the Series A warrants being exercised, divided by

•	the current market price per share of common stock (as of the date of our receipt of such request).

     We will not be required to issue fractional shares of common stock upon the exercise of the Series A warrants.

     If at any time before the Expiration Date, we:

•	pay a dividend or make a distribution on our common stock in shares of common stock;

•	subdivide or combine the outstanding shares of common stock;

•	make a distribution on the common stock in shares of its capital stock other than common stock; or

•	issue by reclassification of the common stock any shares of its capital stock;

the number of shares issuable upon exercise of each Series A warrant and the exercise price of each Series A warrant will be proportionately adjusted so that the holders of Series A warrants will be entitled to receive the number and kind of shares of common stock or other securities which they would have received if their Series A warrants had been exercised immediately before the event (or, if applicable, the event’s record date).

       If at any time before the Expiration Date, we:

•	distribute warrants, options or other rights to holders of common stock entitling them for a period expiring within forty-five (45) days after the record date to purchase shares of common stock or securities convertible into, or exchangeable or exercisable for, common stock at a price per share (or with an initial conversion, exchange or exercise price) less than the current market price per share on that record date; or

•	distribute assets (other than cash dividends or distributions), debt securities, preferred stock or any options, warrants or other rights to purchase debt securities, assets or other securities of ours;

the Series A warrant exercise price will be adjusted pursuant to the terms of the Series A Warrant Agreement. The Series A Warrant Agreement provides that certain other actions or events may trigger an adjustment in the exercise price of the Series A warrants.

     If at any time before the Expiration Date, any transaction or event or series of transactions or events occurs including:

•	any recapitalization or reclassification of shares of our common stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of common stock);

•	any consolidation or merger with or into another person or any merger of another person into us (other than a merger that does not result in a reclassification, conversion, exchange or cancellation of common stock or a holding company merger in which the ultimate direct or indirect beneficial ownership of us is substantially the same immediately after such transaction as it was immediately prior to such transaction);

•	any sale or transfer of all or substantially all of our assets; or

•	any compulsory share exchange pursuant to which either shares of common stock will be converted into the right to receive other securities, cash or other property, or, in the case of a sale or transfer of all or substantially all of our assets, the holders of our common stock will be entitled to receive other securities, cash or other property (each referred to as a Fundamental Transaction) and the consideration payable to holders of common stock consists solely of cash and/or loan notes (“loan notes”) which are capable of repayment at the option of the holder at any time on or after the date of issuance and are settled in cash (“cash consideration”) (referred to in this prospectus as a cash transaction);

the following will apply:

     (A)  if the cash transaction is entered into or publicly announced within one year of January 10, 2003 and the amount of cash consideration payable to a holder of one share of common stock exceeds $133.49, referred to in this prospectus as the Year 1 Threshold; or

     (B)  if the cash transaction is entered into or publicly announced within two years of January 10, 2003 and the amount of cash consideration payable to a holder of one share of common stock exceeds $162.09, referred to in this prospectus as the Year 2 Threshold; or

     (C)  if the cash transaction is entered into or publicly announced within three years of January 10, 2003 and the amount of cash consideration payable to a holder of one share of common stock exceeds $190.70, referred to in this prospectus as the Year 3 Threshold; and

     (D)  the acquiring person (referred to in this prospectus as the acquiring person), or any direct or indirect shareholder that would constitute an affiliate of such acquiring person (referred to in this prospectus as an affiliated person) is a person that has a class of voting stock, however designated, having ordinary voting power for the election of a majority of the board of directors of a corporation or members of the governing body if other than a corporation, other than stock having voting power only by reason of the happening of a contingency (referred to in this prospectus as voting stock); provided that if there is more than one class of voting stock, the class of voting stock that for purposes of the Series A warrant agreement will be deemed “Voting Stock” will be the class of voting stock with the highest vote per share for the election of a majority of the board of directors of a corporation or members of the governing body if other than a corporation, that is listed or quoted on any securities exchange, inter-dealer quotation system or regulated quotation system at the time of entering into or public announcement of the cash transaction (referred to as an existing listing), or has been admitted for listing or quotation or admitted for listing or quotation subject to official notice of issuance and will be listed or quoted on any securities exchange, inter-dealer quotation system or regulated quotation system upon consummation of the cash transaction (referred to as a new listing). However, if each of the acquiring person and the affiliated person (or if none of such persons) is maintaining an existing listing in good standing, or has secured a new listing effective, upon consummation of the cash transaction, for voting stock of such person (referred to as the listed voting stock), the Series A warrants will become warrants of the acquiring person. In addition, if the acquiring person is not maintaining an existing listing in good standing, or has not secured a new listing effective, upon consummation of the cash transaction, for its voting stock, and the affiliated person is maintaining an existing listing in good standing, or has secured a new listing effective, upon consummation of the cash transaction, for its voting stock, the Series A warrants will become warrants of the affiliated person.

     If one or more of the criteria set forth in paragraphs (A), (B), and (C) above is satisfied, the warrants issued by the acquiring person or the affiliated person, as the case may be, in the cash transaction to holders of Series A warrants will be referred to as acquiror warrants and the person issuing the acquiror warrants will be referred to as the acquiror.

     The acquiror warrants will:

•	have an expiration date identical to the Expiration Date;

•	have an exercise price equal to the adjustment multiple, multiplied by:

•	in the event of an existing listing, the 25-Day average market price of the acquiror’s listed voting stock determined on the date the cash transaction is entered into or publicly announced, whichever is lower; or

•	in the event of a new listing, the fifteen-day average market price of the acquiror’s listed voting stock determined as of the close of trading on the fifteenth consecutive trading day post-consummation of the cash transaction; and

•	be exercisable for a number of shares of the acquiror’s listed voting stock equal to the aggregate exercise price of the Series A warrants divided by the aggregate exercise price of the acquiror warrants.

     In the event of a cash transaction, the “adjustment multiple” will equal the exercise price, divided by the cash consideration payable in respect of one share of common stock in the cash transaction. In the event of a mixed consideration transaction (as defined below) to which cash transaction treatment applies to the Series A warrants, the adjustment multiple will equal the exercise price, divided by the cash consideration payable in respect of one share of common stock in the mixed consideration transaction plus:

•	the acquiror’s listed voting stock portion of the other consideration offered per share of common stock valued based on:

•	in the event of an existing listing, the 25-day average market price of the acquiror’s listed voting stock determined on the date the cash transaction is entered into or publicly announced, whichever is lower; or

•	in the event of a new listing, the fifteen-day average market price of the acquiror’s listed voting stock determined as of the close of trading on the fifteenth consecutive trading day post-consummation of the cash transaction; and

•	the acquiror’s non-listed voting stock portion of the other consideration offered per share of common stock as determined by our board of directors.

     Concurrently with the consummation of the cash transaction or the mixed consideration transaction (if cash transaction treatment will apply to the Series A warrants pursuant to the terms of the Series A warrant agreement):

•	the person formed by or surviving any such cash transaction (any such person is referred to in this prospectus as the cash transaction successor), will enter into a supplemental warrant agreement providing for adjustment that will be as nearly equivalent as may be practical to the adjustments provided for in the Series A warrant agreement; and

•	the cash transaction successor will mail to Series A warrant holders a notice describing the supplemental warrant agreement.

        If any of the criteria set forth in paragraphs (A), (B), and (C) above is not met and a cash transaction is entered into or publicly announced within three years of January 10, 2003 (referred to as the non-qualifying cash transaction), subject to consummation of the non-qualifying cash transaction, the exercise price will be automatically adjusted to equal 90% of the cash consideration per share of common stock payable in the cash transaction. The non-qualifying cash transaction will not be consummated unless and until a notice setting forth such adjustment has been mailed to all registered holders of Series A warrants (the record date for such mailing will be two business days (as defined below) prior to the first mailing of such adjustment), and a period of at least 20 business days (referred to as the 20-business day period) has expired from the date of first mailing of such adjustment notice. On the later to occur of (x) the expiration of the 20-business day period and (y) consummation of the non-qualifying cash transaction, any Series A warrant not previously exercised will at such time expire and no longer entitle its holder to exercise such Series A warrant for shares of common stock or any other consideration.

     For purposes of the Stockholder Rights Agreement:

•	“business day” means any day other than a Saturday, Sunday or a day on which state or federally charted banking institutions in New York, New York are not required to be open;

•	“25-day average market price” means, for any security, the volume-weighted average of the current market prices of that security for the twenty-five trading days immediately preceding the date of determination;

•	“fifteen-day average market price” means, for any security, the volume-weighted average of the current market prices of that security for the fifteen trading days immediately preceding the date of determination;

•	“the current market price per share of the acquiror’s listed voting stock” on any date means the last reported sale price for such security on the principal exchange or quotation system on which such security is listed or traded; if the security is not admitted for trading on any securities exchange or the Nasdaq National Market or Nasdaq SmallCap Market, “current market price per share of the acquiror’s listed voting stock” means the average of the last reported closing bid and asked prices reported by the Nasdaq Stock Market, Inc., the electronic securities market regulated by the National Association of Securities Dealers, Inc., as furnished by any member in good standing of the National Association of Securities Dealers, Inc., selected from time to time by us for that purpose or as quoted by the National Quotation Bureau Incorporated; in the event that no such quotation is available for such day, the “current market price per share of common stock” will be the average of the quotations for the last five trading days for which a quotation is available within the last 30 trading days prior to such day; and

•	“trading day” means any day on which the securities in question are traded on the New York Stock Exchange or, if such securities are not listed or admitted for trading on the New York Stock Exchange, on the principal securities exchange on which such securities are listed or admitted or, if not listed or admitted for trading on any securities exchange, on the Nasdaq National Market or Nasdaq SmallCap Market or, if such securities are not quoted thereon, in the applicable securities market in which the securities are traded; provided that any day during which there will be a halt or suspension of trading or quotations in the securities in question exceeding 15 minutes in the aggregate will not be considered a trading day.

     The Year 1 Threshold, Year 2 Threshold and Year 3 Threshold will be subject to adjustments provided for in the Series A warrant agreement as fully as if each such amount were for purposes of the Series A warrant agreement considered the “Exercise Price.”

     If on or after the date of the Series A warrant agreement and prior to the Expiration Date, a fundamental transaction is consummated and the consideration payable to holders of common stock consists solely of consideration other than cash consideration (referred to in this prospectus as an other transaction):

•	the Series A warrants will automatically become exercisable for the kind and amount of stock, securities or other property or assets (excluding cash consideration, except solely in the case of fractional shares) that the holder of a Series A warrant would have owned or had the right to acquire immediately after consummation of the other transaction if the holder had exercised the Series A warrant immediately prior to the consummation of the other transaction;

•	concurrently with the consummation of the other transaction or the mixed consideration transaction (if other transaction treatment will apply to the Series A warrants pursuant to the terms of the Series A warrant agreement), the person formed by or surviving any such other transaction (any such person is referred to in this prospectus as the other transaction successor), will enter into a supplemental warrant agreement providing for adjustment that will be as nearly equivalent as may be practical to the adjustments provided for in the Series A warrant agreement; and

•	the other transaction successor will mail to Series A warrant holders a notice describing the supplemental warrant agreement.

     If on or after the date of the Series A warrant agreement and prior to the Expiration Date, a fundamental transaction is consummated and the consideration payable to holders of common stock consists partly of cash consideration and partly of other consideration (referred to as a mixed consideration transaction, that will include any transaction pursuant to the terms of which a person has the right to elect the cash consideration or other consideration received in such transaction, subject to proration, if applicable):

•	if the cash consideration payable in the mixed consideration transaction, exceeds 90% of the total consideration payable in the mixed consideration transaction, cash transaction treatment will apply to the Series A warrants in such mixed consideration transaction; and

•	if the cash consideration payable in the mixed consideration transaction is less than or equal to 90% of the total consideration payable in the mixed consideration transaction, other transaction treatment will apply to the Series A warrants in such mixed consideration transaction.

     If cash transaction treatment applies to the Series A warrants in such mixed consideration transaction, the Year 1 Threshold, Year 2 Threshold and Year 3 Threshold (as may have been previously adjusted pursuant to the Series A warrant agreement) will be reduced by

•	the acquiror’s listed voting stock portion of other consideration offered per share of common stock valued based on:

•	in the event of an Existing Listing, the 25-day average market price of the acquiror’s listed voting stock determined on the date the Cash Transaction is entered into or publicly announced, whichever is lower; or

•	in the event of a New Listing, the fifteen-day average market price of the acquiror’s listed voting stock determined as of the close of trading on the fifteenth consecutive trading day post-consummation of the cash transaction; and

•	the Acquiror’s non-Listed Voting Stock portion of the other consideration offered per share of common stock as determined by the board of directors of the Company.

     If other transaction treatment applies to Series A warrants in a mixed consideration transaction:

•	the Series A warrants will automatically become exercisable for the kind and amount of acquiror’s listed voting stock, securities or other property or assets (excluding cash consideration) which the holder of a Series A warrant would have owned or had the right to acquire immediately after consummation of the other transaction if the holder had exercised the Series A warrant immediately prior to the consummation of the other transaction; and

•	any cash consideration that such Series A warrant holder would have been entitled to receive in the mixed consideration transaction will be valued at the amount of such cash and face amount in the case of loan notes and in lieu of payment of such cash consideration, the following form(s) of consideration will be paid to the Series A warrant holders on a pro rata basis until the full amount of the portion of the cash consideration that would have otherwise been payable to the Series A warrant holders in the mixed consideration transaction is paid:

•	first, in acquiror’s listed voting stock; and

•	second, in securities or other property or assets (excluding cash consideration, except solely in the case of fractional shares).

     No adjustment in the exercise price of the Series A warrants will be required if the adjustment, together with any prior adjustments not made, is less than 1% of the Series A warrants’ current exercise price or if Series A warrant holders are to participate in the subject transaction (subject to certain requirements). No adjustment in the exercise price of the Series A warrants will be required in the case of a change in the par value of the common stock or, to the extent the Series A warrants become convertible into cash, no adjustment will be required thereafter as to the cash. Whenever the exercise price is adjusted, we will, within twenty-five days, deliver to the warrant agent a certificate setting forth the exercise price after such adjustment and setting forth in reasonable detail the method of calculation therefor and the number of shares of common stock (or portion thereof) issuable upon exercise of a Series A warrant and mail a notice to registered Series A warrant holders. Upon each adjustment of the Series A warrant exercise price, the number of shares of common stock issuable upon exercise of each outstanding Series A warrant will be adjusted accordingly. Prior to our undertaking certain actions, we must mail a notice detailing such transaction at least 10 days (20 days in some instances) prior to the applicable record date or promptly in the case of events for which there is no record date.

Special Charter Provisions

     Our charter contains the provisions described below, among others. These charter provisions may have the effect, alone or in combination with each other or with the existence of authorized but unissued common stock and any series of our preferred stock, of delaying, deferring or preventing a change in control of the Company, of making it more difficult to remove or change the composition of our incumbent board of directors and our officers, of being adverse to stockholders who desire to participate in a tender offer and of depriving stockholders of possible opportunities to sell their common stock at a premium to market prices.

     Article IX of our charter relating to certain business combinations provides that such transactions require the affirmative vote of the holders of at least three-quarters of the outstanding shares of our capital stock held by non-interested stockholders that by its terms may be voted on all matters submitted to our stockholders generally, voting together as a single class. An amendment to Article IX of our charter requires a similar vote to repeal or amend its provisions, subject to certain exceptions. The requirement of a super-majority stockholder vote is designed to prevent a stockholder who controls a majority of the outstanding shares of our capital stock that by its terms may be voted on all matters submitted to stockholders generally from avoiding the super-majority voting requirements of the provisions discussed herein in the section describing our common stock by simply amending or repealing such provisions.

     Our charter provides that the directors are divided into three classes, each of which serves a staggered three-year term, and that vacancies on our board of directors that may occur between annual meetings may be filled by our board of directors. In addition, this provision specifies that any director elected to fill a vacancy on our board of directors will serve for the balance of the term of the replaced director. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term.

     Our charter also provides that directors can be removed only by the stockholders for cause and then only by the affirmative vote of the holders of at least two-thirds of the outstanding shares of our capital stock that by its terms may be voted generally in the election of our directors, voting together as a single class.

     Our charter provides that only a majority of our board of directors (or a committee thereof), our chairman or our president may call a special meeting of the stockholders and that stockholders may not act by written consent.

     Our charter provides that none of our directors will be personally liable to us or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such elimination from or limitation of liability is not permitted under the DGCL.

     Our charter also provides that, in addition to any affirmative vote required by applicable law or the rules of any exchange, automated quotation system or regulated quotation system on which our capital stock may be listed or quoted, as the case may be, the affirmative vote of the holders of at least three-quarters of the outstanding shares of our capital stock held by non-interested stockholders that by its terms may be voted on all matters submitted to our stockholders generally, voting together as a single class, will be necessary to approve any business combination, proposed by an interested stockholder. These additional voting requirements will not apply, however, if:

•	the business combination was approved by not less than a majority of the continuing directors (as defined below); or

•	a series of conditions are satisfied requiring, in summary, the following:

•	that the consideration to be paid to our stockholders in the business combination must be at least equal (subject to adjustment for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of capital stock) to the higher of:

•	if applicable, the highest per-share price paid by the interested stockholder in acquiring any shares of common stock during the two years prior to the announcement date of the business combination or in the transaction in which it became an interested stockholder, such date is referred to herein as the “determination date,” whichever is higher;

•	the fair market value per share of common stock on the announcement date of the business combination or determination date, whichever is higher; and

•	if applicable, the price per share equal to the fair market value per share of common stock multiplied by the ratio of the highest per share price paid by the interested stockholder for any share of common stock acquired by it within the two-year period immediately prior to the announcement date of the business combination to the fair market value per share of common stock on the first day in such two-year period upon which the interested stockholder acquired any share of common stock; and

•	various procedural requirements are complied with, such as the consent solicitation of proxies pursuant to the rules of the Commission and no decrease in regular dividends, if any, after the interested stockholder became an interested stockholder (except as approved by a majority of the continuing directors).

     An “interested stockholder” is defined as anyone who is or has announced it will become the beneficial owner of 15% or more of the outstanding shares of our capital stock that by its terms may be voted on all matters submitted to stockholders generally, other than us, our subsidiaries and any employee stock plans sponsored by us or our subsidiaries, and includes any person who is an affiliate or associate (or Schedule 13D related party (as defined below) of either of the foregoing) of the Company and at any time within the prior three-year period beneficially owned 15% or more of the outstanding shares of our capital stock that by its terms may be voted on all matters submitted to stockholders generally and is an assignee of or has succeeded to any outstanding shares of our capital stock that by its terms may be voted on all matters submitted to stockholders generally in a transaction not involving a public offering which shares were at any time within the prior three-year period beneficially owned by an interested stockholder. The term “beneficial owner” includes persons directly and indirectly owning or having the right to acquire or vote the stock.

     A “business combination” includes the following transactions:

•	merger or consolidation of us or any subsidiary of ours with an interested stockholder or with any other corporation or entity that is, or after such merger or consolidation would be, an affiliate or associate or Schedule 13D related party of an interested stockholder;

•	the sale or other disposition by us or a subsidiary of ours of assets having a fair market value of $10,000,000 or more if an interested stockholder (or an affiliate or associate or Schedule 13D related party of an interested stockholder) is a party to the transaction;

•	the adoption of any plan or proposal for our liquidation or dissolution proposed by or on behalf of an interested stockholder (or an affiliate or associate or Schedule 13D related party of an interested stockholder); or

•	any reclassification of securities, recapitalization, merger with a subsidiary, or other transaction that has the effect, directly or indirectly, of increasing the proportionate share of any class of our outstanding stock (or securities convertible into stock) or a subsidiary beneficially owned by an interested stockholder (or an affiliate or associate or Schedule 13D related party of an interested stockholder).

     Determinations of the fair market value of non-cash consideration are made by a majority of the continuing directors.

     The term “continuing directors” means any member of our board of directors, while that person is a member of our board of directors, who is not an affiliate, associate, Schedule 13D related party or representative of the interested stockholder and was a member of our board of directors prior to the time that the interested stockholder became an interested stockholder, and any successor of a continuing director while that successor is a member of our board of directors, who is not an affiliate, associate, Schedule 13D related party or representative of the interested stockholder and is recommended or elected to succeed the continuing director by a majority of continuing directors. The term “Schedule 13D related party” means an individual or entity whose beneficial ownership of securities would be required to be aggregated on any Schedule 13D or Schedule 13G required to be filed by an interested stockholder.

     Section 145 of the DGCL authorizes a corporation to indemnify its directors, officers, employees and agents against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement reasonably incurred provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, although in the case of proceedings brought by or on behalf of the corporation, indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation, unless the court determines otherwise. Our charter requires us to indemnify our officers and directors in accordance with our by-laws to the fullest extent authorized by the DGCL. Our by-laws provide that we may purchase and maintain insurance on behalf of any of our directors, officers, employees or agents against any liability that may be asserted against him or her. We expect to maintain liability insurance covering our directors and officers for claims asserted against them or incurred by them in their capacity as directors and officers. We provide indemnity agreements, referred to in this prospectus as Indemnity Agreements, to our officers and directors, each such person is referred to as an indemnitee. Under our bylaws and these Indemnity Agreements, we must indemnify an indemnitee to the fullest extent permitted by the DGCL for losses and expenses incurred in connection with actions in which the indemnitee is involved by reason of having been a director or officer of ours. We are also obligated to advance expenses an indemnitee may incur in connection with such actions before any resolution of the action.

     Through our charter, we have elected to be governed by Section 203 of the DGCL. Generally, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in any business combination with an interested stockholder for a period of three years following the time that such stockholder becomes an interested stockholder, unless:

•	prior to such time either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares held by persons who are both directors and officers and certain employee stock plans; or

•	at or subsequent to such time the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

     A business combination includes certain mergers, consolidations, asset sales, transfers and other transactions resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns (or within the preceding three years, did own) 15% or more of the corporation’s voting stock.

Special By-laws Provisions

     Our by-laws provide that to be properly brought before the annual or any special stockholders’ meeting, business must be:

•	specified in the notice of meeting, or any supplement or amendment thereto, given by or at the direction of our board of directors;

•	otherwise properly brought before the meeting by or at the direction of our board of directors; or

•	solely in the case of the annual meeting, otherwise properly brought before the meeting by a stockholder who timely gives notice to us in writing and who is a stockholder of record on the date of giving of notice and on the record date for the meeting.

     To be timely, a stockholder’s written notice must be delivered to or mailed and received at our principal executive offices not less than 75 days nor more than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting; provided that in the event the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder, to be timely, must be received by us not later than the close of business on the tenth day following the day on which the notice of the date of the meeting was mailed or the public disclosure was made, whichever first occurs.

     A stockholder may nominate directors only if the stockholder delivers timely written notice to us (and is a stockholder of record on the date of giving of notice and on the record date for the meeting), in the case of: (x) an annual meeting, not less than 75 days nor more than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting; provided that in the event the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder, to be timely, must be received by us not later than the close of business on the tenth day following the day on which the notice of the date of the meeting was mailed or the public disclosure was made, whichever first occurs; and (y) a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or the public disclosure was made, whichever first occurs.

     Our by-laws provide that we may purchase and maintain insurance on behalf of any of our directors, officers, employees or agents against any liability that may be asserted against him or her. We expect to maintain liability insurance covering our directors and officers for claims asserted against them or incurred by them in their capacity as directors and officers. We provide Indemnity Agreements to our officers and directors. Under our bylaws and these Indemnity Agreements, we must indemnify an indemnitee to the fullest extent permitted by the DGCL for losses and expenses incurred in connection with actions in which the indemnitee is involved by reason of having been a director or officer of ours. We are also obligated to advance expenses an indemnitee may incur in connection with such actions before any resolution of the action.

Stockholder Rights Agreement

     Upon issuance, each share of our common stock (whether originally issued or from our treasury) will be accompanied by a right, referred to in this prospectus as a stockholder right. Each stockholder right entitles the registered holder to purchase from us one one-thousandth of a share of Series A Junior Participating Preferred Stock at the stockholder rights purchase price, subject to adjustment pursuant to the terms of the Stockholder Rights Agreement.

     The Stockholder Rights Agreement is intended to encourage a potential acquiror to negotiate directly with our board of directors, but may have anti-takeover effects. The Stockholder Rights Agreement could cause substantial dilution to a person or group that acquires a substantial interest in us without the prior approval of our board of directors. The effect of the stockholder rights may be to delay, defer or prevent a change in control of the Company (including through a third party tender offer at a price which reflects a premium to then prevailing trading prices) that may be beneficial to our stockholders.

     Initially, the stockholder rights are attached to all common stock certificates representing shares then outstanding, and no separate stockholder rights certificates will be distributed. Subject to some exceptions specified in the Stockholder Rights Agreement, the stockholder rights will separate from the common stock upon the earlier of:

•	the close of business on the day of a public announcement that

•	a person has entered into an agreement or arrangement with us or any subsidiary of ours providing for an acquisition transaction or

•	a person or group of affiliated or associated persons, other than us, our subsidiaries or certain persons exempted by the board of directors and the creditors’ committee as of the effective date of the Plan, has become an “acquiring person” by (1) becoming an “adverse person” in the judgment of the board of directors of the Company or (2) acquiring beneficial ownership of 15% or more of the outstanding shares of common stock other than as a result of repurchases of stock by us, participation in a dividend reinvestment, stock option or similar plan, certain acquisitions of shares of common stock from us, or certain inadvertent actions by institutional or certain other stockholders (each of the events described above, referred to as the stock acquisition date); and

•	10 business days (or such later date as our board of directors will determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

     The stock acquisition date could occur as early as the effective date of the Plan. The earlier to occur of the events in the preceding paragraph to occur is referred to as the stockholder rights distribution date, although in any event the separation of the stockholder rights from the common stock will not occur prior to the effective date of the Plan.

     Until the stockholder rights distribution date, (1) the stockholder rights will be evidenced by the common stock certificates and will be transferred with and only with such common stock certificates, (2) common stock certificates will contain a legend incorporating the Stockholder Rights Agreement by reference and (3) the surrender for transfer of any certificates for common stock outstanding will also constitute the transfer of the stockholder rights associated with the common stock represented by such certificate. Pursuant to the Stockholder Rights Agreement, we reserve the right to require prior to the occurrence of a stockholder rights triggering event that, upon any exercise of stockholder rights, a number of stockholder rights be exercised so that only whole shares of stockholder rights preferred stock will be issued.

     The stockholder rights are not exercisable until the stockholder rights distribution date and will expire at 5:00 p.m., New York City time, on January 10, 2013 unless such date is extended or the stockholder rights are earlier redeemed or exchanged by us as described below.

     As soon as practicable after the stockholder rights distribution date, stockholder rights certificates will be mailed to holders of record of the common stock as of the close of business on the stockholder rights distribution date and, thereafter, the separate stockholder rights certificates alone will represent the stockholder rights. Only shares of common stock issued prior to the stockholder rights distribution date will be issued with stockholder rights.

     In the event that a person becomes an acquiring person, except pursuant to an offer for all outstanding shares of common stock that the independent directors determine to be fair and not inadequate and to be otherwise in our best interests and those of our stockholders, after receiving advice from one or more investment banking firms of national standing (referred to in this prospectus as a qualifying offer), each holder of a stockholder right will thereafter have the right to receive, upon exercise, common stock (or, in certain circumstances, cash, property or our other securities) having a value equal to two times the exercise price of the stockholder right. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all stockholder rights that are, or (under certain circumstances specified in the Stockholder Rights Agreement) were, beneficially owned by any acquiring person will be null and void. However, stockholder rights are not exercisable following the occurrence of the event set forth above until such time as the stockholder rights are no longer redeemable by us as set forth below.

     In the event that, at any time after a stock acquisition date:

•	we engage in a merger or other business combination transaction in which we are not the surviving corporation other than in a qualifying offer;

•	we engage in a merger or other business combination transaction in which we are the surviving corporation and any shares of common stock are changed into or exchanged for other securities or assets other than in a qualifying offer; or

•	50% or more of our assets, cash flow or earning power and that of our subsidiaries (taken as a whole) are sold or transferred;

each holder of a stockholder right (except as noted below) will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the stockholder right, that number of shares of common stock of the acquiring company that at the time of such transaction would have a market value (determined as provided in the Stockholder Rights Agreement) of two times the exercise price of the stockholder right. The events set forth in this paragraph and in the preceding paragraph are referred to as the stockholder rights triggering events.

     At any time until a person becomes an acquiring person other than in connection with a qualifying offer, our board of directors may redeem the stockholder rights in whole, but not in part, at a price of $0.01 per stockholder right (referred to in this prospectus as the stockholder rights redemption price), payable in cash, common stock or other consideration deemed appropriate by our board of directors. In addition, our board of directors may, at any time after a person becomes an acquiring person other than in connection with a qualifying offer and after any period during which the holder of stockholder rights may exercise such stockholder rights expires, but prior to any stockholder rights triggering event, redeem all but not less than all of the then outstanding stockholder rights at the stockholder rights redemption price (x) in connection with any merger, consolidation or sale or other transfer (in one transaction or in a series of related transactions) of assets, cash flow or earning power aggregating more than 50% of the assets or earning power of us and our subsidiaries (taken as a whole), in which all holders of shares of our common stock are treated alike and not involving (other than as a holder of common stock being treated like all other such holders) an acquiring person or any affiliate or associate of an acquiring person or (y)(1) if and for so long as the acquiring person is not thereafter the beneficial owner of 15% of the shares of common stock and (2) at the time of redemption, no other persons are acquiring persons. Immediately upon the action of our board of directors electing to redeem the stockholder rights, the stockholder rights will terminate and the only right of the holders of stockholder rights will be to receive the stockholder rights redemption price.

     At any time after a person becomes an acquiring person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of common stock, our board of directors may exchange the stockholder rights (other than stockholder rights owned by such person or group that have become void), in whole or in part, for common stock at an exchange ratio of one share of common stock, or one one-thousandth of a share of stockholder rights preferred stock (or of a share of a class or series of our preferred stock having equivalent rights, preferences and privileges), per stockholder right subject to adjustment.

     Until a stockholder right is exercised, the holder thereof, as such, will have no rights as a stockholder of ours, including, without limitation, the right to vote or to receive dividends. While the distribution of the stockholder rights should not be taxable to holders of common stock or to us, our stockholders may, depending upon the circumstances, recognize taxable income in the event that the stockholder rights become exercisable for our common stock or other consideration of ours or for common stock of the acquiring company or in the event of the redemption of the stockholder rights as set forth above.

     Any of the provisions of the Stockholder Rights Agreement may be amended by our board of directors prior to the stockholder rights distribution date. After the stockholder rights distribution date, the provisions of the Stockholder Rights Agreement may be amended by our board of directors in order to cure any ambiguity, to make changes that do not adversely affect the interests of holders of stockholder rights, or to shorten or lengthen any time period under the Stockholder Rights Agreement, except that the stockholder rights agreement may not be supplemented or amended to lengthen a time period relating to when the stockholder rights may be redeemed at such time as when the stockholder rights are not then redeemable or any other time period unless any such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of stockholder rights under the stockholder rights agreement. The foregoing notwithstanding, no amendment may be made to the stockholder rights agreement at a time when the stockholder rights are not redeemable, except to cure any ambiguity or correct or supplement any provision contained in the stockholder rights agreement that may be defective or inconsistent with any other provision therein.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock and Series A warrants is Continental Stock Transfer & Trust Company.

Section 203 of the Delaware General Corporation Law

     Generally, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in any business combination with an interested stockholder for a period of three years following the time that a stockholder becomes an interested stockholder, unless:

•	prior to that time either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares held by persons who are both directors and officers and employee stock plans; or

•	at or after that time the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

     A business combination includes mergers, consolidations, asset sales, transfers and other transactions resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns 15% or more of the corporation’s voting stock.

Indemnification Provisions

     Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees and agents against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement reasonably incurred, including liabilities under the Securities Act, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, although in the case of proceedings brought by or on behalf of the corporation, indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation, unless the court determines otherwise. Our charter and by-laws require us to indemnify our officers and directors to the full extent permitted by Delaware law.

     Section 102(b)(7) of the Delaware General Corporation Law authorizes a corporation to limit or eliminate its directors’ liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for

(1) breaches of the duty of loyalty;

(2) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law;

(3) unlawful payments of dividends, stock purchases or redemptions; or

(4) transactions from which a director derives an improper personal benefit.

     Section 145 of the Delaware General Corporation Law authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or her and incurred by him or her in his or her capacity as a director, officer, employee or agent of the corporation, or arising out of his or her status as a director, officer, employee or agent of the corporation. Our charter and amended by-laws provide that we may, to the full extent permitted by law, purchase and maintain insurance on behalf of any of our directors, officers, employees or agents against any liability that may be asserted against him or her and we currently maintain this insurance. We have liability insurance covering our directors and officers for claims asserted against them or incurred by them in their capacity as directors and officers, including claims brought under the Securities Act. In addition, we provide Indemnity Agreements to our officers and directors. Under our bylaws and these Indemnity Agreements, we must indemnify an indemnitee to the fullest extent permitted by the DGCL for losses and expenses incurred in connection with actions in which the indemnitee is involved by reason of having been a director or officer of ours. We are also obligated to advance expenses an indemnitee may incur in connection with such actions before any resolution of the action. The form of Indemnity Agreement provided to our directors and officers has been filed as an exhibit to the registration statement of which this prospectus forms a part.

     Insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers or persons controlling the registrant under the foregoing provisions, the registrant has been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF OUR INDEBTEDNESS

19% Senior Secured Notes Due 2010 (Exit Notes)

     In connection with our emergence from Chapter 11, we issued and certain of our subsidiaries (listed below and referred to in this prospectus as the Guarantors) guaranteed payment of the 19% Senior Secured Notes due 2010, referred to in this prospectus as the Exit Notes, in a transaction exempt from the registration requirements of the Securities Act. Initial purchasers of the Exit Notes also purchased 500,000 shares of our common stock on the date of our emergence from Chapter 11. The gross proceeds from the Exit Notes and such shares totaled $500,000,000. The aggregate principal amount of the Exit Notes accretes over the life of the Exit Notes such that the amount repayable at maturity of the Exit Notes (and in certain other circumstances) will be $558,249,000.

     The Exit Notes mature on January 1, 2010, subject in certain instances to earlier repayment in whole or in part. We are required to pay interest on the Exit Notes at a rate of 19% per annum, payable in cash semi-annually in arrears on January 1 and July 1, commencing on July 1, 2003. Alternatively, we may elect in respect of the July 1, 2003 interest payment date to pay interest by the issue of additional pay-in-kind (PIK) Notes and may make a similar election for the next two interest payment dates if cash or cash equivalents fall below a certain level. Any PIK Notes shall accrete at the same rate as the Exit Notes.

     The Exit Notes are guaranteed on a senior basis by the following of our subsidiaries: NTL Digital (US) Inc., CableTel Ventures Limited, Bearsden Nominees, Inc., CableTel Programming, Inc., NTL International Services, Inc. and NTL Funding (NJ), Inc. (collectively referred to in this prospectus as the Senior Guarantors). The Exit Notes are guaranteed on a subordinated basis by Communications Cable Funding Corp. (referred to in this prospectus as the Subordinated Guarantor and together with the Senior Guarantors, the Guarantors). The obligations of the Subordinated Guarantor under the Exit Notes are subordinated to the Subordinated Guarantor’s obligations under our Working Capital Credit Facility.

     The Exit Notes are secured by a lien on and a security interest over (1) all of the issued and outstanding capital stock held by us and the Senior Guarantors in direct subsidiaries incorporated in the United States and 65% of the capital stock of direct subsidiaries that are incorporated outside the United States, (2) substantially all of the assets and properties owned by us and the Senior Guarantors and (3) the capital stock held by NTL Group Limited in NTL Triangle.

     We may redeem some or all of the Exit Notes at any time at the redemption prices set out below except that the redemption price shall be at 100% if we elect to prepay the Exit Notes using the proceeds of a rights offering prior to the first anniversary of the effective date of the Plan, which will be on January 10, 2004:

Redemption Price
Redemption Date	(as percentage of accreted value)

January 10, 2003 — January 10, 2004	111.0%
January 11, 2004 — December 31, 2006	122.0%
January 1, 2007 — December 31, 2007	111.0%
January 1, 2008 — December 31, 2008	105.5%
January 1, 2009 — January 1, 2010	100.0%

     If we undergo a Change of Control (as defined below) we must offer to repurchase the Exit Notes at a purchase price of 101% of the face amount at maturity of the Exit Notes together with accrued and unpaid interest thereon. For these purposes, a “Change of Control” includes: the adoption of any plan for the liquidation or dissolution of the Company; the acquisition of beneficial ownership of at least 30% of our capital stock; and our current directors (or other directors approved by them) ceasing to constitute a majority of our board of directors.

     The indenture governing the Exit Notes imposes operating and financial restrictions on us and certain of our subsidiaries. These restrictions affect and in some cases significantly limit or prohibit (among other things) the ability of these companies to do the following: make restricted payments, incur additional indebtedness and issue preferred stock, create liens, pay dividends on stock or repurchase stock, sell all or substantially all of their assets or merge with or into other companies or engage in certain transactions with affiliates. In particular, the indenture governing the Exit Notes provides that (with certain limited exceptions) the net proceeds of certain asset dispositions may only be used to repay specified indebtedness, subject to the ability to reinvest a small amount of the proceeds in capital expenditure. Except with respect to certain limited categories of permitted indebtedness, our ability to incur further indebtedness is subject to significant limitations. The indenture governing the Exit Notes also provides that any merger of us with another entity which does not otherwise constitute a Change of Control must be conditional upon the refinancing of the Exit Notes.

     The indenture governing the Exit Notes provides that amendments to its terms require the consent of a simple majority or, in some cases, 67% of holders of Exit Notes by face principal amount, except that amendments to negative covenants, the affirmative covenant relating to preservation of corporate existence or to the terms of certain events of default require the consent of holders of Exit Notes of at least 80% in face principal amount and, further, amendments to specified terms of the Exit Notes (mainly: maturity, principal amount, interest, redemption premium and amendments to events of default with respect to designated entities) require the consent of all holders of the Exit Notes.

     The proceeds from the issuance of the Exit Notes were used (a) to consummate the Plan, including, among other things, (1) to repay in full any claims arising under or as a result of the debtor-in-possession credit facility provided to our subsidiary Communications Cable Funding Corp during the Chapter 11 reorganization, (2) to purchase the £90 million aggregate principal amount senior note due 2006, dated as of April 5, 2002, issued by NTL (UK) Group, Inc. to NTL Delaware, plus accrued interest thereon, and (3) to pay transaction costs related to consummation of the Plan, and (b) to provide us with working capital.

Senior Credit Facility

     Pursuant to the Senior Credit Facility (as amended and restated with effect from the Effective Date (January 10, 2003)), the lenders thereunder (referred to in this prospectus as the Senior Banks) have made available to our subsidiary NTL Investment Holdings Limited a revolving facility in the maximum aggregate principal amount of £2,585,000,000 and a term facility in the maximum principal amount of £200,000,000. The Senior Credit Facility is fully drawn as of the date hereof.

     The liabilities under the Senior Credit Facility are principally supported by guaranties and security from certain of our subsidiaries (approximately 185 in number), other than Diamond, NTL Triangle, and their respective subsidiaries.

     Amounts outstanding under the revolving facility bear interest at LIBOR plus a margin of 3.5% for six months from the Effective Date and which thereafter varies from 4.00% to 2.5% per annum (under a margin ratchet arrangement dependent upon financial performance) plus additional interest intended to compensate the lenders under the Senior Credit Facility and Working Capital Credit Facility for the costs of complying with cash deposit requirements imposed by the Bank of England and the European Central Bank and fees levied by the UK Financial Services Authority (referred to in this prospectus as the Mandatory Cost Rate).

     The term loan facility bears interest at LIBOR plus a margin of 5.5% per annum plus the Mandatory Cost Rate and is payable in installments with effect from June 30, 2006, with a final repayment date of September 30, 2007.

     Subject to the following, the revolving facility is made available until one month before its final repayment on September 30, 2005. These repayment and availability provisions are subject to voluntary and mandatory repayment and cancellation provisions in the Senior Credit Facility. There are detailed provisions in the Senior Credit Facility which require amounts outstanding under the term loan facility and revolving facility to be repaid and the commitment thereunder to be permanently reduced on a change of control of NTL and from excess cash flow, insurance proceeds, asset disposals, and a specified percentage of the net cash proceeds of equity issues or financial indebtedness raised after December 31, 2003 by us or any of our subsidiaries which are holding companies of NTL Communications Limited, subject to certain agreed exceptions.

     The Senior Credit Facility contains comprehensive undertakings relating to the provision of information and other affirmative and negative covenants applying principally to most of our subsidiaries and, to a limited extent, us.

     The occurrence of certain specified events of default entitle the agent (or oblige the agent on the instructions of an instructing group of the Senior Banks) to cancel any undrawn portion of the facilities and/or to require the immediate payment of all amounts outstanding under the Senior Credit Facility and/or to declare all such amounts due and payable on demand and/or to enforce or direct the enforcement of the security. Such events of default include: (i) failure to pay; (ii) breaches of representations; (iii) breaches of obligations and undertakings under the Senior Credit Facility and related finance documents; (iv) cross defaults; (v) the occurrence of certain insolvency contingencies affecting certain members of the NTL group; (vi) displacement of management, compulsory acquisition or seizure of revenues or assets by government authority; (vii) repudiation of finance documents; (viii) illegality; and (ix) the occurrence of any event of circumstance which would have a material adverse effect.

     The Senior Credit Facility provides for the payment of agency fees and the payment of commitment commission on the daily available and undrawn amounts under the revolving facility at a rate (depending upon the amounts so available and undrawn) of 0.5% or 0.75% per annum payable quarterly in arrears. The Senior Credit Facility also provided for the payment of a restructuring fee to each lender and an amendment fee aggregating 2% of such lender’s commitment as of May 2, 2002, which fees were paid on the Effective Date.

     By a waiver letter dated January 9, 2003, the agent agreed on behalf of the Senior Banks and with effect from the Effective Date to, among other things, waive specified events of default subsisting under the Senior Credit Facility.

Working Capital Credit Facility

     Pursuant to the Working Capital Credit Facility (as amended and restated with effect from the Effective Date (January 10, 2003)), the lenders thereunder (referred to in this prospectus as the Working Capital Banks) made available to NTL Communications Limited a multiple draw loan facility of £1,300,000,000. The Working Capital Credit Facility is fully drawn and the principal amount outstanding thereunder is approximately £408,000,000 (the remainder having been cancelled).

     Amounts outstanding under the Working Capital Credit Facility bear interest at LIBOR plus the Mandatory Cost Rate plus a margin which ratchets up by 0.5% per annum per quarter from its initial rate of 4.5% per annum (subject to a maximum interest rate cap of 16% per annum) and interest is payable in cash on a semi-annual basis save where the rate of interest on any interest payment date relating to an Advance exceeds 14% per annum, in which event (unless otherwise advised by NTL Communications Limited as Borrower) any such excess interest shall be added to the principal amount of such Advance.

     The liabilities under the Working Capital Credit Facility are principally supported by guaranties granted by us and our subsidiaries Communications Cable Funding Corp. and NTL (UK) Group, Inc.; a pledge by Communications Cable Funding Corp. over its 100% shareholding in NTL (UK) Group, Inc.; a charge by NTL (UK) Group, Inc. over 65% of its 100% shareholding in NTL Communications Limited; and by an assignment by Communications Cable Funding Corp. of the benefit of its intercompany loans to NTL (UK) Group, Inc. The guaranty granted by Communications Cable Funding Corp. is limited to the proceeds of recovery under the security documents to which it is party referred to above.

     Subject to the following, the Working Capital Credit Facility provides that amounts outstanding under the Working Capital Credit Facility will be repaid in full on March 31 2006, but that the commitment thereunder will be permanently reduced on a change of control of NTL and from excess cash flow, asset disposals, insurance proceeds and a certain percentage of the net cash proceeds of equity issued or financial indebtedness raised by us and our subsidiaries (subject to certain exceptions). Proceeds raised from, among other things, the Equity Rights Offering and Noteholder Election Option that formed part of the Plan, the Exit Notes and any permitted refinancing of the Exit Notes completed within 12 months following the Effective Date, are not required to be used to repay the Working Capital Credit Facility and permanently reduce the commitment thereunder.

     The Working Capital Credit Facility contains comprehensive undertakings relating to the provision of information and other affirmative and negative covenants.

     The occurrence of certain specified events of default entitle the agent (or oblige the agent on the instructions of an instructing group of Working Capital Banks) to cancel any undrawn portion of the facilities and/or to require the immediate payment of all amounts outstanding under the Working Capital Credit Facility and/or to declare all such amounts due and payable on demand and/or to enforce or direct the enforcement of the security. Such events of default include: (i) failure to pay; (ii) breaches of representations; (iii) breaches of obligations and undertakings under the Working Capital Credit Facility and related finance documents; (iv) cross defaults; (v) the occurrence of certain insolvency contingencies affecting certain members of the NTL group; (vi) a displacement of management, compulsory acquisition or seizure of revenues or assets by government authority; (vii) repudiation of finance documents; (viii) illegality; and (ix) the occurrence of any event or circumstance which would have a material adverse effect.

     The Working Capital Credit Facility provides for the payment of agency fees. The Working Capital Credit Facility also provided for the payment of a restructuring fee to each lender and an amendment fee aggregating 2% of such lender’s commitment as of May 2, 2002, which fees were paid on the Effective Date.

     By a waiver letter dated January 9, 2003, the agent agreed on behalf of the Working Capital Banks and with effect from the Effective Date to, among other things, waive specified events of default subsisting under the Working Capital Credit Facility.

Diamond Holdings Notes

10% Senior Notes due 2008

     In February 1998 Diamond Holdings issued £135.0 million aggregate principal amount at maturity of its 10% senior notes due February 1, 2008 (referred to in this prospectus as the Diamond 10% notes). Interest on the Diamond 10% notes is payable semi-annually in arrears on August 1 and February 1 of each year at a rate of 10% per annum.

     The Diamond 10% notes will be redeemable, in whole or in part, at the option of Diamond Holdings at any time on or after February 1, 2003. The 10% notes are also redeemable in whole, but not in part, at the option of Diamond Holdings at any time at 100% of the principal amount thereof, plus accrued and unpaid interest and any other amounts payable thereon to the date of redemption in the event of certain tax law changes requiring the payment of additional amounts. Upon the occurrence of a Change of Control, as defined in the indenture governing the Diamond 10% notes, Diamond Holdings is required to offer to repurchase all outstanding 10% notes at 101% of their principal amount plus accrued and unpaid interest and any other amounts payable thereon to the date of repurchase.

9 1/8% Notes Senior Notes due 2008

     In February 1998, Diamond Holdings issued $110.0 million aggregate principal amount at maturity of its 9 1/8% senior notes due February 1, 2008 (referred to in this prospectus as the Diamond 9 1/8% notes). Interest on the Diamond 9 1/8% notes is payable semi-annually in arrears on August 1 and February 1 of each year, commencing August 1, 1998 at a rate of 9 1/8% per annum.

     The Diamond 9 1/8% notes will be redeemable, in whole or in part, at the option of Diamond Holdings at any time on or after February 1, 2003. The Diamond 9 1/8% notes are also redeemable in whole, but not in part at the option of Diamond Holdings at any time at 100% of the principal amount thereof, plus accrued and unpaid interest and any other amounts payable thereon to the date of redemption in the event of certain tax law changes requiring the payment of additional amounts. Upon the occurrence of a Change of Control, as defined in the indenture governing the 9 1/8% notes, Diamond Holdings is required to offer to repurchase all outstanding 9 1/8% notes at 101% of their principal amount plus accrued and unpaid interest and any other amounts payable thereon to the date of repurchase.

NTL Triangle 11.20% Discount Debentures

     On November 15, 1995, NTL Triangle issued $517,321,000 aggregate principal amount at maturity of its 11.20% senior discount debentures due 2007, referred to in this prospectus as the NTL Triangle 11.20% debentures, at a discount to their aggregate principal amount to generate gross proceeds to NTL Triangle of approximately $299,999,621. The NTL Triangle 11.20% debentures were registered with the Commission on NTL Triangle’s registration statement on Form S-1 (File No. 33-96932).

     The NTL Triangle 11.20% debentures accrete at the rate of 11.20% per annum, compounded semiannually to an aggregate principal amount at maturity of $517,321,000. Cash interest on the NTL Triangle 11.20% debentures does not accrue until November 15, 2000. Thereafter, the NTL Triangle 11.20% debentures accrue interest at the rate of 11.20% per annum on the principal amount payable semiannually on May 15 and November 15 of each year, commencing May 15, 2001. The NTL Triangle 11.20% debentures mature on November 15, 2007. The NTL Triangle 11.20% debentures are redeemable, at the option of NTL Triangle at any time, in whole or in part, on or after November 15, 2000 at the redemption prices set forth in the NTL Triangle 11.20% debentures indenture plus accrued and unpaid interest to the date of redemption. The NTL Triangle 11.20% debentures may also be redeemed by NTL Triangle in whole but not in part in certain circumstances where “Additional Amounts”, as defined in the NTL Triangle 11.20% debentures indenture, are payable on the NTL Triangle 11.20% debentures after November 15, 2001. In such circumstances, the NTL Triangle 11.20% debentures may be redeemed at 100% of their principal amount plus accrued and unpaid interest to the date of redemption. Upon a Change of Control Triggering Event, as defined in the NTL Triangle 11.20% debentures indenture, holders of the Partners 11.20% debentures have the right to require NTL Triangle to repurchase all or any part of the NTL Triangle 11.20% debentures at a repurchase price equal to 101% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. Subject to various conditions, NTL Triangle is obligated to offer to purchase the NTL Triangle 11.20% debentures with the Excess Proceeds of some Asset Sales at a redemption price of 100% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. The NTL Triangle 11.20% debentures indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Affiliates and mergers and consolidations.

     The NTL Triangle 11.20% debentures are senior unsecured obligations of NTL Triangle ranking equal in right of payment of principal and interest with all other existing and future senior unsecured obligations of NTL Triangle.

PLAN OF DISTRIBUTION

     Our common stock is being registered by us to permit public secondary trading of such common stock by the selling securityholders from time to time after the date of this prospectus. As used in this plan of distribution, “selling securityholders” includes donees, pledgees, transferrees or other successors-in-interest selling shares from a named selling securityholder as a gift, pledge, partnership distribution or other non-sale related transfer (all of whom may be selling securityholders) after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the offered common stock. We will bear all costs, fees and expenses incurred in connection with our obligation to register and the registration of the offered common stock.

     The selling securityholders may sell the offered common stock from time to time on any stock exchange or automated interdealer quotation system on which the offered common stock may be listed or quoted, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling securityholders may sell the offered common stock in one or more transactions by one or more of the following methods, without limitation:

(a)	block trades in which the broker or dealer so engaged will attempt to sell the offered common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

(c)	an exchange distribution in accordance with the rules of any stock exchange on which the offered common stock is listed or quoted, including the Nasdaq National Market;

(d)	ordinary brokerage transactions and transactions in which the broker solicits purchases;

(e)	privately negotiated transactions;

(f)	short sales;

(g)	through the writing of put or call options relating to the offered common stock, whether or not the options are listed on an options exchange or otherwise;

(h)	through the distribution of the offered common stock by any selling securityholders to its partners, members or stockholders;

(i)	one or more underwritten offerings on a firm commitment or best efforts basis; and

(j)	any combination of the above methods of sale or otherwise.

     The selling securityholders may also transfer the securities by gift.

     The selling securityholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the offered common stock. These brokers, dealers or underwriters may act as principals, or as an agent of a selling securityholder. Broker-dealers may agree with a selling securityholder to sell a specified number of the offered common stock at a stipulated price per security. If the broker-dealer is unable to sell the offered common stock acting as agent for a selling securityholder, it may purchase as principal any unsold offered common stock at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the offered common stock from time to time in transactions in any stock exchange or automated interdealer quotation system on which the offered common stock is then listed or quoted, including the Nasdaq National Market, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

     In connection with sales of the offered common stock or otherwise, the selling securityholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered common stock in the course of hedging positions they assume with that selling securityholder, including, without limitation, in connection with distributions of the offered common stock by those broker-dealers. A selling securityholder may enter into option or other transactions with broker-dealers, who may then resell or otherwise transfer that offered common stock. A selling securityholder may also loan or pledge the offered common stock to a broker-dealer and the broker-dealer may sell the offered common stock so loaned or upon a default may sell or otherwise transfer the offered common stock so pledged. The selling securityholder may also sell offered common stock short and deliver offered common stock to close out short positions, (and in those instances, this prospectus may be delivered in connection with the short sales and the offered common stock may be used to cover short sales) or loan or pledge offered common stock to broker-dealers that in turn may sell such offered common stock.

     From time to time, one or more of the selling securityholders may pledge, hypothecate or grant a security interest in some or all of the offered common stock owned by it. If a selling securityholder defaults in performance of the secured obligations, pledgees or secured parties may, upon foreclosure, offer and sell the offered common stock from time to time and shall, for such purposes, be deemed to be a selling securityholder. A selling securityholder may also transfer and donate the offered common stock in other circumstances. If a selling securityholder’s offered common stock is sold as a result of a foreclosure or a selling securityholder donates or otherwise transfers its stock, the number of shares of the offered common stock beneficially owned by it will decrease as and when such actions are taken. The plan of distribution for the offered common stock will otherwise remain unchanged.

     Any underwriters, dealers, brokers or agents participating in the distribution of the offered common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling securityholder and/or purchasers of selling securityholders’ offered common stock, for whom they may act as agent or to whom they may sell as principal (which compensation as to a particular broker-dealer might be in excess of those customary in the types of transactions involved).

     In addition, any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 of the Securities Act and/or Section 1145 of the Bankruptcy Code may be sold in open market transactions in reliance on Rule 144 or Section 1145 rather than pursuant to this prospectus.

     Our outstanding common stock is listed for trading on the Nasdaq National Market under the symbol “NTLI.”

     The selling securityholders and any broker-dealer participating in the distribution or sale of the offered common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

     To the extent required under the Securities Act, the name of the selling securityholder, the aggregate amount of a selling securityholder’s offered common stock being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commissions paid or discounts or concessions allowed with respect to a particular offer and that such agent, broker, dealer or underwriter did not conduct any investigation to verify the information set out in this prospectus and other facts material to the transaction will be set forth in an accompanying prospectus supplement. In addition, upon a selling securityholder notifying us that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares of the offered common stock, a supplement to this prospectus will be filed.

     Under the securities laws of certain states, the offered common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the offered common stock may not be sold unless the offered common stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     The selling securityholders and any other person participating in the sale or distribution of the offered common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the offered common stock by the selling securityholders and any other such person. The anti-manipulation rules under the Exchange Act may apply to sales of offered common stock in the market and to the activities of the selling securityholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the sale or distribution of the offered common stock to engage in market-making activities with respect to the particular offered common stock being sold or distributed for a period of up to five business days before the sale or distribution. All of the foregoing may affect the marketability of the offered common stock and the ability of any person or entity to engage in market-making activities with respect to the offered common stock.

     The selling securityholders and each other person who participates as an underwriter in the offering or sale of the offered common stock, if any, will be indemnified by us against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. We will be indemnified by the selling securityholders in certain circumstances against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

     We agreed to register the securities under the Securities Act, and to keep the registration statement of which this prospectus is a part, effective until the earlier of the date on which all selling securityholders could sell the offered common stock free of any volume limitations imposed by Rule 144 of the Securities Act, the date all selling securityholders have disposed of all offered common stock or three years from the date on which the registration statement of which this prospectus is a part is declared effective. We have agreed to pay all expenses in connection with this offering, including the fees and expenses of one counsel to the selling securityholders, but not including underwriting discount, concessions, commissions or fees of the selling securityholders.

     Upon sale pursuant to the registration statement of which this prospectus forms a part, the offered common stock will be freely tradable in the hands of persons other than our affiliates.

     We cannot assure you that the selling securityholders will sell all or any portion of the offered common stock.

     The term offered common stock as used in this Plan of Distribution means all stock covered by, and offered, in the registration statement of which this prospectus is a part.

MATERIAL U.S. FEDERAL TAX CONSEQUENCES TO NON-U.S. STOCKHOLDERS

               The following is a general summary of some United States federal income and estate tax consequences expected to result under current law from the purchase, ownership and taxable disposition of shares of our common stock by a Non-U.S. Stockholder, which for the purpose of this discussion is a person or entity who is not:

•	an individual who is a citizen or resident of the United States;

•	a corporation or partnership created or organized under the laws of the United States or any state or political subdivision thereof;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust that (i) is subject to the primary supervision of a United States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

     This summary does not address all of the United States federal income tax and estate tax considerations that may be relevant to a Non-U.S. Stockholder in light of its particular circumstances or to Non-U.S. Stockholders that may be subject to special treatment under United States federal income tax laws. Furthermore, this summary does not discuss any aspects of state, local or foreign taxation. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations, judicial opinions, published positions of the Internal Revenue Service and other applicable authorities, all of which are subject to change, possibly with retroactive effect. Moreover this summary does not address the tax consequences to a U.S. Stockholder. Each prospective purchaser of our common stock is advised to consult its tax adviser with respect to the tax consequences of acquiring, holding and disposing of our common stock.

Dividends

     Although we have never paid cash dividends on our common stock and do not expect to pay them in the foreseeable future , if we were to pay a dividend, any dividend paid to a Non-U.S. Stockholder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) unless the dividend is effectively connected with the conduct of a trade or business of the Non-U.S. Stockholder within the United States, in which case the dividend will be taxed at ordinary United States federal income tax rates. If the Non-U.S. Stockholder is a corporation, such effectively connected income may also be subject to an additional “branch profits tax.”

Sale or Disposition of Common Stock

     A Non-U.S. Stockholder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of our common stock unless (i) such gain is effectively connected with a United States trade or business of the Non-U.S. Stockholder, (ii) the Non-U.S. Stockholder is an individual who holds our common stock as a capital asset and who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which such sale or disposition occurs and certain other conditions are met or (iii) the Non-U.S. Stockholder is subject to tax under the provisions of United States federal income tax law applicable to certain United States expatriates.

Backup Withholding and Information Reporting

     Generally, any dividends paid to Non-U.S. Stockholders that are subject to the 30% federal income tax withholding described above under “Dividends” are not subject to backup withholding. We must report annually to the Internal Revenue Service and to each Non-U.S. Stockholder the amount of dividends paid to such Stockholder and the amount, if any, of tax withheld with respect to such dividends. This information may also be made available to the tax authorities in the Non-U.S. Stockholder’s country of residence.

     The payment of the proceeds of the sale or other taxable disposition of our common stock to or through the United States office of a broker is subject to information reporting and backup withholding unless the Non-U.S. Stockholder properly certifies its non-United States status under penalties of perjury or otherwise establishes an exemption. Generally, a Non-U.S. Stockholder will provide such certification on Internal Revenue Service Form W-8BEN. Information reporting requirements, but not backup withholding, will also generally apply to payments of the proceeds of a sale of our common stock by foreign offices of United States brokers or foreign brokers with certain types of relationships to the United States unless the Non-U.S. Stockholder establishes an exemption.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a Stockholder may be refunded or credited against such Stockholder’s United States federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service.

Estate Tax

     An individual Non-U.S. Stockholder who owns shares of our common stock at the time of his death or who made certain lifetime transfers of an interest in our common stock will be required to include the value of such common stock in his gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

LEGAL MATTERS

     The legality of the common stock offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules at December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, as set forth in their report. We have included our financial statements and schedules in this prospectus and elsewhere in the registration statement, of which this prospectus forms a part, in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

     The financial statements of ConsumerCo for the fiscal years ended March 31, 2000, 1999 and 1998 were audited by Arthur Andersen, chartered accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. We have not been able to obtain the written consent of Arthur Andersen to the inclusion of their reports in this prospectus, and we have dispensed with the requirement to file their consent in reliance on Rule 437a promulgated under the Securities Act of 1933. Because Arthur Andersen has not consented to the inclusion of their reports in this prospectus, investors will not be able to recover against Arthur Andersen under Section 11 of the Securities Act of 1933. In addition, the ability of Arthur Andersen to satisfy any claims (including claims arising from its provision of auditing and other services to us) may be limited as a result of the diminished amount of assets of Arthur Andersen that are or may in the future be available to satisfy claims.

WHERE YOU CAN FIND MORE INFORMATION

     This prospectus constitutes a part of a registration statement on Form S-1 which we have filed with the SEC, under the Securities Act, with respect to the common stock offered pursuant to this prospectus. This prospectus does not contain all of the information included in the registration statement. Certain parts of the registration statement are omitted as allowed by the rules and regulations of the SEC. We refer you to the registration statement for further information about our company and the securities offered in this prospectus. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. We are currently subject to the information requirements of the Exchange Act. We file reports, proxy statements and other information under the Exchange Act with the SEC. You may read and copy the registration statement, the related exhibits and the other materials we file with the Commission at the public reference facilities the Commission maintains at:

Judiciary Plaza
Room 1024
450 Fifth Street, N.W.
Washington, D.C. 20549

233 Broadway
New York, NY 10279

Citicorp Center
500 West Madison Street
Suite 1400
Chicago, IL 60661

     The Commission maintains a website that contains reports, proxy statements and other information regarding us. The address of the Commission’s website is http://www.sec.gov.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

     The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by the Company in connection with the offering.

SEC registration fee	$19,231.92
Legal fees and expenses	*
Accounting fees and expenses	*
Printing fees	*
Miscellaneous expenses	*

Total	$19,231.92

* To be completed by amendment.

Item 14.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees and agents against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement reasonably incurred, including liabilities under the Securities Act, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, although in the case of proceedings brought by or on behalf of the corporation, indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation, unless the court determines otherwise. Our charter and amended by-laws require us to indemnify our officers and directors to the full extent permitted by Delaware law.

     Section 102(b)(7) of the Delaware General Corporation Law authorizes a corporation to limit or eliminate its directors’ liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for

(1) breaches of the duty of loyalty;

(2) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law;

(3) unlawful payments of dividends, stock purchases or redemptions; or

(4) transactions from which a director derives an improper personal benefit.

     Section 145 of the Delaware General Corporation Law authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or her and incurred by him or her in his or her capacity as a director, officer, employee or agent of the corporation, or arising out of his or her status as a director, officer, employee or agent of the corporation. Our charter and amended by-laws provide that we may, to the full extent permitted by law, purchase and maintain insurance on behalf of any of our directors, officers, employees or agents against any liability that may be asserted against him or her and we currently maintain this insurance. We have liability insurance covering our directors and officers for claims asserted against them or incurred by them in their capacity as directors and officers, including claims brought under the Securities Act. In addition, we provide Indemnity Agreements to our officers and directors. Under our bylaws and these Indemnity Agreements, we must indemnify an indemnitee to the fullest extent permitted by the DGCL for losses and expenses incurred in connection with actions in which the indemnitee is involved by reason of having been a director or officer of ours. We are also obligated to advance expenses an indemnitee may incur in connection with such actions before any resolution of the action. The form of Indemnity Agreement provided to our directors and officers has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Item 15.  Recent Sales of Unregistered Securities.

     In May 2001, in reliance on the exemptions from registration provided by Section 4(2) and Rule 144A of the Securities Act, the Company issued $1,150.0 million aggregate principal amount of 6 3/4% Convertible Senior Notes due May 15, 2008 (referred to as the 6 3/4% Notes) to qualified institutional buyers. We received proceeds of approximately $1,114.8 million after placement agents’ commission and other fees. Proceeds raised from the issuance of the 6 3/4% Notes were used to reduce commitments under our Working Capital Credit Facility, finance construction, capital expenditure, working capital requirements and for general corporate purposes. The 6 3/4% Notes were cancelled on the Effective Date (January 10, 2003) pursuant to the Plan.

     On the Effective Date, pursuant to the Plan, the Company issued 50,000,969 shares of our common stock and 8,750,496 Series A warrants to certain former creditors and stockholders of the Company and our subsidiaries in reliance on the exemption from registration afforded by Section 1145 of the US Bankruptcy Code. We received no proceeds from the issuance of such shares of our common stock and Series A warrants.

     Also on the Effective Date, in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, the Company and certain of our subsidiaries issued 19% Senior Secured Notes due 2010 (referred to as the Exit Notes) and 500,000 shares of our common stock to the initial purchasers of the Exit Notes. The gross proceeds from the Exit Notes and such shares totaled $500 million.

     On January 24, 2003, in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, an aggregate of 83,245 shares of our common stock was issued in escrow to certain of our executives pursuant to their employment agreements. We received no proceeds from the issuance of such shares of our common stock.

Item 16.  Exhibits and Financial Statement Schedules.

     (a)   Exhibits — See Exhibit Index on page 124.

     (b)   Financial Statement Schedules — See list of Financial Statement Schedules on page F-1.

Item 17.  Undertakings.

     The undersigned registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 or Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

EXHIBIT INDEX

Exhibit
No.

2.1	Agreement and Plan of Merger, dated as of February 9, 2000, by and among NTL Incorporated (now NTL Europe, Inc.), NTL Holdings Incorporated (now NTL (Delaware), Inc.) and Holdings Merger Sub Inc. (Incorporated by reference to Exhibit 2.1 to Amendment No. 1 to the Registration Statement on Form S-3/A filed by NTL (Delaware), Inc. and NTL Incorporated on July 14, 2000, File No. 333-36434)
2.2	Agreement and Plan of Merger, dated as of March 26, 1999, by and among NTL Incorporated (now NTL (Delaware), Inc.), NTL Communications Corp. (now NTL Incorporated) and NTL Mergerco, Inc. (Incorporated by reference to Exhibit 2.1 to Amendment No. 2 to the Registration Statement on Form S-3/A filed by NTL Incorporated and NTL Communications Corp. on June 3, 1999, File No. 333-72335)
2.3	Agreement and Plan of Amalgamation, dated as of February 4, 1998, as amended, by and among NTL Incorporated, NTL (Bermuda) Limited, and Comcast UK Cable Partners Limited (Incorporated by reference to the Registration Statement on Form S-4 filed by NTL Incorporated on September 30, 1998, File No. 333-64727)
2.4	Amendment No. 1 to Agreement and Plan of Amalgamation, dated as of May 28, 1998, by and among NTL Incorporated, NTL(Bermuda) Limited and Comcast UK Cable Partners Limited (Incorporated by reference to Annex B to the Registration Statement on Form S-4 filed by NTL Incorporated on September 30, 1998, File No. 333-64727)
2.5	Share Exchange Agreement, dated as of June 16, 1998, as amended, by and among NTL Incorporated and the shareholders of Diamond Cable Communications Limited (Incorporated by reference to Annex A to the Proxy Statement filed by NTL Incorporated on January 29, 1999, File No. 000-22616)
2.6	Amendment No. 1 to Share Exchange Agreement, dated as of December 21, 1998, by and among NTL Incorporated and the shareholders of Diamond Cable Communications Limited (Incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by NTL Incorporated on December 23, 1998, File No. 000-22616)
2.7	Transaction Agreement, dated as of July 26, 1999, by and among, Bell Atlantic Corporation, Cable and Wireless PLC, Cable, Wireless Communications PLC and NTL Incorporated (Incorporated by reference to Annex J to the Proxy Statement filed by NTL Incorporated on February 11, 2000, File No. 000-25691)
2.8	Second Amended Joint Plan of Reorganization of NTL Incorporated and Certain Subsidiaries, dated July 15, 2002 (as confirmed on September 5, 2002 and subsequently modified)*
3.1	Amended and Restated Certificate of Incorporation of NTL Communications Corp. (Incorporated by reference to Exhibit 1 to the Registration Statement on Form 8-A filed by NTL Incorporated on January 10, 2003, File No. 000-22616)

3.2	Amended and Restated By-Laws of NTL Incorporated (Incorporated by reference to Exhibit 2 to the Registration Statement on Form 8-A filed by NTL Incorporated on January 10, 2003, File No. 000-22616)
4.1	Registration Rights Agreement, dated as of January 10, 2003, by and among NTL Incorporated and the other parties listed on the signature pages thereto (Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by NTL Incorporated on January 10, 2003, File No. 000-22616)
4.2	Exchange and Registration Rights Agreement, dated as of January 9, 2003, by and among NTL Incorporated, the Guarantors listed on the signature pages thereto and the initial purchasers of the Notes (Incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed by NTL Incorporated on January 10, 2003, File No. 000-22616)
4.3	Indenture, dated as of January 9, 2003, by and among NTL Incorporated, the Guarantors listed on the signature pages thereto and U.S. Bank National Association, as trustee (Incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed by NTL Incorporated on January 10, 2003, File No. 000-22616)
4.4	Indenture, dated as of November 11, 1995, by and between Comcast UK Cable Partners Limited and Bank of Montreal Trust Company as Trustee with respect to the 11.20% Senior Discount Debentures due 2007 (Incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Registration Statement on Form S-1/A filed by Comcast UK Cable Partners Limited on November 5, 1995, File No. 33-96932)
4.5	First Supplemental Indenture, dated October 29, 1998, by and between NTL (Bermuda) Limited (now NTL (Triangle) LLC) and Bank of Montreal Trust Company as Trustee, with respect to the 11.20% Senior Discount Debentures due 2007 (Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by NTL (Triangle) LLC on November 4, 1998, File No. 000-24792)
4.6	Indenture, dated as of February 6, 1998, by and among Diamond Holdings plc, Diamond Cable Communications plc, and The Bank of New York as Trustee, with respect to the 10% Senior Notes due February 1, 2008 and 9 1/8% Senior Notes due February 1, 2008 (Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4, filed by Diamond Cable Communications plc on March 20, 1998, File No. 333-48413)
4.7	Warrant Agreement, dated as of January 10, 2003, by and between NTL Incorporated and Continental Stock Transfer & Trust Company, as Warrant Agent (Incorporated by reference to Exhibit 3 to the Registration Statement on Form 8-A filed by filed by NTL Incorporated on January 10, 2003, File No. 000-22616)
4.8	Stockholder Rights Agreement, dated as of January 10, 2003, by and between NTL Incorporated and Continental Stock Transfer & Trust Company, as Rights Agent (Incorporated by reference to Exhibit 4 to the Registration Statement on Form 8-A filed by filed by NTL Incorporated on January 10, 2003, File No. 000-22616)
5	Opinion, dated February 12, 2003, of Skadden, Arps, Slate, Meagher & Flom LLP as to the legality of the common stock being registered hereby*
10.1	Purchase Agreement, dated as of January 9, 2003, by and among NTL Incorporated, the Guarantors listed on the signature pages thereto and the initial purchasers of the Notes (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by NTL Incorporated on January 10, 2003, File No. 000-22616)
10.2	£2,500,000,000 Credit Agreement originally dated May 30, 2000, and made among, NTL Communications Limited; NTL Business Limited (which novated its rights and obligations to NTL Investment Holdings Limited); NTL Communications Corp.; J.P. Morgan plc (formerly known as Chase Manhattan plc); Morgan Stanley Dean Witter Bank Limited; J.P. Morgan Europe Limited (formerly known as Chase Manhattan International Limited) and the lenders party thereto (as amended, varied, supplemented, novated and restated to date and from time to time) (Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by NTL Incorporated on January 10, 2003, File No. 000-22616)
10.3	£1,300,000,000 Credit Agreement originally dated May 30, 2000, and made among, NTL Communications Corp.; NTL (UK) Group, Inc.; NTL Communications Ltd; J.P. Morgan plc (formerly known as Chase Manhattan plc); Morgan Stanley Dean Witter Bank Ltd and Chase Manhattan International Ltd (as amended, varied, supplemented, novated and restated to date and from time to time) (Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by NTL Incorporated on January 10, 2003, File No. 000-22616)

10.4	Tax Sharing Agreement, dated January 10, 2003, by and between NTL Europe, Inc. and NTL Incorporated (Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by NTL Incorporated on January 10, 2003, File No. 000-22616)
10.5	Transitional Services Agreement, dated January 10, 2003, by and between NTL Europe, Inc. and NTL Incorporated (Incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by NTL Incorporated on January 10, 2003, File No. 000-22616)
10.6	De-Merger Agreement, dated January 10, 2003, by and between NTL Europe, Inc. and NTL Incorporated (Incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed by NTL Incorporated on January 10, 2003, File No. 000-22616)
10.7	Novation Agreement, dated January 9, 2003, by and between NTL Europe, Inc. and NTL Incorporated (Incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed by NTL Incorporated on January 10, 2003, File No. 000-22616)
10.8	Form of 2003 Stock Option Plan of NTL Incorporated*
10.9	Framework Agreement For The Provision Of IT Outsourcing Services, dated as of May 23, 2001, by and between NTL Group Limited and IBM United Kingdom Limited (Incorporated by reference to Exhibit 10.9 to the 2001 Annual Report on Form 10-K, filed by NTL Incorporated on April 16, 2001, File No. 0-30673)
10.10	Amendment, dated as of April 5, 2001 to the Framework Agreement For The Provision of IT Outsourcing Services, dated as of May 23, 2001, by and between NTL Group Limited and IBM United Kingdom Limited (Incorporated by reference to Exhibit 10.10 to the 2001 Annual Report on Form 10-K filed by NTL Incorporated on April 16, 2001, File No. 0-30673)
10.11	Employment Agreement, dated as of November 7, 2002 between NTL Communications Corp. and Barclay Knapp*
10.12	Employment Agreement, dated as of November 7, 2002 between NTL Communications Corp. and Richard J. Lubasch*
10.13	Employment Agreement, dated as of November 7, 2002 between NTL Communications Corp. and Bret Richter*
10.14	Employment Agreement, dated as of January 10, 2003 between NTL Communications Corp. and Gregg N. Gorelick*
10.15	Employment Agreement, dated as of November 7, 2002 between NTL Communications Corp. and Lauren Hochman Blair*
10.16	Form of Director and Officer Indemnity Agreement and a schedule of persons to whom the agreement has been provided*
12	Computation of Ratio of Earnings to Fixed Charges*
21	Subsidiaries of the registrant*
23.1	Consent of Ernst & Young LLP*
23.2	Consent of Arthur Andersen (omitted pursuant to Rule 437a under the Securities Act)

*	Filed herewith

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on the 12th day of February, 2003.

NTL INCORPORATED

By: /s/ Barclay Knapp
Name: Barclay Knapp Title: Chief Executive Officer, President and Director

     KNOWN BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints Richard J. Lubasch, Barclay Knapp and Bret Richter, or any of them, acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, in connection with the registrant’s Registration Statement in the name and on behalf of the registrant or on behalf of the undersigned as a director or officer of the registrant, on Form S-1 under the Securities Act of 1933, as amended, including, without limiting the generality of the foregoing, to sign the Registration Statement and any and all amendments (including post-effective amendments) to the Registration Statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent or either of them, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Barclay Knapp
Name:	Barclay Knapp
Title:	Chief Executive Officer, President and Director
Date:	February 12, 2003

/s/ Bret Richter
Name:	Bret Richter
Title:	Senior Vice President–Finance
Date:	February 12, 2003

/s/ Gregg N. Gorelick
Name:	Gregg N. Gorelick
Title:	Vice President–Controller
Date:	February 12, 2003

/s/ Jeffrey D. Benjamin
Name:	Jeffrey D. Benjamin
Title:	Director
Date:	February 12, 2003

/s/ James E. Bolin
Name:	James E. Bolin
Title:	Director
Date:	February 12, 2003

Name:	David Elstein
Title:	Director
Date:

/s/ William R. Huff
Name:	William R. Huff
Title:	Director
Date:	February 12, 2003

/s/ George R. Zoffinger
Name:	George R. Zoffinger
Title:	Director
Date:	February 12, 2003

INDEX TO FINANCIAL STATEMENTS

NTL Incorporated (formerly NTL Communications Corp.) and Subsidiaries
Report of Independent Auditors	F-2
Consolidated Balance Sheets as of December 31, 2001 and 2000	F-3
Consolidated Statements of Operations for the Years Ended December 31, 2001, 2000 and 1999	F-4
Consolidated Statement of Shareholder’s (Deficiency) Equity for the Years Ended December 31, 2001, 2000 and 1999	F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 2001, 2000 and 1999	F-6
Notes to Consolidated Financial Statements	F-7
SCHEDULE I — Condensed Financial Information Of Registrant	F-33
SCHEDULE II — Valuation And Qualifying Accounts	F-39
Condensed Consolidated Balance Sheet as of September 30, 2002 (unaudited)	F-40
Condensed Consolidated Statements of Operations for the Nine Months Ended September 30, 2002 and 2001 (unaudited)	F-41
Condensed Consolidated Statement of Shareholder’s (Deficiency) for the Nine Months Ended September 30, 2002 (unaudited)	F-42
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2002 and 2001 (unaudited)	F-44
Notes to Condensed Consolidated Financial Statements	F-45

ConsumerCo Combined Financial Statements

Report of Independent Auditors	F-71
Combined Profit & Loss Account for the Years Ended March 31, 2000, March 31, 1999 and March 31, 1998	F-72
Combined Balance Sheet as at March 31, 2000 and 1999	F-73
Combined Cash Flow Statement for the Years Ended March 31, 2000, March 31, 1999 and March 31, 1998	F-74
Reconciliation of Movements in Equity Shareholders’ Funds for the Years Ended March 31, 2000, March 31, 1999 and March 31, 1998	F-75
Notes to the Combined Financial Statements	F-76

The audited consolidated financial statements and related notes of NTL Incorporated (formerly NTL Communications Corp.) and Subsidiaries, including the report of independent auditors dated April 16, 2002, were included in our Annual Report on Form 10-K/A filed on October 15, 2002. These financial statements and related notes have not been updated for events relating to our completed restructuring and our emergence from Chapter 11 reorganization. In addition, the condensed consolidated financial statements and related notes of NTL Incorporated (formerly NTL Communications Corp.) and Subsidiaries were included in our Quarterly Report on Form 10-Q filed on November 14, 2002. These financial statements and related notes have not been updated for events relating to our completed restructuring and our emergence from Chapter 11 reorganization.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholder
NTL Communications Corp.

            We have audited the consolidated balance sheets of NTL Communications Corp. and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholder’s (deficiency) equity and cash flows for each of the three years in the period ended December 31, 2001. Our audits also included the financial statement schedules listed in the Index to Financial Statements. These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

            We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

            In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NTL Communications Corp. and Subsidiaries at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

            The accompanying financial statements have been prepared assuming that NTL Communications Corp. will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses and negative operating cash flows, has a working capital deficiency and a deficiency in shareholder’s equity. The Company is a wholly-owned, indirect subsidiary of NTL Incorporated, and has relied on subsidiaries of NTL Incorporated for funding. NTL Incorporated’s substantial leverage, its current debt and equity trading levels and its non-compliance with certain debt covenants in 2002 have eliminated its access to its historic sources of capital. NTL Incorporated has initiated a recapitalization process, the success of which is dependent upon adequate liquidity to complete the process as well as agreement of NTL Incorporated’s creditors and preferred stockholders. These conditions raise substantial doubt about NTL Incorporated’s and the Company’s ability to continue as going concerns. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ ERNST & YOUNG LLP

New York, New York
April 16, 2002

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.) AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,

	2001	2000

	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$251.1	$423.5
Accounts receivable — trade, less allowance for doubtful accounts of $126.1 (2001) and $135.2 (2000)	479.0	527.4
Due from affiliates	6.9	105.1
Other	271.8	275.0

Total current assets	1,008.8	1,331.0
Fixed assets, net	10,840.3	10,916.8
Intangible assets, net	767.3	10,566.1
Investments in and loans to affiliates, net	4.6	11.6
Other assets, net of accumulated amortization of $125.0 (2001) and $81.9 (2000)	255.1	316.1
Loan to NTL Incorporated	150.0	—
Deferred income taxes	—	4.9

Total assets	$13,026.1	$23,146.5

LIABILITIES AND SHAREHOLDER’S (DEFICIENCY) EQUITY
Current liabilities:
Accounts payable	$378.3	$451.1
Accrued expenses and other	836.2	1,105.6
Accrued construction costs	119.8	172.9
Due to affiliates	—	117.9
Interest payable	252.0	127.6
Deferred revenue	290.2	291.5
Current portion of long-term debt	14,205.9	10.7

Total current liabilities	16,082.4	2,277.3
Long-term debt	—	11,843.4
Other	8.9	13.6
Deferred income taxes	113.8	—
Commitments and contingent liabilities
Shareholder’s (deficiency) equity:
Common stock — $.01 par value; authorized 100 shares; issued and outstanding 12 (2001) and 12 (2000) shares	—	—
Additional paid-in capital	13,917.7	13,746.7
Accumulated other comprehensive (loss)	(904.5)	(379.3)
(Deficit)	(16,192.2)	(4,355.2)

	(3,179.0)	9,012.2

Total liabilities and shareholder’s (deficiency) equity	$13,026.1	$23,146.5

See accompanying notes.

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,

	2001	2000	1999

	(In millions)
Revenues
Consumer telecommunications and television	$2,069.2	$1,518.2	$827.3
Business telecommunications	836.8	702.2	452.5
Broadcast transmission and other	283.6	263.8	257.3

	3,189.6	2,484.2	1,537.1
Costs and expenses
Operating expenses (exclusive of depreciation shown separately below)	1,564.3	1,223.2	761.5
Selling, general and administrative expenses	973.2	969.1	562.9
Asset impairments	8,160.6	—	—
Franchise fees	—	—	16.5
Non-cash compensation	30.6	—	—
Other charges	297.9	92.7	16.2
Corporate expenses	24.3	23.7	25.3
Depreciation	1,361.4	874.4	475.5
Amortization	1,178.9	826.3	290.2

	13,591.2	4,009.4	2,148.1

Operating (loss)	(10,401.6)	(1,525.2)	(611.0)
Other income (expense)
Interest income and other, net	34.7	25.8	48.2
Interest expense	(1,240.8)	(886.3)	(678.1)
Share of (losses) from equity investments	(23.3)	(24.2)	(18.4)
Other (losses) gains	(88.5)	—	493.1
Foreign currency transaction gains (losses)	0.6	(58.1)	22.8

(Loss) before income taxes and extraordinary item	(11,718.9)	(2,468.0)	(743.4)
Income tax (expense) benefit	(118.1)	79.9	29.9

(Loss) before extraordinary item	(11,837.0)	(2,388.1)	(713.5)
Loss from early extinguishment of debt	—	—	(3.0)

Net (loss)	$(11,837.0)	$(2,388.1)	$(716.5)

See accompanying notes.

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.) AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDER’S (DEFICIENCY) EQUITY

							Accumulated Other
							Comprehensive
							Income (Loss)
	Series Preferred
	Stock		Common Stock					Unrealized
	$.01 Par Value		$.01 Par Value		Additional		Foreign	Net
					Paid-In	Comprehensive	Currency	Losses on
	Shares	Par	Shares	Par	Capital	Loss	Translation	Derivatives	(Deficit)

	(Dollars in millions)
Balance, December 31, 1998	177,000	—	60,249,000	$0.6	$1,501.6		$104.7		$(1,251.7)
Exercise of stock options			432,000	—	12.1
Exercise of warrants			15,000	—	—
Preferred stock issued for cash	500,000	—			483.8
Warrants issued for cash					16.2
Accreted dividends on preferred stock	4,000				(8.6)
Accretion of discount on preferred stock					—
Conversion of 7% Convertible Subordinated Notes			1,000	—	—
Common stock issued for an acquisition			12,705,000	0.1	971.3
Stock options issued in connection with an acquisition					6.6
Corporate restructuring	(681,000)	—	(73,401,900)	(0.7)	405.6
Distribution to NTL Incorporated					(500.0)
Contributions from NTL Incorporated					173.2
Distribution of subsidiary to NTL Incorporated					(30.5)				1.1
Corporate restructuring
Comprehensive loss:
Net loss for the year ended December 31, 1999						$(716.5)			(716.5)
Currency translation adjustment						(102.9)	(102.9)

Total						$(819.4)

Balance, December 31, 1999		—	100	—	3,031.3		1.8		(1,967.1)
Contributions from NTL (Delaware), Inc.					10,715.4
Corporate restructuring			(88)
Comprehensive loss:
Net loss for the year ended December 31, 2000						$(2,388.1)			(2,388.1)
Currency translation adjustment						(381.1)	(381.1)

Total						$(2,769.2)

Balance, December 31, 2000		—	12	—	13,746.7		(379.3)		(4,355.2)
Contribution from NTL (Delaware), Inc., net					140.4
Non-cash compensation					30.6
Comprehensive loss:
Net loss for the year ended December 31, 2001						$(11,837.0)			(11,837.0)
Currency translation adjustment						(521.6)	(521.6)
Unrealized net losses on derivatives						(3.6)		$(3.6)

Total						$(12,362.2)

Balance, December 31, 2001		—	12	$—	$13,917.7		$(900.9)	$(3.6)	$(16,192.2)

See accompanying notes.

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2001	2000	1999

	(In millions)
Operating activities
Net loss	$(11,837.0)	$(2,388.1)	$(716.5)
Adjustment to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	2,540.3	1,700.7	765.7
Non-cash compensation	30.6	—	—
Non-cash restructuring charge	57.9	—	—
Asset impairments	8,160.6	—	—
Equity in losses of unconsolidated subsidiaries	23.3	—	—
Loss from early extinguishment of debt	—	—	3.0
(Gain) loss on sale of assets	88.5	—	(493.1)
Provision for losses on accounts receivable	58.3	98.5	45.7
Deferred income taxes	116.4	(80.8)	(30.9)
Amortization of original issue discount	284.7	473.1	451.4
Other	(16.8)	(75.1)	(8.0)
Changes in operating assets and liabilities, net of effect from business acquisitions and dispositions:
Accounts receivable	(31.3)	(247.9)	(134.6)
Other current assets	23.4	(41.8)	(34.6)
Other assets	56.1	42.4	(25.2)
Accounts payable	(38.8)	(102.2)	32.0
Accrued expenses and other	(81.9)	330.3	150.4
Deferred revenue	7.0	120.6	68.4

Net cash (used in) provided by operating activities	(558.7)	(170.3)	73.7
Investing activities
Acquisitions, net of cash acquired	(26.2)	(7,514.9)	(637.6)
Purchase of fixed assets	(1,653.0)	(1,961.8)	(1,198.3)
Investments in and loans to affiliates	(11.9)	—	—
Increase in other assets	(31.6)	(33.7)	(30.1)
Loan to NTL Incorporated	(150.0)	—	—
Proceeds from sales of assets	14.6	—	692.5
Purchase of marketable securities	(9.9)	(3.3)	(354.5)
Proceeds from sales of marketable securities	10.0	8.3	618.6

Net cash (used in) investing activities	(1,858.0)	(9,505.4)	(909.4)
Financing activities
Distribution to NTL (Delaware), Inc.	(10.6)	—	(500.0)
Contribution from NTL (Delaware), Inc.	40.8	5,227.2	167.6
Proceeds from borrowings, net of financing costs	2,643.4	5,009.8	1,846.0
Proceeds from issuance of preferred stock and warrants	—	—	500.0
Principal payments	(421.5)	(1,263.9)	(758.2)

Cash released from (placed in) escrow for debt repayment	—	77.5	(87.0)
Proceeds from exercise of stock options and warrants	—	—	12.1

Net cash provided by financing activities	2,252.1	9,050.6	1,180.5
Effect of exchange rate changes on cash	(7.8)	(25.6)	(6.9)

(Decrease) increase in cash and cash equivalents	(172.4)	(650.7)	337.9
Cash and cash equivalents at beginning of year	423.5	1,074.2	736.3

Cash and cash equivalents at end of year	$251.1	$423.5	$1,074.2

Supplemental disclosure of cash flow information
Cash paid during the year for interest exclusive of amounts capitalized	$776.6	$363.9	$180.3
Income taxes paid	0.1	1.5	2.4
Supplemental schedule of non-cash financing activities
Contribution from NTL (Delaware), Inc.	$110.2	$5,488.2	$5.6
Accretion of dividends and discount on preferred stock	—	—	8.6
Conversion of Convertible Notes, net of unamortized deferred financing costs	109.5	—	269.3
Common stock and stock options issued for acquisitions	—	—	978.0

See accompanying notes.

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Corporate Restructuring and Business

Corporate Restructuring

            On May 18, 2000, NTL Incorporated completed a second corporate restructuring to create a holding company structure in connection with the acquisition of certain assets of Cable & Wireless Communications plc (“CWC”) (the operations acquired from CWC are called “ConsumerCo”). The holding company restructuring was accomplished through a merger so that all the stockholders of NTL Incorporated at the effective time of the merger became stockholders of the new holding company, and NTL Incorporated became a subsidiary of the new holding company. The new holding company has taken the name NTL Incorporated and the holding company’s subsidiary simultaneously changed its name to NTL (Delaware), Inc. (“NTL Delaware”). The Company is a wholly-owned subsidiary of NTL Delaware.

            On February 21, 2001, the Company completed a transaction whereby it acquired the entire issued share capital of NTL (CWC Holdings) Limited (the entity that owns ConsumerCo) from NTL Incorporated and the entire issued share capital of NTL Business Limited (formerly Workplace Technologies plc) from NTL (Delaware), Inc. in exchange for shares of its common stock. As a result of this transaction, ConsumerCo and NTL Business Limited became wholly-owned subsidiaries of the Company. The Company accounted for the transaction in a manner consistent with a transfer of entities under common control, which is similar to a “pooling of interests.” Accordingly, the net assets and results of operations of ConsumerCo and NTL Business Limited have been included in the consolidated financial statements from their respective dates of acquisition.

Business

            The Company, through its subsidiaries, owns and operates broadband communications networks for telephone, cable television and Internet services in the United Kingdom and Ireland, and transmission networks for television and radio broadcasting in the United Kingdom. Based on revenues and identifiable assets, the Company’s predominant lines of business are consumer services, business services and broadcast transmission and related services in the United Kingdom. Consumer services include telephony, cable television, Internet access and interactive services. Business services include telephony, national and international wholesale carrier telecommunications, and radio communications services for the emergency services community. Broadcast transmission and related services include digital and analog television and radio broadcasting, rental of antenna space on the Company’s owned and leased towers and sites and associated services, and satellite and media services.

Liquidity and Recapitalization Process

Recapitalization Process and Ability to Continue Operations

            The Company historically incurred operating losses and negative operating cash flow. In addition, the Company required significant amounts of capital to finance construction of its networks, connection of customers to the networks, other capital expenditures and for working capital needs including debt service requirements. The Company historically met these liquidity requirements through issuances of high-yield debt securities and convertible debt securities in the capital markets and equity contributions from NTL Incorporated. Both the equity and debt capital markets have recently experienced periods of significant volatility, particularly for securities issued by telecommunications and technology companies. The ability of telecommunications companies to access those markets as well as their ability to obtain financing provided by bank lenders and equipment suppliers has become more restricted and financing costs have increased. During some recent periods, the capital markets have been largely unavailable to new issues of securities by telecommunications companies. NTL Incorporated’s public equity is no longer trading on the New York Stock Exchange, and NTL’s public debt securities are trading at or near all time lows. These factors, together with the Company’s substantial leverage, mean the Company does not currently have access to its historic sources of capital.

            In addition, NTL’s UK credit facilities are fully drawn and NTL’s Swiss subsidiaries are currently unable to draw the remaining undrawn amounts under the Cablecom credit facility. The Company did not pay cash interest on certain series of its notes that was due on April 1, 2002 and April 15, 2002. NTL Incorporated and NTL Delaware, a wholly-owned subsidiary of NTL Incorporated, also did not pay cash interest and related fees on a series of their notes that was due on April 15, 2002. As of December 31, 2001, NTL had approximately $505 million in cash and cash equivalents on hand and, on April 4, 2002, received approximately $303 million net cash proceeds from the sale of its Australian business. NTL and the Company will require cash for working capital and capital expenditures in 2002. If NTL makes scheduled and overdue interest payments on its notes, then NTL will not have sufficient cash resources to meet its liquidity needs through the third quarter of 2002.

            The Company does not generate sufficient cash flow from operations to fund its operational expenses and interest payments. The Company has historically met its cash requirements through equity from NTL Incorporated and issuances of high yield debt securities. Given NTL Incorporated’s liquidity situation, it is likely that it will not be able to provide the Company with cash at least for the short-term.

            As of December 31, 2001, $14,203.0 million of the Company’s $14,205.9 million of long-term debt had been classified as current due to the uncertainties about compliance with the terms and conditions of the Company’s debt that would give the holders of the debt the right to accelerate payment.

            These liquidity concerns raise substantial doubt about the Company’s ability to continue as a going concern. As a consequence, the Company, NTL Incorporated and certain of its subsidiaries need to restructure their outstanding debt and/or raise new funds through the issuance of equity or additional debt.

            On January 31, 2002, NTL Incorporated announced that it had appointed Credit Suisse First Boston, JP Morgan and Morgan Stanley to advise on strategic and recapitalization alternatives to strengthen NTL’s balance sheet and reduce debt and put an appropriate capital structure in place for its business. Since then, NTL has been evaluating various recapitalization alternatives to effect a comprehensive consensual reorganization in a timely manner to minimize negative effects on its business operations.

            On April 16, 2002, NTL announced that it and an unofficial committee of its public bondholders had reached an agreement in principle on a comprehensive recapitalization of NTL. The members of the committee hold in the aggregate over 50% of the face value of NTL Incorporated’s and its subsidiaries’ public bonds. The recapitalization would result in a conversion of approximately $10.6 billion in debt into equity.

            To implement the proposed recapitalization, NTL Incorporated, NTL Delaware, the Company, Diamond Cable Communications Limited and Diamond Holdings Limited would file a pre-negotiated recapitalization plan in a Chapter 11 case under the U.S. Bankruptcy Code. NTL’s operating subsidiaries would not be included in the Chapter 11 filing. The agreement in principle is subject to various conditions, including mutually acceptable terms with NTL’s bank lenders. The recapitalization transaction contemplates that the bank debt will remain in place as part of the recapitalization.

            To facilitate the recapitalization, certain members of the unofficial committee of bondholders would commit to provide up to $500 million of new debt financing to NTL’s UK and Ireland operations during the Chapter 11 process and for the post-recapitalized NTL. The new financing will ensure that NTL’s business operations have access to sufficient liquidity to continue ordinary operations.

            Under the agreement in principle, NTL would be split into two companies, one tentatively called NTL UK and Ireland and holding all of its UK and Ireland assets, and one tentatively called NTL Euroco and holding certain of its continental European and other assets.

            Holders of notes of NTL Incorporated, NTL (Delaware), Inc., the Company and Diamond Cable Communications Limited would in the aggregate receive 100% of the initial common stock of NTL UK and Ireland and approximately 86.5% of the initial common stock of NTL Euroco. NTL (Delaware), Inc. bondholders would have the option to reinvest all or a portion of NTL (Delaware), Inc. cash in additional shares of NTL common stock, or to receive such cash in the recapitalization. Notes of Diamond Holdings Limited and NTL Triangle would remain outstanding and will be kept current in interest payments. Current preferred and common stockholders, including France Telecom, would participate in a package of rights (to be priced at a $10.5 billion enterprise value) and warrants entitling them to purchase primary common stock of NTL UK and Ireland at the consummation of the proposed plan, in the case of the rights, and for the duration of the eight-year warrants at prescribed prices. If fully exercised, those rights and warrants would entitle the current preferred stockholders to acquire approximately 23.6% and the current common stockholders to acquire approximately 8.9% of the entity’s primary common stock.

            Current preferred stockholders other than France Telecom would receive approximately 3.2% and current common stockholders, other than France Telecom, would receive approximately 10.3% of the primary equity of NTL Euroco. It is contemplated that subject to consummation of the recapitalization France Telecom would also receive NTL Incorporated’s 27% interest in Noos, pursuant to a pledge of such interests to France Telecom given at the time of its acquisition by NTL.

            During the recapitalization process, NTL has maintained normal and regular trade terms with its suppliers and customers. There can be no assurance that NTL’s suppliers will continue to provide normal trade credit or credit on acceptable terms, if at all, or that customers will continue to do business or enter into new business with NTL.

            The Company’s ability to meet its funding requirements upon consummation of the reorganization plan is dependent upon a number of factors, including the revenue generated by its operating subsidiaries, its existing cash balances, and its ability to draw upon an exit facility or any alternative financing. There can be no assurance that these sources of financing will be or will remain available. The Company will require substantial funds for general corporate and other expenses and may require additional funds for working capital fluctuations. Failure to achieve profitability or maintain or achieve various other financial performance levels could in the future diminish the Company’s ability to sustain operations, obtain additional funds required for capital expenditures or other purposes, and make required payments on any indebtedness it has incurred, may incur or that may then, as a result, become due. The Company can provide no assurance that it will be successful in raising additional financing if required, or if successful, that the terms of such financing will be favorable to the Company.

            The Company currently expects that it will require approximately $620 million to fund its working capital and capital expenditures, net of cash from operations, in the twelve month period ending December 31, 2002 to fund the expenditures mentioned above. The Company believes that cash, cash equivalents and marketable securities on hand at March 31, 2002 and the cash expected to be available from the DIP Facility and subsequently the planned exit facility will be sufficient for its and its subsidiaries cash requirements during the twelve months ending December 31, 2002.

            Over the long term, the Company will continue to require cash to fund operations, service its remaining debt and implement its strategy. In order to fund these requirements, the Company anticipates that it will use cash flow from operations and may also need to issue additional debt or equity securities or may need to secure additional bank financing. Given the Company’s current financial condition, there can be no assurance that these sources of funds will be available to us.

Bank Waivers

            Before NTL could commence negotiations with the unofficial committee of bondholders, it was necessary to obtain waivers from the lenders under its credit facilities. Effective March 8, 2002, these lenders granted waivers which, until March 29, 2002, provided that the commencement of negotiations with bondholders with a view to rescheduling its debt would not constitute an event of default under the credit facilities.

            But for the initial waivers, the commencement of negotiations with bondholders would have been an event of default under the credit facilities. If an event of default were to occur, it would entitle the lenders under the credit facilities to declare the principal amount of the outstanding debt immediately due and payable. If this right was exercised, it would result in an event of default under all of NTL’s outstanding notes, except for those issued by Diamond Cable Communications, Diamond Holdings and NTL Triangle, entitling the trustee or 25% of the holders of a series to accelerate the repayment of that series of notes. NTL does not have sufficient cash resources to repay its outstanding indebtedness if it is declared immediately due and payable.

            In connection with the granting of the initial waivers, NTL agreed:

•	to provide the lenders with a 13 week rolling cash flow projection (updated every two weeks);

•	to keep the lenders informed of, and to provide documents in connection with, negotiations with bondholders or strategic investors or concerning proposed asset dispositions;

•	not to repurchase NTL notes; and

•	not to make an exchange offer for NTL notes or enter into an agreement with NTL bondholders, subject to some exceptions, without the consent of the lenders.

            Effective March 28, 2002, the lenders under the credit facilities agreed to amend the initial waivers. The amendments to the initial waivers extend the duration of the initial waivers to April 30, 2002 in the case of the UK credit facilities or May 14, 2002 in the case of the Cablecom facility, unless the missed interest payments on April 1, 2002 are remedied or a sufficient number of bondholders agree to forbear in respect of such non- payment, in which case, the UK credit facilities waivers will be extended to May 14, 2002. As a condition to the waivers’ continuing effectiveness, the UK lenders required NTL Delaware to loan £90 million to NTL (UK) Group, Inc. following receipt of the proceeds from the sale of NTL Australia. This loan is structurally senior to the outstanding public notes issued by the Company but contractually subordinated to the UK credit facilities. In connection with the amendments to the waivers, NTL affirmed the provisions of the initial waivers and in addition, NTL agreed, among other things, to:

•	provide the bank lenders a timeline setting forth the steps proposed to be taken in connection with the recapitalization and the dates by which such steps are to be taken;

•	use reasonable endeavors to consider with the lenders under the Cablecom credit facility possible means of credit enhancement;

•	provide the lenders under the Cablecom credit facility, by April 12, 2002, with an updated structure chart of NTL as well as a contingency business plan for Cablecom in the event that sufficient additional funding for Cablecom is not obtained; and

•	pay legal, accounting and other advisory fees of the agent or coordinators of the Cablecom credit facility.

            The amended waivers prevent NTL from making an exchange offer with respect to its outstanding notes or from entering into an agreement with bondholders without the consent of the lenders under each of the credit facilities. The amended waivers also prohibit NTL from commencing voluntary dissolution proceedings, including proceedings under Chapter 11 of the U.S. bankruptcy code, without the consent of these lenders.

            As a consequence, NTL cannot enter into a binding agreement with the unofficial bondholder committee or implement the proposed plan without the consent of its bank lenders.

            Cablecom GmbH is the principal trading company of NTL’s Swiss group. There are a number of technical defaults under the Swiss credit facility made available to Cablecom and various of its subsidiaries. These technical defaults consisted of the following, as of December 31, 2001:

1. The requirement that members of the Cablecom group generating at least 95% of the group’s EBITDA should guarantee the repayment of the loan outstanding under the credit agreement had not been satisfied.

2. Three companies within the Cablecom group had merged in contravention of restrictions in the credit agreement.

3. Loans had been made by members of the Cablecom group to other group members and to a 10% affiliate in contravention of restrictions in the credit agreement. A related obligation to deliver quarterly certificates specifying the maximum levels of intra-group loans had not been complied with.

4. The requirement to ensure that the total interest cost in respect of at least 40% of the loan was capped at interest rates agreed with the facility agent had not been complied with.

5. A mortgage securing a loan of CHF 600,000 from United Bank of Switzerland was refinanced and the benefit of the existing mortgage was assigned to the refinancing lender. That assignment meant the mortgage was no longer permitted under the credit agreement.

6. Four per cent of the shares in FGS Hägendorf SA were acquired by Cablecom, making the company a wholly owned member of the Cablecom group. That acquisition was not permitted under the credit agreement.

7. One of the security documents in favor of the banks required specified details of receivables to be provided to the facility agent and all such receivables to be paid into bank accounts assigned by way of security to the banks. It also required a bank account to be set up for the purpose of receiving certain cash payments which may have to be applied in prepayment of the facility. That bank account also had to be assigned by way of security to the banks. These obligations had not been complied with.

8. The following obligations imposed by the share pledges executed by various Cablecom group members in favour of the banks had not been satisfied:

(i) the delivery of share certificates and other documents evidencing title in respect of certain of the pledged shares; (ii) the remedy of defects in certain of the pledged shares; and (iii) the transfer of certain nominee shares in Cablecom group companies to the Cablecom company which beneficially owns such shares and the delivery to the facility agent of copies of shareholders registers in the group companies updated to show the transfers.

9. One hundred and eighty shares in a company called Telebarn AG had been assigned by way of security by Cablecom to the banks notwithstanding the terms of a trust agreement under which Cablecom held those shares. That constituted a misrepresentation under the finance documents.

            In addition, as of December 31, 2001, Cablecom’s and various of its subsidiaries’ liabilities exceeded their respective assets. As a consequence, under Swiss law, those entities were deemed to be “overindebted”.

            In order to try and resolve the problems caused by the overindebtedness of its subsidiaries Cablecom GmbH had guaranteed the liabilities of some of those subsidiaries and had agreed that intra-group debt owed to it by some of those subsidiaries should be subordinated to the debt owed by such subsidiaries to all of their other creditors. This also constituted an event of default under the Cablecom credit facility which entitles the lenders to accelerate repayment. Such an acceleration would result in an event of default under NTL Incorporated’s and NTL Delaware’s 5.75% convertible subordinated notes due 2011 and 5.75% convertible subordinated notes due 2009, entitling the trustee or the holders of 25% of each series of notes to accelerate repayment. Under Swiss law, unless the overindebtedness is rectified, those entities would be required to commence an insolvency proceeding in Switzerland. A plan has been formulated to rectify this overindebtedness. Implementation of this plan prior to April 30, 2002 would mean that those entities would not be required to commence an insolvency proceeding. Those proceedings would likely either be a court supervised moratorium in which an independent administrator, or commissioner, would be appointed to supervise the running of each company during a restructuring or, if there is no viable restructuring plan, a bankruptcy. The commencement of those insolvency proceedings would also constitute an immediate event of default and acceleration of the maturity of the convertible subordinated notes referred to above.

            NTL is currently in discussions with the lenders under the Swiss credit facility regarding proposals to resolve the overindebtedness issue as well as requesting that they waive various additional covenant breaches under the credit facility. There can be no assurance that NTL will reach agreement on the resolution of the overindebtedness issue within the time period required or obtain the requested waivers.

Interest Payments on Public Notes

            NTL has substantial interest payment obligations under its existing indebtedness. The Company did not make scheduled interest payments due April 1, 2002, in the aggregate amount of $74.2 million, in respect of its 9 1/2% notes due 2008, 11 1/2% notes due 2008 and 11 7/8% notes due 2010. In addition, the Company did not make interest payments falling due on April 15, 2002, totaling $17.7 million, in respect of the 12 3/4% Senior Deferred Coupon Notes due 2005 and NTL Incorporated and NTL Delaware did not make interest payments and payment of related fees falling due on April 15, 2002, totaling $2.5 million, in respect of their 5 3/4% Convertible Subordinated Notes due 2011. Those payments were not made after consideration by NTL of requests by the unofficial bondholder committee not to make those payments. Interest payments of $18.9 million were made, when due, on April 2, 2002 in respect of Diamond Cable Communications 13.25% senior discount notes due 2004. On May 15, 2002, interest totaling $94.0 million is due on outstanding notes of the Company and NTL Triangle.

            If the applicable issuer does not pay interest on these notes after a 30 day grace period expires (on April 30, 2002 in the case of the missed interest payments due April 1, 2002), there is an event of default under the indenture in respect of the notes on which the interest is due and unpaid. An event of default entitles the trustee under the indenture or the holders of 25% of the outstanding notes to declare the principal amount of those notes to be immediately due and payable. Even if the maturity of those notes is not accelerated after April 30, 2002, such an event of default would also result in an event of default in respect of other debt (commonly called cross defaults) under all of NTL’s other notes, except for those issued by NTL Triangle, Diamond Cable Communications or Diamond Holdings. As a result, upon the expiration of the grace period, on April 30, 2002, events of default for failure to pay interest would occur under the relevant indentures at the Company and, contemporaneously, cross defaults would occur under NTL’s other indentures at the Company, NTL Delaware, NTL Incorporated and under NTL’s UK credit facilities and could occur under NTL’s Cablecom facility. This would give holders of the outstanding series of debt at these entities the right to accelerate repayment of those debts by declaring the principal amount of the debts to be immediately due and payable unless NTL obtains waivers or forbearance agreements from sufficient percentages of its creditors. If that right to accelerate was exercised, NTL would not have sufficient cash resources to repay those debts, which could ultimately lead to voluntary or involuntary bankruptcy proceedings relating to the entities so affected. In addition, the lenders under NTL’s UK credit facilities have security over the assets of NTL’s UK operating subsidiaries, except for the Diamond and NTL Triangle groups of companies. In the event that there was an event of default under those facilities, the lenders could seek to take control of those assets under applicable UK insolvency law.

Credit Rating Downgrades

            On April 3, 2002, credit rating agency Standard & Poor’s lowered the long-term corporate credit rating on some of NTL’s public debt to D from CCC—, citing NTL’s failure to make a bond interest payment due on April 1, 2002.

Sale of NTL Australia

            On April 2, 2002, NTL announced that it had completed the previously announced sale of its Australian broadcast business to Macquarie Bank for A$850 million (US$448 million) in an all cash transaction. The net proceeds from the sale were approximately A$574 million (US$303 million). At that time, the business’ bank debt outstanding totaled A$227 million (US$119 million).

            On April 7, 2002, NTL Delaware loaned £90 million to NTL (UK) Group Limited, which loan was funded by the proceeds of the sale of NTL Australia. This loan is subordinated to NTL’s UK credit facilities. The remaining proceeds of the sale of NTL Australia remain at NTL Delaware and it is currently anticipated that such proceeds will form a portion of the consideration to be offered to bondholders of NTL Delaware and NTL Incorporated in satisfaction of their claims against NTL Delaware as part of the proposed plan of reorganization.

Basis of Presentation

            As indicated above, substantial doubt exists about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability of assets or classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

            Due to uncertainties about compliance with the terms and conditions of the Company’s debt that would give the holders of the debt the right to accelerate repayment, all of the Company’s long-term debt has been classified as current.

2.	Significant Accounting Policies

Use of Estimates

            The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: the amount of uncollectible accounts and notes receivable, the amount to be paid to terminate certain agreements included in restructuring costs, the amount to be paid for other liabilities, the Company’s pension expense and pension funding requirements and estimates related to the value of investments, long-lived assets and goodwill. Actual results could differ from those estimates.

Principles of Consolidation

            The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and entities where the Company’s interest is greater than 50%. Significant intercompany accounts and transactions have been eliminated in consolidation.

Reclassification

            Certain prior year amounts have been reclassified to conform to the current year presentation.

Foreign Currency Translation

            The financial statements of the Company’s foreign subsidiaries have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 52, “Foreign Currency Translation.” All balance sheet accounts have been translated using the current exchange rates at the respective balance sheet dates. Statement of operations amounts have been translated using the average exchange rates for the respective years. The translation gains or losses resulting from the change in exchange rates have been reported as a component of accumulated other comprehensive income (loss). Foreign currency transaction gains and losses are included in the results of operations as incurred.

            To the extent that the Company obtains financing in U.S. dollars and incurs construction and operating costs in various other currencies, it will encounter currency exchange rate risks. In addition, the Company’s revenues are generated in foreign currencies while its interest and principal obligations with respect to approximately half of the Company’s exiting indebtedness are payable in U.S. dollars.

Cash Equivalents

            Cash equivalents are short-term highly liquid investments purchased with a maturity of three months or less. Cash equivalents were $218.7 million and $211.3 million at December 31, 2001 and 2000, respectively, which consisted primarily of U.S. Treasury bills (2000 only) bank time deposits and corporate commercial paper. At December 31, 2001 and 2000, $188.7 million and $57.2 million, respectively, of the cash equivalents were denominated in foreign currencies.

Marketable Securities

            Marketable securities were classified as available-for-sale, which are carried at fair value. Unrealized holding gains and losses on securities, net of tax, are carried as a component of accumulated other comprehensive (loss). The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other than temporary will be included in interest income. The cost of securities sold or matured is based on the specific identification method. Interest on securities is included in interest income.

            During the years ended December 31, 2001, 2000 and 1999, there were no realized gains or losses on sales of securities.

Fixed Assets

            Fixed assets are stated at cost, which includes amounts capitalized for labor and overhead expended in connection with the design and installation of operating equipment. Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Estimated useful lives are as follows: operating equipment — 5 to 40 years and other equipment — 3 to 40 years.

Intangible Assets

            Intangible assets include goodwill, license acquisition costs, customer lists and other intangibles. Goodwill is the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for as purchases. Goodwill is amortized on a straight-line basis over the periods benefited of 3, 10, 15 or 30 years. License acquisition costs represent the portion of purchase price allocated to the cable television and telecommunications licenses acquired in business combinations. License acquisition costs are amortized on a straight-line basis over the remaining lives of the licenses at acquisition, which vary from approximately two years to 23 years. Customer lists represent the portion of the purchase price allocated to the value of the customer base. Customer lists are amortized on a straight-line basis over 3 or 5 years. Other intangibles include the portion of the purchase price allocated to the value of workforce in place. Workforce in place is amortized over the period benefited of four years. The Company continually reviews the recoverability of the carrying value of these assets using the same methodology that it uses for the evaluation of its other long-lived assets.

Valuation of Long-Lived Assets

            Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and the carrying value of the asset.

Equity Method Investments

            All investments in which the Company has the ability to exercise significant influence over the investee, but less than a controlling voting interest, are accounted for using the equity method. Equity method investments are recorded at original cost and adjusted periodically to recognize the Company’s proportionate share of the investees’ net income or losses after the date of investment, additional contributions made and dividends received. The difference between the Company’s recorded investment and its proportionate interest in the book value of the investees’ net assets are being amortized on a straight-line basis over 10 years. The Company evaluates the carrying value of its equity method investments and tests for impairment in accordance with APB Opinion No. 18.

Deferred Financing Costs

            Deferred financing costs are incurred in connection with the issuance of debt and are amortized over the term of the related debt.

Capitalized Interest

            Interest is capitalized as a component of the cost of fixed assets constructed. In 2001, 2000 and 1999, total interest incurred was $1,308.5 million, $981.4 million and $719.9 million, respectively, of which interest of $67.7 million, $95.1 million and $41.8 million, respectively, was capitalized.

Revenue Recognition

            Revenues are recognized at the time the service is rendered to the customer or the performance of the service has been completed. Charges for services that are billed in advance are deferred and recognized when earned. Rental revenues are recognized when earned on a monthly basis. Installation and maintenance service revenues are recognized when the performance of the service has been completed.

Cable Television System Costs, Expenses and Revenues

            The Company accounts for costs, expenses and revenues applicable to the construction and operation of its broadband communications networks in accordance with SFAS No. 51, “Financial Reporting by Cable Television Companies.”

Advertising Expense

            The Company charges the cost of advertising to expense as incurred. Advertising costs were $77.9 million, $94.0 million and $35.8 million in 2001, 2000 and 1999, respectively.

Stock-Based Compensation

            The Company has adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” The Company applied APB Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for its stock option plans.

Derivative Financial Instruments

            The Company uses financial instruments to hedge a portion, but not all, of its exposure from floating interest rate debt and from movements in foreign exchange rates. Gains and losses on these instruments are deferred and recognized in the statement of operations when the related hedged transactions are recognized. To date, premiums paid for these contracts have not been material. The Company does not use derivative financial instruments for trading or speculative purposes.

            The Company sometimes uses British pound forward foreign exchange contracts to reduce its exposure to foreign currency risk. A forward foreign exchange contract obligates the Company to exchange predetermined amounts of specified foreign currencies at specified exchange rates on specified dates or to make an equivalent U.S. dollar payment equal to the value of such exchange. These contracts do not qualify for hedge accounting under SFAS No. 133 (as amended). Any changes in fair value are recorded in results of operations.

3.	Recent Accounting Pronouncements

            In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” effective for the Company on January 1, 2002. This Statement supercedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” and other related accounting guidance. The adoption of this new standard had no significant effect on the results of operations, financial condition or cash flows of the Company.

            In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” effective for the Company on January 1, 2003. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible fixed assets and the associated asset retirement costs. The Company is in the process of evaluating the financial statement impact of the adoption of SFAS No. 143.

            In June 2001, the FASB issued SFAS No. 141, “Business Combinations,” and No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination that is completed after June 30, 2001. SFAS No. 142 ends the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement. This impairment test uses a fair value approach rather than the undiscounted cash flow approach previously required by SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” The Company adopted SFAS No. 142 on January 1, 2002. In light of the significant impairment charge that the Company recorded in 2001, the Company does not expect that the adoption of this new standard will have a significant effect on the result of operations, financial condition or cash flows of the Company. Amortization expense in 2001 related to goodwill and other indefinite lived intangible assets was $1,104.1 million. Estimated aggregate amortization expense for each of the five succeeding fiscal years from December 31, 2001 is as follows: $64.9 million in 2002, $63.7 million in 2003, $45.0 million in 2004, $39.2 million in 2005 and $31.4 million in 2006.

4.	Asset Impairments

            As of December 31, 2001, the Company performed an analysis of the carrying values of its long-lived assets including goodwill. During 1999 and 2000, acquisitions were made against a background of increasing consolidation and record valuations in the telecommunications industry. This analysis was initiated because of the decline in NTL Incorporated’s stock price and significantly lower valuations for companies within its industry. Additionally, at the time of the Company’s analysis, the book value of NTL Incorporated’s net assets significantly exceeded its market capitalization. Accordingly, the Company performed an analysis of the recoverability of its long-lived assets and associated goodwill. The fair value of the Company’s assets was determined by discounting the Company’s estimates of the expected future cash flows related to these investments when the non-discounted cash flows indicated that the long-lived assets would not be recoverable. The Company recorded a write-down of $8,161.6 million in the fourth quarter of 2001 as a result of this analysis and review, of which $8,160.6 million is included in asset impairments and $1.0 million is included in share of losses from equity investments. The asset impairment charge of $8,160.6 million included goodwill of $8,077.8 million, license acquisition costs of $58.8 million, customer lists of $9.1 million and other intangibles of $14.9 million. The aggregate asset impairment charge of $8,161.6 million related to the Company’s business segments as follows: $6,048.1 million Consumer, $2,113.0 million Business and $0.5 million Broadcast.

5.	Acquisitions

            On May 30, 2000, the Company acquired the consumer cable telephone, Internet and television operations of CWC in the United Kingdom (“ConsumerCo”). The acquisition was accounted for as a purchase, and accordingly, the net assets and results of operations of the acquired business has been included in the consolidated financial statements from the date of acquisition.

            In March 1999, the Company purchased Diamond Cable Communications plc (“Diamond”) for an aggregate purchase price of $984.6 million, including intangibles aggregating $1,323.0 million. In July 1999, the Company acquired Cablelink Limited (“Cablelink”) for an aggregate purchase price of $700.5 million, including intangibles of $669.6 million. In September 1999, NTL Delaware acquired the shares of Workplace Technologies plc, for an aggregate purchase price of $175.0 million, including intangibles of $176.9 million. Workplace Technologies was subsequently acquired by the Company from NTL Delaware. The net assets and results of operations of Diamond, Cablelink and Workplace Technologies plc are included in the consolidated financial statements from March 1999, July 1999 and September 1999, their respective dates of acquisition.

            A significant component of the pro forma results is associated with the acquisition of ConsumerCo. The historical results of ConsumerCo reflect certain intercompany costs and expenses as they were prior to the separation of ConsumerCo, which was completed in the second quarter of 2000. These costs and expenses do not necessarily reflect the costs and expenses that would have been incurred had ConsumerCo reported as a separate entity for these periods. Therefore the historical results of ConsumerCo which are included in the pro forma results below are not reflective of results on a going forward basis.

            The pro forma unaudited consolidated results of operations for the years ended December 31, 2000 and 1999 assuming consummation of these transactions as of January 1, 1999 is as follows (in millions).

	Year Ended December 31,

	2000	1999

Total revenue	$2,953.4	$2,844.5
Net (loss) before extraordinary item	(2,973.5)	(2,326.0)
Net (loss)	(2,973.5)	(2,329.0)

            In November 2001, the Company sold a portion of the indirect access customers acquired from CWC in May 2000. The sales price was £10.2 million ($14.8 million) which does not include contingent payments for the collection of certain future service revenues and existing receivables. The Company recognized a loss on this sale of

$88.5 million, after deducting $102.0 million of unamortized intangibles. The value assigned to these assets upon acquisition was $135.9 million.

6.	Fixed Assets

            Fixed assets consist of:

	December 31,

	2001	2000

	(In millions)
Operating equipment	$11,703.1	$10,004.9
Other equipment	833.2	1,079.8
Construction-in-progress	1,274.4	1,509.7

	13,810.7	12,594.4
Accumulated depreciation	(2,970.4)	(1,677.6)

	$10,840.3	$10,916.8

7.	Intangible Assets

            Intangible assets consist of:

	December 31,

	2001	2000

	(In millions)
Goodwill, net of accumulated amortization of $58.4 (2001) and $837.7 (2000)	$640.9	$10,236.4
License acquisition costs, net of accumulated amortization of $125.2 (2001) and $215.8 (2000)	54.7	139.2
Customer lists, net of accumulated amortization of $78.1 (2001) and $70.4 (2000)	64.8	158.6
Other intangibles, net of accumulated amortization of $4.5 (2001) and $5.5 (2000)	6.9	31.9

	$767.3	$10,566.1

8.	Investments in Cable London plc

            NTL (Triangle) LLC (“NTL Triangle”), an indirect wholly-owned subsidiary of the Company, owned a 50% interest in Cable London plc (“Cable London”). Pursuant to an agreement with Telewest Communications plc (“Telewest”) relating to NTL Triangle’s and Telewest’s respective 50% ownership interests in Cable London, in November 1999 Telewest purchased all of NTL Triangle’s shares of Cable London for £428.0 million ($692.5 million) in cash. The Company recorded a gain of $493.1 million on the sale. The sale of the Cable London interest was an “Asset Sale” for purposes of the Company’s Indentures for certain of its notes. The Company used an amount equal to the proceeds from the sale to invest in “Replacement Assets” by November 2000.

9.	Long-Term Debt

            Long-term debt consists of:

			December 31,

			2001	2000

			(In millions)
NTL Communications:
12 3/4% Senior Deferred Coupon Notes	(a	)	$277.8	$277.8
11 1/2% Senior Deferred Coupon Notes	(b	)	1,050.0	1,040.5
10% Senior Notes	(c	)	400.0	400.0
9 1/2% Senior Sterling Notes, less unamortized discount	(d	)	181.4	186.5
10 3/4% Senior Deferred Coupon Sterling Notes	(e	)	382.3	353.6
9 3/4% Senior Deferred Coupon Notes	(f	)	1,153.8	1,048.5
9 3/4% Senior Deferred Coupon Sterling Notes	(g	)	385.9	360.8
11 1/2% Senior Notes	(h	)	625.0	625.0
12 3/8% Senior Deferred Coupon Notes	(i	)	364.9	323.6
7% Convertible Subordinated Notes	(j	)	489.8	599.3

			December 31,

			2001	2000

			(In millions)
9 1/4% Senior Euro Notes	(k	)	222.5	234.7
9 7/8% Senior Euro Notes	(l	)	311.5	328.6
11 1/2% Senior Deferred Coupon Euro Notes	(m	)	135.6	127.9
11 7/8% Senior Notes, less unamortized discount	(n	)	490.7	489.6
12 3/8% Senior Euro Notes, less unamortized premium	(o	)	267.8	—
6 3/4% Convertible Senior Notes	(p	)	1,150.0	—
NTL Communications Limited:
Credit Agreement	(w	)	3,759.1	375.3
Working Capital Agreement	(w	)	145.4	—
Senior Secured Financing	(w	)	290.9	—
Other			58.6	—
NTL Business:
Credit Agreement	(w	)	—	3,030.3
ConsumerCo:
Term Loan Facility and other			—	21.7
NTL Triangle:
11.2% Senior Discount Debentures	(q	)	517.3	517.3
Other			4.5	5.2
Diamond:
13 1/4% Senior Discount Notes	(r	)	285.1	285.1
11 3/4% Senior Discount Notes	(s	)	531.0	531.0
10 3/4% Senior Discount Notes	(t	)	415.1	373.9
10% Senior Sterling Notes	(u	)	196.3	201.9
9 1/8% Senior Notes	(v	)	110.0	110.0
Other			3.6	6.0

			14,205.9	11,854.1
Less current portion			14,205.9	10.7

			$—	$11,843.4

(a)	12 3/4% Notes due April 15, 2005, principal amount at maturity of $277.8 million, interest payable semiannually from October 15, 2000, redeemable at the Company’s option on or after April 15, 2000;

(b)	11 1/2% Notes due February 1, 2006, principal amount at maturity of $1,050.0 million, interest payable semiannually from August 1, 2001, redeemable at the Company’s option on or after February 1, 2001;

(c)	10% Notes due February 15, 2007, principal amount at maturity of $400.0 million, interest payable semiannually from August 15, 1997, redeemable at the Company’s option on or after February 15, 2002;

(d)	9 1/2% Sterling Notes due April 1, 2008, principal amount at maturity of £125.0 million ($181.8 million), interest payable semiannually from October 1, 1998, redeemable at the Company’s option on or after April 1, 2003;

(e)	10 3/4% Sterling Notes due April 1, 2008, principal amount at maturity of £300.0 million ($436.3 million), interest payable semiannually beginning on October 1, 2003, redeemable at the Company’s option on or after April 1, 2003;

(f)	9 3/4% Notes due April 1, 2008, principal amount at maturity of $1,300.0 million, interest payable semiannually beginning on October 1, 2003, redeemable at the Company’s option on or after April 1, 2003;

(g)	9 3/4% Sterling Notes due April 15, 2009, principal amount at maturity of £330.0 million ($479.9 million), interest payable semiannually beginning on October 15, 2004, redeemable at the Company’s option on or after April 15, 2004;

(h)	11 1/2% Notes due October 1, 2008, principal amount at maturity of $625.0 million, interest payable semiannually from April 1, 1999, redeemable at the Company’s option on or after October 1, 2003;

(i)	12 3/8% Notes due October 1, 2008, principal amount at maturity of $450.0 million, interest payable semiannually beginning on April 1, 2004, redeemable at the Company’s option on or after October 1, 2003;

(j)	7% Convertible Notes due December 15, 2008, principal amount at maturity of $489.8 million, interest payable semiannually from June 15, 1999, redeemable at the Company’s option on or after December 15, 2001, convertible into shares of NTL Incorporated common stock at a conversion price of $39.20 per share

(there are approximately 12.5 million shares of NTL Incorporated common stock reserved for issuance upon conversion);

(k)	9 1/4% Euro Notes due November 15, 2006, principal amount at maturity of €250.0 million, ($222.5 million), interest payable semiannually from May 15, 2000;

(l)	9 7/8% Euro Notes due November 15, 2009, principal amount at maturity of €350.0 million, ($311.5 million), interest payable semiannually from May 15, 2000, redeemable at the Company’s option on or after November 15, 2004;

(m)	11 1/2% Deferred Euro Notes due November 15, 2009, principal amount at maturity of €210.0 million ($186.9 million), interest payable semiannually beginning on May 15, 2005, redeemable at the Company’s option on or after November 15, 2004;

(n)	11 7/8% Notes due October 1, 2010, principal amount at maturity of $500.0 million, interest payable semiannually from April 1, 2001, redeemable at the Company’s option on or after October 1, 2005;

(o)	12 3/8% Senior Euro Notes due February 1, 2008, issued in January and February 2001, principal amount at maturity of €300.0 million ($267.0 million), interest payable semiannually from August 1, 2001;

(p)	6 3/4% Convertible Senior Notes due May 15, 2008, issued in May 2001, principal amount at maturity of $1,150.0 million, interest payable semiannually from November 15, 2001, redeemable at the Company’s option on or after May 20, 2004, convertible into shares of NTL Incorporated common stock at a conversion price of $32.728 per share (there were approximately 35.1 million shares of NTL Incorporated common stock reserved for issuance upon conversion);

(q)	11.2% Debentures due November 15, 2007, principal amount at maturity of $517.3 million, interest payable semiannually from May 15, 2001, redeemable at NTL Triangle’s option after November 15, 2000;

(r)	13 1/4% Notes due September 30, 2004, principal amount at maturity of $285.1 million, interest payable semiannually from March 31, 2000, redeemable at Diamond’s option on or after September 30, 1999;

(s)	11 3/4% Notes due December 15, 2005, principal amount at maturity of $531.0 million, interest payable semiannually from June 15, 2001, redeemable at Diamond’s option on or after December 15, 2000;

(t)	10 3/4% Notes due February 15, 2007, principal amount at maturity of $420.5 million, interest payable semiannually beginning on August 15, 2002, redeemable at Diamond’s option on or after December 15, 2002;

(u)	10% Sterling Notes due February 1, 2008, issued by Diamond Holdings plc, principal amount at maturity of £135.0 million ($196.3 million), interest payable semiannually from August 1, 1998, redeemable at Diamond’s option on or after February 1, 2003; and

(v)	9 1/8% Notes due February 1, 2008, issued by Diamond Holdings plc, principal amount of $110.0 million, interest payable semiannually from August 1, 1998, redeemable at Diamond’s option on or after February 1, 2003.

            See Note 1 for discussion of the uncertainties about compliance with the terms and conditions of the Company’s debt that would give the holders of the debt the right to accelerate repayment, which has caused primarily all of the Company’s long-term debt to be classified as current.

            The indentures governing the notes contain restrictions relating to, among other things: (i) incurrence of additional indebtedness and issuance of preferred stock, (ii) dividend and other payment restrictions and (iii) mergers, consolidations and sales of assets.

            The Company, NTL Incorporated and NTL Delaware did not make interest payments and payments of related fees when due on April 1 and April 15, 2002. If the applicable issuer does not pay interest on these notes after a 30 day grace period expires (on April 30, 2002 in the case of the missed interest payments due April 1, 2002), there is an event of default under the indenture in respect of the notes on which the interest is due and unpaid. An event of default entitles the trustee under the indenture or the holders of 25% of the outstanding notes to declare the principal amount of those notes to be immediately due and payable. Even if the maturity of those notes is not accelerated after April 30, 2002, such an event of default would also result in an event of default for payment defaults in respect of other debt (commonly called cross defaults) under all of our other notes, except for those issued by NTL Triangle, Diamond Cable Communications or Diamond Holdings. As a result, upon the expiration of the grace period, on April 30, 2002, events of default for failure to pay interest would occur under the relevant indentures at NTL Communications and, contemporaneously, cross defaults would occur under the Company’s other indentures at NTL Communications, NTL Delaware, NTL Incorporated and under our bank credit facility in the United Kingdom. This would give holders of the outstanding series of debt at these entities the right to accelerate repayment of those debts by declaring the principal amount of the debts to be immediately due and payable unless we obtain waivers or forbearance agreements from sufficient percentages of our creditors.

            During 2001, 2000 and 1999, the Company recognized $284.7 million, $473.1 million and $451.4 million, respectively, of original issue discount as interest expense.

            In addition to the notes described above, a subsidiary of the Company has the following bank credit agreements outstanding:

(w)	In May 2000, NTL Business Limited (“NTL Business”), a wholly-owned subsidiary of the Company and NTL Communications Limited (“NTLCL”), a wholly-owned indirect subsidiary of the Company, entered into a £2,500.0 million ($3,635.8 million) credit agreement in connection with the ConsumerCo acquisition. On February 21, 2001, as required by the NTL Business and NTLCL credit agreement, the Company completed a transaction whereby it acquired the entire issued share capital of NTL (CWC Holdings) Limited (the entity that owns ConsumerCo) from NTL Incorporated and the entire issued share capital of NTL Business from NTL Delaware in exchange for shares of NTL Incorporated common stock. As a result of this transaction, ConsumerCo and NTL Business became subsidiaries of the Company, and NTL Business’ rights and obligations under the £2,500.0 million credit agreement were assigned to a subsidiary of NTLCL. In October 2001, NTLCL completed £169.6 million ($246.6 million) of vendor financing as an addition to NTLCL’s £2,500.0 million credit agreement with the same terms and conditions. The Company borrowed £84.8 million ($123.3 million) of the vendor financing in October 2001. The commitment for the remaining £84.8 million has expired. Interest is payable at least every six months at LIBOR plus a margin rate of 2.00% per annum, which is subject to adjustment based on the ratio of EBITDA to finance charges of the UK Group.

For purposes of this credit agreement, Diamond Cable Communications Limited and subsidiaries, NTL (Triangle) LLC and subsidiaries and certain other entities are excluded from the U.K. Group. The unused portion of the commitment is subject to a commitment fee of 0.75% payable quarterly, which is reduced to 0.50% when over 50% of the commitment is utilized. Principal is due in six quarterly installments beginning on June 30, 2004. The credit agreement contains various financial and other covenants with respect to the U.K. Group, and restrictions on dividends and distributions by the U.K. Group. As of December 31, 2001, there was £2,584.8 million ($3,759.1 million) outstanding under this credit agreement. The effective interest rate was 6.73% and 8.283% as of December 31, 2001 and 2000, respectively.

In October 2001, NTLCL completed £200.0 million ($290.9 million) of GE Capital senior secured financing. Interest on the GE Capital senior secured financing is payable at least every six months at LIBOR plus a margin rate of 3.50% per annum. The senior secured financing is repayable in eight quarterly installments beginning on June 30, 2006. The effective interest rate at December 31, 2001 was 8.06%.

NTLCL has a £1,300.0 million ($1,890.6 million) credit agreement with a group of banks, which is available to finance working capital requirements of the U.K. Group (as defined above). Pursuant to the credit agreement, in connection with the issuance of new debt beginning in October 2000, the commitment has been reduced by £882.5 million ($1,283.4 million). Interest is payable at least every six months at LIBOR plus a margin rate of 5.50% per annum. The margin rate shall increase by 0.50% on the three month anniversary of the initial advance and by an additional 0.50% on each subsequent three month anniversary, up to a maximum total interest rate of 16.00% per annum. The unused portion of the commitment is subject to a commitment fee of 0.75% payable quarterly. Principal is due in full on March 31, 2001. The credit agreement contains various financial and other covenants with respect to the U.K. Group, and restrictions on dividends and distributions by the U.K. Group. As of December 31, 2001, £100.0 million ($145.4 million) was outstanding under this credit agreement with an effective interest rate of 9.57%. In January and February 2002, the Company borrowed the remaining amounts available under this agreement.

            In February 2001, $109.5 million principal amount of 7% Convertible Subordinated Notes due December 15, 2008 were converted into 2.8 million shares of NTL Incorporated common stock at the applicable conversion price of $39.20 per share. The Company issued as a premium on the conversion an additional 0.5 million shares which were valued at NTL Incorporated closing common stock price on the dates of conversion. The premium, which amounted to $17.6 million, is included in interest expense. Additionally accrued and unpaid interest of $1.2 million at the time of the conversion was waived by the holders of the convertible notes.

            In connection with the Cablelink acquisition, the Company issued $704.6 million principal amount Senior Increasing Rate Notes due 2000. In November 1999, the Company received net proceeds of $720.7 from the issuance of the 9 1/4% Euro Notes, the 9 7/8% Euro Notes and the 11 1/2% Deferred Euro Notes, of which $716.5 million was used to repay the Senior Increasing Rate Notes plus accrued interest. The Company recorded an extraordinary loss from the early extinguishment of the notes of $3.0 million in 1999.

            The NTLCL bank credit facilities, as well as the NTL Triangle and Diamond notes, restrict the payment of cash dividends and loans to the Company. At December 31, 2001, restricted net assets were $3,640.1 million.

            Long-term debt repayments are due as follows (in millions). The table reflects the Company’s contractual obligations, but the entire obligation has been classified as current.

Year ending December 31:
2002	$2.9
2003	2.4
2004	418.3
2005	4,439.2
2006	1,449.1
Thereafter	8,339.0

Total debt repayments	$14,650.9
Less: current portion	(14,650.9)

$—

10.	Derivative Financial Instruments

            Effective January 1, 2001, the Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS Nos. 137 and 138. The new accounting standard requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in the results of operations or in other comprehensive income (loss), depending on whether a derivative is designated as a fair value or cash flow hedge. The ineffective portion of all hedges is recognized in the results of operations. Beginning in October 1, 2001, the Company has recorded the change in the fair value of derivatives related to changes in time value each period in other comprehensive income for certain qualifying cash flow hedges.

            On January 1, 2001, the Company recorded all of its outstanding derivative instruments at their fair value. The outstanding derivative instruments were comprised of cross currency swaps to hedge exposure to movements in the British pound/ U.S. dollar exchange rate, and a number of zero cost collars to hedge exposure to floating interest rates on certain of its debt. The aggregate fair value on January 1, 2001 was a liability of $2.2 million, which was recorded as other comprehensive loss. In 2001, the Company entered into cross currency swaps to hedge exposure to movements in the Euro/ British pound exchange rate. In the year ended December 31, 2001, the Company recorded other comprehensive loss of $1.4 million as a result of changes in the fair values. The aggregate fair value at December 31, 2001 was a net liability of $3.6 million.

            In September 2001, the Company entered into a British pound forward foreign exchange agreement, consisting of twenty-six accumulating forward contracts, to reduce its exposure to movement in the British pound/U.S. dollar exchange rate in accordance with its market risk strategies. As of December 31, 2001, the fair value of this instrument was a liability of $0.3 million.

11.	Non-Cash Compensation

            In July 2001, the Compensation and Option Committee of the Board of Directors (the “Compensation Committee”) approved modifications to certain stock options. The latest possible expiration date of options to purchase an aggregate of approximately 4.7 million shares of NTL Incorporated’s common stock with exercise prices from $.17 to $14.76 per share was extended from July 30, 2001 to October 2004, as applicable, to January 30, 2006. The Company recognized non-cash compensation expense of $30.6 million based on the excess of the quoted market price of NTL Incorporated’s common stock on the date of the modification of $12.05 per share over the exercise price per share.

            In September 2000, the Board of Directors approved modifications to certain stock options granted to employees in November 1999 through May 2000. Options to purchase an aggregate of approximately 16.5 million shares of NTL Incorporated’s common stock with a weighted average exercise price of $64.39 per share were modified such that the exercise price was reduced to $44.50 per share and the vesting schedule was delayed and/or lengthened. The Company is accounting for these options as a variable plan beginning in September 2000. The Company will recognize non-cash compensation expense for the excess of the quoted market price of NTL Incorporated’s common stock over the exercise price of the vested options while the options remain outstanding. In September 2000, the Company recognized non-cash compensation expense of $2.2 million related to this plan.

            The Compensation Committee has taken the actions described above to continue to provide the appropriate performance incentives to those affected.

12.	Other Charges Including Restructuring Charges

            Other charges of $297.9 million in 2001 include restructuring charges of $202.8 million and costs of $95.1 million incurred primarily to integrate the acquired companies, mostly related to information technology integration, as well as costs incurred for business rationalization consulting. Other charges of $92.7 million in 2000 include restructuring charges of $65.9 million and costs of $26.8 million incurred primarily to integrate the acquired companies, mostly related to information technology integration, as well as costs incurred for business rationalization consulting. Other charges of $16.2 million in 1999 were incurred for the cancellation of certain contracts.

            Restructuring charges of $202.8 million and $65.9 million for the years ended December 31, 2001 and 2000, respectively, relate to the Company’s announcements in the fourth quarter of 2001 and in November 2000 that it was taking additional actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas of the Company. An aggregate of $57.9 million of the 2001 reorganization costs are for the write-off of equipment and other assets that are not in use and will not require any future cash outlays. The employee severance and related costs in 2000 were for approximately 2,300 employees to be terminated, approximately 550 of whom are still employed by the Company as of December 31, 2001. These costs in 2001 are for approximately 5,200 employees to be terminated, of which approximately 2,900 employees are still employed by the Company as of December 31, 2001.

            The following table summarizes the restructuring charges incurred and utilized in 2000 and 2001:

	Employee
	Severance	Lease
	And Related	Exit	Agreement	Fixed
	Costs	Costs	Modifications	Assets	Total

			(In millions)
Charged to expense	$47.9	$18.0	$—	$—	$65.9
Utilized	—	—	—	—	—

Balance, December 31, 2000	47.9	18.0	—	—	65.9

	Employee
	Severance	Lease
	And Related	Exit	Agreement	Fixed
	Costs	Costs	Modifications	Assets	Total

			(In millions)
2000 provision utilized	(41.3)	(9.6)	—	—	(50.9)
2000 provision released	(6.6)	(7.3)	—	—	(13.9)
Charged to expense	98.7	32.4	27.7	57.9	216.7
2001 provision utilized	(26.2)	—	—	(57.9)	(84.1)

Balance, December 31, 2001	$72.5	$33.5	$27.7	$—	$133.7

13.	Income Taxes

            The expense (benefit) for income taxes consists of the following:

	Year Ended December 31,

	2001	2000	1999

	(In millions)
Current:
Federal	$1.2	$—	$1.0
Foreign	0.5	0.9	—

Total current	1.7	0.9	1.0

Deferred:
Foreign	$116.4	$(80.8)	$(30.9)

Total deferred	116.4	(80.8)	(30.9)

	$118.1	$(79.9)	$(29.9)

            The Company’s tax expense relates primarily to an increase in the deferred tax liability attributable to separate company profits of a foreign subsidiary offset to some extent by a decrease in net deferred tax liabilities attributable to operating losses of other foreign subsidiaries. The increase in deferred tax liabilities includes an adjustment related to 1997 through 2000 of approximately $116.1 million that is primarily attributable to additional tax depreciation being claimed during 2001 on original and amended income tax returns.

            Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred tax liabilities and assets are as follows:

	December 31,

	2001	2000

	(In millions)
Deferred tax liabilities:
Intangibles	$34.5	$58.0
Depreciation and amortization	354.2	591.9

Total deferred tax liabilities	388.7	649.9
Deferred tax assets:
Net operating losses	1,932.9	1,491.9
Net deferred interest expense	239.9	198.6
Depreciation and amortization	401.5	378.0
Inventory	15.9	18.5
Purchase accounting liabilities	16.5	158.5
Other	51.9	32.4

Total deferred tax assets	2,658.6	2,277.9
Valuation allowance for deferred tax assets	(2,383.7)	(1,623.1)

Net deferred tax assets	274.9	654.8

Net deferred tax (assets) liabilities	$113.8	$(4.9)

            At December 31, 2001, the Company had a valuation allowance against its deferred tax assets to the extent it was not more likely than not that such assets would be realized in the future. At December 31, 2001, the valuation allowance includes approximately $475.0 million, which, if realized, would be accounted for as a reduction to goodwill or an increase in additional paid-in capital.

            At December 31, 2001, the Company had net operating loss carryforwards of approximately $1,000.0 million for U.S. federal income tax purposes that expire in varying amounts commencing in 2009. This excludes net operating loss carryforwards of companies that are resident in both the U.S. and the United Kingdom. The Company also has United Kingdom net operating loss carryforwards of approximately $5,215.0 million that have no expiration date. Pursuant to United Kingdom law, these losses are only available to offset income of the separate entity that generated the loss. A portion of the United Kingdom net operating loss carryforward relates to dual resident companies, of which the U.S. net operating loss carryforward amount is approximately $1,100.0 million.

            As discussed in Note 1, the Company needs to restructure its outstanding debt during 2002. A restructuring of the Company’s debt can be expected to give rise to cancellation of indebtedness (“COD”), which if it occurs in the course of a proceeding pursuant to Chapter 11 of the U.S. Bankruptcy Code, would be non-taxable. If the COD is non-taxable, the Company will be required to reduce its U.S. net operating loss carryforwards and other attributes such as tax basis in assets by an amount equal to the non-recognized COD. Therefore, it is likely that as a result of the successful completion of the proposed plan of recapitalization, the Company will have no U.S. net operating loss carryforwards.

            In 2000, the Internal Revenue Service completed its federal income tax audit of the Company for the years 1993, 1994 and 1995. The audit resulted in a reduction in U.S. net operating loss carryforwards that had no material impact on the Company. The Company is currently undergoing a U.S. federal income tax audit for the years 1996, 1997 and 1998. The Company does not expect that the audit adjustments will have a material adverse effect on its financial position, results of operations or cash flows.

            The reconciliation of income taxes computed at U.S. federal statutory rates to income tax expense is as follows:

	Year Ended December 31,

	2001	2000	1999

	(In millions)
(Benefit) at federal statutory rate (35%)	$(4,101.6)	$(863.8)	$(261.0)
Add:
Non-deductible asset impairments	2,856.6	—	—
Foreign losses with no benefit	809.7	568.6	106.9
U.S. losses with no benefit	436.6	215.3	124.2
Prior year accelerated depreciation	116.3	—	—
State and local income tax, net of federal benefit	0.5	—	—

	$118.1	$(79.9)	$(29.9)

14.	Fair Values of Financial Instruments

            The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

            Cash and cash equivalents: The carrying amounts reported in the consolidated balance sheets approximate fair value.

            Long-term debt: The carrying amounts of the bank credit facilities and the senior secured financing approximate their fair values. The fair values of the Company’s other debt in the following table are based on the quoted market prices.

            The carrying amounts and fair values of the Company’s financial instruments are as follows:

	December 31, 2001		December 31, 2000

	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

	(In millions)
Cash and cash equivalents	$251.1	$251.1	$423.5	$423.5
Long-term debt:
12 3/4% Notes	277.8	91.7	277.8	255.6
11 1/2% Notes	1,050.0	336.0	1,040.5	913.5
10% Notes	400.0	120.0	400.0	348.0
9 1/2% Sterling Senior Notes	181.4	60.1	186.5	154.2
10 3/4% Sterling Notes	382.3	124.3	353.6	242.3
9 3/4% Notes	1,153.8	338.0	1,048.5	715.0
9 3/4% Sterling Notes	385.9	124.8	360.8	214.7
11 1/2% Notes	625.0	200.0	625.0	556.3
12 3/8% Notes	364.9	108.0	323.6	252.0
7% Convertible Notes	489.8	53.9	599.3	470.5
9 1/4% Euro Notes	222.5	74.6	234.7	207.7
9 7/8% Euro Notes	311.5	104.4	328.6	269.4
11 1/2% Euro Deferred Notes	135.6	44.9	127.9	99.6
11 7/8% Senior Notes	490.7	160.0	489.6	445.0
12 3/8% Senior Euro Notes	267.8	90.8	—	—
6 3/4% Convertible Senior Notes	1,150.0	353.6	—	—
Credit Agreement	3,759.1	3,759.1	3,405.6	3,405.6
Working Capital Agreement	145.4	145.4	—	—
Senior Secured Financing	290.9	290.9	—	—
11.2% Debentures	517.3	367.3	517.3	439.7
13 1/4% Notes	285.1	77.0	285.1	270.8
11 3/4% Notes	531.0	132.8	531.0	467.3
10 3/4% Notes	415.1	100.9	373.9	281.7
10% Sterling Notes	196.3	143.4	201.9	161.5
9 1/8% Notes	110.0	71.5	110.0	89.7

15.	Related Party Transactions

            In 1999, the Company provided management, financial, legal and technical services to Cellular Communications International, Inc. (“CCII”) and Cellular Communications of Puerto Rico, Inc. (“CCPR”). Certain officers and directors of the Company were officers and directors of CCII and CCPR.

            In the fourth quarter of 1999, CoreComm Limited (“CoreComm”) (which was formed in 1998 and has certain common officers and directors with the Company) began charging the Company a percentage of its office rent and supplies expense in respect of certain facilities which were shared with the Company. In 1999, the Company charged CCPR, CCII and CoreComm $0.1 million, $0.4 million and $1.3 million, respectively, for direct costs where identifiable and a fixed percentage of its corporate overhead, net of CoreComm’s charges to the Company. Charges to CCPR and to CCII ceased in 1999 due to each of them being acquired and the resulting termination of services. In 2001 and 2000, the Company charged CoreComm $0.3 million and $0.9 million, respectively, for direct costs where identifiable and a fixed percentage of its corporate overhead, net of CoreComm’s charges to the Company. These charges reduced corporate expenses in 2001, 2000 and 1999. It is not practicable to determine the amounts of these expenses that would have been incurred had the Company operated as an unaffiliated entity. In the opinion of management of the Company, the allocation methods are reasonable.

            The Company obtains billing and software development services from CoreComm. CoreComm billed the Company $3.4 million, $5.9 million and $4.6 million in 2001, 2000 and 1999, respectively, for these services.

            In March 2000, the Company and CoreComm announced that they had entered into an agreement to link their networks in order to create an international Internet backbone that commenced operations in February 2001. The Company incurred costs of $0.3 million for network usage in the year ended December 31, 2001.

            On April 12, 2001, NTL Incorporated purchased $15.0 million of an unsecured convertible note from CoreComm Limited and received warrants to purchase 770,000 shares of CoreComm common stock at an exercise price of $.01 per share that expire in April 2011. In addition, concurrently with the note purchase and without additional compensation, NTL Incorporated entered into a network and software agreement with CoreComm. Under the agreement, CoreComm will provide U.S. network access for Internet traffic from NTL Incorporated’s U.K. customers for three years, as well as a royalty free license to use certain billing and provisioning software and know-how. Interest on the notes is at 10.75% per annum, payable semiannually beginning on October 15, 2001. The interest is payable in kind by the issuance of additional notes in such principal amount equal to the interest payment that is then due. The notes are convertible into CoreComm common stock prior to maturity at a conversion price of $1.00 per share, subject to adjustment. Additional notes issued for interest will have an initial conversion price equal to 120% of the weighted average closing price of CoreComm common stock for a specified period. The Company and CoreComm have agreed to certain modifications to the conversion feature in connection with CoreComm’s recapitalization in December 2001.

            In 2001, the Company and CoreComm entered into a license agreement whereby the Company was granted an exclusive, irrevocable, perpetual license to certain billing software developed by CoreComm for telephony rating, digital television events rating, fraud management and other tasks. The sales price was cash of $9.8 million for the development costs expended by CoreComm plus a fixed amount of $3.0 million representing the one-time perpetual license fee. The billing software was being used by the Company at the time of this agreement, and was being maintained and modified by CoreComm under an ongoing software maintenance and development outsourcing arrangement between the companies.

            On September 28, 2001, the Company loaned NTL Incorporated $150.0 million in cash and received 15.0% Promissory Notes due September 30, 2004. Interest is payable monthly in cash at a rate of 15.0% per annum beginning on October 31, 2001.

            At December 31, 2001 and 2000, the Company had a receivable from CoreComm of $1.1 million and a payable to CoreComm of $17.1 million, respectively. The 2000 payable balance primarily related to services and other charges billed in advance in October and November 2000 of $15.8 million.

16.	Shareholder’s Equity

Sales of Preferred Stock and Warrants

            In January 1999, the Company received $500.0 million in cash from Microsoft Corp. (“Microsoft”) in exchange for 500,000 shares of the Company’s 5.25% Convertible Preferred Stock and warrants to purchase 1.9 million shares of the Company’s common stock at an exercise price of $53.76 per share (as adjusted for stock splits in 1999 and 2000).

Series Preferred Stock

            In February 1997, the Company issued 100,000 shares of its 13% Senior Redeemable Exchangeable Preferred Stock.

            In September 1998, the Company issued 125,000 shares of 9.9% Non-voting Mandatorily Redeemable Preferred Stock, Series A (the “Series A Preferred Stock”) in connection with an acquisition. Each share of Series A Preferred Stock had a stated value of $1,000. Cumulative dividends accrued at 9.9% of the stated value per share. Dividends were payable when and if declared by the Board of Directors.

            In December 1998, the Company issued 52,000 shares of 9.9% Non-voting Mandatorily Redeemable Preferred Stock, Series B (the “Series B Preferred Stock”) in connection with an acquisition. Each share of Series B Preferred Stock had a stated value of $1,000. Cumulative dividends accrued at 9.9% of the stated value per share. Dividends were payable when and if declared by the Board of Directors.

            The changes in the number of shares of Series Preferred Stock were as follows:

		9.9%	9.9%
	13%	Series A	Series B	5.25%

Balance, December 31, 1997	110,000	—	—	—
Issued for acquisitions	—	125,000	52,000	—
Issued for dividends	15,000	—	—	—

Balance, December 31, 1998	125,000	125,000	52,000	—
Issued for cash	—	—	—	500,000
Issued for dividends	3,000	—	—	4,000
Corporate restructuring	(128,000)	(125,000)	(52,000)	(504,000)

Balance, December 31, 2001, 2000 and 1999	—	—	—	—

17.	Stock Options

            The Company’s employees participate in the following NTL Incorporated stock option plans.

            There are 3,848,000 shares and 10,396,000 shares of common stock reserved for issuance under the 1991 Stock Option Plan and the 1993 Stock Option Plan, respectively. These plans provide that incentive stock options (“ISOs”) be granted at the fair market value of NTL Incorporated’s common stock on the date of grant, and nonqualified stock options (“NQSOs”) be granted at not less than 85% of the fair market value of NTL Incorporated’s common stock on the date of grant. Options are exercisable as to 20% of the shares subject thereto on the date of grant and become exercisable as to an additional 20% of the shares subject thereto on each January 1 thereafter, while the optionee remains an employee of the Company. Options will expire ten years after the date of the grant. No additional options will be granted under these plans.

            There are 156,000 shares and 500,000 shares of common stock reserved for issuance under 1991 and 1993 Non-Employee Director Stock Option Plans, respectively. Under the terms of these plans, options will be granted to members of the Board of Directors who are not employees of the Company or any of its affiliates. These plans provide that all options be granted at the fair market value of NTL Incorporated’s common stock on the date of grant, and options will expire ten years after the date of the grant. Options are exercisable as to 20% of the shares subject thereto on the date of grant and become exercisable as to an additional 20% of the shares subject thereto on each subsequent anniversary of the grant date while the optionee remains a director of the Company. Options will expire ten years after the date of the grant. No additional options will be granted under these plans.

            There are 83,438,000 shares of common stock reserved for issuance under the 1998 Non-Qualified Stock Option Plan, and there are 19,684,000 shares available for issuance at December 31, 2000. The exercise price of a NQSO shall be determined by the Compensation and Option Committee. Options are generally exercisable ratably over five to ten years while the optionee remains an employee of the Company. Options will expire ten years after the date of the grant.

            There were 13.7 million, 34.8 million and 6.4 million options granted under these plans for the years ended December 31, 2001, 2000 and 1999, respectively.

            Pro forma information regarding net loss and net loss per share is required by SFAS No. 123, and has been determined as if the Company had accounted for NTL Inc.’s employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 2001, 2000 and 1999: risk-free interest rates of 4.47%, 5.30% and 6.81%, respectively, dividend yield of 0%, volatility factor of the expected market price of NTL Incorporated common stock of .702,      .385 and .336, respectively, and a weighted-average expected life of the option of 10 years.

            The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because NTL Incorporated stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

            For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The effects of applying SFAS No. 123 on pro forma disclosures of net loss for the years ended December 31, 2001, 2000 and 1999 are not likely to be representative of the pro forma effects on net loss in future years. Following is the Company’s pro forma information as if the Company and not NTL Incorporated had issued the stock options:

	Year Ended December 31,

	2001	2000	1999

	(In millions)
Pro forma net (loss)	$(12,096.9)	$(2,636.7)	$(799.8)

18.	Employee Benefit Plans

            Certain subsidiaries of the Company operate defined benefit pension plans in the United Kingdom. The assets of the Plans are held separately from those of the Company and are invested in specialized portfolios under the management of an investment group. The pension cost is calculated using the attained age method. The Company’s policy is to fund amounts to the defined benefit plans necessary to comply with the funding requirements as prescribed by the laws and regulations in the United Kingdom.

            At December 31, 2001, the projected benefit obligation of NTL Business’ defined benefit pension plan exceeded the fair value of its plan assets by $3.0 million.

	Year Ended December 31,

	2001	2000

	(In millions)
Change in benefit obligation
Benefit obligation at beginning of year	$201.8	$197.1
Service cost	9.9	10.7
Interest cost	11.3	11.3
Actuarial (gains) losses	(7.0)	0.2
Benefits paid	(6.3)	(5.7)
Foreign currency exchange rate changes	(9.4)	(11.8)

Benefit obligation at end of year	$200.3	$201.8

Change in plan assets
Fair value of plan assets at beginning of year	$269.1	$278.4
Actual return on plan assets	(31.0)	2.0
Company contributions	8.0	8.6
Plan participants’ contributions	3.0	3.4
Benefits paid	(6.3)	(5.7)
Foreign currency exchange rate changes	(13.6)	(17.6)

Fair value of plan assets at end of year	$229.2	$269.1

Funded status of the plan	$28.9	$67.3
Unrecognized net actuarial gains	(12.4)	(62.0)
Unrecognized transition obligation	5.0	6.8

Prepaid benefit cost	$21.5	$12.1

	Year Ended December 31,

	2001	2000

Actuarial assumptions:
Weighted average discount rate	6.00%	6.00%
Weighted average rate of compensation increase	3.50% - 4.00%	3.50% - 4.25%
Expected long-term rate of return on plan assets	7.00% - 7.50%	7.50% - 7.75%

            The components of net pension costs are as follows:

	Year Ended December 31,

	2001	2000	1999

	(In millions)
Service cost	$9.9	$10.7	$12.0
Interest cost	11.3	11.3	12.0
Actual return on plan assets	31.0	(2.0)	(43.1)
Net amortization and deferral	(51.9)	(20.6)	26.8

	$0.3	$(0.6)	$7.7

19.	Leases

            A summary of assets held under capital lease are as follows (in millions):

	December 31,

	2001	2000

Land, buildings and equipment	$100.2	$95.8
Less: accumulated depreciation	(28.5)	(22.2)

	$71.7	$73.6

            Future minimum annual payments at December 31, 2001 are as follows (in millions). The table reflects the Company’s contractual obligations, but the entire obligation has been classified as current.

	Capital	Operating
	Leases	Leases

Year ending December 31:
2002	$9.3	$50.7
2003	8.2	48.1
2004	7.3	47.1
2005	6.5	45.1
2006	6.2	44.3
Thereafter	155.2	390.8

Total minimum lease payments	$192.7	$626.1

Less: amount representing interest	(129.8)

Present value of net minimum obligations	62.9
Less: current portion	(62.9)

	$—

            Leases for buildings, office space and equipment extend through 2031. Total rental expense for the years ended December 31, 2001, 2000 and 1999 under operating leases was $74.5 million, $46.2 million and $27.5 million, respectively.

20.	Commitments and Contingent Liabilities

            At December 31, 2001, the Company was committed to pay approximately $1,367.0 million for equipment and services, which includes approximately $1,061.0 million for certain operations and maintenance contracts through 2006.

            The Company had certain exclusive local delivery operator licenses for Northern Ireland and other franchise areas in the United Kingdom. Pursuant to these licenses, various subsidiaries of the Company were required to make monthly cash payments to the Independent Television Commission (“ITC”) during the 15-year license terms. Upon a request by the Company in 1999, the ITC converted all of the Company’s fee bearing exclusive licenses to non-exclusive licenses by the end of 1999. In 1999, the Company paid $30.1 million in connection with these licenses. Since the Company’s liability for the license payments ceased upon the conversion, in 1999 the Company reversed an accrual for franchise fees of $13.6 million.

            The Company is involved in certain disputes and litigation arising in the ordinary course of its business. None of these matters are expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

21.	Industry Segments

            The Company has four reportable segments: Broadcast Services, Consumer Services, Business Services and Shared Services. The Broadcast Services segment operates in the United Kingdom and includes digital and analog television and radio broadcasting, rental of antenna space on the Company’s owned and leased towers and sites and associated services, and satellite and media services. Consumer Services include telephony, cable television, Internet access and interactive services in regional franchise areas in the United Kingdom and Ireland. The Business Services segment operates primarily in the United Kingdom and includes telephony, national and international wholesale carrier telecommunications, and radio communications services to the emergency services community. Shared Services principally include network and information technology management, finance, human resources and facilities management. Shared Services also includes assets and related depreciation and amortization that are not allocated to another segment.

            The accounting policies of the segments are the same as those described in the Significant Accounting Policies note. The Company’s management evaluates segment performance based on various financial and non-financial measurements. The Company’s primary measure of profit or loss is Operating EBITDA. The results of operations data utilized in financial measurements are revenues and Operating EBITDA, which is earnings before interest, taxes, depreciation and amortization, franchise fees, non-cash compensation, other charges, corporate expenses, asset impairments, share of (losses) from equity investments, other (losses) gains, foreign currency transactions gains (losses) and extraordinary items. Certain selling, general and administrative expenses are allocated to segments based on revenues. Management does not allocate costs of shared services departments and jointly used assets for purposes of measuring segment performance. The reportable segments are strategic business units that are managed separately and offer different services.

            The Company’s primary measure of profit or loss for each reportable segment is Operating EBITDA as defined above. The Company considers Operating EBITDA an important indicator of the operational strength and performance of its reportable segments, including the ability to provide cash flows to service debt and fund capital expenditures. Operating EBITDA excludes the impact of costs and expenses that do not directly effect cash flows such as depreciation, amortization, asset impairments, non-cash compensation and share of (losses) from equity investments. The Company also excludes costs and expenses that are not directly related to the performance of a single reportable segment from Operating EBITDA rather than allocate these costs and expenses to multiple reportable segments. Other charges, corporate expenses, franchise fees and foreign currency transactions are not directly related to a single segment. Operating EBITDA should be considered in addition to, not as a substitute for, operating (loss), net (loss) and other measures of financial performance reported in accordance with generally accepted accounting principles.

	Broadcast	Consumer	Business	Shared	Total

	(In millions)
Year ended December 31, 2001
Revenues	$283.6	$2,069.2	$836.8	$—	$3,189.6
Depreciation and amortization	76.0	1,840.5	587.9	35.9	2,540.3
Operating EBITDA(1)	143.9	738.7	335.2	(565.7)	652.1
Expenditures for long-lived assets	75.3	823.9	171.9	577.3	1,648.4
Total assets(2)	792.5	8,008.0	3,287.0	938.6	13,026.1
Year ended December 31, 2000
Revenues	$263.8	$1,518.2	$702.2	$—	$2,484.2
Depreciation and amortization	53.2	1,443.6	184.2	19.7	1,700.7
Operating EBITDA(1)	130.3	410.8	232.4	(481.6)	291.9
Expenditures for long-lived assets	70.0	1,088.5	724.6	276.1	2,159.2
Total assets(3)	804.8	17,910.7	3,746.0	685.0	23,146.5
Year ended December 31, 1999
Revenues	$257.3	$827.3	$452.5	$—	$1,537.1
Depreciation and amortization	52.7	580.0	104.1	28.9	765.7
Operating EBITDA(1)	140.4	245.0	106.6	(279.3)	212.7
Expenditures for long-lived assets	69.6	590.5	356.7	124.5	1,141.3
Total assets(4)	698.4	6,646.5	1,319.1	1,069.0	9,733.0

(1)	Represents earnings before interest, taxes, depreciation and amortization, franchise fees, non-cash compensation, other charges, corporate expenses, asset impairments, share of (losses) from equity investments, other (losses) gains, foreign currency transaction gains (losses) and extraordinary items.

(2)	At December 31, 2001, shared assets included $189.8 million of cash and cash equivalents and $748.8 million in other assets.

(3)	At December 31, 2000, shared assets included $355.0 million of cash and cash equivalents and $330.0 million of other assets.

(4)	At December 31, 1999, shared assets included $828.6 million of cash, cash equivalents and marketable securities and $240.4 million in other assets.

            The reconciliation of segment combined Operating EBITDA to loss before income taxes and extraordinary item is as follows:

	Year Ended December 31,

	2001	2000	1999

	(In millions)
Segment Combined Operating EBITDA	$652.1	$291.9	$212.7
(Add) Deduct:
Franchise fees	—	—	16.5
Non-cash compensation	30.6	—	—
Other charges	297.9	92.7	16.2
Corporate expenses	24.3	23.7	25.3
Asset impairments	8,160.6	—	—
Depreciation	1,361.4	874.4	475.5
Amortization	1,178.9	826.3	290.2
Interest income and other, net	(34.7)	(25.8)	(48.2)
Interest expense	1,240.8	886.3	678.1
Shares of losses from equity investments	23.3	24.2	18.4
Other losses (gains)	88.5	—	(493.1)
Foreign currency transaction (gains) losses	(0.6)	58.1	(22.8)

	12,371.0	2,759.9	956.1

Loss before income taxes and extraordinary item	$(11,718.9)	$(2,468.0)	$(743.4)

22.	Geographic Information

	United	United
	States	Kingdom	Ireland	Total

	(In millions)
2001
Revenues	$—	$3,127.3	$62.3	$3,189.6
Long-lived assets	151.3	11,703.3	162.6	12,017.2
2000
Revenues	$—	$2,423.0	$61.2	$2,484.2
Long-lived assets	1.6	21,660.1	155.4	21,815.5
1999
Revenues	$—	$1,505.9	$31.2	$1,537.1
Long-lived assets	1.6	8,143.6	148.0	8,293.2

NTL INCORPORATED
(FORMERLY NTL COMMUNICATIONS CORP.)

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT

CONDENSED BALANCE SHEETS

	December 31,

	2001	2000

	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$78.5	$168.2
Other	12.9	10.5

Total current assets	91.4	178.7
Office improvements and equipment, net of accumulated depreciation of $1.7 (2001) and $1.2 (2000)	1.2	1.6
Investments in and loans to affiliates, net	4,461.3	15,188.5
Deferred financing costs, net of accumulated amortization of $75.9 (2001) and $51.4 (2000)	154.1	136.6
Note receivable from NTL Incorporated	150.0	—

Total assets	$4,858.0	$15,505.4

LIABILITIES AND SHAREHOLDER’S (DEFICIENCY) EQUITY
Current liabilities	$8,037	$96.8
Long-term debt	—	6,396.4
Shareholder’s (deficiency) equity:
Common stock	—	—
Additional paid-in capital	13,917.7	13,746.7
Accumulated other comprehensive (loss)	(904.5)	(379.3)
(Deficit)	(16,192.2)	(4,355.2)

	(3,179.0)	9,012.2

Total liabilities and shareholder’s (deficiency) equity	$4,858.0	$15,505.4

See accompanying notes.

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)

SCHEDULE I – CONDENSED FINANCIAL INFORMATION
OF REGISTRANT

CONDENSED STATEMENTS OF OPERATIONS

	Year Ended December 31,

	2001	2000	1999

	(In millions)
Costs and expenses
Corporate expenses	$24.5	$23.6	$22.7
General and administrative expenses	3.2	5.9	—
Asset impairments	1.0	—	—
Non-cash compensation	30.6	—	—
Depreciation and amortization	25.0	19.7	18.3

Operating (loss)	(84.3)	(49.2)	(41.0)
Other income (expense)
Interest income and other, net	26.9	14.4	121.6
Interest expense	(762.8)	(599.4)	(529.5)
Foreign currency transaction gains	58.2	67.8	21.9

(Loss) before income taxes, extraordinary item and equity in net (loss) of subsidiaries	(762.0)	(566.4)	(427.0)
Income tax expense	—	—	(1.0)

(Loss) before extraordinary item and equity in net (loss) of subsidiaries	(762.0)	(566.4)	(428.0)
Loss from early extinguishment of debt	—	—	(3.0)

(Loss) before equity in net (loss) of subsidiaries	(762.0)	(566.4)	(431.0)
Equity in net (loss) of subsidiaries	(11,075.0)	(1,821.7)	(285.5)

Net (loss)	$(11,837.0)	$(2,388.1)	$(716.5)

See accompanying notes.

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)

SCHEDULE I – CONDENSED FINANCIAL INFORMATION
OF REGISTRANT

CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2001	2000	1999

	(In millions)
Net cash (used in) operating activities	$(399.0)	$(293.8)	$(118.3)
Investing activities
Purchase of office improvements and equipment	(0.1)	(0.5)	(0.9)
Purchase of marketable securities	(9.9)	—	(354.5)
Proceeds from sales of marketable securities	10.0	5.0	618.6
Loan to NTL Incorporated	(150.0)	—	—
Increase in investments in and loans to affiliates	(956.8)	(5,953.2)	(1,164.8)

Net cash (used in) investing activities	(1,106.8)	(5,948.7)	(901.6)
Financing activities
Distribution to NTL (Delaware), Inc.	(10.6)	—	(500.0)
Contributions from NTL (Delaware), Inc.	40.8	5,227.2	167.6
Proceeds from borrowings, net of financing costs	1,385.9	476.3	1,846.0
Proceeds from issuance of preferred stock and warrants	—	—	500.0
Principal payments	—	(73.7)	(730.3)
Proceeds from exercise of stock options and warrants	—	—	12.1
Cash released from (placed in) escrow for debt repayment	—	77.5	(87.0)

Net cash provided by financing activities	1,416.1	5,707.3	1,208.4

(Decrease) increase in cash and cash equivalents	(89.7)	(535.2)	188.5
Cash and cash equivalents at beginning of year	168.2	703.4	514.9

Cash and cash equivalents at end of year	$78.5	$168.2	$703.4

Supplemental disclosure of cash flow information
Cash paid for interest	$424.3	$240.2	$209.1
Income taxes paid	—	0.4	—
Supplemental schedule of non-cash financing activities
Accretion of dividends and discount on preferred stock	$—	$—	$8.6
Conversion of Convertible Notes, net of unamortized deferred financing costs	109.5	—	269.3
Contribution from NTL (Delaware), Inc.	110.2	—	—
Common stock and stock options issued for an acquisition	$—	—	978.0

See accompanying notes.

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)

SCHEDULE I – CONDENSED FINANCIAL INFORMATION OF REGISTRANT

NOTES TO CONDENSED FINANCIAL STATEMENTS

1.	Corporate Restructuring

     On May 18, 2000, NTL Incorporated completed a corporate restructuring to create a holding company structure in connection with the acquisition of ConsumerCo. The holding company restructuring was accomplished through a merger so that all the stockholders of NTL Incorporated at the effective time of the merger became stockholders of the new holding company, and NTL Incorporated became a subsidiary of the new holding company. The new holding company has taken the name NTL Incorporated and the holding company’s subsidiary simultaneously changed its name to NTL (Delaware), Inc. NTL Communications Corp. (the “Company”) is a wholly-owned subsidiary of NTL (Delaware), Inc.

     On February 21, 2001, the Company completed a transaction whereby it acquired the entire issued share capital of NTL (CWC Holdings) Limited (the entity that owns ConsumerCo) from NTL Incorporated and the entire issued share capital of NTL Business Limited (formerly Workplace Technologies plc) from NTL (Delaware), Inc. in exchange for shares of its common stock. As a result of this transaction, ConsumerCo and NTL Business Limited became wholly-owned subsidiaries of the Company. The Company accounted for the transaction in a manner consistent with a transfer of entities under common control, which is similar to a “pooling of interests.” Accordingly, the net assets and results of operations of ConsumerCo and NTL Business Limited have been included in the financial statements from their respective dates of acquisition.

2.	Basis of Presentation

     In the Company’s condensed financial statements, the Company’s investment in subsidiaries is stated at cost plus equity in the undistributed earnings of the subsidiaries. The Company’s share of net loss of its subsidiaries is included in net loss using the equity method of accounting. The condensed financial statements should be read in conjunction with the Company’s consolidated financial statements.

3.	Long-Term Debt

     Long-term debt consists of:

		December 31,

		2001	2000

		(In millions)
12- 3/4% Senior Deferred Coupon Notes	(a)	$277.8	$277.8
11- 1/2% Senior Deferred Coupon Notes	(b)	1,050.0	1,040.5
10% Senior Notes	(c)	400.0	400.0
9- 1/2% Senior Sterling Notes, less unamortized discount	(d)	181.4	186.5
10- 3/4% Senior Deferred Coupon Sterling Notes	(e)	382.3	353.6
9- 3/4% Senior Deferred Coupon Notes	(f)	1,153.8	1,048.5
9- 3/4% Senior Deferred Coupon Sterling Notes	(g)	385.9	360.8
11- 1/2% Senior Notes	(h)	625.0	625.0
12- 3/8% Senior Deferred Coupon Notes	(i)	364.9	323.6
7% Convertible Subordinated Notes	(j)	489.8	599.3
9- 1/4% Senior Euro Notes	(k)	222.5	234.7
9- 7/8% Senior Euro Notes	(l)	311.5	328.6
11- 1/2% Senior Deferred Coupon Euro Notes	(m)	135.6	127.9
11- 7/8% Senior Notes, less unamortized discount	(n)	490.7	489.6
12- 3/8% Senior Euro Notes, plus unamortized premium	(o)	267.8	—
6- 3/4% Convertible Senior Notes	(p)	1,150.0	—

		7,889.0	6,396.4
Less current portion		7,889.0

		$—	$6,396.4

(a)	12- 3/4% Notes due April 15, 2005, principal amount at maturity of $277.8 million, interest payable semiannually from on October 15, 2000, redeemable at the Company’s option on or after April 15, 2000;

(b)	11- 1/2% Notes due February 1, 2006, principal amount at maturity of $1,050.0 million, interest payable semiannually from August 1, 2001, redeemable at the Company’s option on or after February 1, 2001;

(c)	10% Notes due February 15, 2007, principal amount at maturity of $400.0 million, interest payable semiannually from August 15, 1997, redeemable at the Company’s option on or after February 15, 2002;

(d)	9- 1/2% Sterling Notes due April 1, 2008, principal amount at maturity of £125.0 million ($181.8 million), interest payable semiannually from October 1, 1998, redeemable at the Company’s option on or after April 1, 2003;

(e)	10- 3/4% Sterling Notes due April 1, 2008, principal amount at maturity of £300.0 million ($436.3 million), interest payable semiannually beginning on October 1, 2003, redeemable at the Company’s option on or after April 1, 2003;

(f)	9- 3/4% Notes due April 1, 2008, principal amount at maturity of $1,300.0 million, interest payable semiannually beginning on October 1, 2003, redeemable at the Company’s option on or after April 1, 2003;

(g)	9- 3/4% Sterling Notes due April 15, 2009, principal amount at maturity of £330.0 million ($479.9 million), interest payable semiannually beginning on October 15, 2004, redeemable at the Company’s option on or after April 15, 2004;

(h)	11- 1/2% Notes due October 1, 2008, principal amount at maturity of $625.0 million, interest payable semiannually from April 1, 1999, redeemable at the Company’s option on or after October 1, 2003;

(i)	12- 3/8% Notes due October 1, 2008, principal amount at maturity of $450.0 million, interest payable semiannually beginning on April 1, 2004, redeemable at the Company’s option on or after October 1, 2003;

(j)	7% Convertible Notes due December 15, 2008, principal amount at maturity of $489.8 million, interest payable semiannually from June 15, 1999, convertible into shares of NTL Incorporated common stock at a conversion price of $39.20 per share, redeemable at the Company’s option on or after December 15, 2001 (there are approximately 12.5 million shares of NTL Incorporated common stock reserved for issuance upon conversion);

(k)	9- 1/4% Euro Notes due November 15, 2006, principal amount at maturity of €250.0 million ($222.5 million), interest payable semiannually from May 15, 2000;

(l)	9- 7/8% Euro Notes due November 15, 2009, principal amount at maturity of €350.0 million ($311.5 million), interest payable semiannually from May 15, 2000, redeemable at the Company’s option on or after November 15, 2004;

(m)	11- 1/2% Deferred Euro Notes due November 15, 2009, principal amount at maturity of €210.0 million ($186.9 million), interest payable semiannually beginning on May 15, 2005, redeemable at the Company’s option on or after November 15, 2004 and;

(n)	11- 7/8% Notes due October 1, 2010, principal amount at maturity of $500.0 million, interest payable semiannually from April 1, 2001, redeemable at the Company’s option on or after October 1, 2005;

(o)	12- 3/8% Senior Euro Notes due February 1, 2008, issued in January and February 2001, principal amount at maturity of €300.0 million ($267.0 million), interest payable semiannually from August 1, 2001;

(p)	6- 3/4% Convertible Senior Notes due May 15, 2008, issued in May 2001, principal amount at maturity of $1,150.0 million, interest payable semiannually from November 15, 2001, convertible into shares of NTL Incorporated common stock at a conversion price of $32.728 per share, redeemable at the Company’s option on or after May 20, 2004 (there are approximately 35.1 million shares of NTL Incorporated common stock reserved for issuance upon conversion);

     The indentures governing the notes contain restrictions relating to, among other things: (i) incurrence of additional indebtedness and issuance of preferred stock, (ii) dividend and other payment restrictions and (iii) mergers, consolidations and sales of assets.

     During 2001, 2000 and 1999, the Company recognized $243.5 million, $334.3 million and $308.1 million, respectively, of original issue discount as interest expense.

     In connection with the Cablelink acquisition, the Company issued $704.6 million principal amount Senior Increasing Rate Notes due 2000. In November 1999, the Company received net proceeds of $720.7 million from the issuance of the 9- 1/4% Euro Notes, the 9- 7/8% Euro Notes and the 11- 1/2% Deferred Euro Notes, of which $716.5 million was used to repay the Senior Increasing Rate Notes plus accrued interest. The Company recorded an extraordinary loss from the early extinguishment of the notes of $3.0 million in 1999.

     Long-term debt repayments are due as follows (in millions). The table reflects the Company’s contractual obligations, but the entire obligation has been classified as current.

Year ending December 31:
2002	$—
2003	—
2004	—
2005	277.8
2006	1,272.5
Thereafter	6,778.2

Total debt repayments	8,328.5
Less: current portion	(8,328.5)

$—

4.	Leases

     Leases for office space end in 2004. Total rental expense for the years ended December 31, 2001, 2000 and 1999 under operating leases was $1.8 million, $2.0 million and $1.2 million, respectively.

     Future minimum lease payments under noncancellable operating leases as of December 31, 2001 are (in millions): $77.7 (2002), $56.3 (2003), $39.7 (2004) and $29.7 (2005).

5.	Other

     On September 28, 2001, the Company loaned NTL Incorporated $150.0 million in cash and received 15.0% Promissory Notes due September 30, 2004. Interest is payable monthly in cash at a rate of 15.0% per year beginning on October 31, 2001.

     No cash dividends were paid to the registrant by subsidiaries for the years ended December 31, 2001, 2000 and 1999.

NTL INCORPORATED (FORMERLY NTL COMMUNICATIONS CORP.)
AND SUBSIDIARIES

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

Col. A	Col. B	Col. C		Col. D		Col. E

		Additions

			(2)
			Charged
		(1)	to
	Balance at	Charged to	Other			Balance
	Beginning of	Costs and	Accounts —	(Deductions)/Additions		at End
Description	Period	Expenses	Describe	Describe		of Period

Year ended December 31, 2001 Allowance for doubtful accounts	$135.2	$58.3	$—	$(67.4	)(b)	$126.1

Year ended December 31, 2000 Allowance for doubtful accounts	$84.9	$98.5	$—	$(48.2	)(c)	$135.2

Year ended December 31, 1999 Allowance for doubtful accounts	$38.5	$45.7	$—	$0.7	(a)	$84.9

(a)	Uncollectible accounts written-off, net of recoveries of $63.5 million and $3.9 million foreign currency translation adjustments.

(b)	Uncollectible accounts written-off, net of recoveries of $91.6 million and $5.7 million foreign exchange currency translation adjustments, offset by $49.1 million allowance for doubtful accounts as of acquisition dates of purchased subsidiaries.

(c)	Uncollectible accounts written-off, net of recoveries of $15.1 million and $1.1 million foreign currency exchange translation adjustments, offset by $16.9 million allowance for doubtful accounts as of acquisition dates of purchased subsidiaries.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET
(dollars in millions)

September 30,
2002

(unaudited)
Assets
Current assets:
Cash and cash equivalents	$471.7
Marketable securities	4.0
Accounts receivable-trade, less allowance for doubtful accounts of $97.5	421.3
Due from affiliates, less allowance of $135.4	20.7
Other	279.3
Loans to affiliates	11.3

Total current assets	1,208.3
Fixed assets, net	11,137.1
Intangible assets, net	783.2
Investments in and loans to affiliates, net	7.0
Other assets, net of accumulated amortization of $176.2	415.0

Total assets	$13,550.6

Liabilities and shareholder’s (deficiency)
Liabilities not subject to compromise
Current liabilities:
Accounts payable	$395.9
Accrued expenses and other	725.0
Accrued construction costs	84.0
Interest payable	102.3
Deferred revenue	336.9
Current portion of long-term debt	5,826.3

Total current liabilities	7,470.4
Long-term debt	—
Other	5.5
Loan payable to NTL (Delaware), Inc.	148.9
Commitments and contingent liabilities
Deferred income taxes	84.4
Liabilities subject to compromise	10,050.0
Shareholder’s (deficiency):
Common stock-$.01 par value; authorized 100 shares; issued and outstanding 13 shares	—
Additional paid-in capital	14,047.2
Accumulated other comprehensive (loss)	(619.1)
(Deficit)	(17,636.7)

(4,208.6)

Total liabilities and shareholder’s (deficiency)	$13,550.6

See accompanying notes.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in millions)

	Nine Months ended
	September 30,

	2002	2001

Revenues
Consumer telecommunications and television	$1,538.5	$1,537.1
Business telecommunications	655.6	618.5
Broadcast transmission and other	231.9	207.8

	2,426.0	2,363.4
Costs and expenses
Operating expenses (exclusive of depreciation shown separately below)	1,128.7	1,180.3
Selling, general and administrative expenses	565.6	775.1
Other charges	32.2	53.2
Non-cash compensation	—	30.6
Corporate expenses	301.3	13.8
Depreciation	1,050.0	923.6
Amortization	46.9	953.5

	3,124.7	3,930.1

Operating (loss)	(698.7)	(1,566.7)
Other income (expense)
Interest income and other, net	19.7	21.2
Interest expense (contractual interest of $1,041.8 (2002))	(652.3)	(895.7)
Share of (losses) from equity investments	(3.0)	(10.7)
Foreign currency transaction gains (losses)	(47.4)	4.3

(Loss) before recapitalization items and income taxes	(1,381.7)	(2,447.6)
Recapitalization items, net	(95.8)	—

(Loss) before income taxes	(1,477.5)	(2,447.6)
Income tax benefit	33.0	3.7

Net (loss)	$(1,444.5)	$(2,443.9)

See accompanying notes.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDER’S (DEFICIENCY)
(unaudited)
(dollars in millions)

	Common Stock
	$.01 Par Value

	Shares	Par

Balance, December 31, 2001	13	$—
Contribution from NTL (Delaware), Inc.
Comprehensive loss:
Net loss for the nine months ended September 30, 2002
Currency translation adjustment
Unrealized net gains on derivatives
Total

Balance, September 30, 2002	13	$—

     NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDER’S (DEFICIENCY)
(unaudited) – continued
(dollars in millions)

			Accumulated Other
			Comprehensive(Loss)

				Unrealized
	Additional		Foreign	Net (Losses)
	Paid-In	Comprehensive	Currency	Gains on
	Capital	Loss	Translation	Derivatives	(Deficit)

Balance, December 31, 2001	$13,917.7		$(900.9)	$(3.6)	$(16,192.2)
Contribution from NTL (Delaware), Inc.	129.5
Comprehensive loss:
Net loss for the nine months ended September 30, 2002		$(1,444.5)			(1,444.5)
Currency translation adjustment		281.8	281.8
Unrealized net gains on derivatives		3.6		3.6

Total		$(1,159.1)

Balance, September 30, 2002	$14,047.2		$(619.1)	$—	$(17,636.7)

See accompanying notes.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Nine Months Ended
	September 30,

	2002	2001

Net cash provided by (used in) operating activities	$100.7	$(469.6)
Investing activities
Purchase of fixed assets	(505.5)	(1,345.6)
Investments in and loans to affiliates	(4.9)	(10.1)
(Increase) decrease in other assets	(186.3)	1.7
Loan to NTL Incorporated	—	(150.0)
Purchase of marketable securities	(9.6)	(9.9)
Proceeds from sales of marketable securities	5.6	10.0

Net cash (used in) investing activities	(700.7)	(1,503.9)
Financing activities
Proceeds from borrowings from NTL (Delaware), Inc.	133.2	—
Proceeds from borrowings, net of financing costs	662.8	2,245.7
Principal payments	(6.6)	(418.5)
Contribution from NTL (Delaware), Inc.	3.9	9.0
Distribution to NTL (Delaware), Inc.	—	(10.6)

Net cash provided by financing activities	793.3	1,825.6
Effect of exchange rate changes on cash	27.3	(7.3)

Increase (decrease) in cash and cash equivalents	220.6	(155.2)
Cash and cash equivalents at beginning of year	251.1	423.5

Cash and cash equivalents at end of year	$471.7	$268.3

Supplemental disclosure of cash flow information
Cash paid during the year for interest exclusive of amounts capitalized	$375.4	$638.7
Income taxes paid	1.3	—
Supplemental schedule of non-cash financing activities
Contribution from NTL (Delaware), Inc.	$125.6	$198.1
Conversion of Convertible Notes	—	$109.5

See accompanying notes.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note A — Petition for Relief under Chapter 11

     On May 8, 2002, NTL Incorporated (“NTL Incorporated”) filed a petition for relief under Chapter 11 (“Chapter 11”) of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). NTL Incorporated filed jointly with its subsidiaries NTL (Delaware), Inc., NTL Communications Corp., Diamond Cable Communications Limited, Diamond Holdings Limited and Communications Cable Funding Corp. NTL Incorporated and these subsidiaries are referred to as Debtors. Under Chapter 11, certain claims in existence prior to the filing of the petitions for relief against the Debtors are stayed while the Debtors continue business operations as debtor-in-possession. These claims are reflected in the balance sheet as “liabilities subject to compromise.” Additional claims (liabilities subject to compromise) may arise subsequent to the filing date. Claims secured against the Debtors’ assets (“secured claims”) also are stayed, although the holders of such claims have the right to seek relief from the stay in the Bankruptcy Court.

     The Debtors received approval from the Bankruptcy Court to pay or otherwise honor certain of its prepetition obligations.

     The Debtors have determined that there is insufficient collateral to cover the interest portion of scheduled payments on certain of their prepetition debt obligations, therefore the Debtors have discontinued accruing interest on these obligations. For the nine months ended September 30, 2002, contractual interest on those obligations amounts to $746.0 million, which is $389.5 million in excess of reported interest expense. Total contractual interest was $369.2 million and $1,041.8 million in the three and nine months ended September 30, 2002, respectively.

Note B — Basis of Presentation

     Throughout this report, NTL Incorporated together with its consolidated subsidiaries are referred to as “NTL”. NTL Communications Corp. is referred to as the “Company” or “NTL CC”. NTL CC is an indirect wholly-owned subsidiary of NTL Incorporated.

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information, including AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code.” Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended September 30, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002. For further information, refer to the consolidated financial statements and footnotes thereto included elsewhere in this prospectus.

     As indicated below, substantial doubt exists about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability of assets or classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

     Certain prior period amounts have been reclassified to conform to the current presentation.

Note C — Recapitalization Process and Ability to Continue Operations

     On May 8, 2002, NTL Incorporated, NTL (Delaware), Inc., NTL Communications Corp., Diamond Cable Communications Limited, Diamond Holdings Limited and Communications Cable Funding Corp. filed a pre-arranged joint reorganization plan under Chapter 11 of the Bankruptcy Code (the “Plan”). NTL’s operating subsidiaries were not included in the Chapter 11 filing. On September 5, 2002, the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) confirmed the Plan. The consummation of the Plan is subject to the satisfaction or waiver of certain conditions set forth in the Plan. Among other things, the most substantial conditions include obtaining exit financing for NTL and obtaining the consent of NTL’s UK bank lenders to such financing and to modifications to the terms of the UK bank facilities acceptable to both NTL and NTL’s official creditors’ committee. Although NTL is currently finalizing negotiations with a group of potential lenders for such an exit facility, there can be no assurance that it will be able to reach final agreement on terms. If no agreement can be reached and an alternate source of exit financing cannot be secured, NTL may not be able to consummate the Plan. Moreover, NTL is currently in discussions with the UK lenders regarding the above matters, but cannot be certain that they will be resolved successfully. If we fail to meet either condition, the Debtors would be unable to consummate the Plan and continue to remain in Chapter 11, and there can be no assurance that an alternative plan of reorganization could be reached in a timely manner or at all.

     NTL has historically incurred operating losses and negative operating cash flow. In addition, NTL required and expects to continue to require significant amounts of capital to finance construction of its networks, connection of customers to the networks, other capital expenditures and for working capital needs including debt service requirements. NTL historically met these liquidity requirements through cash flow from operations, amounts available under its credit facilities, vendor financing and issuances of high-yield debt securities and convertible debt securities in the capital markets and convertible preferred stock and common stock to strategic investors. Both the equity and debt capital markets have experienced periods of significant volatility, particularly for securities issued by telecommunications and technology companies. The ability of telecommunications companies to access those markets as well as their ability to obtain financing provided by bank lenders and equipment suppliers has become more restricted and financing costs have increased. During some recent periods, the capital markets have been largely unavailable to new issues of securities by telecommunications companies. NTL Incorporated’s public equity is no longer trading on the New York Stock Exchange, and NTL’s debt securities are trading at or near all time lows. These factors, together with NTL’s substantial leverage, means NTL does not currently have access to its historic sources of capital.

     In addition, there are no further funds available under NTL’s UK credit facilities and NTL’s Swiss subsidiaries are currently unable to draw the remaining undrawn amounts under the Cablecom credit facility. NTL missed interest payments totaling $495.5 million between April 1, 2002 and November 13, 2002, all of which related to notes issued by NTL Incorporated and certain of its subsidiaries. Upon emerging from Chapter 11, NTL intends to make any required interest payments on the notes of Diamond Holdings. In accordance with the Plan, NTL will not make future interest payments on its currently outstanding publicly traded notes except notes issued by NTL (Triangle) LLC and, upon emergence from Chapter 11, Diamond Holdings Limited.

     Pursuant to the Plan, if consummated, NTL will be split into two separate companies, one which will take the name NTL Incorporated, holding NTL’s main UK and Ireland assets (which we refer to as “New NTL”), and one which will be called NTL Europe, Inc., holding NTL’s continental European and certain other assets (which we refer to as “NTL Euroco”). Upon consummation of the Plan, NTL Euroco will hold Cablecom, NTL’s cable business in Switzerland, and Premium TV Limited, NTL’s sports TV content and internet business in the UK, and will retain NTL’s investment interests in cable networks in Scandinavia and Germany (B2 and iesy, respectively). Its interests will also include NTL’s equity investments in the cable channel content providers of the ITN News Channel and The Studio Channel, as well as certain other assets.

     Assuming the Plan is consummated, New NTL’s and NTL Euroco’s ability to meet their respective funding requirements following consummation of the Plan are dependent upon a number of factors, including the revenue generated by their operating subsidiaries, their existing cash balances, and their ability to draw upon an exit facility (in the case of New NTL) or any other financing. NTL will be required to replace the DIP facility with an exit facility for New NTL and its subsidiaries upon emergence from Chapter 11, in part because the DIP facility will mature concurrently with NTL’s emergence from Chapter 11, or on December 1, 2002, whichever is earlier (unless such maturity is extended by the DIP lenders). There can be no assurance that these sources of financing will be or will remain available. Assuming consummation, each of New NTL and NTL Euroco will require substantial funds for general corporate and other expenses and may require additional funds for working capital fluctuations. Failure to achieve profitability or maintain or achieve various other financial performance levels could in the future diminish New NTL’s and Euroco’s respective ability to sustain operations, meet financial covenants, obtain additional funds required for capital expenditures or other purposes, and make required payments on any indebtedness they have incurred, may incur or that may then, as a result, become due. We can provide no assurance that New NTL and/or NTL Euroco will be successful in raising additional financing if required, or if successful, that the terms of such financing will be favorable. In the event that NTL fails to consummate the Plan, the foregoing description will continue to apply to NTL.

     NTL Communications Corp. expects that it will require approximately $650 million to fund its working capital and capital expenditures, net of cash from operations, and certain payments required upon consummation of the Plan (namely the settlement of recapitalization costs with NTL Euroco, the repayment or purchase of the £90 million loan from NTL (Delaware), Inc. to NTL (UK) Group Inc. and the UK credit facilities amendment fee) in the twelve months from October 1, 2002 to September 30, 2003. The Company believes that cash, cash equivalents and marketable securities on hand of $475.7 million at September 30, 2002, and the cash available from the DIP facility and subsequently the planned exit facility will be sufficient for New NTL’s cash requirements during the twelve months from October 1, 2002 to September 30, 2003 (assuming consummation of the Plan). If the exit facility is not obtained and the Plan is not consummated, NTL will need to seek an extension of the DIP facility maturity or identify alternative sources of financing. Moreover, the planned exit facility will not be available to NTL Euroco. It is anticipated that NTL Euroco and its subsidiaries will require substantial financing to continue operations because, among other things, the Cablecom bank facility becomes repayable on April 30, 2003, unless otherwise refinanced. There can be no assurance that NTL Euroco will be able to raise sufficient funds to meet its liquidity requirements following consummation.

     Over the long term, the Company will continue to require cash to fund operations, service its remaining debt and implement its strategy. In order to fund these requirements, the Company anticipates that it will use cash flow from operations and may also need to issue additional debt or equity securities or may need to secure additional bank financing. Given the Company’s current financial condition and the restrictions on incurring additional debt that are expected to be contained in the exit facility currently being negotiated, there can be no assurance that these sources of funds will be available to us.

     During the recapitalization process, NTL has maintained normal and regular trade terms with its suppliers and customers. There can be no assurance that the Company’s suppliers will continue to provide normal trade credit or credit on acceptable terms, if at all, or that customers will continue to do business or enter into new business with NTL.

Events Leading to the Proposed Recapitalization and Chapter 11 Filings

     Beginning in January 2002, NTL was contacted by an unofficial committee of bondholders regarding the commencement of a comprehensive and consensual restructuring process. NTL was informed at that time that the members of the unofficial steering committee of bondholders owned, in the aggregate, more than 50% of the outstanding principal amount of NTL’s notes. In connection with the restructuring process, the steering committee of the unofficial committee of bondholders retained advisors to facilitate the negotiations.

     On January 31, 2002, NTL announced that it had appointed Credit Suisse First Boston, JP Morgan and Morgan Stanley to advise on strategic and recapitalization alternatives to strengthen its balance sheet and reduce debt and put an appropriate capital structure in place for its business. Subsequently, NTL evaluated various recapitalization alternatives, and met with a number of strategic investors, to effect a comprehensive consensual reorganization in a timely manner to minimize negative effects on its business operations. Discussions with such strategic investors did not result in a proposal which NTL’s board of directors believed was comparable or superior to the value provided to its stakeholders by the proposed plan of reorganization.

     Promptly upon obtaining the requisite waivers from the lenders under its credit facilities, in March 2002, NTL commenced negotiations with the steering committee of the unofficial committee of bondholders and its legal and financial advisors. On April 16, 2002, the Company announced that it had reached a comprehensive agreement in principle with the unofficial committee and France Telecom, a significant holder of NTL Incorporated’s preferred stock, on implementing a recapitalization plan.

     To implement the proposed recapitalization, on May 8, 2002, the Debtors filed cases and a pre-arranged joint reorganization plan under Chapter 11. NTL’s operating subsidiaries were not included in the Chapter 11 filing. On June 21, 2002, the United States Trustee appointed an official unsecured creditors’ committee. The creditors’

committee is comprised of the three indenture trustees for the debt securities of NTL and the members of the steering committee of NTL’s bondholders. The members of the creditors’ committee are: The Bank of New York; Wilmington Trust Company; Wells Fargo Bank Minnesota, National Association; Angelo Gordon & Co. LP; Capital Research & Management Company; Franklin Mutual Advisers, LLC; Oaktree Capital Management LLC; Salomon Brothers Asset Management; Appaloosa Management, LP; Fidelity Management & Research Co.; SAB Capital Management, L.P.; and W.R. Huff Asset Management Co., LLC.

     The Plan was confirmed by the Bankruptcy Court on September 5, 2002. Consummation remains subject to the satisfaction or waiver of certain conditions described above.

     Assuming the Plan is consummated, the Plan will result in the cancellation of all of NTL Incorporated’s outstanding shares of common stock, preferred stock and redeemable preferred stock, and the cancellation of all of the publicly held notes of NTL Incorporated, NTL (Delaware), Inc. and NTL Communications Corp. and the transfer of the publicly held notes of Diamond Cable Communications Limited to New NTL. In addition, when the Plan is implemented, NTL will be discharged from its obligation to pay dividends accruing on the canceled preferred stock and interest accruing on the canceled notes. The Plan contemplates that the UK bank debt and the notes issued by NTL (Triangle) LLC and Diamond Holdings will remain in place. NTL will be split into New NTL and NTL Euroco.

     The filing of the petitions seeking relief filed under Chapter 11 constituted an event of default under the indentures of each of the Debtors and amounts outstanding under these indentures became immediately due and payable. No action has been taken to date in respect of those defaults and any such action likely would be barred by the automatic stay that exists by virtue of the Chapter 11 filings. The filing of the Debtors’ Chapter 11 petitions also constituted an event of default under NTL’s UK credit facilities and the Cablecom credit facility, allowing the lenders thereunder to declare amounts outstanding to be immediately payable. Those lenders have not taken any action to date in respect of those defaults.

Recapitalization Expense

     Recapitalization items, net of $95.8 million in the nine months ended September 30, 2002 includes $28.3 million for employee retention related to substantially all of our UK employees and $68.4 million for financial advisor, legal, accounting and consulting costs. These costs are net of $0.9 million of interest earned on accumulated cash since the Chapter 11 filing on May 8, 2002. NTL expects to incur approximately $26.0 million in additional recapitalization costs until we complete the process. The proposed joint reorganization plan provides that recapitalization costs will be allocated between NTL UK and Ireland and NTL Euroco.

     Recapitalization items, net consist of the following: 859

	Nine Months Ended
	September 30,

	2002	2001

	(in millions)
Payroll and related	$(28.3)	$—
Professional fees	(68.4)	—
Interest earned on accumulated cash from Chapter 11 proceeding (1)	0.9	—

	$(95.8)	$—

     Details of operating cash receipts and payments resulting from the recapitalization are as follows:

Nine Months Ended
September 30, 2002

(in millions)
Interest income (1)	$0.9
Payroll and related costs paid	(22.6)
Professional fees	(30.2)

Net operating cash flows from recapitalization items	$(51.9)

(1)	Interest income resulting from the recapitalization is for the period May 8, 2002 through September 30, 2002.

DIP Facility

     In connection with the Plan, some members of the official unsecured creditors’ committee of bondholders committed to provide up to $500 million of new debt financing to enable the business operations of NTL Incorporated and some of its subsidiaries to have access to sufficient liquidity to continue ordinary operations during the Chapter 11 process. The Bankruptcy Court approved a DIP facility in the principal amount of $630 million (including a $130 million commitment from NTL (Delaware), Inc. and the $500 million from certain members of the creditors’ committee) in an order entered on July 3, 2002. On July 15, 2002, the various lenders under the DIP facility and NTL (Delaware), Inc. entered into the DIP facility agreement with Communications Cable Funding Corp., a wholly-owned subsidiary of NTL Communications Corp., to provide $630 million in financing to Communications Cable Funding Corp.

     Under the DIP facility agreement, the loan structure contains three tranches that rank equally with each other. All amounts owed under the DIP facility agreement are required to be paid in full no later than the earlier of (i) the consummation of the Plan, (ii) December 1, 2002, and (iii) the date on which all of the term loans become due and payable in full under the DIP facility agreement, whether by acceleration or otherwise (unless maturity is extended by the DIP lenders).

     On July 17, 2002, NTL drew the first tranche available under the facility in the amount of $229.0 million. As of September 30, 2002, the total amount outstanding under the DIP facility was $229.0 million.

     In connection with the commitment, NTL Incorporated and its debtor subsidiaries paid a commitment fee to the bondholder DIP lenders equal to 2% of the $500 million commitment (i.e., $10 million) in May 2002. In connection with the closing of the DIP facility, NTL Incorporated and its debtor subsidiaries paid a closing fee to the DIP lenders equal to 2% of the $630 million commitment (i.e., $12.6 million) in July 2002.

     Each term loan under the DIP facility bears interest on the unpaid principal amount for three months from July 15, 2002 at the rate of 11% per annum. With respect to each successive three month period following that date, the rate per annum will increase incrementally by 1% over the immediately preceding three month period but will not exceed 18% per annum for any three month period. Interest is payable in cash at least monthly. The DIP facility also includes an unutilized commitment fee of 1/2% per annum on the aggregate principal amount of unutilized commitments which is payable in cash each month.

     NTL (Delaware), Inc. is also a lender under the DIP facility in the amount of up to $130 million. NTL (Delaware), Inc. has cash on hand and NTL Incorporated and its debtor subsidiaries and the steering committee of bondholders concluded that the cash at NTL (Delaware), Inc. was to be used to partially fund the reorganization of all of the debtors. Pursuant to the terms of the DIP facility, NTL (Delaware), Inc. receives fees, will receive interest if and when it makes any loans, and is entitled to the same protections as the other bondholder DIP lenders.

     Under the DIP facility agreement, Communications Cable Funding Corp. is the borrower, NTL Incorporated, NTL (Delaware), Inc. and NTL Communications Corp. are guarantors. NTL Communications Corp. is also a co-obligor of the loans from NTL (Delaware), Inc. Under the DIP facility agreement, with certain exceptions, the cash (except for the DIP facility proceeds) of the borrower and the guarantors is cash collateral for the DIP facility and will not be used or transferred for any purpose whatsoever without the consent of the bondholder DIP lenders. All funding needs of the Debtors will be funded through the proceeds of the DIP facility, in accordance with a budget and the terms of the DIP facility agreement.

     A copy of the DIP facility agreement was attached as an exhibit to NTL Incorporated’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 19, 2002.

Exit Facility

     Because of the short maturity of the DIP facility and the longer term liquidity needs of NTL, as well as the requirements under the Bankruptcy Code for confirmation of and the conditions to consummation of the Plan, NTL requires an exit financing facility for New NTL. The exit financing or any alternative financing would refinance (at least in part) the DIP facility and be used as consideration for the refinancing or repurchase of a £90 million note payable to NTL (Delaware), Inc. from NTL (UK) Group Inc. NTL is currently finalizing discussions with a group of lenders regarding the exit facility, although given the unfavorable present market conditions for telecommunications companies generally, there can be no assurance an agreement for an exit facility with acceptable terms will be reached. If acceptable exit financing is not obtained, the Plan could not be consummated and NTL could not emerge from Chapter 11 in accordance with the Plan.

     NTL expects that the exit facility will be secured by various assets of New NTL, including those which secure the DIP facility, will rank senior to all current and future subordinated debt of New NTL, and will be guaranteed by certain subsidiaries of New NTL.

     NTL also expects that the exit facility will impose operating and financial restrictions on New NTL and its subsidiaries. These restrictions will significantly limit or prohibit, among other things, New NTL’s ability and the ability of its subsidiaries to incur additional indebtedness, pay dividends, or make distributions in respect of capital stock, make other restricted payments, enter into sale and leaseback transactions, create liens upon assets, enter into transactions with affiliates or related persons, sell assets, or consolidate, merge, or sell all or substantially all of their assets. NTL anticipates that these restrictive covenants could materially impact New NTL’s ability to finance future operations or capital needs through debt or equity financing or to engage in other business activities.

     The terms, covenants, and conditions of an exit facility have not been finalized and remain subject to negotiation and final documentation, as well as approval by NTL’s UK bank lenders to its terms.

     The exit facility for New NTL and its subsidiaries will not be available to NTL Euroco. It is anticipated that NTL Euroco and its subsidiaries will require substantial financing to continue operations because, among other things, the Cablecom bank facilities become repayable on April 30, 2003, unless otherwise refinanced. There can be no assurance that NTL Euroco (or any subsidiary thereof) will be able to raise sufficient funds to meet its liquidity requirements following consummation.

The Plan

     In addition to the split into New NTL and NTL Euroco, the following are the details of the Plan:

•	Holders of notes of NTL Incorporated (other than France Telecom), NTL (Delaware), Inc. (other than France Telecom), NTL Communications Corp. and Diamond Cable Communications Limited will in the aggregate receive 100% of the initial common stock of New NTL (excluding shares issuable in the rights offerings and upon the exercise of warrants (discussed below) and upon the exercise of options which will be granted to certain employees of New NTL).

•	Holders of notes of NTL Incorporated (other than France Telecom), NTL (Delaware), Inc. (other than France Telecom) and NTL Communications Corp. will in the aggregate receive (i) 100% of the preferred stock of NTL Euroco and (ii) a certain amount of cash as specified in the Plan. Holders of the subordinated notes of NTL Incorporated (other than France Telecom), NTL (Delaware), Inc. (other than France Telecom) and NTL Communications Corp. will in the aggregate receive 86.5% of the initial common stock of NTL Euroco (excluding shares issuable upon the exercise of options which will be granted to certain employees of NTL Euroco).

•	Holders of senior notes of NTL Communications Corp. will receive the value of a specified number of shares of common stock of NTL Euroco pursuant to the amended joint reorganization plan. Notes of NTL Communications Corp.’s subsidiaries Diamond Holdings Limited and NTL (Triangle) LLC will remain outstanding and interest payments will be made on the notes of NTL (Triangle) LLC and, upon emergence from Chapter 11, the notes of Diamond Holdings.

•	In addition to the above, holders of several series of NTL’s outstanding convertible subordinated notes were granted an option to elect to purchase additional shares of New NTL common stock (and accompanying Series A Warrants) not subscribed for in the equity rights offering as described below.

•	Current preferred and common stockholders of NTL Incorporated, including France Telecom, will receive Series A warrants to purchase common stock of New NTL and have received equity rights entitling them to purchase common stock of New NTL. For each share of common stock purchased upon exercise of equity rights, the person exercising such equity rights will receive a Series A warrant to purchase one share of common stock of New NTL. The Series A warrants will be exercisable for a period of eight years at an exercise price of $77.47 per share. The exercise price and the number of shares to be received upon exercise of the Series A warrants is subject to customary adjustments for stock splits, stock recapitalizations and distributions of property (other than cash) to holders of New NTL common stock. The exercise price per share of New NTL common stock under the equity rights offering and the noteholder election option was $25.28, which NTL expects will substantially exceed the likely initial market price for a share of New NTL common stock upon consummation, and which is also subject to adjustment consistent with the Series A warrants.

•	The equity rights offering and the noteholder election option expired on October 3, 2002. Since the expiration of the equity rights offering and the noteholder election option, NTL has allowed equity holders who have exercised equity rights and noteholders who have exercised their noteholder election option to revoke such exercises. As of November 12, 2002, there were a total of 2,654 exercises of equity rights (including oversubscriptions) and 1,861 exercises of the noteholder election option which had not been revoked. Prior to consummation of the Plan, NTL will continue to permit persons who have exercised equity rights and the noteholder election option to revoke their exercise so the final number of exercises may be lower.

•	Current preferred stockholders, other than France Telecom, will receive approximately 3.2% and current common stockholders, other than France Telecom, will receive approximately 10.3% of the primary equity of NTL Euroco. France Telecom will also receive NTL Incorporated’s 27% interest in Noos, pursuant to a pledge of such interest to France Telecom given at the time of its acquisition.

     NTL has received a conditional approval to have the shares of common stock and Series A warrants of New NTL quoted on the Nasdaq National Market upon consummation of the Plan. However, this approval is conditioned upon, among other things, New NTL’s ability to meet the $5.00 minimum bid requirement of the Nasdaq National Market listing requirements on the first day of trading. There can be no assurance that this requirement will be met, or that in the future New NTL will be able to meet other continued listing requirements of the Nasdaq National Market. NTL currently expects that the NTL Euroco common stock and preferred stock will not be quoted on any market or listed on any securities exchange. There may be no trading market for the common stock and the preferred stock of NTL Euroco.

     On November 12, 2002, NTL filed a motion with the Bankruptcy Court to allow it, after consultation with the Committee, to reduce by one-third the number of authorized shares of New NTL common stock and to reduce by three-fourths the number of shares of New NTL common stock issued and reserved for issuance under the Plan. If the motion is approved by the Bankruptcy Court, NTL would take this step only (i) after consultation with the Committee and (ii) if NTL were to determine, after an evaluation of the trading prices of the shares of New NTL common stock on the “when-issued” market prior to the consummation of the Plan, that a reduction in the number of shares of New NTL common stock is necessary to better enable New NTL to satisfy the first trading day minimum closing bid price per share requirement of NASDAQ.

     With respect to the proposed preferred shares of NTL Euroco to be issued upon consummation, prior to consummation of the Plan, NTL may file a motion with the Bankruptcy Court seeking to modify the Plan to reduce the liquidation preference from $1,000.00 per share of preferred stock of NTL Euroco, plus accrued and unpaid dividends, to $50.00 per share of preferred stock of NTL Euroco, plus accrued and unpaid dividends. As a result of the aforementioned adjustment (i) the number of shares of preferred stock of NTL Euroco authorized under the NTL Euroco Amended and Restated Certificate of Incorporation would be increased from 1,000,000 to 20,000,000 and (ii) 8,000,000 shares of NTL Euroco preferred stock would be authorized under the NTL Euroco Amended and Restated Certificate of Incorporation. This is intended to enhance the ability for these shares to trade if a trading market develops.

Bank Waivers

     Before NTL could commence negotiations with the unofficial committee of bondholders, it was necessary to obtain waivers from the lenders under its UK credit facilities and the credit facility utilized by Cablecom GmbH, the principal trading subsidiary of its Swiss companies. Effective March 8, 2002, these lenders granted waivers which, until March 29, 2002, provided that the commencement of negotiations with bondholders with a view to rescheduling its debt would not constitute an event of default under the credit facilities.

     In connection with the granting of the initial waivers, NTL agreed, among other things:

•	to provide the lenders under the UK credit facilities with a 13 week rolling cash flow projection (updated every two weeks);

•	to keep the lenders informed of, and to provide documents in connection with, negotiations with bondholders or strategic investors or concerning proposed asset dispositions;

•	not to repurchase NTL notes; and

•	not to make an exchange offer for NTL notes or enter into an agreement with NTL bondholders, subject to some exceptions, without the consent of the lenders.

     Effective March 28, 2002, the lenders under the credit facilities agreed to amend the initial waivers. The amendments to the initial waivers extended the duration of the initial waivers to April 29, 2002 in the case of the UK credit facilities or May 14, 2002 in the case of the Cablecom facility, unless the missed interest payments on April 1, 2002 were remedied or a sufficient number of bondholders agreed to forbear in respect of such non-payment, in which case, the UK credit facilities waivers would be extended to May 14, 2002. As a condition to the waivers’ continuing effectiveness, the UK lenders required NTL (Delaware), Inc. to loan £90 million to NTL (UK) Group, Inc. following receipt of the proceeds from the sale of NTL Australia. This loan is structurally senior to the outstanding public notes issued by NTL but contractually subordinated to the working capital facility. In connection with the amendments to the waivers, NTL affirmed the provisions of the initial waivers and in addition, NTL agreed, among other things, to:

•	provide the bank lenders a timeline setting forth the steps proposed to be taken in connection with the recapitalization and the dates by which such steps are to be taken;

•	use reasonable endeavors to consider with the lenders under the Cablecom credit facility possible means of credit enhancement;

•	provide the lenders under the Cablecom credit facility, by April 12, 2002, with an updated structure chart of NTL as well as a contingency business plan for Cablecom in the event that sufficient additional funding for Cablecom is not obtained; and

•	pay legal, accounting and other advisory fees of the agent and the coordinators of the lending syndicates.

     The amended waivers also prohibited NTL from commencing voluntary dissolution proceedings, including proceedings under Chapter 11, without the consent of these lenders.

     As a consequence, NTL cannot enter into a binding agreement with the unofficial bondholder committee or implement the proposed plan without the consent of the bank lenders. Nor, as of the date of this Form 10-Q, are there any current waivers from NTL’s secured lenders and NTL is therefore in default under its UK credit facilities and the Cablecom credit facility. The lenders under those credit facilities are therefore entitled to declare the principal amount of the outstanding debt immediately due and payable and to enforce the security taken to secure those facilities. It is a condition to consummation of the Plan that the UK credit facilities are restated on terms acceptable to the Debtors and the official creditors’ committee. In connection with the Plan, it is intended that the existing events of default under the credit facilities will be cured by waiver or amendment with effect from the Effective Date of the Plan.

     As of December 31, 2001, Cablecom’s and various of its subsidiaries’ liabilities exceeded their respective assets. As a consequence, under Swiss law, those entities were deemed to be “overindebted”. Under Swiss law, unless the overindebtedness were rectified, those entities would have been required to commence an insolvency proceeding in Switzerland.

     On April 30, 2002, Cablecom reached an agreement with the lenders under the Cablecom credit facility under which the defaults subsisting at that time were remedied or were waived by the restatement of the credit agreement and the grant of a waiver letter. Conditions subsequent such as the grant of new security and the deposit of share certificates relating to minority shareholdings pledged to the banks were imposed by these documents and other new finance documents executed pursuant to the restatement. The overindebtedness of Cablecom GmbH was resolved by a restructuring of intra-group debt and temporary measures were introduced to ameliorate the effect of the overindebtedness of Cablecom’s subsidiaries.

     As part of the April 30 agreement, the Cablecom lenders required the final maturity date of the Cablecom credit facility to be brought forward to April 30, 2003. They also required steps to be initiated towards the sale of all, or part of, or an investment in, the Cablecom group.

     The problem of historic overindebtedness was resolved on June 26 and June 27, 2002 in certain of the overindebted subsidiaries when they were merged into Cablecom and other members of the Cablecom group. The remaining overindebted subsidiaries were not merged but the overindebtedness issue was ameliorated in those subsidiaries by way of subordination agreements which obviated any requirement to institute insolvency proceedings in respect of these companies.

     Since the end of April 2002, the following defaults have occurred under the Cablecom finance documents: (1) the indentures issued by NTL (Delaware), Inc. and NTL Incorporated became payable and were not paid; (2) NTL (Delaware), Inc. commenced negotiations with its creditors with a view to the general rescheduling of its indebtedness and commenced cases under Chapter 11 pursuant to which it reorganized its debt; (3) NTL (Delaware), Inc.’s liabilities exceeded the value of its assets and it was unable to pay its debts as they became due; (4) Cablecom was unable to satisfy the conditions to allow it to rollover revolving advances maturing in early July 2002; the revolving advances remained unpaid for several days until Cablecom was able to obtain the consent of the banks to waive the conditions to their rollover; and (5) certain of the conditions subsequent imposed by the restated credit agreement, the waiver letter and other finance documents executed pursuant to the restated credit agreement had not been fulfilled.

     Although it is not a condition to consummation of the Plan, it is proposed to obtain a waiver of the events of default described in the preceding paragraph by the effective date of the Plan.

     Future developments in Cablecom’s business, as well as external factors, could result in a reemergence of the overindebtedness issue under Swiss law. In particular, the Cablecom credit facility is due for repayment on April 30, 2003 and it will not be possible to repay the facility without substantial investment from a third party or further borrowing.

Interest Payments on Public Notes

     NTL has substantial interest payment obligations under its existing indebtedness. NTL did not make its scheduled interest payments on the respective due dates as follows:

April 1, 2002:
NTL Communications Corp.	9-1/2% notes due 2008	$8.6 million
NTL Communications Corp.	11-1/2% notes due 2008	$35.9 million
NTL Communications Corp.	11-7/8% notes due 2010	$29.7 million
	Total	$74.2 million
April 15, 2002:
NTL Communications Corp.	12-3/4% notes due 2005	$17.7 million
NTL Incorporated (NTL (Delaware), Inc., co-obligor)	5-3/4% notes due 2011	$2.5 million
	Total	$20.2 million
May 15, 2002:
NTL Communications Corp.	9-1/4% notes due 2006	$10.5 million
NTL Communications Corp.	6-3/4% notes due 2008	$38.8 million
NTL Communications Corp.	9-7/8% notes due 2009	$15.7 million
	Total	$65.0 million
June 15, 2002:
Diamond Cable Communications Limited	11-3/4% notes due 2005	$31.2 million
NTL Communications Corp.	7% notes due 2008	$17.1 million
NTL (Delaware), Inc.	5-3/4% notes due 2009	$34.5 million
	Total	$82.8 million
July 15, 2002:
NTL Incorporated (NTL (Delaware), Inc., co-obligor)	5-3/4% notes due 2011	$2.5 million

August 1, 2002:
NTL Communications Corp.	11-1/2% notes due 2006	$60.4 million
NTL Communications Corp.	12-3/8% notes dues 2008	$18.3 million
Diamond Holdings Limited	10% notes due 2008	$10.5 million
Diamond Holdings Limited	9-1/8% notes due 2008	$5.0 million
	Total	$94.2 million
August 15, 2002
NTL Communications Corp.	10% notes due 2007	$20.0 million
Diamond Cable Communications Limited	10-3/4% notes due 2007	$22.6 million
	Total	$42.6 million
September 30, 2002
Diamond Cable Communications Limited	13-1/4% notes due 2004	$18.9 million

October 1, 2002
NTL Communications Corp.	9-1/2% notes due 2008	$9.3 million
NTL Communications Corp.	11-1/2% notes due 2008	$35.9 million
NTL Communications Corp.	11-7/8% notes due 2010	$29.7 million
	Total	$74.9 million
October 15, 2002
NTL Communications Corp.	12-3/4% notes due 2005	$17.7 million
NTL Incorporated (NTL (Delaware), Inc., co-obligor)	5-3/4% notes due 2011	$2.5 million
	Total	$20.2 million

     Interest payments of $18.9 million were made, when due, on April 2, 2002 in respect of the Diamond Cable Communications 13.25% senior discount notes due 2004. Upon emerging from Chapter 11, NTL intends to make any required interest payments on the notes of Diamond Holdings Limited. In accordance with the Plan, NTL will not make future interest payments on its currently outstanding publicly traded notes except notes issued by NTL (Triangle) LLC (a non-debtor) and, upon emergence from Chapter 11, Diamond Holdings Limited.

     If the applicable issuer does not pay interest on these notes after a 30 day grace period expires there is an event of default under the indenture in respect of the notes on which the interest is due and unpaid. An event of default entitles the trustee under the indenture or the holders of 25% of the outstanding notes to declare the principal amount of those notes to be immediately due and payable. Even if the maturity of those notes is not accelerated after the 30 day grace period, such an event of default would also result in an event of default in respect of other debt (commonly called cross defaults) under most of NTL’s other notes. Therefore, there was an event of default for failure to pay interest on May 1, 2002 under the indentures relating to the missed interest payments due April 1, 2002 and on May 16, 2002, under the indentures relating to the missed interest payments due April 15, 2002. As a result, cross defaults occurred under the Company’s other indentures at NTL Communications Corp., NTL (Delaware), Inc., NTL Incorporated and under the UK credit facilities and under the Cablecom credit facility. This gave holders of the outstanding series of debt at these entities the right to accelerate repayment of those debts by declaring the principal amount of the debts to be immediately due and payable. As a result of the payment defaults as well as the Debtors’ voluntary filing under Chapter 11 on May 8, 2002, there is an event of default under all of NTL’s credit facilities and the indentures governing all of NTL’s publicly traded debt, other than debt of NTL (Triangle) LLC. As a result of the Chapter 11 filings, all of NTL’s publicly traded debt, other than the debt of NTL (Triangle) LLC, became immediately due and payable, pursuant to the terms of the indentures governing such debt. The automatic stay of section 362 of the Bankruptcy Code prevents the holders of such debt from seeking to enforce their collection rights under the indentures, except within the context of the Chapter 11 cases, and even then only with the prior approval of the Bankruptcy Court. However, NTL has received letters from the agents for the lenders under the UK credit facilities reserving such lenders’ rights to accelerate repayment of the facilities and to enforce the security granted in respect of the facilities on account of the defaults thereunder, actions which would not be prohibited by the automatic stay.

Inability to Pay Dividends On or Redeem Preferred Stock

     NTL Incorporated failed to declare or pay dividends on its 13% Senior Redeemable Exchangeable Preferred Stock due on February 15, 2002 in the amount of $6.0 million, on May 15, 2002 in the amount of $6.2 million and on August 15, 2002 in the amount of $6.4 million. NTL Incorporated did not pay dividends on its 5% cumulative participating convertible preferred stock held by France Telecom on December 31, 2001 of $37.0 million, on March 31, 2002 of $37.5 million, on June 30, 2002 of $38.0 million and on September 30, 2002 of $38.4 million, or on its cumulative convertible preferred stock held by France Telecom and a group of commercial banks on December 31, 2001 of $24.9 million, on March 26, 2002 of $24.1 million, on June 30, 2002 of $42.1 million and on September 30, 2002 of $41.2 million. Historically, payment of dividends has been made in additional shares of preferred stock in the case of the 13% preferred stock, the 5% cumulative participating preferred stock and the cumulative convertible preferred stock. NTL Incorporated did not pay these dividends due to a lack of available surplus under Delaware law. Under Delaware law, NTL Incorporated cannot declare or pay dividends on or redeem its capital stock, including its preferred stock, unless it has available surplus.

     Pursuant to the terms of the 13% preferred stock, the unpaid dividends will continue to accrue without interest until declared and paid. Pursuant to the terms of the 5% cumulative convertible preferred stock and the cumulative convertible preferred stock, the unpaid dividends will continue to accrue without interest until declared and paid, together with an additional cash dividend on the amount so unpaid at a rate of 2% per quarter for as long as the dividends remain unpaid. The failure to declare these dividends is not a default under any of NTL’s existing agreements. With respect to the 13% preferred stock and 5% cumulative convertible preferred stock, if dividends remain unpaid for six quarters, the holders of each such series shall have the right to vote separately as a class on all matters voted on by NTL Incorporated shareholders and shall have the right, along with other holders of preferred stock with similar default voting rights, to elect two additional directors to NTL Incorporated’s board. Pursuant to the Plan, all of these securities and the related rights of the securities holders will be extinguished upon effectiveness of the Plan.

     In addition, the lack of available surplus meant that NTL Incorporated was not able to redeem its Variable Coupon Redeemable Preferred Stock, Series A, which is referred to as the Noos One Year Preferred, held by France Telecom, when it became mandatorily redeemable on May 18, 2002. Because NTL Incorporated failed to redeem the Noos One Year Preferred on May 18, 2002, pursuant to the certificate of designation governing the Noos One Year Preferred, the holders of such preferred stock have the right, along with other holders of preferred stock with similar default voting rights, to elect two additional directors to NTL Incorporated’s board and shall have the right to vote separately as a class, on all matters brought to NTL Incorporated shareholders. Pursuant to the Plan, all of these securities and the related rights of the securities holders will be extinguished when the Plan is consummated.

     At the time of issuance of the Noos One Year Preferred, NTL Incorporated pledged its shares of Noos to France Telecom to secure the mandatory redemption obligation under the Noos One Year Preferred and the 6.5% Redeemable Preferred Stock. Under the Plan and pursuant to this pledge, the Company will transfer its 27% interest in Noos to France Telecom.

Credit Rating Downgrades

     On April 3, 2002, credit rating agency Standard & Poor’s lowered the long-term corporate credit rating on some of NTL’s public debt to D from CCC-, citing NTL’s failure to make a bond interest payment due on April 1, 2002.

Delisting of NTL Incorporated Common Stock

     On March 28, 2002, the New York Stock Exchange (“NYSE”) announced that it was suspending NTL Incorporated’s common stock from trading on the NYSE, which was followed by the delisting of NTL Incorporated’s common stock. NTL Incorporated’s common stock is currently quoted on the Over the Counter Bulletin Board under the symbol “NTLDQ.OB”. Pursuant to the Plan, NTL Incorporated’s currently outstanding common stock will be cancelled upon effectiveness of the Plan. The common stock and Series A warrants of New NTL has been conditionally approved to trade on the Nasdaq National Market. The common and preferred stock of NTL Euroco has not been approved to trade on any exchange.

Sale of NTL Australia

     On April 2, 2002, NTL announced that it had completed the previously announced sale of its Australian broadcast business to Macquarie Communications Infrastructure Holding Pty Limited for A$850 million (US$451.3 million). The net proceeds from the sale were approximately A$575.3 million (US$304.5 million). At that time, the business’ bank debt outstanding totaled A$227.3 million (US$121.7 million).

     On April 5, 2002, NTL (Delaware), Inc. loaned £90 million to NTL (UK) Group Inc., which loan was funded by the proceeds of the sale of NTL Australia. This loan is subordinated to NTL’s UK credit facilities. Upon effectiveness of the Plan, the £90 million note will be sold to Communications Cable Funding Corp. for consideration comprising the principal amount plus accrued interest on the note. The remaining proceeds of the sale of NTL Australia remain at NTL (Delaware), Inc., and the Plan anticipates that such proceeds will form a portion of the consideration to be offered to bondholders of NTL (Delaware), Inc. and NTL Incorporated in satisfaction of their claims against those companies.

Potential Sale of, or Outside Investment in, Cablecom

     Under the terms of the agreement reached with its lenders, NTL Cablecom Holding GmbH and/or Cablecom and/or NTL (Delaware), Inc. have agreed to approve any outside investment in, or sale of all or a part of, the Cablecom Group, which is acceptable to the Cablecom lenders.

     Under an agreement made between the Cablecom lenders and NTL, if a sale of all or a part of the Cablecom Group is consummated on or before August 31, 2003, the Cablecom lenders will be entitled to receive additional interest equal to 20% of the net proceeds of such a sale after repayment of the amounts outstanding under the Cablecom credit facility and related finance documents and other expenses and taxes of the sale.

     There can be no assurance that any outside investment in, or sale of all or a part of, the Cablecom group pursuant to the Cablecom credit facility will be possible on terms that are acceptable to the Cablecom lenders and/or favorable to NTL (or, if the Plan is consummated, NTL Euroco). In particular, in the current environment, there may be little or no value to NTL’s shareholding in the Cablecom group, which may result in NTL (or, if the Plan is consummated, NTL Euroco) receiving little or no consideration for its equity interest in the Cablecom group. Further, if a third party makes an investment in the Cablecom group there can be no assurance that NTL (or, if the Plan is consummated, NTL Euroco) will be able to maintain its power to direct the management of the Cablecom group.

     Cablecom will become a part of NTL Euroco following the consummation of the Plan. Accordingly, if Cablecom is sold, assuming consummation of the Plan, NTL Euroco’s principal assets would be limited to Premium TV Limited and certain minority holdings.

Investments in and Loans to Affiliates

     On April 15, 2002, a funding request for approximately $20 million was received by NTL under the terms of the investment agreement relating to NTL’s investment in B2. NTL informed B2 and the other principal investors that it was not in a position to comply with this request for funding. The B2 investment agreement provides that if NTL fails to provide such funding, it might be sued for non-payment and arguably could lose certain rights under the B2 shareholders’ agreement. Pursuant to the applicable documents, if this occurs the majority remaining shareholders may also elect to terminate the B2 shareholders’ agreements with respect to NTL and exercise a contractual right to acquire on a pro rata basis NTL’s interest in B2 at 25% of fair market value. If the remaining shareholders were able and elected to exercise these rights, NTL could be forced to sell its stake in B2 at a loss. On October 4, 2002, NTL filed a motion with the Bankruptcy Court to reject the B2 investment agreement and shareholders’ agreements under section 365 of the Bankruptcy Code, and the Bankruptcy Court subsequently authorized NTL’s rejection of the agreements. On November 8, 2002, B2 and the remaining shareholders filed proofs of claim with the Bankruptcy Court asserting their right to recover: (1) more than $20 million from NTL in respect of the unpaid funding request, (2) unspecified damages for NTL’s failure to perform under the relevant agreements, and (3) unspecified costs and expenses incurred in the exercise of their remedies under the agreements. Additionally, B2 and the remaining shareholders reserved their rights to avail themselves of any remedies under the investment and shareholders agreements and to take any actions to acquire NTL’s interest in B2, as described above. NTL intends to object to the proofs of claim filed by B2 and the remaining shareholders. The Bankruptcy Court will adjudicate the claims of B2 and the remaining shareholders and NTL’s defenses thereto. Upon consummation of the Plan, NTL Euroco will succeed to the rights and obligations of NTL described in this paragraph.

     Premium TV Limited, a wholly-owned subsidiary of NTL (Delaware), Inc., is obliged to provide funding of up to approximately £19.0 million ($29.8 million) to fund various of its joint venture interests. Of this amount, the payment of approximately £4.0 million ($6.3 million) has been guaranteed by NTL (Delaware), Inc. If Premium TV Limited fails to provide its committed funding under the relevant shareholder arrangements relating to these joint ventures, Premium TV Limited and, in respect of the guaranteed amounts, NTL (Delaware), Inc., may be sued for non-payment. As a result of the recapitalization process, the relevant joint venture partners may assert that they can compulsorily acquire Premium TV Limited’s interest in the relevant joint venture at a third party appraisal valuation. Premium TV Limited is currently in discussions with certain of these joint venture partners with a view to restructuring the relevant joint ventures. In the event that these discussions do not reach a resolution acceptable to Premium TV Limited, Premium TV Limited may seek to discontinue these joint ventures and terminate their activities. NTL believes, however, that it has various defenses and protections under the Bankruptcy Code against such actions and intends to enforce vigorously its rights and protections.

     On September 24, 2002, Premium TV Limited, NTL (Delaware), Inc. and NTL Incorporated agreed to vary the terms of the long-term joint venture (referred to as the Football League Joint Venture) between Premium TV Limited and the Football League Limited. Under the terms of the variation, upon the payment of arrears of rights fees by Premium TV Limited, the Football League Limited agreed to release Premium TV Limited from its obligation to fund the payment of any further rights fees to the Football League Limited’s member teams and its obligation to provide working capital funding to the Football League Joint Venture. The Football League Limited also agreed to release NTL (Delaware), Inc. from its guarantee of Premium TV Limited’s obligations and to release NTL Incorporated from the related undertaking. In return, Premium TV Limited agreed to waive repayment of loan capital by the Football League Joint Venture and to provide certain ongoing services to the Football League Joint Venture free of charge for an initial period. NTL (Delaware), Inc. deposited £10.33 million into a designated single purpose account for use by Premium TV Limited to finance the provision of such services. Premium TV Limited and the Football League Limited also agreed to new terms relating to the distribution of revenues generated by the Football League Joint Venture. Following consummation of the Plan, Premium TV Limited will be an asset of NTL Euroco.

     On November 12, 2002, three of NTL Incorporated’s wholly owned subsidiaries entered into a “support agreement” with the other limited partners of eKabel L.P. (the investment partnership through which NTL holds its equity stake in iesy), an informal committee holding in excess of a majority of the principal amount of the high-yield bonds of iesy and the NTL employees who have been seconded to work for iesy. At this time, the iesy companies are not parties to the support agreement, however the support agreement permits them to become parties at any time. The support agreement contemplates an in-or out-of-court restructuring of iesy Hessen GmbH and its subsidiaries. If the iesy restructuring is completed as contemplated by the support agreement, Brigadoon Ventures (one of the NTL subsidiaries) will receive a cash facilitation fee for its cooperation in the iesy restructuring (not in respect of its equity stake in iesy) of approximately $1.3 million, less its pro rata share of expenses incurred at the eKabel partnership level. If the iesy restructuring is completed and the cash facilitation fee is paid to Brigadoon Ventures, NTL would no longer have any equity stake or other investment in iesy and would receive no consideration for its equity stake in iesy. The support agreement imposes certain obligations on the parties, including restricting transfer of interests in iesy during the process, terminating the existing consulting agreement between NTL and iesy, and reimbursing NTL for the secondment of NTL employees. If the support agreement is terminated or the iesy restructuring is not otherwise completed as contemplated by the support agreement, it is likely NTL Europe would receive little, if any, value for its equity stake in the iesy companies.

Relationships with Suppliers

     The uncertainty over NTL’s financial condition may adversely affect its relationships with its suppliers. If NTL’s suppliers become increasingly concerned about its financial condition, they may demand quicker payment terms or not extend normal trade credit, both of which could further adversely affect its results of operations, financial condition and cash flows.

Note D — Recent Accounting Pronouncements

     On July 30, 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 replaces Emerging Issues Task Force Issue No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity is recognized when the liability is incurred. Under Issue No. 94-3, a liability for an exit cost as defined is recognized at the date of a commitment to an exit or disposal plan. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of this standard is not expected to have a significant effect on the results of operations, financial condition or cash flows of the Company.

     In April 2002, the FASB issued SFAS No. 145, “Recession of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections”, which is effective for the Company on January 1, 2003. The adoption of SFAS No. 145 will require any gain or loss recognized on the extinguishment of debt to be classified as income or loss from continuing operations. Prior to SFAS No. 145, gain or loss from the extinguishment of debt was classified as an extraordinary item.

     In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” effective for the Company on January 1, 2002. This Statement superceded SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” and other related accounting guidance. The adoption of this new standard had no effect on the results of operations, financial condition or cash flows of the Company.

     In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” effective for the Company on January 1, 2003. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible fixed assets and the associated asset retirement costs. The Company is in the process of evaluating the financial statement impact of the adoption of SFAS No. 143.

     In June 2001, the FASB issued SFAS No. 141, “Business Combinations,” and No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination that is completed after June 30, 2001. SFAS No. 142 ends the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement. This impairment test uses a fair value approach rather than the undiscounted cash flow approach previously required by SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” The Company adopted SFAS No. 142 on January 1, 2002. Primarily due to the significant impairment charge that the Company recorded in 2001, the adoption of this new standard did not have a significant effect on the results of operations, financial condition or cash flows of the Company.

     Upon the adoption of SFAS No. 142, the Company performed an analysis of its intangible assets acquired before July 1, 2001 to determine whether they should be classified and accounted for as part of or separate from goodwill. The Company reclassified the carrying value of workforce in place included in other intangibles to goodwill. The Company determined that license acquisition costs and customer lists should continue to be classified separate from goodwill. The Company determined that license acquisition costs would no longer be subject to amortization since they are deemed to have an indefinite useful life. The Company also determined that no changes in the remaining useful lives of the customer lists were required.

     The Company also performed an evaluation for impairment of its goodwill and license acquisition costs as of January 1, 2002 and determined that no impairment charge was required. The Company’s next evaluation of impairment will be the annual test as of October 1, 2002.

     Estimated aggregate amortization expense for each of the five succeeding fiscal years from December 31, 2001 is as follows: $64.9 million in 2002, $63.7 million in 2003, $45.0 million in 2004, $39.2 million in 2005 and $31.4 million in 2006.

     The following table shows the Company’s net loss as adjusted for the adoption of SFAS No. 142, had SFAS No. 142 been in effect on January 1, 2001 (unaudited) (in millions).

	Nine Months Ended
	September 30,

	2002	2001

Net (loss) — as reported	$(1,444.5)	$(2,443.9)
Amortization of:
Goodwill	—	859.2
License acquisition costs	—	38.0
Other	—	1.2

	—	898.4

Net (loss) — as adjusted	$(1,444.5)	$(1,545.5)

Note E — Fixed Assets

     Fixed assets consist of:

September 30, 2002

(unaudited)
(in millions)

Operating equipment	$13,052.7
Other equipment	1,093.4
Construction-in-progress	1,314.3

15,460.4
Accumulated depreciation	(4,323.3)

$11,137.1

Note F — Intangible Assets

     Intangible assets consist of:

September 30, 2002

(unaudited)
(in millions)
Intangible assets not subject to amortization:
Goodwill	$681.1
License acquisition costs	53.1
Intangible assets subject to amortization:
Customer lists, net of accumulated amortization of $109.2	49.0

$783.2

Note G — Liabilities Subject to Compromise

     Liabilities subject to compromise consist of the following:

September 30,
2002

(unaudited)
(in millions)
Accounts payable	$0.4
Interest payable	300.9
Payable to NTL (Delaware), Inc.	25.3
Accrued expenses	5.5
Long-term debt
NTL Communications:
12 3/4% Senior Deferred Coupon Notes	277.8
11 1/2% Senior Deferred Coupon Notes	1,050.0
10% Senior Notes	400.0
9 1/2% Senior Sterling Notes, less unamortized discount	195.8
10 3/4% Senior Deferred Coupon Sterling Notes	428.4
9 3/4% Senior Deferred Coupon Notes	1,193.3
9 3/4% Senior Deferred Coupon Sterling Notes	430.8
11 1/2% Senior Notes	625.0
12 3/8% Senior Deferred Coupon Notes	380.6
7% Convertible Subordinated Notes	489.8
9 1/4% Senior Euro Notes	247.0
9 7/8% Senior Euro Notes	345.8
11 1/2% Senior Deferred Coupon Euro Notes	156.5
11 7/8% Senior Notes, less unamortized discount	491.5
12 3/8% Senior Euro Notes, plus unamortized premium	297.1
6 3/4% Convertible Senior Notes	1,150.0
Diamond:
13 1/4% Senior Discount Notes	285.1
11 3/4% Senior Discount Notes	531.0
10 3/4% Senior Discount Notes	420.5
Diamond Holdings:
10% Senior Sterling Notes	211.9
9 1/8% Senior Notes	110.0

Total	$10,050.0

     Pursuant to the proposed plan of reorganization, the Diamond Holding Notes will remain outstanding upon emergence from the Chapter 11 proceedings.

Note H — Long-Term Debt

     Long-term debt, exclusive of amounts subject to compromise, consists of:

September 30, 2002

(unaudited)
(in millions)
Communications Cable Funding Corp.:
DIP Facility	$229.0
NTL Communications Limited:
Senior Credit Facility	4,372.2
Working Capital Facility	641.0
Other	60.1
NTL Triangle:
11.2% Senior Discount Debentures	517.3
Other	3.7
Diamond:
Other	3.0

5,826.3
Less current portion	5,826.3

$—

DIP Facility

     In connection with the Plan, some members of the official unsecured creditors’ committee of bondholders committed to provide up to $500 million of new debt financing to enable the business operations of NTL Incorporated and some of its subsidiaries to have access to sufficient liquidity to continue ordinary operations during the Chapter 11 process. The Bankruptcy Court approved a DIP facility in the principal amount of $630 million (including a $130 million commitment from NTL (Delaware), Inc. and the $500 million from certain members of the creditors’ committee) in an order entered on July 3, 2002. On July 15, 2002, the various lenders under the DIP facility and NTL (Delaware), Inc. entered into the DIP facility agreement with Communications Cable Funding Corp., a wholly-owned subsidiary of NTL Communications Corp., to provide $630 million in financing to Communications Cable Funding Corp.

     Under the DIP facility agreement, the loan structure contains three tranches that rank equally with each other. All amounts owed under the DIP facility agreement are required to be paid in full no later than the earlier of (i) the consummation of the Plan, (ii) December 1, 2002, and (iii) the date on which all of the term loans become due and payable in full under the DIP facility agreement, whether by acceleration or otherwise (unless maturity is extended by the DIP lenders).

     On July 17, 2002, NTL drew the first tranche available under the facility in the amount of $229.0 million.

     In connection with the closing of the DIP facility, NTL Incorporated and its debtor subsidiaries paid a closing fee to the DIP lenders equal to 2% of the $630 million commitment (i.e., $12.6 million) in July 2002.

     Each term loan under the DIP facility bears interest on the unpaid principal amount for three months from July 15, 2002 at the rate of 11% per annum. With respect to each successive three month period following that date, the rate per annum will increase incrementally by 1% over the immediately preceding three month period but will not exceed 18% per annum for any three month period. Interest is payable in cash at least monthly. The DIP facility also includes an unutilized commitment fee of 1/2% per annum on the aggregate principal amount of unutilized commitments which is payable in cash each month.

     NTL (Delaware), Inc. is also a lender under the DIP facility in the amount of up to $130 million. Pursuant to the terms of the DIP facility, NTL (Delaware), Inc. receives fees, will receive interest if and when it makes any loans, and is entitled to the same protections as the other bondholder DIP lenders.

     Under the DIP facility agreement, Communications Cable Funding Corp. is the borrower, NTL Incorporated, NTL (Delaware), Inc. and NTL Communications Corp. are guarantors. NTL Communications Corp. is also a co-obligor of the loans from NTL (Delaware), Inc. Under the DIP facility agreement, with certain exceptions, the cash (except for the DIP facility proceeds) of the borrower and the guarantors is cash collateral for the DIP facility and will not be used or transferred for any purpose whatsoever without the consent of the bondholder DIP lenders. All funding needs of the Debtors will be funded through the proceeds of the DIP facility, in accordance with a budget and the terms of the DIP facility agreement.

     See Note C for discussion of the events of default and uncertainties about compliance with the terms and conditions of the Company’s debt. The holders of the debt have the right to accelerate repayment, or may have such right, which has caused all of the Company’s long-term debt to be classified as current. The automatic stay of Section 362 of the United States Bankruptcy Code prevents the holders of such debt from seeking to enforce their collection rights under the indentures, except within the context of the Chapter 11 cases, and even then only with the prior approval of the Bankruptcy Court. However, NTL has received letters from the agents for the lenders under the UK credit facilities reserving such lenders’ rights to accelerate repayment of the facilities and to enforce the security granted in respect of the facilities on account of the defaults thereunder, actions which would not be prohibited by the automatic stay.

     The effective interest rates on the Company’s variable interest rate debt were as follows:

September 30,
2002

NTL Communications Limited:
Senior Credit Facility	6.26%
Term Facility	7.76%
Working Capital Facility	11.26%

Note I — Other Charges Including Restructuring Charges

     Other charges of $32.2 million in the nine months ended September 30, 2002 include asset impairment charges of $26.6 million and restructuring charges of $5.6 million. Other charges of $53.2 million in the nine months ended September 30, 2001 were for information technology integration and for business rationalization consulting.

     Asset impairment charges of $26.6 million in 2002 are non-cash charges to write down certain fixed assets to their estimated fair values based on our assessment that the carrying value was not recoverable.

     The Company recorded restructuring charges in the fourth quarter of 2001 as a result of actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas of the Company. These charges included employee severance and related costs for approximately 5,200 employees to be terminated, of which approximately 20 employees were still employed by the Company as of September 30, 2002.

     The following table summarizes the restructuring charges incurred and utilized in 2002 and 2001:

	Employee
	and Severance	Lease Exit	Agreement
	Related Costs	Costs	Modifications	Other	Total

	(in millions)
Balance, December 31, 2001	$72.5	$33.5	$27.7	$—	$133.7
Charged to expense	4.3	—	0.3	1.0	5.6
Utilized	(73.7)	(12.4)	(19.5)	(1.0)	(106.6)

Balance, September 30, 2002	$3.1	$21.1	$8.5	$—	$32.7

Note J — Related Party Transactions

     Due from affiliates at September 30, 2002 of $156.1 million includes $138.8 million in amounts due from NTL Incorporated and NTL (Delaware), Inc. which is payable to United Kingdom subsidiaries of the Company.

     On September 28, 2001, the Company loaned NTL Incorporated $150.0 million in cash and received 15.0% Promissory Notes due September 30, 2004. Interest is payable monthly in cash at a rate of 15.0% per annum beginning on October 31, 2001.

     Pursuant to the proposed plan of reorganization, generally all intercompany claims owed by any parent Debtor, directly or indirectly, to any of its Debtor subsidiaries will be distributed by such Debtor subsidiary up to its corporate parent in exchange for one share of such Debtor subsidiary’s common stock. In addition, generally all intercompany claims owed by any Debtor subsidiary, directly or indirectly, to any parent Debtor will be contributed by the parent Debtor down to such Debtor subsidiary, in exchange for one additional share of common stock from such Debtor subsidiary. Debtors include NTL Incorporated, NTL (Delaware), Inc., NTL Communications Corp., Diamond Cable Communications Limited, Diamond Holdings Limited and Communications Cable Funding Corp.

     On April 5, 2002, following receipt of the proceeds from the sale of NTL Australia, NTL Delaware loaned £90.0 million to NTL (UK) Group, Inc., which is the loan payable to NTL (Delaware), Inc. of $148.9 million at September 30, 2002 including accrued interest of $7.6 million. Such loan was actually made (with the approval of the lenders under the UK credit facilities) to NTL (UK) Group, Inc. and then on-lent to certain subsidiaries of NTL (UK) Group, Inc. This loan is structurally senior to the outstanding public notes issued by the Company and contractually senior to intra-group debt owed by NTL (UK) Group, Inc. to the Company but contractually subordinated to the UK credit facilities. The loan is due on April 1, 2006 and is redeemable at the option of NTL Delaware. Interest on the note is at 23% per annum, compounded semiannually, and is payable, in cash, on the earlier of April 1, 2006 or the redemption date of the notes. In connection with the DIP facility, the current interest rate on this loan has been reduced from 23% per annum to 11% per annum.

     Pursuant to the DIP facility, all funding needs of the Debtors will be funded through the proceeds of the DIP facility, in accordance with a budget and the terms of the DIP facility agreement. Communications Cable Funding Corp. has entered into intercompany note agreements with NTL Incorporated and NTL (Delaware), Inc. to evidence such transactions. The notes bear interest on the unpaid principal amount for three months from July 15, 2002 at the rate of 11% per annum. With respect to each successive three month period following that date, the rate per annum will increase incrementally by 1% over the immediately preceding three month period but will not exceed 18% per annum for any three month period. The notes are payable on demand. At September 30, 2002, loans to affiliates included $5.5 million (including interest of $0.1) and $5.8 million (including interest of $0.1) from NTL Incorporated and NTL (Delaware), Inc., respectively relating to these notes.

Note K — Comprehensive Loss

     The Company’s comprehensive loss for the nine months ended September 30, 2002 and 2001 was $1,159.1 million and $2,534.8 million, respectively.

Note L — Commitments and Contingent Liabilities

     At September 30, 2002, the Company was committed to pay approximately $1,374.3 million for equipment and services and for investments in and loans to affiliates. This amount includes approximately $1,050.5 million for operations and maintenance contracts and other commitments from October 1, 2003 to 2013.

     NTL Incorporated and certain of its officers have been named as defendants in a number of purported securities class action lawsuits. The complaints in those cases generally allege that the defendants failed to accurately disclose NTL’s financial condition, finances and future prospects in press releases and other communications with investors prior to filing its Chapter 11 case in federal court. NTL does not know of any facts that would support these allegations, and the defendants intend to defend the lawsuits vigorously. The cases have been consolidated for all purposes before the U.S. District Court for the Southern District of New York. As a result of the voluntary filing of a petition under Chapter 11 of the U.S. Bankruptcy code, the cases may not currently proceed against the Company itself. Moreover, the Plan provides for a discharge and for releases that will effectively bar the suits from continuing against the Company following consummation. However, the executives named in the suits continue to be defendants in the suits and will continue as such following consummation.

     National Transcommunications Limited, a subsidiary of NTL Incorporated, has been in discussions with Vodafone Limited relating to the pricing of transmission services which National Transcommunications Limited has been providing to Vodafone Limited. Thus far the parties have been unable to agree on a settlement. Vodafone Limited has commenced proceedings seeking recovery of amounts which they allege are excess annual rent paid for the services, and a reduction in the continuing annual rental for the duration of the transmission contract. It is possible that if such a claim were successful, it could have an adverse effect on NTL’s financial position. NTL has instructed solicitors to vigorously defend the claim and believes that, in the event of litigation, it would have a good defense to any claim.

     The Company is involved in certain other disputes and litigation arising in the ordinary course of its business. None of these matters are expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Note M — Condensed Consolidating Financial Statements of Entities in Reorganization and Entities Not in Reorganization

     The following condensed consolidating financial statements of the Company as of September 30, 2002 and for the nine months ended September 30, 2002 have been provided pursuant to AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code.” NTL Communications Corp., Diamond Cable Communications Limited, Diamond Holdings Limited and Communications Cable Funding Corp., are included in Entities in Reorganization. All other wholly-owned direct and indirect subsidiaries of NTL Communications Corp. are included in Entities Not in Reorganization.

	Nine Months Ended September 30, 2002

	Entities in	Entities Not in
Statement of Operations	Reorganization	Reorganization	Adjustments	Consolidated

	(unaudited)
	(in millions)
Revenue
Consumer telecommunications and television	$—	$1,538.5		$1,538.5
Business telecommunications	—	655.6		655.6
Broadcast transmission and other	—	231.9		231.9

	—	2,426.0		2,426.0
Costs and expenses
Operating expenses (exclusive of depreciation shown separately below)	—	1,128.7		1,128.7
Selling, general and administrative expenses	—	565.6		565.6
Other charges	—	32.2		32.2
Non-cash compensation	—	—		—
Corporate expenses	164.3	137.0		301.3
Depreciation	0.4	1,049.6		1,050.0
Amortization	22.7	24.2		46.9

	187.4	2,937.3		3,124.7

Operating (loss)	(187.4)	(511.3)		(698.7)
Other income (expense)
Interest income and other, net	386.9	10.3	$(377.5)	19.7
Interest expense (contractual interest of $1,041.8 (2002))	(368.5)	(665.9)	382.1	(652.3)
Share of (losses) from equity investments	(1,033.8)	—	1,030.8	(3.0)
Foreign currency transactions (losses) gains	(197.1)	149.7	—	(47.4)

(Loss) before recapitalization items and income taxes	(1,399.9)	(1,017.2)	1,035.4	(1,381.7)
Recapitalization items, net	(50.4)	(45.4)	—	(95.8)

(Loss) before income taxes	(1,450.3)	(1,062.6)	1,035.4	(1,477.5)
Income tax benefit	1.2	31.8	—	33.0

Net (loss)	$(1,449.1)	$(1,030.8)	$1,035.4	$(1,444.5)

	Nine Months Ended September 30, 2001

	Entities in	Entities Not in
Statement of Operations	Reorganization	Reorganization	Adjustments	Consolidated

	(unaudited)
	(in millions)
Revenue
Consumer telecommunications and television	$—	$1,537.1		$1,537.1
Business telecommunications	—	618.5		618.5
Broadcast transmission and other	—	207.8		207.8

	—	2,363.4		2,363.4
Costs and expenses
Operating expenses (exclusive of depreciation shown separately below)	—	1,180.3		1,180.3
Selling, general and administrative expenses	2.9	772.2		775.1
Other charges	—	53.2		53.2
Non-cash compensation	30.6	—		30.6
Corporate expenses	13.8	—		13.8
Depreciation	0.4	923.2		923.6
Amortization	467.1	486.4		953.5

	514.8	3,415.3		3,930.1

Operating (loss)	(514.8)	(1,051.9)		(1,566.7)
Other income (expense)
Interest income and other, net	417.3	8.5	$(404.6)	21.2
Interest expense	(693.7)	(630.4)	428.4	(895.7)
Share of (losses) from equity investments	(1,714.4)	—	1,703.7	(10.7)
Foreign currency transactions (losses) gains	37.9	(33.6)	—	4.3

(Loss) before recapitalization items and income taxes	(2,467.7)	(1,707.4)	1,727.5	(2,447.6)
Recapitalization items, net	—	—	—	—

(Loss) before income taxes	(2,467.7)	(1,707.4)	1,727.5	(2,447.6)
Income tax benefit	—	3.7	—	3.7

Net (loss)	$(2,467.7)	$(1,703.7)	$1,727.5	$(2,443.9)

	September 30, 2002

	Entities in	Entities Not in
Balance Sheet	Reorganization	Reorganization	Adjustments	Consolidated

	(unaudited)
	(in millions)
Current assets	$454.7	$1,124.4	$(370.8)	$1,208.3
Investments in and loans to affiliates, net	(827.0)	—	834.0	7.0
Fixed and noncurrent assets	6,464.9	13,080.7	(7,210.3)	12,335.3

Total assets	$6,092.6	$14,205.1	$(6,747.1)	$13,550.6

Current liabilities	$251.2	$8,389.9	$(1,170.7)	$7,470.4
Noncurrent liabilities	—	6,846.0	(6,607.2)	238.8
Liabilities subject to compromise	10,050.0	—	—	10,050.0
Shareholder’s (deficiency)	(4,208.6)	(1,030.8)	1,030.8	(4,208.6)

Total liabilities and shareholder’s (deficiency)	$6,092.6	$14,205.1	$(6,747.1)	$13,550.6

	Nine Months Ended September 30, 2002

	Entities in	Entities Not in
Statement of Cash Flows	Reorganization	Reorganization	Adjustments	Consolidated

	(unaudited)
	(in millions)
Net cash (used in) provided by operating activities	$(67.2)	$151.8	$16.1	$100.7
Net cash (used in) investing activities	(175.5)	(509.1)	(16.1)	(700.7)
Net cash provided by financing activities	220.4	572.9	—	793.3
Effect of exchange rate changes on cash and cash equivalents	—	27.3	—	27.3

(Decrease) increase in cash and cash equivalents	(22.3)	242.9	—	220.6
Cash and cash equivalents at beginning of period	78.5	172.6	—	251.1

Cash and cash equivalents at end of period	$56.2	$415.5	$—	$471.7

	Nine Months Ended September 30, 2001

	Entities in	Entities Not in
Statement of Cash Flows	Reorganization	Reorganization	Adjustments	Consolidated

	(unaudited)
	(in millions)
Net cash (used in) provided by operating activities	$(1,103.7)	$594.1	$40.0	$(469.6)
Net cash (used in) investing activities	(291.9)	(1,343.2)	131.2	(1,503.9)
Net cash provided by financing activities	1,385.7	611.1	(171.2)	1,825.6
Effect of exchange rate changes on cash and cash equivalents	0.1	(7.4)	—	(7.3)

(Decrease) in cash and cash equivalents	(9.8)	(145.4)	—	(155.2)
Cash and cash equivalents at beginning of period	168.2	255.3	—	423.5

Cash and cash equivalents at end of period	$158.4	$109.9	$—	$268.3

Note N — Segment Data

     The Company’s primary measure of profit or loss for each reportable segment is Operating EBITDA as defined below. The Company considers Operating EBITDA an important indicator of the operational strength and performance of its reportable segments, including the ability to provide cash flows to service debt and fund capital expenditures. Operating EBITDA excludes the impact of costs and expenses that do not directly effect cash flows such as depreciation, amortization and share of (losses) from equity investments. The Company also excludes costs and expenses that are not directly related to the performance of a single reportable segment from Operating EBITDA rather than allocating these costs and expenses to multiple reportable segments. Other charges, corporate expenses and foreign currency transactions are not directly related to a single segment. Operating EBITDA should be considered in addition to, not as a substitute for, operating (loss), net (loss) and other measures of financial performance reported in accordance with generally accepted accounting principles.

	Broadcast	Consumer	Business	Shared	Total

	(in millions)
Nine Months Ended September 30, 2002
Revenues	$231.9	$1,538.5	$655.6	$—	$2,426.0
Operating EBITDA(1)	120.0	631.9	254.1	(274.3)	731.7
Nine Months Ended September 30, 2001
Revenues	$207.8	$1,537.1	$618.5	$—	$2,363.4
Operating EBITDA(1)	105.1	419.4	207.1	(323.6)	408.0
Total assets
September 30, 2002 (2)	$856.0	$8,143.0	$3,370.6	$1,181.0	$13,550.6
December 31, 2001 (3)	792.5	8,012.3	3,287.0	938.6	13,030.4

(1)	Represents earnings before interest, taxes, depreciation, amortization, other charges, corporate expenses, share of (losses) from equity investments, foreign currency transaction gains (losses) and recapitalization items, net. Segment Operating EBITDA in 2001 has been reclassified to conform to the current year presentation.

(2)	At September 30, 2002, shared assets included $408.3 million of cash and cash equivalents and $772.7 million of other assets.

(3)	At December 31, 2001, shared assets included $189.8 million of cash and cash equivalents and $748.8 million of other assets.

     The reconciliation of segment combined Operating EBITDA to loss before income taxes is as follows:

	Nine Months Ended
	September 30,

	2002	2001

	(in millions)
Segment combined Operating EBITDA	$731.7	$408.0
(Add) deduct:
Other charges	32.2	53.2
Non-cash compensation	—	30.6
Corporate expenses	301.3	13.8
Depreciation	1,050.0	923.6
Amortization	46.9	953.5
Interest income and other, net	(19.7)	(21.2)
Interest expense	652.3	895.7
Share of losses from equity investments	3.0	10.7
Foreign currency transaction losses (gains)	47.4	(4.3)
Recapitalization items, net	95.8	—

	2,209.2	2,855.6

(Loss) before income taxes	$(1,477.5)	$(2,447.6)

CWC ConsumerCo, a division

of ntl (CWC) Limited
(formerly Cable & Wireless
Communications Limited)
“ConsumerCo”

Report and financial statements as of March 31, 1999

and 2000 and for the three years ended March 31, 2000

FINANCIAL STATEMENTS OF CONSUMERCO

Reprinted Copy of Report of Independent Auditors

To the Directors of NTL Incorporated

      We have audited the accompanying financial statements of CWC ConsumerCo (“ConsumerCo”) as of March 31, 1999 and 2000 and for the three years ended March 31, 2000 which have been prepared on the bases and in accordance with the accounting policies set out therein under the historical cost convention.

Respective responsibilities of directors and auditors

      The Directors of ntl (CWC) Limited are responsible for the preparation of the financial statements in accordance with the applicable United Kingdom law and accounting standards. Our responsibilities, as independent auditors, are established by the United Kingdom Auditing Practices Board and by our profession’s ethical guidance.

Basis of opinion

      We conducted our audit in accordance with generally accepted auditing standards in the United States. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the Directors in the preparation of the financial statements and of whether the accounting policies are appropriate to the circumstances of ConsumerCo, consistently applied and adequately disclosed.

      We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

Opinion

      In our opinion, the financial statements referred to above present fairly, in all material respects, the state of affairs of ConsumerCo as at March 31, 1999 and 2000 and of ConsumerCo’s results and cash flows for each of the three years ended March 31, 2000 in accordance with the bases of preparation detailed in the accompanying financial statements, applied using accounting principles generally accepted in the United Kingdom.

Reconciliation to US GAAP

      Accounting practices used by ConsumerCo in preparing the accompanying financial statements conform with generally accepted accounting principles in the United Kingdom, but do not conform with generally accepted accounting principles in the United States. A description of these differences and a reconciliation of net loss and shareholders’ equity to generally accepted accounting principles in the United States is set out in Note 35.

Arthur Andersen

Chartered Accountants

London

United Kingdom
6th October 2000

Note:	Reprinted above is a copy of the report previously expressed by such firm which has ceased operations. The reprinting of this report is not equivalent to a current reissuance of such report as would be required if such firm was still operating. Because such firm has not consented to the inclusion of this report in this registration statement, your ability to make a claim against such firm may be limited or prohibited.

ConsumerCo

Combined Profit & Loss Account

For the Years Ended March 31

	Note	2000	1999	1998

		£m	£m	£m
Turnover
Continuing operations		694	688	104
Acquisitions		—	—	446

	4	694	688	550

Operating costs
Outpayments and other cost of sales	5	(269)	(251)	(188)

Gross profit		425	437	362
Millennium and NCNC costs	5,6	(12)	(16)	(2)
Other operating expenses (net)	5	(270)	(241)	(197)
Depreciation and amortisation	5,7	(156)	(135)	(103)

Operating (loss)/profit
Continuing operations		(13)	45	49
Acquisitions		—	—	11

Total operating (loss)/profit		(13)	45	60
Costs of fundamental reorganisation	10	—	—	(96)
Release of surplus fundamental reorganisation provision		2	—	—
Profit on disposal as tangible fixed assets		1	—	—
Net interest payable	11	(190)	(179)	(121)

Loss on ordinary activities before taxation	7	(200)	(134)	(157)
Taxation	12	34	—	—

Loss on ordinary activities after taxation		(166)	(134)	(157)
Minority interests		1	(1)	—

Net loss — transfer to reserves		(165)	(135)	(157)

      As more fully explained in Note 2, ConsumerCo did not operate as a separate legal or reporting entity throughout the period. Accordingly the above profit and loss account may not be representative of its future results.

      All operations are continuing.

      There are no recognised gains or losses other than those reflected in the combined profit and loss account and accordingly, no statement of total recognized gains and losses is presented.

     The accompanying notes are an integral part of this combined profit and loss account.

ConsumerCo

Combined Balance Sheet

As at March 31

	Note	2000	1999

		£m	£m
Fixed assets
Intangible assets	13	8	8
Tangible assets	14	3,167	2,860

		3,175	2,868
Current assets
Debtors:
Due within one year	15	131	67
Due after one year	15	68	69
Debtors within receivables securitisation	16
Gross debtors		56	85
Non-returnable proceeds		(29)	(62)
		27	23
Cash at bank and in hand		87	127

		313	286
Creditors: amounts falling due within one year	17	(826)	(487)

Net current liabilities		(513)	(201)

Total assets less current liabilities		2,662	2,667
Creditors: amounts falling due after more than one year	18	(3,075)	(2,916)
Provisions for liabilities and charges	19	(6)	(14)
Net liabilities		(419)	(263)
Capital and reserves
Called up share capital	21	748	746
Share premium	22	17	9
Other reserves	22	(1,199)	(1,034)

Equity shareholders’ funds		(434)	(279)
Equity minority interest		15	16

		(419)	(263)

The accompanying notes are an integral part of this combined balance sheet.

Approved and signed on behalf of the Board

6th October 2000

ConsumerCo

Combined Cash Flow Statement

For the Years Ended March 31

	Note	2000	1999	1998

		£m	£m	£m
Net cash inflow before fundamental reorganisation costs and IT outsource		(89)	220	386
Outflow related to fundamental reorganisation costs and IT outsource		(6)	(41)	(30)

Net cash (outflow)/inflow from operating activities	27	(95)	179	356

Returns on investments and servicing of finance
Interest received		5	15	10
Interest paid		(224)	(227)	(144)

Net cash outflow from returns on investments and servicing of finance		(219)	(212)	(134)

Taxation
U.K. Corporation tax paid		—	—	(16)

Tax Paid		—	—	(16)
Capital expenditure and financial investment
Purchase of tangible fixed assets		(452)	(375)	(529)
Interest bearing deposit (net of VAT)		—	(109)	—
Sale of tangible fixed assets		19	57	—

Net cash outflow from capital expenditure and financial investment		(433)	(427)	(529)

Acquisitions and disposals
Purchase of subsidiary undertakings, net of cash acquired	28	—	—	88
Disposal of business	28	—	4	—

Net cash inflow from acquisitions and disposals		—	4	88

Equity dividends paid
Ordinary dividends paid		—	—	(9)

Cash outflow before financing		(747)	(456)	(244)

Financing
Increase in bank and other loans		932	669	3,257
Increase in share capital		1	—	—
Net proceeds from issue of loan notes		—	433	1,585
Repayment of debt		(222)	(736)	(4,448)
Capital element of finance lease rental payments		(4)	(12)	(6)

(Decrease)/increase in cash	29	(40)	(102)	144

The accompanying notes are an integral part of this combined cash flow statement.

ConsumerCo

Reconciliation of Movements in Equity Shareholders’ Funds

For the Years Ended March 31

	Note	2000	1999	1998

		£m	£m	£m
Loss for the financial year		(165)	(135)	(157)
Share issues	21,22	10	10	1,957
Goodwill acquired and written off during the year		—	—	(2,006)
Other movements on reserves		—	(31)	(7)

Net decrease in equity shareholders’ fund		(155)	(156)	(213)
Equity shareholders’ funds at beginning of year		(279)	(123)	90

Equity shareholders’ funds at end of year		(434)	(279)	(123)

The accompanying notes are an integral part of this reconciliation of movements in equity shareholders’ funds.

ConsumerCo

Notes to the Combined Financial Statements

1 Background

      On July 26, 1999, Cable and Wireless plc (“Cable and Wireless”), NTL Incorporated (“NTL”) and Cable & Wireless Communications (now ntl (CWC) Limited and hereafter “ntl (CWC)”) announced that they had agreed to propose a restructuring of ntl (CWC) to its shareholders. The restructuring was agreed by the shareholders, and completed on May 30, 2000.

      As part of the restructuring, ntl (CWC), which was a 52.8% owned subsidiary of Cable and Wireless was separated into its residential cable, business cable, indirect residential telephony, residential internet and digital television development and services businesses, referred to as ConsumerCo, and its corporate, business, internet protocol and wholesale operations, referred to as CWC Data Co. NTL indirectly acquired all of ConsumerCo and Cable and Wireless indirectly acquired the interest in CWC DataCo. which was not already attributable to it, thereby achieving 100% ownership of CWC DataCo. These two acquisitions, collectively, are referred to as the “Transaction”.

2 Basis of preparation

  a) Structure of financial statements

      The financial statements, have been prepared on the basis set out within the “Basis of preparation” below. In the financial statements, ntl (CWC) and its subsidiary undertakings, as appropriate, are referred to as “ntl (CWC) group”.

      The activities of ConsumerCo were carried out as an integral part of the ntl (CWC) group and as such the operations comprising ConsumerCo were carved out from the financial statements of the ntl (CWC) group. Consequently, certain revenues, costs, assets and liabilities previously reported within legal entities, comprising the ntl (CWC) group, have been allocated to ConsumerCo to reflect the assets and liabilities attributable to ConsumerCo and the results of such operations for the periods shown.

      As a result of the carve out, the combined balance sheet presents an “Other reserves” balance for ConsumerCo, consistent with the fact that ConsumerCo did not operate as a standalone group. Accordingly, the net liabilities position is presented with an equal and opposite equity shareholders’ funds figure after including this “Other reserves” balance which represents the investment in ConsumerCo held by the ntl (CWC) group.

      The financial statements have been prepared specifically in connection with the acquisition of ConsumerCo by NTL and consequently do not contain certain reports, disclosures or other matters that would be required under the UK Companies Act 1985.

      Further, the financial statements do not necessarily reflect the terms of the Transaction agreement referred to in Note 1 above.

  b) Basis of preparation

     Revenue

      All ConsumerCo’s revenues are specifically identifiable from the total revenues of the ntl (CWC) group.

     Specifically attributable costs, assets and liabilities

      Most of the costs, assets and liabilities reflected in the financial statements are specifically identifiable to ConsumerCo. Such specific costs, assets and liabilities have been allocated directly to ConsumerCo.

          • Outpayments

      Outpayments and other cost of sales figures represent third party costs incurred by ConsumerCo.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

     Allocation of indirectly attributable costs, assets and liabilities

      Where costs, assets and liabilities were incurred for the benefit of ConsumerCo, but could not be specifically identified, an allocation has been made.

      Indirectly attributable costs, assets and liabilities have been allocated using bases which the Directors believe provide an appropriate mechanism to carve out ConsumerCo’s financial results for the three years ended March 31, 2000 and financial position as at March 31, 1999 and 2000, from the ntl (CWC) group financial statements.

     Costs

      Particular indirectly attributable costs have been allocated consistently on the following bases unless otherwise stated:

          • Net operating expenses — three years ended March 31, 2000

      Net operating expenses consist primarily of network operations and central ntl (CWC) group support costs, principally those of the Finance and IT departments. A significant element of these costs are staff related.

•	Network operations costs have been allocated based upon the relative usage of the ntl (CWC) group telecommunications network by those products and services provided by ConsumerCo.

•	Staff and related costs have been allocated based upon management’s estimation of the relative proportion of individuals’ time providing services to ConsumerCo. The Directors believe that this provides a fair allocation of costs to ConsumerCo.

•	IT department costs relating to general IT support and services have been allocated in the proportion of ConsumerCo headcount, including allocated headcount, to total ntl (CWC) group headcount. Specific IT projects and systems have been allocated on the basis of estimated usage by ConsumerCo.

•	Finance department costs have been allocated in the proportion of ConsumerCo headcount (including allocated headcount) to total ntl (CWC) group headcount. In the year ended March 31, 1998 these costs were allocated on the basis of revenue due to the lack of retrospective information regarding Finance department headcount. The Directors believe that despite the different bases applied the overall allocation is appropriate.

•	Facilities and other related costs have been allocated based on relative usage by ConsumerCo.

          • Depreciation

      Depreciation for the three years ended 31 March 2000 has been allocated consistent with the allocation of fixed assets to ConsumerCo.

     Assets and liabilities

      Particular indirectly attributable assets and liabilities have been consistently allocated on the following bases as at March 31, 1999 and 2000 unless otherwise stated:

          • Fixed assets

      ConsumerCo has allocated fixed asset additions and disposals on the basis of management’s estimate of relative usage of those assets. The Directors believe this fairly presents the historic asset base attributable to ConsumerCo.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

          • Trade creditors

      Trade creditor amounts relate to operating and capital expenditure. Where not specifically attributable, such amounts have been allocated based on the allocation to ConsumerCo of net operating expenses and capital expenditure.

          • Debt

      Substantially all ntl (CWC)’s debt has been allocated to ConsumerCo on the basis that it is primarily used to fund ConsumerCo activities. See Note 18.

          • Other assets and liabilities

      Prepayments and accrued income and accruals and deferred income amounts are attributable to specific ConsumerCo cost centres and where not specifically attributable, have been allocated based on the allocation of the net operating expenses to each respective cost centre.

     Limitations on use of financial statements

      Because of the allocations referred to above and the proposed changes in the structure and financing of ConsumerCo going forward, these financial statements should not be relied upon as being representative of the future financial position or performance of ConsumerCo. In particular:

•	Outpayments for all periods presented are not representative of those amounts that will be incurred by ConsumerCo in the future as it will need to enter into arms’ length arrangements for the carriage and delivery of telecommunications traffic and services either with CWC DataCo and with other third parties.

•	The operating costs attributed to ConsumerCo for the year ended March 31, 2000 are not representative of the costs it will incur after the proposed transaction as they represent the carve out of costs incurred by the ntl (CWC) group, which was managed as an integrated business. The activities of ConsumerCo on a stand alone basis may be restructured following the Transaction which may result in certain costs being duplicated, other costs being avoided altogether and yet other costs being incurred. For this reason the reported result for the year ended March 31, 2000 is not representative of the amounts to be incurred by ConsumerCo after the Transaction.

•	In view of the refinancing and corporate restructuring of the businesses, the debt, interest and taxation figures included in these financial statements are not representative of the amounts of those items for ConsumerCo following the Transaction.

3 Statement of accounting policies

      The financial statements have been prepared applying ConsumerCo’s accounting policies and no adjustments have been made with respect to any differences between these and NTL’s accounting policies.

      The principal accounting policies of ConsumerCo, which have been applied consistently throughout the three years ended March 31, 2000, unless expressly stated otherwise, are as follows:

  a) Basis of accounting

      The financial statements have been prepared applying accounting principles generally accepted in the United Kingdom and on the historical cost basis.

      The results of subsidiary undertakings acquired or disposed of during the year are included from the date of their acquisition or up to the date of their disposal, except for the acquisition of Mercury Communications

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

Limited which has been merger accounted for under the group reorganisation provisions of FRS 6 “Acquisitions and mergers”.

      Intercompany sales and profits are eliminated fully.

  b) Turnover and revenue recognition

      Turnover, which excludes value added tax, represents the amount receivable in respect of services provided to customers in each year and is accounted for on the accruals basis. At the end of each year adjustments are recorded to defer revenue with respect to services invoiced in advance and to accrue for unbilled services.

  c) Interconnection with other operators

      When operators of other national and international telecommunications networks carry traffic, the charges incurred are matched with the associated revenues. All charges payable to, or by, overseas telecommunications administrations are negotiated separately and are subject to continuous review.

      Charges payable by ConsumerCo to British Telecommunications plc, referred to as BT, for the conveyance of traffic and connections to the BT network are subject to government regulation in the form of a determination by OFTEL, the Office of Telecommunications. During 1998, the basis for calculation of these charges changed from one based on the fully allocated historic cost of providing the delivery mechanism on their network, to one based upon the long-run incremental cost of providing that service.

      Up until September 30, 1997, OFTEL undertook a review, in the form of a determination, after the end of each financial year, and for the half year to September 30, 1997, to assess the bases used for the calculation of the charges made in that year. Amendments were backdated to take effect from April 1, in the year under review, but were accounted for in subsequent financial periods.

      Since October 1, 1997, the charging mechanism has been designed to reflect the commercial considerations surrounding a competitive market. OFTEL has set a framework of controls within which BT will have the price flexibility to set its own charges. The degree of control depends on the competitiveness of the services concerned.

  d) Goodwill

      With effect from April 1, 1998, goodwill arising on the acquisition of subsidiary undertakings and businesses, being the difference between the fair value of the purchase consideration and the fair value attributed to the identifiable assets and liabilities acquired, is capitalised and amortised in equal annual instalments through the profit and loss account over the ntl (CWC) Directors’ estimate of its useful economic life.

      ConsumerCo periodically reviews events and changes in circumstances to determine whether the recoverability of the carrying value of goodwill should be reassessed. An impairment assessment is performed whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

      As permitted under the transitional provisions in FRS 10, “Goodwill and Intangible Assets”, goodwill on acquisitions prior to April 1, 1998 is dealt with as a movement on reserves. Where subsidiary undertakings are wholly or partially disposed of during the year, goodwill that was written off to reserves or has not been amortised through the profit and loss account is charged to the profit and loss account.

  e) Tangible fixed assets and depreciation

      Tangible fixed assets are recorded at cost, which includes materials, direct labour and other incremental costs applicable to the design, construction and connection of the telecommunications and cable television networks and equipment. Other incremental costs capitalised include all costs of those departments responsible solely for design, construction and connection. Where departments spend only part of their time on functions directly

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

connected with design, construction and connection, the relevant proportion of total costs is capitalised. Costs which are initially capitalised in projects under construction where the projects do not become operational are written off to the profit and loss account, once it is determined that the project will not become operational.

      Costs of departments relating to revenue related operations such as direct selling, marketing and other customer related departments, are not capitalised.

     Capitalisation of interest

      Interest is capitalised as part of the cost of separately identifiable major capital projects, up to the time that such projects are substantially complete. The amount of interest capitalised is calculated as the capitalisation rate multiplied by the weighted average carrying amount of major capital projects under construction during the period.

     Depreciation

      Depreciation is provided on the difference between the cost of tangible fixed assets and the estimated residual value in equal annual instalments over the estimated useful lives of the assets. These lives are as follows:

Land and buildings:	Lives
freehold buildings	40 years
leasehold land and buildings	up to 40 years or term of lease if less
leasehold improvements	remaining term of lease or expected useful life of the improvements if less
Communications network plant and equipment:
ducting and network construction	10 to 40 years
electronic equipment and cabling	10 to 20 years
other network plant and equipment	6 to 25 years
Non-network plant and equipment	3 to 10 years

      Freehold land, where the cost is distinguishable from the cost of the building thereon, is not depreciated.

      After a portion of the network is fully constructed and released to operations, depreciation of the network commences either when target rates of penetration are achieved or no later than one year after the release date.

  f) Leased Assets

      Where assets are financed by leasing agreements that give rights approximating to ownership, the assets are treated as if they had been purchased outright. The amount capitalised is the present value of the minimum lease payments payable during the lease term. The corresponding leasing commitments are shown as obligations to the lessor. Lease payments are split between capital and interest elements using the annuity method. Depreciation on the relevant assets and interest are charged to the profit and loss account.

      All other leases are operating leases and the annual rentals are charged to operating profit on a straight line basis over the lease term.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

  g) Fixed asset investments

      Fixed asset investments are stated at cost less provisions for impairment. Any impairment is charged to the profit and loss account in the year in which it is identified.

  h) Deferred taxation

      The charge for taxation is based on the results for the year and takes into account taxation deferred because of timing differences between the treatment of certain items for taxation and accounting purposes. ConsumerCo provides for deferred tax unless there is a reasonable probability that the liability will not arise in the foreseeable future. Where deferred tax is provided, the liability method is used. No deferred tax assets are recognised in respect of accumulated tax losses.

  i) Pensions

  Defined contribution schemes

      Where ConsumerCo companies through the ntl (CWC) group participate in defined contribution pension schemes for their employees, the pension costs charged to the profit and loss account represent contributions payable during the year.

  Defined benefit schemes

      ConsumerCo through the ntl (CWC) group also participates in a defined benefit pension scheme operated by Cable and Wireless for certain employees. The regular cost of providing benefits is charged to operating profit over the service lives of the members of the scheme so as to achieve a constant percentage of pensionable pay.

  j) Foreign currencies

      Transactions are translated into sterling at the rate of exchange ruling on the date of the transaction. All outstanding monetary assets and liabilities denominated in foreign currency are retranslated at the rates ruling at the balance sheet date. Any exchange differences arising are dealt with through the profit and loss account.

      The results of overseas operations are translated at the average rate of exchange during the period and their balance sheets at the rate ruling at the balance sheet date. Exchange differences arising on translation of the opening net assets and results of overseas operations are dealt with through reserves. All other exchange differences are included in the profit and loss account.

  k) Forward exchange contracts and interest rate swaps

      ConsumerCo through the ntl (CWC) group uses financial instruments, including forward exchange contracts and interest rate swaps, in its management of exchange rate and interest rate exposures. While these instruments are subject to the risk of loss from changes in exchange rates and interest rates, these losses would generally be offset by gains in the related exposures.

      Financial instruments are only used to hedge underlying economic exposures. ConsumerCo does not speculate in derivative financial instruments.

      Realised and unrealised gains and losses on forward contracts which hedge firm third party commitments are recognised in the profit and loss account in the same period as the gain or loss on the underlying transaction. Net interest paid or received on interest rate swaps is included in interest expense on an accruals basis.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

  l) Capital instruments and financing costs

      Capital instruments are accounted for and classified as equity or non-equity share capital, equity or non-equity minority interests or debt according to their form. The costs of issue of non-equity and debt capital instruments are charged to the profit and loss account on an annual basis over the life of the instruments at a constant rate on the carrying amount. Where permitted by law, a corresponding amount is subsequently transferred from the share premium account to retained earnings. The cost of issue of equity instruments is written off against the share premium account.

  m) Provisions

      ConsumerCo accounts for provisions in accordance with FRS12 “Provisions and Contingencies”. Consequently, provisions are only recognised when ConsumerCo has a legal or constructive obligation to transfer economic benefits as a result of past events. To the extent that the provisions are surplus to requirements they are released in the profit and loss account.

  n) IT outsource

      ConsumerCo through the ntl (CWC) group has entered into a 10 year contract for the provision of commercial IT services. Certain costs are paid in advance of the benefit received. These costs are deferred and amortised over the period during which benefit is derived. The charge for the provision of the consolidated billing system is amortised over the expected levels of billing activity.

  o) Millennium and National Code Number Change costs

      Costs incurred in modifying existing software to achieve Year 2000 compliance are normally written off to the profit and loss account in the period in which they are incurred. However, to the extent that any expenditure not only achieves compliance, but also represents an enhancement of an asset’s service potential, it is capitalised and depreciated over the estimated remaining useful life of the asset, in accordance with Urgent Issues Task Force Abstract 20, “Year 2000: Accounting and Disclosures”.

      Costs incurred in modifying equipment in preparation for National Code Number Changes are normally written off to the profit and loss account in the period in which they are incurred. However, to the extent that any expenditure not only achieves the necessary modification but also represents an enhancement of an asset’s service potential, it is capitalised and depreciated over the estimated remaining useful life of the asset.

4 Turnover

      Turnover derives from:

•	local, national and international telecommunications and cable television services; and

•	the sale and rental of telecommunications equipment.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

      Turnover comprised the following:

	2000	1999	1998

	£m	£m	£m
Consumer Markets
Direct telephony	279	292	219
Indirect telephony	93	102	104
Television	253	222	172
Business Markets	69	72	55

Total Turnover	694	688	550

      The ntl (CWC) Directors consider this to be a single class of business and accordingly no segmental analysis of operating profit or loss or net assets is shown. In the year ended March 31, 2000 all of the turnover was generated by operations in the United Kingdom (1999: 100% and 1998: 100%).

5 Cost of sales and operating expenses

			1998
	2000	1999
	Total	Total	Continuing	Acquisition
					Total
	£m	£m	£m	£m	£m
Outpayments and other cost of sales	269	251	36	152	188
Other operating expenses (net)	270	241	19	178	197
Millennium and NCNC costs	12	16	—	2	2
Depreciation and amortisation	156	135	2	101	103

      All activities in the years ended March 31, 1999 and 2000 were continuing.

6 Millennium and national code number change costs

  Millennium costs

      Millennium costs comprise the costs allocated to ConsumerCo through the ntl (CWC) group Year 2000 Programme. This includes ConsumerCo’s share of the costs of making software and systems compliant, upgrading rented customer premises equipment, purchasing new software and employing external consultants and advisors, as well as the costs of ConsumerCo employees working on the Year 2000 Programme. A cumulative total of £30 million has been incurred to date, of which £1 million has been capitalised and £29 million has been written off to the profit and loss account.

  National Code Number Change Costs

      National Code Number Change costs are being incurred by ConsumerCo through the ntl (CWC) group, in relation to the change in national code numbers which has been initiated by OFTEL. National dialling codes are being reorganised to provide additional UK numbering capacity required for long term growth in new numbers for fixed and mobile telephones, fax, pager, and internet use.

      Costs of £2 million had been incurred during the year in relation to National Code Number Change, which were capitalised (1999: £1 million expensed in the profit and loss account). The National Code Number Change programme is expected to take a further year to complete. Total costs are expected to be £5 million of which £3 million is expected to relate to capital expenditure, the balance being written off to the profit and loss account as incurred.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

7 Loss on ordinary activities before taxation

      Loss on ordinary activities before taxation is stated after charging:

	2000	1999	1998

	£m	£m	£m
Depreciation of owned tangible fixed assets	144	122	91
Depreciation of fixed assets held under finance leases	12	12	12
Amortisation of goodwill	—	1	—
Operating lease payments — hire of plant and machinery	—	2	2
Operating lease payments — other	5	8	9
Management service fees payable (see Note 33)	—	1	3

8 Employees

      In 2000 the average monthly number of persons working within ConsumerCo was 5,262 (1999: 5,130 and 1998: 5,407).

      The aggregate remuneration and associated costs of ConsumerCo employees were:

	2000	1999	1998

	£m	£m	£m
Salaries and wages	142	126	106
Social security costs	11	11	10
Pension costs of defined benefit scheme	3	3	3
Pension costs of defined contribution schemes	3	3	2

Total staff costs	159	143	121
Less: Staff costs capitalised within network fixed assets	(79)	(47)	(34)

	80	96	87

      Details of the pension schemes are given in Note 9.

9 Pensions

      ConsumerCo, through ntl (CWC), participates in a pension scheme operated by Cable and Wireless. The scheme is a defined benefit scheme whereby retirement benefits are based on the employees’ final remuneration and length of service, and is funded through a separate trustee administered scheme. Contributions to the scheme are based on pension costs for all members of the scheme across the Cable and Wireless group and are made in accordance with the recommendations of independent actuaries who value the scheme at regular intervals, usually triennially. The last valuation currently available relates to the position of the scheme as at March 31, 1999. Full details relating to the pension scheme are disclosed in the financial statements of Cable and Wireless.

      ConsumerCo also operates several defined contribution pension plans.

      ConsumerCo will establish a new exempt approved pension scheme and employees allocated to ConsumerCo who are active members of the Cable and Wireless superannuation fund will be invited to join the new ConsumerCo scheme and to transfer their accrued rights to it. Employees allocated to ConsumerCo who are active members of ntl (CWC) pension schemes will, for the time being, remain in those schemes.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

10 Costs of fundamental reorganisation

      Following the formation of the ntl (CWC) group on April 28, 1997, the nature and focus of operations of the constituent companies were fundamentally reorganised. Costs of £96 million have been allocated to ConsumerCo and include branding, employee related costs such as redundancies and property rationalisations.

      The inclusion of the costs of fundamental reorganisation had no material impact on the tax charge for 2000 or 1999 or 1998.

11 Net interest payable

	2000	1999	1998

	£m	£m	£m
Interest receivable and similar income:
Deposits and short term loan interest	4	8	8
Funds placed with parent undertaking	—	6	1

	4	14	9

Interest payable:
Finance charges on leases	(6)	(9)	(7)
Bank loans and overdrafts	(70)	(89)	(90)
Loan notes	(146)	(132)	(58)
Funds borrowed from parent undertaking	(2)	—	(1)

	(224)	(230)	(156)
Less: interest capitalised within network fixed assets (Note 14)	30	37	26

	(194)	(193)	(130)

Net interest payable	(190)	(179)	(121)

12 Taxation

      The tax credit comprises:

	2000	1999	1998

	£m	£m	£m
United Kingdom taxation:
Current corporation tax at 30% (1999: 31%, 1998: 31%)	34	—	—
Deferred tax	—	—	—
Adjustment in respect of prior years	—	—	—

Tax credit on profit on ordinary activities	34	—	—

      If deferred tax had been provided in 2000 on a full provision basis, there would have been no change in the tax charge for the year (1999: no change, 1998: no change). The effective tax rate for the year ended March 31, 2000 is 0% (1999: 0%, 1998: 0% after costs of fundamental reorganisation). This rate differs from the statutory tax rate of 30% because the companies within ConsumerCo were loss making in the period and deferred tax assets for such losses were not recognised in full. The tax credit in the year ended March 31, 2000 reflects a payment of £34 million from CWC DataCo for losses surrendered by way of group relief.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

13 Intangible fixed assets

Goodwill

£m
Cost
At April 1, 1999	9
Additions	—
At March 31, 2000	9
Amortisation
At April 1, 1999	1
Charge for the year	—
At March 31, 2000	1
Net book value at March 31, 2000	8
Net book value at March 31, 1999	8

      Goodwill arising on the acquisition of Two Way TV Limited is amortised over 20 years, which is the ntl (CWC) Directors’ estimate of its economic useful life.

14 Tangible fixed assets

	Land	Network cable,	Non-network
	and	plant and	plant and
	buildings	equipment	equipment	Total

	£m	£m	£m	£m
Cost
At April 1, 1999	53	3,020	14	3,087
Additions	1	423	73	497
Disposals	—	(8)	(18)	(26)

At March 31, 2000	54	3,435	69	3,558

Depreciation
At April 1, 1999	4	218	5	227
Charge for the year	5	130	21	156
Transfers	—	16	—	16
Disposals	—	(3)	(5)	(8)

At 31 March 2000	9	361	21	391

Net book value at
March 31, 2000	45	3,074	48	3,167

March 31, 1999	49	2,802	9	2,860

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

	2000	1999

	£m	£m
The net book value of land and buildings comprised:
Freehold	19	19
Long leasehold	2	2
Short leasehold	24	28

	45	49

      Interest totalling £30 million (1999: £37 million) for the year ended March 31, 2000 that is directly applicable to the design, construction and installation of ConsumerCo’s cable television and telecommunications network has been capitalised within additions to network assets. Accumulated interest capitalised included in the total cost of tangible fixed assets at March 31, 2000 amounted to £93 million (1999: £63 million).

      Included in the net book value of Network cable, plant and equipment is £83 million in respect of assets held under finance leases and similar hire purchase contracts (1999: £95 million). Accumulated depreciation on these assets is £42 million (1999: £30 million) and the charge for the year is £12 million (1999: £12 million). Network cable, plant and equipment includes £127 million (1999: £118 million) in respect of assets not yet in service and consequently upon which depreciation has not been charged.

15 Debtors

	2000	1999

	£m	£m
Due within one year
Trade debtors outside receivables securitisations	12	7
Amounts due from CWC DataCo (see below)	63	—
Other debtors	18	11
Prepayments and accrued income	38	49

	131	67

Due after more than one year
Prepayments and accrued income	68	69

	199	136

      Where, as part of attributing assets and liabilities to ConsumerCo and CWC DataCo these assets and liabilities are to be transferred between legal entities within the ntl (CWC) group, intragroup balances have been set up.

      Included within prepayments and accrued income, is an amount of £100 million (1999: £112 million) in respect of the IT outsource representing:

	2000			1999

		Due after
	Due within	more than
	one year	one year	Total	Total

	£m	£m	£m	£m
Security deposit	21	32	53	85
Consolidated billing system charge	9	27	36	14
Transition costs	2	9	11	13

	32	68	100	112

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

      The consolidated billing system charge is amortised over the life of the outsource contract based on expected billing levels. The transition costs billed by IBM in relation to the transition of the IT function to the outsource provider include external legal, consultancy, property and other technical fees which are amortised over differing periods depending on the period over which ConsumerCo, through the ntl (CWC) group, derives benefit.

16 Debtors within receivables securitisation

	2000	1999

	£m	£m
Gross debtors	56	85
Non-returnable proceeds	(29)	(62)

	27	23

      Within the overall working capital facilities, certain trade debtors have been assigned as security against the advance of cash. This security is represented by the assignment of a pool of trade debts to a trust for the benefit of the providers of this securitisation facility. The financing provided against this pool takes into account, inter alia, the risks that may be attached to individual debtors and the expected collection period.

      ConsumerCo, through the ntl (CWC) group, is not obliged (and does not intend) to support any losses arising from the assigned debts against which cash has been advanced. The providers of the finance have confirmed in writing that, in the event of default in payment by a debtor, they will seek repayment of the cash advanced only from the remainder of the pool of debts in which they hold an interest, and that repayment will not be required from ConsumerCo in any other way.

17 Creditors: amounts falling due within one year

	2000	1999

	£m	£m
Unsecured convertible loan notes	—	9
Current instalments due on loans	543	33
Obligations under finance leases	7	5
Trade creditors	34	35
Amounts owed to CWC DataCo (see below)	—	199
Amounts owed to parent undertaking	13	—
Other taxation and social security	11	5
Other creditors	7	30
Accruals and deferred income	211	171

	826	487

      Where, as part of attributing assets and liabilities to ConsumerCo and CWC DataCo these assets and liabilities are to be transferred between legal entities within the ntl (CWC) group, intragroup balances have been set up.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

18 Creditors: amounts falling due after more than one year

	2000	1999

	£m	£m
Notes due 2003 ($750m at a coupon rate of 6.375%)	453	453
Notes due 2005 ($650m at a coupon rate of 6.625%)	393	393
Notes due 2008 ($1.1bn at a coupon rate of 6.750%)	665	665
Bonds due 2005 (£300m at a coupon rate of 7.125%)	298	298
Bonds due 2017 (£200m at a coupon rate of 7.375%)	199	199
Loans	965	795
Obligations under finance lease	100	108
Accruals and deferred income	2	5

	3,075	2,916

      With the exception of certain specific finance lease obligations, all debt of ntl (CWC) group has been allocated to ConsumerCo as such debt has primarily been necessary to fund ConsumerCo’s activities.

      Substantially all third party borrowings were repaid as part of the Transaction Agreement and were replaced with approximately £2.2 billion of borrowings from another NTL group company.

19 Provisions for liabilities and charges

	Onerous	Property
	obligations	costs	Total

	£m	£m	£m
At March 31, 1999	5	9	14
Amounts used during the year	(3)	(5)	(8)
Established during the year	—	—	—

At March 31, 2000	2	4	6

      At March 31, 2000 the onerous obligations provision relates to onerous contract commitments not recorded in the books of Two Way TV Limited. This is expected to be utilised over the next five years.

      The remaining provision for property costs relates to the fair value property provision for overmarket rents set up as a result of the acquisition of Bell Cablemedia and NYNEX CableComms in April 1997, and is expected to be utilised over the next 18 years.

20 Deferred tax

      The amount provided, and the full potential liability, in respect of UK deferred taxation is as follows:

	2000	1999

	£m	£m
Amount provided and potential liability:	—	—
Tax effect of timing differences due to:
Excess capital allowances over depreciation	(206)	(140)
Other timing differences	—	—

	(206)	(140)

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

      As at March 31, 2000, ConsumerCo had substantial UK tax losses available to carry forward which exceeded the timing differences due to the excess of capital allowances over depreciation. No deferred tax asset has been recognised in the accounts in respect of any unutilised tax losses.

21 Called Up Share Capital

	Number of shares

	2000	1999	2000	1999

	m	m	£m	£m
Authorised:
Ordinary shares of 50p each	2,250	2,250	1,125	1,125
Allotted, issued and fully paid:
Ordinary shares of 50p each	1,496	1,493	748	746

      ntl (CWC) was listed on the London and New York Stock exchanges on April 28, 1997, when 1,489,253,555 shares were issued to acquire Bell Cablemedia and NYNEX CableComms with a further 102,707 being issued on offer acceptances received post-listing.

      Allotments of ordinary shares of 50p each during the year to March 31, 2000 were as follows:

	Number of	Gross
	shares	consideration
	allotted	received

		£
Bell Cablemedia plc Savings-Related Share Option Plan 1994	20,135	59,781
Bell Cablemedia plc No 1 Executive Share Option Plan 1994	13,944	41,521
Bell Cablemedia plc No 2 Executive Share Option Plan 1994	26,902	78,089
3.5% Bell Cablemedia plc unsecured convertible loan notes due 2001	46,242	—
5% Bell Cablemedia unsecured convertible loan notes due 1995 (extended)	2,815,385	—
NYNEX CableComms Employees Share Option Plan	252,250	940,388
NYNEX CableComms Savings-Related Share Option Plan 1995	7,309	22,080
NYNEX CableComms Savings-Related Share Option Plan 1996	36,916	85,867

	3,219,083	1,227,726

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

      Allotments of ordinary shares of 50p each during the year to March 31, 1999 were as follows:

	Number of	Gross
	shares	consideration
	allotted	received

		£
Bell Cablemedia plc Savings-Related Share Option Plan 1994	36,041	107,006
Bell Cablemedia plc No. 1 Executive Share Option Plan 1994	137,199	394,646
Bell Cablemedia plc No. 2 Executive Share Option Plan 1994	254,974	731,162
3.5% Bell Cablemedia plc unsecured convertible loan notes due 2001	9,366	—
NYNEX CableComms Employees Share Option Plan	2,373,139	8,847,066
NYNEX CableComms Savings-Related Share Option Plan 1995	29,098	87,905
NYNEX CableComms Savings-Related Share Option Plan 1996	46,218	107,504

	2,886,035	10,275,289

      At March 31, 2000, capital instruments which were convertible into ordinary shares of ntl (CWC) were as follows:

		Projected
	Principal	Number of	Period of
	amount	Shares	conversion

	£
5% unsecured convertible loan notes due 1995 (extended)	1,925,000	826,303	1999-2001
3.5% unsecured convertible loan notes due 2001	57,564	23,086	1999-2001

      Both loan notes are convertible at the option of the holders.

22 Reserves

	Share	Other
	premium	reserves

	£m	£m
At April 1, 1999	9	(1,034)
Gross premiums on shares allotted	8	—
Amortisation of issue costs relating to capital instruments	—	—
Loss for the financial year	—	(165)
Other movements	—	—

At March 31, 2000	17	(1,199)

23 Financial instruments

      ConsumerCo, through the ntl (CWC) group, holds or issues financial instruments to finance its operations and to manage the interest rate and currency risks arising from its sources of finance. In addition, various financial assets and liabilities, for example, trade debtors, trade creditors, accruals and prepayments, arise directly from operations. ConsumerCo has taken advantage of the exemption available to exclude short term debtors and creditors from disclosures of financial assets and liabilities. Disclosure focuses on those financial instruments which play a significant medium to long term role in the financial risk profile.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

      ConsumerCo, through the ntl (CWC) group finances its operations by a mixture of bank borrowings and other long term debt. The ntl (CWC) group borrows in the major debt markets in Sterling and US dollars at both fixed and floating rates of interest, using derivatives where appropriate to generate the desired effective currency profile and interest rate basis. The derivatives used for this purpose are principally interest rate swaps and cross currency swaps.

      The main risks arising from financial instruments are interest rate risk and currency risk.

  Finance and interest rate risk

      ConsumerCo, through the ntl (CWC) group’s exposure to interest rate fluctuations on its borrowings and deposits is managed by using interest rate swaps and forward rate agreements (FRAs). The minimum proportion fixed is higher in the near term than in the longer term, with the aim of reducing the volatility of short term interest costs whilst maintaining the opportunity to benefit from the movements in longer term rates. The interest rate profile of the financial liabilities, after taking account of interest rate swaps, FRAs and cross currency swaps, of ConsumerCo as at March 31, 2000 and 1999 was:

	2000	1999
	Sterling	Sterling

	£m	£m
Floating rate financial liabilities	1,492	117
Fixed rate financial liabilities	2,131	2,828

Total	3,623	2,945

Fixed rate financial liabilities
Weighted average interest rate (%)	6.9%	7.1%
Weighted average period for which rate is fixed (years)	5	6

      In addition to swaps, further protection from interest rate movements will be provided by interest rate collars on £700 million for 3 years from July 15, 1999. These start when the last FRAs mature and at this stage the weighted average interest rate is expected to fall further.

      ConsumerCo held the following financial assets as part of its financing arrangements at March 31, 2000:

Currency	£m

Sterling	87

  Liquidity risk

      ConsumerCo, through ntl (CWC) group treasury operations, manages borrowings with respect to both interest and financing risk. Accordingly there are a range of maturities of debt from one year to 17 years. Financial flexibility is provided via the £1,500 million revolving facility, of which £1,000 million is for five years and £500 million for 364 days. At the 2000 year end £700 million was drawn under the five year facility and £350 million was drawn under the 364 day facility.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

      The maturity profile of financial liabilities, other than short term creditors such as trade creditors and accruals, at March 31, 2000 and 1999 was:

	2000	1999

	£m	£m
Finance lease obligations are repayable as follows:
Within one year	7	6
Between one and two years	8	6
Between two and five years	31	28
In five or more years	61	74

	107	114

      All finance lease obligations were settled upon acquisition by NTL on May 30, 2000 and replaced with NTL group financing.

	2000	1999

	£m	£m
Loans and Notes are repayable as follows:
Within one year	543	29
Between one and two years	6	4
Between two and five years	1,854	1,541
In five or more years	1,113	1,257

	3,516	2,831

      All loans and notes were settled prior to, or upon, acquisition by NTL on May 30, 2000 and replaced with NTL group financing.

      The maturity profile of the ConsumerCo’s undrawn committed borrowing facilities at March 31, 2000 was:

	2000	1999

	£m	£m
Within one year	150	500
Greater than two years	40	225

	190	725

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

  Fair values of financial assets and liabilities

      The estimated fair value of ConsumerCo’s financial instruments are summarised below:

	2000		1999

	Carrying	Estimated	Carrying	Estimated
	amount	fair value	amount	fair value

	£m	£m	£m	£m
Primary financial instruments held or issued to finance operations:
Long term debt	(3,075)	(3,127)	(2,911)	(2,962)
Cash and short term deposits	87	87	127	127
Derivative financial instruments held to manage the interest rate and currency profile
Interest rate swaps — assets	—	9	—	—
Interest rate swaps — (liabilities)	—	—	—	(76)
INTEREST RATE COLLARS — ASSETS	—	5	—	—
INTEREST RATE COLLARS — (LIABILITIES)	—	—	—	(8)
CROSS CURRENCY SWAPS — ASSETS	—	—	—	38
Cross currency swaps — (liabilities)	—	(48)	—	(17)

     Cash at bank and in hand, account receivable, account payable, short term borrowings and current investment liabilities.

      The carrying value approximates fair value either because of the short maturity of the instruments or because the interest rate on investments is reset after periods not greater than six months.

     Long term borrowings

      The fair value is based on quoted market prices or, where these are not available, on the quoted market prices of comparable debt issued by other companies.

     Interest rate swaps, collars and currency swaps

      The fair value of interest rate and currency swaps is the estimated amount which ConsumerCo, through the ntl (CWC) group, expects to pay or receive on the termination of the agreement, taking into consideration current interest rates and the current credit worthiness of the counterparties. The nominal value of the interest rate and currency swaps at March 31, 2000 was £2,898 million (1999: £2,935 million). The nominal value of the interest rate collars at March 31, 2000 was £700 million (1999: £700 million).

     Currency risk

      ConsumerCo, through the ntl (CWC) group has significant sources of finance denominated in US dollars which have been hedged back into sterling using cross currency swaps.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

      Gains and losses on instruments used for hedging are not recognised until the exposure that is being hedged is itself recognised. Unrecognised gains and losses on the instruments used for hedging, and the movements thereon are as follows as at March 31, 2000:

	Gains	Losses	Total

	£m	£m	£m
Unrecognised gains and losses on hedges
As at April 1, 1999	38	(101)	(63)

Gains and losses arising before April 1, 1999 that were not recognised in the year	38	(101)	(63)
Gains and losses arising in the year that were not recognised in the year	(24)	53	29

Unrecognised gains and losses on hedges at March 31, 2000	14	(48)	(34)

Gains and losses expected to be realised in 2000	14	(48)	(34)
Gains and losses expected to be realised in 2001 or later	—	—	—

	14	(48)	(34)

24 Commitments

      The amount of capital expenditure, excluding that relating to the IT outsource, authorised by ConsumerCo, for which no provision has been made in the consolidated financial information is as follows:

	2000	1999

	£m	£m
Contracted	86	180

      ConsumerCo, through the ntl (CWC) group, is also contracted to IBM under the IT outsource agreement. At March 31, 2000, the total outstanding commitment was £1.3 billion which was shared equally between ConsumerCo and CWC DataCo in accordance with the Transaction Agreement for a 10 year period against which the security deposit is offset throughout the term of the contract (1999: £1.5 billion, 1998: £nil).

25 Contingent liabilities

      There are no contingent liabilities at March 31, 2000.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

26 Leases

      Operating lease commitments payable in the following year, analysed according to the period in which each lease expires are as follows:

	2000	1999

	£m	£m
LAND AND BUILDINGS
Expiring within one year	—	—
Expiring in years two to five	1	—
Expiring thereafter	5	7

	6	7

OTHER ASSETS
Expiring within one year	1	1
Expiring in years two to five	3	—
Expiring thereafter	—	—

	4	1

27 Reconciliation of operating (loss) profit to net cash (outflow) inflow from operating activities

	2000	1999	1998

	£m	£m	£m
Operating (loss)/profit	(13)	45	60
Depreciation and amortisation	156	135	103
Decrease in non refundable receipts from receivables securitisation	(33)	1	61
Increase in debtors	32	(21)	(29)
Decrease in creditors	(231)	60	191

Net cash (outflow)/inflow from operating activities before fundamental reorganisation and IT outsource costs	(89)	220	386
Outflow relating to fundamental reorganisation	(6)	(28)	(30)
Outflow relating to IT outsource transition costs	—	(13)	—

Net cash (outflow)/inflow from operating activities	(95)	179	356

28 Cash inflow from acquisitions and disposals

      The analysis of net inflow of cash in respect of the acquisition and disposal of subsidiaries is as follows:

	2000	1999	1998

	£m	£m	£m
Acquisition of subsidiaries	—	(4)	—
Share issue costs	—	—	(49)
Cash acquired with subsidiaries	—	4	137

Net cash inflow from acquisition	—	—	88
Disposal of business	—	4	—

Net cash inflow from acquisitions and disposals	—	4	88

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

29 Reconciliation of net cash flow to movement in net debt

	2000	1999	1998

	£m	£m	£m
(Decrease) increase in cash in the period	(40)	(102)	144
Cash outflow resulting from debt and lease financing	(706)	(331)	(378)

Changes in net debt resulting from cash flows	(746)	(433)	(234)
Other movements	12	7	—
Acquisition of subsidiaries	—	—	(2,197)
Inception of finance lease contracts	—	—	(30)

Movement in net debt in the period	(734)	(426)	(2,461)
Net (debt) funds at April 1	(2,802)	(2,376)	85

Net debt at March 31	(3,536)	(2,802)	(2,376)

30 Analysis of changes in net debt

	At			At			At
	April 1,	Cash	Other	April 1,	Cash	Other	March 31,
	1998	flow	movements	1999	flow	movements	2000

	£m	£m	£m	£m	£m	£m	£m
Cash at bank and in hand	229	(102)	—	127	(40)	—	87

Debt due within one year	(28)	10	—	(18)	(541)	9	(550)
Debt due after more than one year	(2,577)	(341)	7	(2,911)	(165)	3	(3,073)

Total debt	(2,605)	(331)	7	(2,929)	(706)	12	(3,623)

Total net (debt) cash	(2,376)	(433)	7	(2,802)	(746)	12	(3,536)

31 Acquisitions and disposals

  Acquisitions

      On July 28, 1998, ConsumerCo, through ntl (CWC), subscribed for shares representing 50.1% of the enlarged ordinary share capital of Two Way TV Limited for £13 million.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

      For Two Way TV Limited the fair value of assets and liabilities acquired, together with the fair value of consideration paid (including acquisition costs) is set out below:

	1999

		1999	CWC
	Book	Fair value	ConsumerCo
	Value	adjustments	Fair value

	£m	£m	£m
Net assets acquired:
Tangible fixed assets	1	—	1
Stocks	—	—	—
Debtors	9	—	9
Cash	4	—	4
Creditors: amounts falling due within one year	(2)	—	(2)
Creditors: amounts falling due after one year	(1)	—	(1)
Provisions	—	(3)	(3)
Minority interest	(4)	—	(4)
	7	(3)	4
Goodwill			9

Fair value of consideration	16	(3)	13

Satisfied by:
Cash			4
Deferred cash consideration			9

      On April 28, 1997 ConsumerCo, through ntl (CWC), acquired 100% of Bell Cablemedia, as enlarged by its acquisition of Videotron, and 100% of NYNEX CableComms. This transaction has been accounted for under the acquisition method. The consideration comprised £2 billion in shares.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

      For the acquisition of Bell Cablemedia and NYNEX CableComms the fair value of assets and liabilities acquired, together with the fair value of consideration paid (including acquisition costs) is set out below:

	1998

		1998	Accounting
		Fair value	policy
	Book value	adjustments	alignment	Fair value

	£m	£m	£m	£m
Net assets acquired:
Intangible fixed assets	517	—	(517)	—
Tangible fixed assets	2,371	(194)	—	2,177
Debtors	144	(36)	—	108
Cash and cash equivalents	137	—	—	137
Borrowings	(2,000)	(197)	—	(2,197)
Creditors: amounts falling due within one year	(139)	(26)	—	(165)
Provisions	—	(48)	—	(48)
Minority interests	(13)	—	—	(13)

	1,017	(501)	(517)	(1)
Goodwill				2,006

Fair value of consideration
Satisfied by:
Shares allotted				2,005
Cash				—

				2,005

      Bell Cablemedia held £517 million of goodwill in its balance sheet arising principally on its acquisition of Videotron. This amount has been written off directly to reserves in accordance with ConsumerCo policy in 1998.

      The principal fair value adjustments were:

•	An adjustment for £129 million to write-down analogue set-top boxes and head-end equipment, £31 million for property and IT systems and £34 million of other fixed assets;

•	An adjustment to write off deferred financing costs and arrangement fees of £58 million, £25 million of which were classified in debtors and £33 million in borrowings;

•	An adjustment of £164 million to borrowings to restate the high yield debt obligations of Bell Cablemedia at their fair value;

•	An adjustment to provide for onerous contracts of £48 million, including programming costs, future commitments to purchase analogue set-top boxes, property and other items;

•	Other adjustments of £37 million relating to other assets and liabilities.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

      The fair value of assets and liabilities acquired on each of the significant acquisitions is set out below:

		Fair value
	Book value	adjustments	Fair value

	£m	£m	£m
NYNEX CableComms:
Tangible fixed assets	1,158	(60)	1,098
Debtors	66	(27)	39
Cash	5	—	5
Borrowings	(615)	—	(615)
Creditors: amounts falling due within one year	(28)	(5)	(33)
Provisions	—	(23)	(23)

	586	(115)	471

		Fair value	Accounting
	Book value	adjustments	policy alignment	Fair value

	£m	£m	£m	£m
Bell Cablemedia:
Intangible fixed assets	517	—	(517)	—
Tangible fixed assets	1,214	(133)	—	1,081
Debtors	78	(9)	—	69
Cash	132	—	—	132
Borrowings	(1,385)	(197)	—	(1,582)
Creditors: amounts falling due within one year	(111)	(21)	—	(132)
Provisions	—	(26)	—	(26)
Minority interests	(13)	—	—	(13)

	432	(386)	(517)	(471)

      The summarised results of ConsumerCo’s material acquisitions, through ntl (CWC), from the end of the previous financial year to the date of acquisition were as follows:

		NYNEX
	Bell Cablemedia	CableComms
	Jan. 1, 1997 to	Jan. 1, 1997 to
	April 28, 1997	April 28, 1997

	£m	£m
Turnover	35	63
Operating loss	(27)	(24)
Loss before tax	(56)	(33)
Taxation	—	7
Loss after tax	(56)	(26)
Minority interests	—	—
Loss attributable to shareholders	(56)	(26)

      There were no recognised gains and losses in these periods other than the losses attributable to shareholders. The table below gives summarised financial information for the ConsumerCo’s material acquisitions for their full financial year prior to acquisition.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

		NYNEX
	Bell Cablemedia	CableComms
	Year ended	Year ended
	Dec. 31, 1996	Dec. 31, 1996

	£m	£m
Loss after tax	(96)	(74)
Minority interests	—	11

32 Subsequent events

      Certain key transaction steps have taken place subsequent to the balance sheet date, as detailed below.

      Following the announcement of the clearance by the Secretary of State of France Telecom’s investment in NTL on May 10, 2000, all necessary conditions to the ntl (CWC) Scheme of Arrangement which forms part of the Transaction were satisfied.

      With effect from close of trading on May 11, 2000, the listing of ntl (CWC) shares on the London Stock Exchange was cancelled. On May 12, 2000, the ntl (CWC) Scheme became effective. As part of the Scheme, all of the existing ntl (CWC) shares were cancelled and the resulting credit in the books of ntl (CWC) was applied in issuing paid up in full, new ntl (CWC) shares to Cable & Wireless Communications (Holdings) plc. Consequently, Cable & Wireless Communications (Holdings) plc has become the immediate parent undertaking of ntl (CWC). ntl (CWC) shareholders who were on the register of ntl (CWC) at the Dealings Record Time were issued with shares in Cable & Wireless Communications (Holdings) plc in proportion to their cancelled holdings of ntl (CWC) shares. In addition, ntl (CWC) has been re-registered as a private company.

      On May 12, 2000, the ntl (CWC) issued a 30 day redemption notice to the Yankee Bondholders and deposited redemption monies with the Trustee of the Yankee Bonds. On May 13, 2000, CWC DataCo was transferred to Cable & Wireless Communications (Holdings) plc.

      On May 24, 2000, NTL exercised the option granted to it by Cable and Wireless plc, required for completion of the Transaction, which took place on May 30, 2000. Following completion, ntl became the ultimate parent undertaking of the ntl (CWC).

      On June 13, 2000 the Cable & Wireless Communications changed its name to ntl (CWC) Limited.

33 Related party transactions

  Transactions with affiliates

      Cable and Wireless and Bell Atlantic Corporation are considered related parties on the basis of their equity shareholdings in ntl (CWC) which at April 30, 2000 amounted to 52.73% (1999: 52.84%) and 18.55% (1999: 18.59%) respectively.

      During the period ConsumerCo had the following transactions with Cable and Wireless:

	Note	2000	1999	1998

		£m	£m	£m
Interest payable		—	—	(1)
Contribution towards group development programme	(i)	(1)	(1)	(1)
Management service charge payable	(ii)	—	(1)	(3)
Net lease payments on property	(iii)	(1)	(1)	—

      All transactions with CWC DataCo undertakings are on commercial terms.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

      Notes:

(i)	Cable and Wireless undertakes a number of development programmes which are of benefit to its subsidiary undertakings. ConsumerCo makes contributions for its share of the cost of these development programmes.

(ii)	Management service charges cover the provision of technical training, marketing, taxation, internal audit and treasury services and other professional advice.

(iii)	This relates to office space in properties rented from Cable and Wireless.

     Other Consumerco transactions as part of the ntl (CWC) group

      In the year ended March 31, 1998 ConsumerCo, through the ntl (CWC) group had transactions with Bell Canada International Telecommunications Holdings relating to the transfer of consortium relief. The balance due to Bell Canada International Telecommunication Holdings at March 31, 1998 was £3 million.

      ConsumerCo, through ntl (CWC) had an interconnect agreement with Mercury Personal Communications, trading as One2One, a partnership in which Cable and Wireless until October 1999 had a 50% interest. The agreement covers the carrying of traffic on each party’s respective networks. During the year ended March 31, 1998, revenues from One2One were £30 million and purchases were £41 million.

      ConsumerCo, through ntl (CWC) reinsures its health care claims fund through Pender Insurance Ltd, a wholly owned subsidiary company of Cable and Wireless. The cost of this arrangement is £3.5 million.

     ntl (CWC) shareholders’ agreement

      On March 21, 1997, Cable and Wireless, Bell Canada International Telecommunication Holdings, Bell Atlantic, together the Shareholder Companies, and ntl (CWC) entered into an agreement setting out the terms of the relationship among them in respect of ntl (CWC). Under this agreement, the Shareholder Companies have agreed that their group members will enter into contracts with ntl (CWC) only on a normal commercial basis and on arms’ length terms.

     Management and technical services agreement

      The Shareholder Companies and ntl (CWC) entered into a management and technical services agreement under which each of the Shareholder Companies provide various services to ntl (CWC) at ntl (CWC)’ request, including tax, legal, internal audit, treasury and corporate finance and human resource services. The services which may be provided by ntl (CWC) to each of the Shareholder Companies include payroll and accounting, car fleet management and VAT services. The terms and conditions of any services requested will be negotiated and agreed on an arm’s length basis.

     Secondment agreement

      The Shareholder Companies and ntl (CWC) have also entered into the Secondment Agreement pursuant to which each of the Shareholder Companies, on the one hand, and ntl (CWC), on the other hand, will, subject to certain conditions, be able to second their employees or employees of their subsidiary undertakings to each other, respectively, or to companies within their respective groups. The fee for any such secondment will broadly be based on the employee’s salary, remuneration and other benefits paid or provided to the employee by the providing company.

     Tax agreements

      Under the Tax Sharing Agreement entered into on March 21, 1997 between the Shareholder Companies and ntl (CWC) i) the tax affairs of ntl (CWC) will be managed on a “stand alone” basis; ii) dividends paid by ntl (CWC) will be paid outside of any election under Section 247 of the Income and Corporation Tax Act 1988; iii) Cable and Wireless will be entitled to surrender, but did not in the year ended March 31, 1999, to ntl (CWC)

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

ACT to the fullest extent permitted by law (such surrender to be for payment); iv) the shareholders will consider proposals to structure such surrenders in such a way as to reduce the tax disadvantage for Bell Atlantic; v) ntl (CWC) will make, at the request of Bell Atlantic, certain elections with regard to its subsidiaries for the purposes of reducing US tax disadvantages to Bell Atlantic, unless such elections would have a detrimental effect on the affairs of ntl (CWC), its subsidiaries, or the other shareholders; vi) ntl (CWC) will consult generally with the shareholders regarding its tax affairs.

     Cable and Wireless Licence

      Cable and Wireless has granted ntl (CWC) the right to use the ‘Cable & Wireless’, ‘C&W’ and Globe Device trade marks (together with other trade marks relating to Cable and Wireless products previously offered by Mercury) in the United Kingdom on a royalty free basis.

34 Principal operating subsidiary undertakings

	Country of
Subsidiary	incorporation	Holding	Principal activities

ntl (Aylesbury and Chiltern) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Broadland) Limited	UK	100%	Cable TV and telecommunications provider
ntl (County Durham) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Ealing) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Fenland) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Greenwich and Lewisham) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Hampshire) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Harrogate) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Harrow) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Kent) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Lambeth and Southwark) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Leeds) Limited	UK	100%	Cable TV and telecommunications provider
ntl Wirral Telephone and Cable TV Company	UK	100%	Cable TV and telecommunications provider
ntl (Norwich) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Peterborough) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Southampton and Eastleigh) Limited	UK	100%	Cable TV and telecommunications provider
ntl (South East) Limited	UK	100%	Cable TV and telecommunications provider
ntl (South Hertfordshire) Limited	UK	33.3%	Cable TV and telecommunications provider
ntl (South London) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Thamesmead) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Wandsworth) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Wearside) Limited	UK	100%	Cable TV and telecommunications provider
ntl (West London) Limited	UK	100%	Cable TV and telecommunications provider
ntl (York) Limited	UK	100%	Cable TV and telecommunications provider
ntl CableComms Bolton	UK	100%	Cable TV and telecommunications provider
ntl CableComms Bromley	UK	100%	Cable TV and telecommunications provider
ntl CableComms Bury and Rochdale	UK	100%	Cable TV and telecommunications provider
ntl CableComms Cheshire	UK	100%	Cable TV and telecommunications provider
ntl CableComms Derby	UK	100%	Cable TV and telecommunications provider
ntl CableComms East Lancashire	UK	100%	Cable TV and telecommunications provider
ntl CableComms Greater Manchester	UK	100%	Cable TV and telecommunications provider
ntl CableComms Macclesfield	UK	100%	Cable TV and telecommunications provider
ntl CableComms Oldham and Tameside	UK	100%	Cable TV and telecommunications provider
ntl CableComms Solent	UK	100%	Cable TV and telecommunications provider
ntl CableComms Staffordshire	UK	100%	Cable TV and telecommunications provider
ntl CableComms Stockport	UK	100%	Cable TV and telecommunications provider
ntl CableComms Surrey	UK	100%	Cable TV and telecommunications provider
ntl CableComms Sussex	UK	100%	Cable TV and telecommunications provider
ntl CableComms Wessex	UK	100%	Cable TV and telecommunications provider
ntl CableComms Wirral	UK	100%	Cable TV and telecommunications provider
ntl (CWC) Programming Limited	UK	100%	Cable programming company
ntl Communications Services Limited	UK	100%	Management company
Two Way TV Limited	UK	50.1%	Development company

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

35 Summary of differences between UK and US generally accepted accounting principles

  Basis of preparation

      ConsumerCo has prepared its combined financial statements in accordance with generally accepted accounting principles in the United Kingdom which differ in certain material respects from US generally accepted accounting principles. The significant differences relate principally to the following items and the adjustments necessary to restate net loss and shareholders’ equity in accordance with US generally accepted accounting principles are shown below.

          a) Goodwill

      Under UK generally accepted accounting principles, goodwill arising on acquisitions before April 1, 1998 is eliminated directly against reserves. Goodwill arising on acquisitions after April 1, 1998 is capitalised and amortised through the profit and loss account over the Directors’ estimate of its useful economic life, which may be up to 20 years. Under US generally accepted accounting principles goodwill is capitalised and amortised by charges against income up to 20 years.

          b) Deferred tax

      Under UK generally accepted accounting principles, provision is made for deferred taxation only when there is a reasonable probability that the liability will arise in the foreseeable future. US generally accepted accounting principles requires full provision for deferred income taxes under the liability method on all temporary differences and, if required, a valuation allowance is established to reduce gross deferred tax assets to the amount which is likely to be realised.

          c) Prematurity

      Under US generally accepted accounting principles, depreciation of costs in the period between the completion of a portion of the network and the time that expected subscriber numbers are achieved (the prematurity period) are determined in accordance with SFAS 51, “Financial Reporting by Cable Television Companies”. This requires that depreciation and capitalisation during the prematurity period be determined by reference to the ratio of the greater of i) the average number of customers expected that month as estimated at the beginning of the prematurity period; ii) the average number of customers that would be attained using at least equal, that is, straight line, monthly progress in adding new customers towards the estimate of customers at the end of the prematurity period; and iii) the average number of actual customers — to the estimated number of customers at the end of the prematurity period. ConsumerCo follows policies which, because the size of the portion of the network tracked is significantly smaller than a “portion” under SFAS 51, result in no material difference to applying SFAS 51.

      Under UK generally accepted accounting principles interest on borrowings used to finance construction of the network is capitalized until that portion of the network is completed, hence no interest on borrowings that continue to finance completed portions of the network in the prematurity period is capitalised. However, US generally accepted accounting principles allow such interest to continue to be capitalised in the prematurity period.

     d) Cash flows

      The Cash Flow Statement is prepared in accordance with the UK Financial Reporting Standard No. 1 Revised, Cash Flow Statements, referred to as FRS1 Revised, for UK generally accepted accounting principles reporting. Its objective and principles are similar to those set out in Statement of Financial Accounting Standard (SFAS) 95, “Statement of Cash Flows”. The principal difference between the standards is in respect of classification. Under FRS 1 Revised, ConsumerCo presents its combined cash flows for: operating activities;

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

returns on investments and servicing of finance; taxation; capital expenditure and financial investment; acquisitions and disposals; equity dividends paid; and financing. SFAS 95 requires only three categories of cash flow activity; operating; investing and financing.

      Cash flows arising from taxation and returns on investments and servicing of finance under FRS 1 Revised would, with the exception of dividends paid, be included as operating activities under SFAS 95; dividend payments would be included as a financing activity under SFAS 95. Under FRS 1 Revised, cash is defined as cash in hand and deposits repayable on demand, short term deposits which are readily convertible into known amounts of cash at or close to their carrying value are classified as liquid resources. SFAS 95 defines cash and cash equivalents as cash in hand and short term highly liquid investments with original maturities of three months or less. Cash flows in respect of short term deposits with original maturities exceeding three months are included in investing activities under SFAS 95 and are included in capital expenditure and financial investments under FRS 1 Revised.

     e) Debt

      On May 12, 2000, ConsumerCo issued a 30 day redemption notice to Yankee Bondholders and deposited redemption monies with the Trustee of the Yankee Bonds. This debt was treated as long term under UK GAAP. However, in accordance with US GAAP, ConsumerCo had committed to pay the monies prior to release of these financial statements, therefore this debt is classified as current.

      The effects of these different accounting principles are as follows:

      An exchange rate of US$1.63 has been used to translate sterling to US dollars. Such translations are for convenience only and should not be construed as representations that the sterling amounts have been converted into US dollars at that or any other rate.

Reconciliation of UK/ US GAAP

	2000	2000	1999

	$m	£m	£m
Reconciliation of UK/ US GAAP — net loss
Net loss as reported under UK GAAP	(269)	(165)	(135)
US GAAP adjustments:
Amortisation of goodwill	(165)	(101)	(101)
Capitalisation of Prematurity Interest	7	4	—
Deferred Tax	(18)	(11)	—

Net loss under US GAAP	(445)	(273)	(236)

	2000	2000	1999

	$m	£m	£m
Reconciliation of UK/ US GAAP — Shareholders’ equity
Shareholders’ equity as reported under UK GAAP	(707)	(434)	(279)
Goodwill	2,799	1,717	1,818
Capitalisation of Prematurity Interest	7	4	—
Deferred Tax	(18)	(11)	—

Shareholders’ equity under US GAAP	2,081	1,276	1,539

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

	2000	2000	1999

	$m	£m	£m
Combined statement of cash flows under US GAAP
Net cash (used) provided by operating activities	(31)	(19)	(223)
Net cash used in investing activities	(1,133)	(695)	(234)
Net cash provided by financing activities	1,099	674	355

Net change in cash under US GAAP	(65)	(40)	(102)